As filed with the Securities and Exchange Commission on November 7, 2003

Registration No. 333-86994

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nexstar Broadcasting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4833	23-3083125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway

Irving, Texas 75039

(972) 373-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Perry A. Sook

President and Chief Executive Officer

909 Lake Carolyn Parkway

Irving, Texas 75039

(972) 373-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq. Kirkland & Ellis LLP	Michael J. Schiavone, Esq. Shearman & Sterling LLP
Citigroup Center	599 Lexington Avenue
153 East 53rd Street	New York, New York 10022
New York, New York 10022	(212) 848-4000
(212) 446-4800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Class A common stock, $0.01 par value	$184,000,000	$16,608.88

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED November 7, 2003

Prospectus

10,000,000 Shares

Nexstar Broadcasting Group, Inc.

Class A Common Stock

We are offering 10,000,000 shares of our Class A common stock. This is our initial public offering, and no public market currently exists for shares of our Class A common stock. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

We have applied to have our Class A common stock approved for quotation on the Nasdaq National Market System under the symbol “NXST.”

Investing in our Class A common stock involves risks that are described under “Risk Factors,” beginning on page 12 of this prospectus.

	Per Share	Total

Offering Price	$	$
Discounts and Commissions to Underwriters	$	$
Offering Proceeds to Nexstar	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters the right to purchase up to an additional 1,500,000 shares of our Class A common stock to cover over-allotments. The underwriters can exercise this right at any time within thirty days after this offering. The underwriters expect to deliver the shares of Class A common stock to investors on or about         , 2003.

Banc of America Securities LLC	Bear, Stearns & Co. Inc.

Lehman Brothers

UBS Investment Bank

RBC Capital Markets

The date of this prospectus is                       , 2003.

Map of Nexstar Station Portfolio

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

i

(This page intentionally left blank)

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially “Risk Factors,” before you decide whether to invest in our Class A common stock.

NEXSTAR BROADCASTING GROUP, INC.

Our Business

We are a television broadcasting company focused on the acquisition, development and operation of television stations. We target stations located in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by BIA Financial Network, Inc. We currently own and operate 16 stations and provide management, sales or other services to an additional 10 stations. In eight of the 17 markets that we currently serve, we own and operate or provide services to more than one station. We refer to these markets as duopoly markets. Most of the stations that we own and operate or provide services to are clustered in the Northeast, Midwest and Southwest regions of the United States. These stations are diverse in their network affiliations: 24 have primary affiliation agreements with one of the four major networks—10 with NBC, five with ABC, five with CBS and four with Fox. The remaining two stations have agreements with UPN.

We believe that medium-sized markets offer significant advantages over larger markets, primarily due to a lower level of competition. These advantages include more favorable acquisition terms, lower programming costs and generally less sophisticated competitors. Since fewer well-capitalized acquirers have a medium-sized market focus, prices and terms for acquisitions are typically more attractive than in larger markets. Additionally, because there are generally only two or three other competitive stations in medium-sized markets and the supply of quality programming exceeds the demand, we are able to achieve lower programming costs. Lastly, we are able to compete effectively by attracting station managers with larger market experience who employ sales and marketing techniques not typically utilized in our markets. While medium-sized markets offer many advantages, larger markets generally offer higher total market revenue and capture a greater focus from some national advertisers.

Of the 10 stations that we do not own and operate but provide services to, eight are owned or programmed by Mission Broadcasting, Inc., or Mission. Nexstar does not own Mission or its television stations. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of Nexstar’s guarantee of Mission’s debt and Nexstar’s arrangements under local service agreements and purchase option agreements with Mission described later in this prospectus, Nexstar is deemed, under United States generally accepted accounting principles (GAAP), to have a controlling financial interest in Mission. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity.

Acquisition Strategy

We selectively pursue acquisitions of television stations primarily in markets ranking from 50 to 175, where we believe we can improve revenue and cash flow through active management. Since January 2000, we have acquired seven stations and contracted to provide services to six additional stations. If the pending acquisitions described below are completed, we will have more than tripled the size of our portfolio since January 2000, having acquired 18 and contracted to provide services to 10 additional stations.

When considering an acquisition, we evaluate the target’s audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire or enter into local service agreements with stations to create duopoly markets. The ownership of stations in our target markets is significantly more fragmented than the ownership of stations in the top 50 markets. We believe that the fragmented station ownership in our target markets creates significant opportunities to expand our portfolio of stations.

Operating Strategy

We seek to generate revenue and cash flow growth through the following strategies:

•	Develop Leading Local Franchises. Each of the stations that we operate or provide services to seeks to create a highly recognized local brand, primarily through quality local news programming and community involvement.

•	Emphasize Local Sales. We employ a large, high-quality sales force to increase revenue from local advertisers.

•	Operate Duopoly Markets. Duopolies enable us to enhance our revenue share and achieve operating efficiencies.

•	Maintain Strict Cost Controls. We emphasize strict cost controls on programming and operating expenses.

•	Capitalize on Multiple Network Affiliations. Because network programming and ratings change frequently, the diversity of our station portfolio’s network affiliations reduces our reliance on the quality of a single network’s programming.

•	Attract and Retain High Quality Management. We use equity incentives to attract and retain station general managers with proven track records in larger television markets.

The benefits achieved through our operating strategies are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. By enhancing operations through active management, we expect revenue and cash flow from our recent and pending acquisitions to grow faster than that of our more mature stations.

Recent Acquisitions

KRBC and KSAN

On June 13, 2003, Mission purchased substantially all of the assets of KRBC, the NBC affiliate in Abilene-Sweetwater, Texas and KSAN, the NBC affiliate in San Angelo, Texas, from LIN Television Corporation and two of its subsidiaries for $10.0 million. Upon the closing of the acquisition, Mission entered into a local service agreement with us whereby our station, KTAB, provides news production, technical maintenance and security for KRBC and KSAN, which was called KACB until October 30, 2003. Since January 1, 2003, Mission had been providing services to KRBC and KSAN pursuant to a local service agreement, which was terminated upon completion of the acquisition.

KARK and WDHN

On December 30, 2002, we entered into an agreement to purchase the stock of KARK, the NBC affiliate in Little Rock, Arkansas and WDHN, the ABC affiliate in Dothan, Alabama, from two subsidiaries of Morris Multimedia, Inc. for $91.5 million. On January 31, 2003, we made a down payment of $40.0 million against the purchase price, and operations under a local service agreement among the subsidiaries of Morris Multimedia, Inc.

and us commenced on February 1, 2003. We paid the remaining $51.5 million of the purchase price, which was funded from available cash, and completed the acquisition on August 1, 2003, and the operations under the local service agreement terminated.

Pending Acquisitions

Quorum Acquisition

We have entered into an agreement to acquire all of the subsidiaries of Quorum Broadcast Holdings, LLC, or Quorum, which own and operate 11 television stations (including WTVW, which certain Quorum subsidiaries have contracted to sell) and provide management, sales or other services to an additional five stations, primarily in medium-sized markets. Quorum is an affiliate of ours. Quorum’s principal equityholder and our two principal stockholders are all affiliates of ABRY Broadcast Partners LLC, or ABRY.

The Quorum acquisition will increase the number of stations that we own and operate or provide services to by 60%. Consistent with our acquisition strategy, the Quorum stations are located primarily in markets that we target with respect to both size and proximity to our regional clusters, and of the nine new markets that we will enter as a result of the acquisition, five are duopoly markets. We believe that, by applying our operating strategy to the Quorum stations, we will generate revenue and cash flow growth. However, there are risks associated with any acquisition, including the Quorum acquisition, as described in “Risk Factors.”

The Quorum acquisition will be structured as a merger of Quorum’s direct subsidiaries with and into our company. The consideration for the merger will consist of a combination of cash, shares of our common stock and the assumption of debt, as follows (assuming a completion date of November 15, 2003):

•	we will refinance all of the outstanding debt, plus pay accrued interest and premium thereon, of the Quorum subsidiaries totalling approximately $152.3 million;

•	certain membership interests of Quorum will be redeemed for approximately $68.2 million in cash;

•	the remaining membership interests of Quorum, all of which are held by an affiliate of ABRY, will be exchanged for shares of our Class A common stock as follows:

•	the preferred membership interests of Quorum will be exchanged for shares of our Class A common stock having a value equal to the $42.4 million accreted value of the preferred membership interests based upon the actual initial public offering price of the Class A common stock; assuming an initial public offering price of $15.00 per share, this amount will be 2,830,921 shares of Class A common stock;

•	the common membership interests of Quorum will be exchanged for 457,753 shares of our Class A common stock, which amount was fixed based upon an initial public offering price of the Class A common stock of $15.00 per share and will not change regardless of the actual initial public offering price of our Class A common stock; and

•	an affiliate of ABRY will receive shares of Class B common stock having a value, based upon the actual initial public offering price of the Class A common stock, equal to approximately $1.1 million, as payment for a management fee which has accrued under a management agreement between Quorum and the affiliate; assuming an initial public offering price of $15.00 per share, this amount will be 74,881 shares of Class B common stock.

In addition, we may pay Quorum’s departing chief executive officer a discretionary severance payment of up to $7.2 million.

Financing the Acquisition. On or prior to the completion of the Quorum acquisition, our wholly-owned subsidiaries, Nexstar Finance, L.L.C. and Nexstar Finance, Inc., referred to herein collectively as Nexstar Finance, intend to issue $125.0 million aggregate principal amount of senior subordinated notes in a private placement to qualified institutional buyers. In addition, we are in the process of amending our senior credit facilities to, among other things, increase our borrowing capacity thereunder and permit the Quorum acquisition and private placement of senior subordinated notes to occur. We will finance the Quorum acquisition with a portion of the proceeds from this offering, the net proceeds from the private placement of senior subordinated notes by Nexstar Finance, additional borrowings under our amended senior credit facilities and cash on hand. This offering is not conditioned upon the completion of the Quorum acquisition, the private placement of senior subordinated notes or the amendment to the senior credit facilities.

On an as adjusted basis to give effect to the completion of this offering, our corporate reorganization and the KARK/WDHN acquisition as described elsewhere in this prospectus, we would have had $432.8 million of total indebtedness and $67.9 million of unused commitments under our senior credit facilities as of June 30, 2003. On a pro forma basis to give further effect to the private placement of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities to finance the Quorum acquisition, we would have had $591.7 million of total indebtedness and $43.9 million of unused commitments under our amended senior credit facilities. For more information on sources and uses of funds, see “The Quorum Acquisition.”

WTVW Sale. On April 1, 2003, certain Quorum subsidiaries entered into an agreement to sell substantially all of the assets of WTVW for $43.0 million in cash. We intend to use a portion of the net proceeds from the sale of WTVW to repay indebtedness. The sale of WTVW is expected to be completed after the completion of this offering and the Quorum acquisition. Unless the context indicates otherwise, the information presented throughout this prospectus assumes that the sale of station WTVW will still be pending when this offering and the Quorum acquisition are completed. However, when we discuss the number of stations that we will own and operate or to which we will provide services upon the completion of pending acquisitions, or the number of markets in which we will operate, we have excluded station WTVW.

Mission Mergers. Of the five stations that the Quorum subsidiaries do not own and operate but provide services to, two are owned by Mission Broadcasting of Amarillo, Inc. and three are owned by VHR Broadcasting, Inc. and its affiliates, or VHR. In conjunction with the Quorum acquisition, Mission will acquire these five stations through the mergers of Mission of Amarillo and VHR into Mission. The Quorum subsidiaries have entered into local service agreements with Mission of Amarillo and VHR that are substantially similar to our local service agreements with Mission. Upon the completion of the Quorum acquisition and the Mission mergers, we will become a party to those local service agreements as successor to the Quorum subsidiaries and Mission will become a party to such agreements as the successor to Mission of Amarillo and VHR. For more information about the Quorum subsidiaries’ local service agreements with Mission of Amarillo and VHR, see “Certain Transactions.” We will also enter into new option agreements with Mission for the purchase of these stations.

Conditions. The Quorum acquisition is subject to certain conditions, including the completion of this offering, the private placement of senior subordinated notes by Nexstar Finance, the amendment to our senior credit facilities and obtaining FCC consent. We have received FCC consent to the acquisition of Quorum; however, we have not yet received FCC consent to the Mission mergers described above. We cannot assure you that the FCC will consent to the Mission mergers or that any of the other conditions to the Quorum acquisition will be satisfied.

For more information about the Quorum acquisition, see “The Quorum Acquisition.”

KPOM/KFAA

On October 13, 2003, we entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG Television, Inc. for $17.0 million. Operations under a time brokerage agreement between us and JDG Television, Inc. began on October 16, 2003. Accordingly, when we discuss the number of stations to which we currently provide services, we have included station KPOM/KFAA. When we discuss the number of stations that we will own and operate or to which we will provide services upon completion of pending acquisitions, we have included KPOM/KFAA as a station that we will own. Pursuant to the terms of the purchase agreement, we made a down payment of $10.0 million against the purchase price, which was funded from available cash. The acquisition is expected to close in the first quarter of 2004, subject to FCC consent.

WBAK

On May 9, 2003, Mission entered into an agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, from Bahakel Communications and certain of its subsidiaries for $3.0 million. Operations under a local service agreement between Bahakel Communications and Mission commenced, and we began providing services to Mission for WBAK pursuant to local service agreements, on May 9, 2003. Accordingly, when we discuss the number of stations to which we currently provide services, we have included WBAK. The acquisition is expected to close in the fourth quarter of 2003, subject to FCC consent.

Significance of Pending Acquisitions to Our Operations

If we complete the pending acquisitions described above, we will own and operate 27 stations and provide management, sales or other services to an additional 14 stations. Thirteen of the 26 markets that we will serve upon the completion of pending acquisitions will be duopoly markets. Upon the completion of pending acquisitions, the network affiliations of our station portfolio will continue to be diverse: 37 of these stations have primary affiliation agreements with one of the four major networks—12 with NBC, 11 with Fox, seven with ABC and seven with CBS. Three of the remaining four stations have agreements with UPN, and one is an independent.

Address and Telephone Number

Our principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, and our telephone number is (972) 373-8800. Our website address is www.nexstar.tv. The information on our website is not part of this prospectus.

THE OFFERING

Class A common stock offered by us	10,000,000 shares
Common stock to be outstanding after this offering	10,111,832 shares of Class A common stock 13,315,917 shares of Class B common stock
1,364,544 shares of Class C common stock 24,792,293 total shares of common stock

Common stock to be outstanding after this offering and completion of the Quorum acquisition	13,400,506 shares of Class A common stock 13,390,798 shares of Class B common stock 1,364,544 shares of Class C common stock 28,155,848 total shares of common stock

Voting rights

Holders of our Class A common stock and our Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to 10 votes per share. Upon the completion of this offering:

•        ABRY will own approximately 96.8% of the outstanding shares of our Class B common stock, representing approximately 90.0% of the voting power of our capital stock; and

•        Perry A. Sook, our President and Chief Executive Officer, will own approximately 3.2% of the outstanding shares of our Class B common stock, representing approximately 3.0% of the voting power of our capital stock.

Upon the completion of this offering and assuming completion of the Quorum acquisition:

•        ABRY will own approximately 24.5% of the outstanding shares of our Class A Common stock and approximately 96.8% of the outstanding shares of our Class B common stock, representing approximately 90.2% of the voting power of our capital stock; and

•        Perry A. Sook, our President and Chief Executive Officer, will own approximately 3.2% of the outstanding shares of our Class B common stock, representing approximately 2.9% of the voting power of our capital stock.

Holders of our Class C common stock have no voting rights.

Conversion rights

Our Class B common stock and Class C common stock are convertible as follows, subject to obtaining any necessary approvals of the FCC:

•        holders of shares of our Class B common stock or Class C common stock may elect at any time to convert their shares into an equal number of shares of Class A common stock;

•        upon transfer to anyone other than Perry A. Sook, ABRY or an affiliate of ABRY, the Class B common stock will automatically convert into Class A common stock on a one-for-one basis; and

•        if the Class B common stock represents less than 10.0% of the total common stock outstanding, all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $134.2 million, after deducting estimated underwriting discounts and commissions and offering expenses payable by us and assuming a public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus. We intend to use the net proceeds of this offering to (1) redeem the mandatorily redeemable Series AA preferred membership interests of Nexstar Broadcasting Group, L.L.C., our predecessor, (2) redeem all of our subsidiaries’ 16% senior discount notes, (3) partially finance the Quorum acquisition and (4) pay a success fee to our chief executive officer. Our ability to use the proceeds from this offering to redeem our subsidiaries’ 16% senior discount notes and to partially finance the Quorum acquisition is conditioned upon our receipt of a waiver or amendment to our senior credit facilities to use the proceeds for these purposes. If we cannot obtain such a waiver or amendment to allow us to redeem the 16% senior discount notes or if the Quorum acquisition does not occur, we will use the proceeds from this offering that were intended for such purposes for general corporate purposes, including acquisitions.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.

Proposed Nasdaq National Market symbol	NXST

Unless otherwise indicated, all information in this prospectus related to the number of shares outstanding after this offering assumes the underwriters do not exercise their over-allotment option and gives effect to our corporate reorganization, whereby Nexstar Broadcasting Group, L.L.C., our predecessor, and certain of its direct and indirect subsidiaries will be merged with and into our company, as more fully described in this prospectus under the caption “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Corporate Reorganization.”

The actual number of shares of Class A, B and C common stock that we issue in connection with our corporate reorganization upon the conversion of existing membership interests in Nexstar Broadcasting Group, L.L.C. will depend upon the actual initial public offering price of our Class A common stock. Throughout this prospectus, the number of shares of common stock to be issued upon completion of our corporate reorganization assumes an initial public offering price of $15.00 per share.

The number of shares of Class A common stock outstanding after this offering excludes 3,000,000 shares which will have been reserved for issuance under our stock option plan, under which we will issue (i) options to acquire 1,060,000 shares of Class A common stock in connection with our corporate reorganization and (ii) options to acquire 240,000 shares of Class A common stock in connection with the Quorum acquisition, in each case, at an exercise price equal to the initial public offering price per share.

SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

In the table below, we provide you with summary historical and pro forma condensed consolidated financial data, as of the dates and periods indicated. The summary historical consolidated financial data set forth below are derived from the financial statements of Nexstar Broadcasting Group, L.L.C., our predecessor, included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 2002 and the six months ended June 30, 2003 give effect to (1) our corporate reorganization whereby Nexstar Broadcasting Group, L.L.C. will be merged with and into our company, Nexstar Broadcasting Group, Inc., (2) the completion of this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus, and the application of the net proceeds therefrom, (3) the KARK/WDHN acquisition, (4) the completion of the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities and the application of the net proceeds therefrom, and (5) the Quorum acquisition, as though such transactions had occurred at the beginning of such period. The unaudited as adjusted balance sheet data as of June 30, 2003 give effect to the transactions described in clauses (1) through (3) above (other than the use of a portion of the proceeds from this offering to finance the Quorum acquisition) as if they had occurred on June 30, 2003. The unaudited pro forma balance sheet data as of June 30, 2003 give effect to the transactions described in clauses (1) through (5) above as if they had occurred on June 30, 2003. As described elsewhere in this prospectus, Mission purchased substantially all of the assets of KRBC and KSAN on June 13, 2003 and has entered into an agreement to purchase substantially all of the assets of WBAK, and we have entered into an agreement to purchase substantially all of the assets of KPOM/KFAA. In accordance with Securities Exchange Commission Rule 3-05 of Regulation S-X, we have not included these acquisitions in the pro forma condensed consolidated financial data, as these station acquisitions do not meet the applicable significance threshold.

We provide you with summary unaudited pro forma condensed consolidated financial data for illustrative purposes only and not to represent what our results of operations or financial position actually would have been if the transactions described in clauses (1) through (5) above had occurred as of the dates indicated or what our results of operations or financial position will be for future periods. The following financial data should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quorum Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes of (1) Nexstar Broadcasting Group, L.L.C., (2) Quorum and (3) United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc., the prior owners of KARK and WDHN, appearing elsewhere in this prospectus. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity in order to present fairly our financial position, results of operations and cash flow in conformity with GAAP. Also as described elsewhere in this prospectus, as a result of Quorum’s controlling financial interest in Mission of Amarillo and VHR Broadcasting, Inc. under GAAP, Quorum consolidates the financial position, results of operations and cash flows of Mission of Amarillo and VHR Broadcasting, Inc. with Quorum as if Mission of Amarillo and VHR Broadcasting, Inc. were wholly-owned entities in order to present fairly Quorum’s financial position, results of operations and cash flow in conformity with GAAP.

	Year Ended December 31,				Six Months Ended June 30, (unaudited)
				Pro Forma (unaudited) (Restated)(7)	Actual		Pro Forma (Restated)(7)
	Actual
	2000	2001	2002	2002	2002	2003	2003
	(amounts in thousands, except per unit and per share data)
Statement of Operations Data:
Net broadcast revenue(1)	$107,085	$99,054	$123,137	$197,485	$54,930	$61,767	$95,745
Trade and barter revenue	10,382	11,675	10,702	17,691	4,914	5,617	9,070

Total net revenue	117,467	110,729	133,839	215,176	59,844	67,384	104,815
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	29,269	31,332	35,147	59,304	17,320	20,201	30,124
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	28,790	28,182	35,821	64,431	17,001	19,549	33,341
Depreciation and amortization(2)	40,838	51,155	41,433	75,544	19,781	20,327	36,373

Income from operations	18,570	60	21,438	15,897	5,742	7,307	4,977
Interest expense, net	19,861	39,973	38,789	60,476	19,179	26,267	30,764
Other (income) expense, net	259	519	2,356	1,216	262	(546)	(1,875)

Loss before income taxes	(1,550)	(40,432)	(19,707)	(45,795)	(13,699)	(18,414)	(23,912)
Income tax benefit (expense)	(1,668)	2,232	(5,178)	(9,544)	1,312	(1,205)	(2,695)

Loss before related party minority interest preferred dividend	(3,218)	(38,200)	(24,885)	(55,339)	(12,387)	(19,619)	(26,607)
Related party minority interest preferred dividend	—	(2,423)	—	—	—	—	—

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(3,218)	(40,623)	(24,885)	(55,339)	(12,387)	(19,619)	(26,607)

Minority interest in consolidated entity	—	—	—	—	—	105	105

Loss before cumulative effect of change in accounting principle	(3,218)	(40,623)	(24,885)	(55,339)	(12,387)	(19,514)	(26,502)

Cumulative effect of change in accounting principle	—	—	(27,419)	—	(27,419)	—	—

Net loss(3)	$(3,218)	$(40,623)	$(52,304)	$(55,339)	$(39,806)	$(19,514)	$(26,502)

Net loss	$(3,218)	$(40,623)	$(52,304)		$(39,806)	$(19,514)
Accretion of preferred interest to redemption value	—	(2,786)	(7,713)		(3,718)	(4,229)

Net loss attributable to common unit holders	$(3,218)	$(43,409)	$(60,017)		$(43,524)	$(23,743)

Basic and diluted loss per unit(4)	$(0.89)	$(8.55)	$(9.66)		$(7.02)	$(3.67)
Weighted average number of units outstanding	3,605	5,078	6,216		6,201	6,473
Basic and diluted loss per share(5)				$(1.97)			$(0.94)
Weighted average number of shares outstanding				28,081			28,081

	As of June 30, 2003 (unaudited)
	Actual	As Adjusted	Pro Forma (Restated)(7)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$97,740	$89,360	$29,568
Working capital	110,615	104,692	57,562
Net intangible assets	282,172	392,020	535,527
Total assets	520,090	594,522	729,241
Total debt(6)	459,398	432,811	591,726
Total redeemable preferred and common units	53,464	—	—
Total members’ interest or stockholders’ equity	(39,991)	83,273	29,313

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
(2)	Depreciation and amortization include amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our adoption of SFAS No. 142.
(3)	Pro forma net loss is defined as pro forma loss before discontinued operations and cumulative effect of change in accounting principle.
(4)	Loss per unit is based on the net loss attributable to common unitholders.
(5)	Loss per share is based on the net loss attributable to common stockholders.
(6)	Total debt excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer which will be repaid in full by him upon the completion of this offering. See “Use of Proceeds.”
(7)	The 2002 Financial Statements of Quorum Broadcast Holdings LLC have been restated to record additional valuation allowance for certain deferred tax assets. See Note 17 of the financial statements for additional explanation.

RISK FACTORS

Before you invest in our Class A common stock, we recommend that you carefully consider the various risks applicable to us, our industry and this offering, together with all of the other information included in this prospectus. We may become subject to additional risks in the future. If any of the events described in the following risk factors occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our Class A common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Company

Our substantial debt could limit our ability to grow and compete.

We have a significant amount of indebtedness. The following table sets forth information related to our indebtedness and capitalization as of June 30, 2003 (1) on an actual basis, (2) on an as adjusted basis to give effect to the completion of this offering, assuming an initial public offering price of $15.00 per share and the use of proceeds therefrom (other than the use of a portion of the proceeds from this offering to finance the Quorum acquisition), our corporate reorganization and the KARK/WDHN acquisition as described elsewhere in this prospectus and (3) on a pro forma basis to give further effect to the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities to finance the Quorum acquisition:

	As of June 30, 2003
	Actual	As Adjusted	Pro Forma (Restated)
	(Unaudited)

	(dollars in thousands)
Total indebtedness(1)(2)	$459,398	432,811	$591,726
Total redeemable preferred interests and units	53,464	—	—
Total members’ interests (deficit) or stockholders’ equity (deficit)	(39,991)	83,273	29,313

Total capitalization	$472,871	$516,084	$621,039

Debt to total capitalization ratio	97.2%	83.9%	95.3%

(1)	Excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer which will be repaid in full by him upon the completion of this offering. See “Use of Proceeds.”
(2)	At June 30, 2003, there was $67.9 million of unused commitments under our senior credit facilities. On a pro forma basis, at June 30, 2003, there would have been approximately $43.9 million of unused commitments under our amended senior credit facilities.

Our substantial indebtedness could have important consequences to our business. For example, it could:

•	limit our ability to borrow additional funds or obtain additional financing in the future;

•	limit our ability to pursue acquisition opportunities;

•	expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facilities is variable;

•	limit our flexibility to plan for and react to changes in our business and our industry; and

•	impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to our competitors that are less leveraged.

In addition, our high level of debt requires us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes. The following tables set forth on the same as adjusted basis and pro forma basis described above, as of June 30, 2003, the approximate aggregate amount of principal indebtedness scheduled to mature for the periods referenced.

	Total		2003	2004-2005	2006-2007	Thereafter
	(dollars in thousands)
As Adjusted
Nexstar senior credit facilities	$130,000		$—	$2,600	$2,600	$124,800
Mission senior credit facilities	67,150		—	1,100	1,100	64,950
12% senior subordinated notes due 2008	160,000		—	—	—	160,000
16% senior discount notes due 2009	0		—	—	—	—
11 3/8% senior discount notes due 2013	130,000	(1)	—	—	—	130,000

Pro Forma
Nexstar senior credit facilities	89,500		—	1,100	1,100	87,300
Mission senior credit facilities	141,565		—	2,800	2,800	135,965
12% senior subordinated notes due 2008	160,000		—	—	—	160,000
16% senior discount notes due 2009	0		—	—	—	—
11 3/8% senior discount notes due 2013	130,000	(1)	—	—	—	130,000
New senior subordinated notes	125,000		—	—	—	125,000

(1)	Accreted value as of June 30, 2003 was $76.9 million.

We could also incur additional debt in the future. The terms of our senior credit facilities, as well as the indentures governing our subsidiaries’ publicly-held notes, limit, but do not prohibit us from incurring substantial amounts of additional debt. To the extent we incur additional debt, we would become even more susceptible to the leverage-related risks described above.

The agreements governing our debt contain various covenants that limit our management’s discretion in the operation of our business.

Our senior credit facilities and the indentures governing our subsidiaries’ publicly-held notes contain various covenants that restrict our ability or the ability of our subsidiaries to, among other things:

•	incur additional debt and issue preferred stock;

•	pay dividends and make other distributions;

•	make investments and other restricted payments;

•	merge, consolidate or transfer all or substantially all of our assets;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets or stock of our subsidiaries; and

•	enter into transactions with affiliates.

In addition, our senior credit facilities require us to maintain or meet certain financial ratios, including consolidated leverage ratios and interest coverage ratios. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. As a result of these restrictions and covenants, our management’s ability to operate our business in its discretion is limited, and we may be unable to compete effectively, pursue acquisitions or take advantage of new business opportunities, any of which could harm our business.

If we or any subsidiary of ours fails to comply with the restrictions in present or future financing agreements, a default may occur. A default could allow creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow creditors to foreclose on any collateral securing such debt.

Mission may make decisions regarding the operation of its stations that could reduce the amount of cash we receive under our local service agreements.

Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KJTL, KJBO-LP, KODE, KRBC and KSAN, which was called KACB until October 30, 2003. Mission also programs WBAK pursuant to a time brokerage agreement, pending Mission’s acquisition of WBAK from Bahakel Communications, which is expected to close in the fourth quarter of 2003, subject to FCC consent. We have entered into various local service agreements, or LSAs, with Mission, pursuant to which we provide services to Mission’s stations. We also guarantee all of Mission’s debt, which was incurred primarily in connection with Mission’s acquisition of its stations. In return, we receive substantially all of the available cash generated by Mission’s stations. In addition, the owner of Mission has granted us a purchase option with respect to each Mission station. Pursuant to the terms of the purchase options, we have the option to acquire the assets and liabilities of each Mission station for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. As a result of these arrangements, we consolidate the results of operations and financial position of the Mission stations with our results of operations and financial position in our consolidated financial statements.

However, while we are deemed to have a controlling financial interest in Mission under GAAP, Mission still owns and controls each Mission station and will own and control each station now owned by Mission of Amarillo or VHR after the Quorum acquisition. We do not own Mission or its stations, and in order for our arrangements with Mission under the LSAs to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result, the individual who owns Mission can make decisions with which we disagree and which could reduce the cash flow generated by these stations and, as a consequence, the amounts we receive under our LSAs with Mission. For instance, we may disagree with Mission’s programming decisions, which programming may prove unpopular and/or may generate less advertising revenue. Furthermore, subject to Mission’s agreement with its lenders, the owner of Mission could choose to pay himself a dividend.

The revenue generated by stations we operate or provide services to could decline substantially if they fail to maintain or renew their network affiliation agreements on favorable terms, or at all.

Due to the quality of the programming provided by the networks, stations that are affiliated with a network generally have higher ratings than unaffiliated independent stations in the same market. As a result, it is important for stations to maintain their network affiliations. All of the stations that we own and operate or to which we provide services have affiliation agreements—10 stations have primary affiliation agreements with NBC, five with CBS, five with ABC, four with Fox and two with UPN. Each of NBC, CBS and ABC generally provides affiliated stations with up to 22 hours of prime time programming per week, while each of Fox and UPN provides affiliated stations with up to 15 hours of prime time programming per week. In return, affiliated stations broadcast the respective network’s commercials during the prime time programming. Under the affiliation agreements with NBC, CBS and ABC, affiliated stations also receive cash compensation from these networks.

All of the network affiliation agreements of the stations that we own and operate or to which we provide services are scheduled to expire at various times beginning in December 2004 through January 2013, except for one network affiliation agreement which can be terminated upon 30 days prior written notice by the network. Network affiliation agreements are also subject to earlier termination by the networks under limited circumstances. For more information regarding these network affiliation agreements see “Business—Network Affiliations.”

The loss of the services of our chief executive officer could disrupt the management of our business and impair the execution of our business strategies.

We believe that our success depends upon our ability to retain the services of Perry A. Sook, our founder and President and Chief Executive Officer. Mr. Sook has been instrumental in determining our strategic direction and focus. The loss of Mr. Sook’s services could adversely affect our ability to manage effectively our overall operations and successfully execute current or future business strategies.

Our company, and your investment in our company, could be less valuable if we are unable to close the Quorum acquisition.

Through the Quorum acquisition, we will increase the number of stations that we own and operate or provide services to by 60%. However, the Quorum acquisition is subject to certain conditions, including FCC consent, and will not close unless we and other relevant parties satisfy or waive all of these conditions. We have received FCC consent to the acquisition of Quorum; however, we have not yet received consent to the Mission mergers described in “The Quorum Acquisition.” We cannot assure you that the FCC will consent to the Mission mergers or that we or any relevant party will be able to satisfy the other conditions required to close the acquisition. The completion of this offering is not conditioned upon the completion of the Quorum acquisition.

A failure to close the Quorum acquisition, or a substantial delay in closing, could have a material adverse effect upon our business prospects, financial condition and results of operations. We would own and operate or provide services to significantly fewer stations and would not receive the economic benefit of the additional 11 stations (including WTVW, which certain Quorum subsidiaries have contracted to sell) that the Quorum subsidiaries own and operate and the five stations to which the Quorum subsidiaries provide services. For information about the Quorum acquisition, including the conditions to which the acquisition is subject, see “The Quorum Acquisition.” For information about Quorum’s stations, see “Business—Stations.” For information about the effect of the acquisition on our financial condition and results of operations, see “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Our growth may be limited if we are unable to implement our acquisition strategy.

We intend to accelerate our growth by selectively pursuing acquisitions of television stations. The television broadcast industry is undergoing consolidation, which may reduce the number of acquisition targets and increase the purchase price of future acquisitions. Some of our competitors may have greater financial or management resources with which to pursue acquisition targets. Therefore, even if we are successful in identifying attractive acquisition targets, we may face considerable competition and our acquisition strategy may not be successful.

FCC rules and policies may also make it more difficult for us to acquire or enter into local service agreements with additional television stations. Television station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions if, for example, the FCC or other government agencies believe that a proposed transaction would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.

Growing our business through acquisitions involves risks and if we are unable to manage effectively our rapid growth, our operating results will suffer.

We have experienced rapid growth. Since January 2000, we have acquired seven stations and contracted to provide services to six additional stations. If pending acquisitions are completed, we will have more than tripled the size of our portfolio since January 2000, having acquired 18 and contracted to provide service to 10 additional stations. We will continue to actively pursue additional acquisition opportunities. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management resources. To manage effectively our growth and address the increased reporting requirements and administrative demands that will result from this offering, we will need, among other things, to further develop our financial and management controls and management information systems. We will also need to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could seriously harm our business.

There are other risks associated with growing our business through acquisitions. For example, with any past or future acquisition, including the Quorum acquisition, there is the possibility that:

•	we may not be able to successfully reduce costs, increase advertising revenue or audience share or realize anticipated synergies and economies of scale with respect to any acquired station;

•	an acquisition may increase our leverage and debt service requirements or may result in our assuming unexpected liabilities;

•	our management may be distracted from overseeing existing operations by the need to integrate the acquired business;

•	we may experience difficulties integrating operations and systems, as well as, company policies and cultures;

•	we may fail to retain and assimilate employees of the acquired business; and

•	problems may arise in entering new markets in which we have little or no experience.

The occurrence of any of these events could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition.

FCC actions may restrict our ability to create duopolies under local service agreements, which would harm our existing operations and impair our acquisition strategy.

We have created duopolies in some of our markets by entering into what we refer to in this prospectus as local service agreements, or LSAs. Quorum has also created duopolies in some of its markets by entering into local service agreements. While these agreements take varying forms, a typical local service agreement is an agreement between two separately-owned television stations serving the same market, whereby the owner of one station provides operational assistance to the other station, subject to ultimate editorial and other controls being exercised by the latter station’s owner. By operating or entering into local service agreements with more than one station in a market, we achieve significant operational efficiencies, broaden our audience reach and enhance our ability to capture more advertising spending in a given market.

While all of our existing local service agreements (as well as all of the Quorum subsidiaries’ existing local service agreements) comply with FCC rules and policies, we cannot assure you that the FCC will continue to permit local service agreements as a means of creating duopoly-type opportunities, or that the FCC will not challenge our arrangements with Mission or Sinclair Broadcast Group, Inc. (or the Quorum arrangements with Mission of Amarillo or VHR, which will be assumed by us and Mission upon the completion of the Quorum acquisition) in the future. If the FCC, on its own initiative or in response to a third party complaint, were to challenge our existing or future arrangements with Mission or Sinclair and determine that such arrangements violate the FCC’s rules or policies, we may be required to terminate such arrangements and we could be subject to sanctions, fines and/or other penalties.

The interests of our principal stockholder, ABRY, in other media may limit our ability to acquire television stations in particular markets, restricting our ability to execute our acquisition strategy.

The number of television stations we may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or other media properties of persons affiliated with us are attributable under FCC rules. The broadcast or other media interests of our officers, directors and stockholders with 5% or greater voting power are generally attributable under the FCC’s rules, which may limit us from acquiring or owning television stations in particular markets while those officers, directors or stockholders are associated with us. In addition, the holder of otherwise non-attributable equity and/or debt in a licensee in excess of 33% of the total debt and equity of the licensee will be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station, cable system or daily newspaper in the same market.

ABRY, our principal stockholder, is one of the largest private equity firms specializing in media and broadcasting investments. Immediately following this offering, we anticipate that ABRY will beneficially own approximately 96.8% of the outstanding shares of our Class B common stock, which will represent approximately

90.0% of the voting power of our capital stock. If the Quorum acquisition is completed, immediately following this offering ABRY will beneficially own approximately 24.5% of the outstanding shares of our Class A common stock and approximately 96.8% of the outstanding shares of our Class B common stock, which will represent approximately 90.2% of the voting power of our capital stock. As a result of ABRY’s interest in us, we could be prevented from acquiring broadcast companies in markets where ABRY has an attributable interest in television stations or other media, which could impair our ability to execute our acquisition strategy. ABRY and its affiliates may from time to time identify, pursue and consummate additional acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may also not be available to us.

We are controlled by our principal stockholder, ABRY, and its interests may differ from your interests.

As a result of ABRY’s controlling interest in our company, ABRY will be able to exercise a controlling influence over our business and affairs and will be able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, five of our directors are or were affiliated with ABRY. ABRY’s interests in our company may differ from the interests of our other stockholders and ABRY could take actions or make decisions that are not in your best interests. Furthermore, this concentration of ownership by ABRY may have the effect of impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer for our shares.

Our certificate of incorporation, bylaws, debt instruments and Delaware law contain anti-takeover protections that may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. The provisions in our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock by our board of directors without a stockholder vote;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	prohibit removing a director other than for cause;

•	set forth specific advance notice procedures for matters to be raised at stockholder meetings; and

•	place limitations on which stockholders may call stockholders meetings.

The Delaware General Corporation Law prohibits us from engaging in “business combinations” with “interested shareholders” (with some exceptions) unless such transaction is approved in a prescribed manner. The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for our common stock.

In addition, a change in control would be an event of default under our senior credit facilities and trigger the rights of holders of our publicly-traded notes to cause us to repurchase such notes. These events would add to the cost of an acquisition, which could deter a third party from acquiring us. The completion of this offering will not constitute a change of control for purposes of our credit facilities or under our publicly-traded notes.

Risks Related to Our Industry

Our operating results are dependent on advertising revenue and as a result, we may be more vulnerable to economic downturns and other factors beyond our control than businesses not dependent on advertising.

We derive our revenue primarily from the sale of advertising time. Our ability to sell advertising time depends on numerous factors that may be beyond our control, including:

•	the health of the economy in the local markets where our stations are located and in the nation as a whole;

•	the popularity of our programming;

•	fluctuations in pricing for local and national advertising;

•	the activities of our competitors, including increased competition from other forms of advertising-based media, particularly newspapers, cable television, Internet and radio;

•	the decreased demand for political advertising in non-election years; and

•	changes in the makeup of the population in the areas where our stations are located.

Because businesses generally reduce their advertising budgets during economic recessions or downturns, our reliance on advertising revenue makes our operating results particularly susceptible to prevailing economic conditions. In general, advertising revenue declined substantially in 2001 due in large part to the economic recession and the terrorist attack on September 11, 2001. We cannot assure you that our programming will attract sufficient targeted viewership or that we will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenue to decline. In addition, we and the programming providers upon which we rely may not be able to anticipate, and effectively react to, shifts in viewer tastes and interests in our markets.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in advertising revenue could have a significant negative impact on our financial results.

Our business is characterized generally by high fixed costs, primarily for debt service, broadcast rights and personnel. Other than commissions paid to our sales staff and outside sales agencies, our expenses do not vary significantly with the increase or decrease in advertising revenue. As a result, a relatively small change in advertising prices could have a disproportionate effect on our financial results. Accordingly, a minor shortfall in expected revenue could have a significant negative impact on our financial results.

Foreign hostilities and further terrorist attacks may affect our revenues and results of operations.

We may experience a loss of advertising revenue and incur additional broadcasting expenses in the event the United States of America engages in foreign hostilities or in the event there is a terrorist attack against the United States of America. A significant news event like a war or terrorist attack will likely result in the preemption of regularly scheduled programming by network news coverage of the event. As a result, advertising may not be aired and the revenue for such advertising may be lost unless the broadcasting station is able to run the advertising at agreed-upon times in the future. There can be no assurance that advertisers will agree to run such advertising in future time periods or that space will be available for such advertising. We cannot predict the duration of such preemption of local programming if it occurs. In addition, our broadcasting stations may incur additional expenses as a result of expanded news coverage of the local impact of a war or terrorist attack. The loss of revenue and increased expenses could negatively affect our results of operations.

The industry-wide mandatory conversion to digital television will require us to make significant capital expenditures for which we might not see a return on our investment.

The FCC required all commercial television stations in the United States to start broadcasting in digital format by May 1, 2002 unless the FCC granted an extension. Stations may broadcast both analog and digital signals until December 31, 2006, when they must abandon the analog format, provided that 85% of households within the relevant DMA have the capability to receive a digital signal. The digital transmissions may initially be low-power, but full-power transmission will be required by a date to be established by the FCC.

It will be expensive to convert from the current analog format to digital format. This conversion required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming, and our most recent estimate is that it will require an average additional capital expenditure of approximately $0.7 million per station to modify the transmitter for full-power digital signal transmission. We may have to undertake capital expenditures for some of our stations to modify our tower structures and to purchase studio and production equipment that can support digital format. The transition to digital television, or DTV, eventually will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to analog signals for display on their existing receivers. Currently, very few households have either a digital television or an adapter. It is possible that many households will never make the switch to digital television. Such households would not be able to view our stations’ signals over-the-air if and when the FCC requires us to cease broadcasting analog signals. If this happens our investment in upgrading our stations to broadcast digitally will have been largely wasted with respect to such households.

In addition, digital technology could expose us to additional competition since digital technology allows broadcasting of multiple channels within the additional allocated spectrum, compared to only one channel today using analog technology. We do not know now what effect this will have on the competitive landscape in our industry.

If direct broadcast satellite companies do not carry the stations that we own and operate or provide services to, we could lose revenue and audience share.

The Satellite Home Viewer Improvement Act of 1999 allows direct broadcast satellite television companies to transmit local broadcast television signals to subscribers in local markets provided that they offer to carry all local stations in that market. However, satellite providers have limited satellite capacity to deliver local station signals in local markets. Satellite providers, such as DirecTV and EchoStar, carry our and Mission’s stations in only three of our markets, Little Rock-Pine Bluff, Wilkes Barre-Scranton and Shreveport, and may choose not to carry local stations in any of our other markets. In those markets in which the satellite providers do not carry local station signals, subscribers to those satellite services will be unable to view our stations without making further arrangements, such as installing antennas and switches. Furthermore, when direct broadcast satellite companies do carry local television stations in a market, they are permitted to charge subscribers extra for such service; some subscribers may choose not to pay extra to receive local television stations. In the event subscribers to satellite services do not receive the stations that we own and operate or provide services to, we could lose audience share which would adversely affect our revenue and earnings.

Intense competition in the television industry could limit our growth and impair our ability to become profitable.

As a television broadcasting company, we face a significant level of competition, both directly and indirectly. Generally, we compete for our audience against all the other leisure activities in which one could choose to engage rather than watch television. Specifically, our stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other advertising media, including newspapers, radio stations, cable television and the Internet.

The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. The markets in which we operate are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what forms of competition will develop in the future, the extent of that competition or its possible effects on our businesses.

In addition, on February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit directed the FCC to repeal in its entirety the local television/cable cross-ownership rule, which prohibits any cable television system from carrying the signal of any television broadcast station with a predicted service area that overlaps, in whole or in part, the cable system’s service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station. As a result of such repeal, cable systems and co-located television stations now may be commonly-owned. This means that the operator of a cable system that carries one of our stations could become the owner of a competing station in the market.

On June 2, 2003, the FCC eliminated its radio/television cross-ownership rule and its local television/newspaper cross-ownership rule, replacing both with a new single cross media ownership rule. Under this new rule, a daily newspaper, under certain circumstances, may be able to own a television station in the same market. This means that the owner of a local newspaper could become the owner of a competing station in the market. This rule was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of the appeals to the U.S. Court of Appeals. For more information about this rule, which also remains subject to petitions for reconsideration and Congressional review and modification, see “Business—Federal Regulation of Television Broadcasting—Cross Media Ownership.”

Risks Related to this Offering

Shares eligible for sale in the near future may cause the market price for our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our Class A common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

The number of shares of Class A common stock available for sale in the public market is limited by restrictions under federal securities law and lock-up agreements that our officers, directors and principal stockholders have entered into with the underwriters of this offering. Those agreements restrict our officers, directors and principal stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Upon completion of this offering and our corporate reorganization, we will have 10,111,832 shares of Class A common stock outstanding. Additionally, we will have 13,315,917 shares of Class B common stock and 1,364,544 shares of Class C common stock outstanding, all of which may be converted at any time into shares of Class A common stock. Upon completion of the Quorum acquisition, there will be an additional 3,288,674 shares of Class A common stock and 74,881 shares of Class B common stock outstanding. All of the shares sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act of 1933. Substantially all of the remaining shares of common stock held by existing stockholders, including the shares to be issued in connection with the Quorum acquisition, are subject to the lock-up agreements described above and commencing 180 days after the date of this prospectus will be freely tradeable subject to applicable volume limitations under Rule 144 under the Securities Act of 1933.

Following the completion of this offering, we intend to file a registration statement on Form S-8 registering 3,000,000 shares of our Class A common stock reserved for future issuance under our stock option plan. Upon completion of this offering, options to purchase a total of 1,060,000 shares will be outstanding at an exercise price equal to the initial public offering price per share. In connection with the Quorum acquisition, we will issue additional options to acquire 240,000 shares of Class A common stock. Once the shares under our stock option plan are registered, the shares issued upon exercise of the options will be freely tradeable, unless the options are held by any of our officers or directors, in which case the shares would be freely tradeable upon expiration of, or release from, the 180-day lock-up described above.

Subject to limitations contained in the stockholders agreement that we, ABRY, Perry A. Sook and other stockholders will execute in connection with our corporate reorganization, at any time beginning 180 days after the date of this prospectus, the parties to the stockholders agreement may require that we use our best efforts to register up to 18,135,252 of their shares of our common stock for public resale. In addition, if we register any of our securities either for our own account or for the account of other security holders, the parties to the stockholders agreement will be entitled to include their shares of our common stock in the registration, subject to the ability of any underwriters to limit the number of shares included in any offering.

The shares you purchase in this offering will experience immediate and substantial dilution.

The initial public offering price of our Class A common stock will be substantially higher than the pro forma tangible book value per share of our outstanding common stock after this offering. At an assumed initial public offering price of $15.00 per share, purchasers of our Class A common stock will incur dilution of $27.33 per share in the as adjusted net tangible book deficit of their purchased shares. In the event the Quorum acquisition is completed, purchasers of our Class A common stock will incur dilution of $32.87 per share in the pro forma net tangible book deficit of their purchased shares. Existing stockholders will experience a material decrease in the pro forma net tangible deficit value per share. Investors may also experience additional dilution if we issue common stock in connection with future business acquisitions and as a result of the issuance and exercise of stock options. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares in the event of a liquidation. See “Dilution.”

FORWARD-LOOKING STATEMENTS

Some of the matters discussed under the captions “Prospectus Summary,” “Risk Factors,” “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quorum Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus include forward-looking statements. We have tried to identify forward-looking statements by use of terminology such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our ability to complete future acquisitions, including but not limited to the pending acquisitions described in this prospectus, or enter into additional local service agreements;

•	our ability to manage successfully the growth of our operations;

•	our significant amount of debt;

•	the regulatory environment for our industry;

•	competition in our markets;

•	economic conditions in general; and

•	cyclical or other trends in advertising spending.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of known risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus. Additional risks of which we are not currently aware could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statements after the completion of this offering, whether as a result of new information, future events or otherwise, unless a statement is revealed by subsequently discovered information to have been unreasonable or inaccurate at the time made.

MARKET DATA AND FORECASTS

In this prospectus, we use market data and industry forecasts which we have obtained from industry publications, including Nielsen Station Index, May 2003, BIA Investing in Television 2003 2nd Edition and BIA Financial Network Inc.’s MEDIA Access Pro and other publicly available information. Industry publications generally state that the information they provide has been obtained from other sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information and therefore we also cannot guarantee the accuracy and completeness of such information. The industry forecasts we provide in this prospectus—particularly the television industry’s annual growth rate in revenue for each of our markets—are subject to numerous risks and uncertainties and actual results could be different from such predictions, perhaps significantly. Industry forecasts are also based on assumptions that events, trends and activities will occur. We have not independently verified the information and assumptions used in making these forecasts and, if the information and assumptions turn out to be wrong, then the forecasts will most likely be wrong as well.

THE QUORUM ACQUISITION

We have entered into an agreement to acquire all of Quorum’s subsidiaries, which own and operate 11 television stations (including WTVW, which certain Quorum subsidiaries have contracted to sell) and provide management, sales or other services to an additional five stations. Quorum is a holding company, which conducts all of its operations and owns substantially all of its assets through its subsidiaries. Quorum is an affiliate of ours. Quorum’s principal equityholder and our two principal stockholders are all affiliates of ABRY. We must receive and satisfy specified conditions before we can complete this acquisition.

The following discussion provides information about the Quorum acquisition. For information about Quorum’s stations, see “Business—Stations.”

The Quorum acquisition will increase the number of stations that we own and operate or provide services to by 60%. Consistent with our acquisition strategy, the Quorum stations are located primarily in markets that we target with respect to both size and proximity to our regional clusters, and of the nine new markets that we will enter as a result of the acquisition, five are duopoly markets. We believe that, by applying our operating strategy to the Quorum stations, we will generate revenue and cash flow growth. However, there are risks associated with any acquisition, including the Quorum acquisition, as described in “Risk Factors.”

The Quorum acquisition will be structured as a merger of Quorum’s direct subsidiaries with and into our company. The consideration for the merger will consist of a combination of cash, shares of our common stock and the assumption/refinancing of debt, as follows (assuming a completion date of November 15, 2003):

•	we will refinance all of the outstanding debt, plus pay accrued interest and premium thereon, of the Quorum subsidiaries totalling approximately $152.3 million;

•	the senior preferred membership interests of Quorum will be redeemed for approximately $66.7 million in cash, which will be paid as follows: $55.0 million to an unaffiliated third party investor, $8.2 million to ABACUS Fund Partners, L.P. and ABACUS Fund, Ltd, which are investment funds formerly managed by ABRY, and $3.5 million to Quorum’s departing chief executive officer;

•	the remaining preferred membership interests of Quorum, all of which are held by an affiliate of ABRY, will be exchanged for shares of our Class A common stock having a value equal to the $42.4 million accreted value of the preferred membership interests based upon the actual initial public offering price of the Class A common stock; assuming an initial public offering price of $15.00 per share, this amount will be 2,830,921 shares of Class A common stock;

•	common membership interests of Quorum held by certain former or departing senior executive employees of Quorum, primarily the chief executive officer, will be purchased for approximately $0.8 million in cash;

•	certain common membership interests of Quorum held by unaffiliated third party investors and the investment funds named above will be purchased for approximately $0.7 million in cash;

•	the remaining common membership interests of Quorum, all of which are held by an affiliate of ABRY, will be exchanged for 457,753 shares of our Class A common stock, which amount was fixed based upon an initial public offering price of the Class A common stock of $15.00 per share and will not change regardless of the actual initial public offering price of our Class A common stock; and

•	an affiliate of ABRY will receive shares of Class B common stock having a value, based upon the actual initial public offering price of the Class A common stock, equal to approximately $1.1 million, as payment for a management fee which has accrued under a management agreement between Quorum and the affiliate; assuming an initial public offering price of $15.00 per share, this amount will be 74,881 shares of Class B common stock.

In addition, we may pay Quorum’s departing chief executive officer a severance payment of up to $7.2 million.

The debt of the Quorum subsidiaries that is being repaid is as follows: $111.5 million under the Quorum senior credit facilities; $35.9 million in accreted value of 15% senior discount notes due May 15, 2009, plus $2.9 million in aggregate call premiums thereon; and a $2.0 million note payable to Victor Rumore, the owner of VHR, in connection with a debt incurred by VHR.

On or prior to the completion of the Quorum acquisition, Nexstar Finance intends to issue $125.0 million aggregate principal amount of senior subordinated notes in a private placement to qualified institutional buyers. In addition, we will enter into an amendment to our senior credit facilities which, among other things, will refinance our indebtedness and increase our borrowing availability thereunder, as well as permit the Quorum acquisition and the private placement of new senior subordinated notes to occur. We will finance the Quorum acquisition with a portion of the proceeds from this offering, the net proceeds from the private placement of senior subordinated notes, additional borrowings under our amended senior credit facilities and cash on hand. On an as adjusted basis to give effect to the completion of this offering, our corporate reorganization and the KARK/WDHN acquisition as described elsewhere in this prospectus, we would have had $432.8 million of total indebtedness and $67.9 million of unused commitments under our senior credit facilities as of June 30, 2003. On a pro forma basis to give further effect to the private placement of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities to finance the Quorum acquisition, we would have had $591.7 million of total indebtedness and $43.9 million of unused commitments under our amended senior credit facilities. We intend to use a portion of the net proceeds from the sale of WTVW described below to repay indebtedness.

The number of shares of our common stock that we will issue in connection with the Quorum acquisition was determined based upon the valuation of Quorum relative to our company, as set forth in the merger agreement. Immediately after the merger, Quorum will distribute the shares of our Class A and Class B common stock that it receives in the merger to affiliates of ABRY. In exchange for its Quorum common and preferred membership interests and as repayment for a management fee accrued under an agreement with Quorum, affiliates of ABRY will receive an aggregate of 3,288,674 shares of our Class A common stock and 74,881 shares of our Class B common stock. The number of shares of common stock that affiliates of ABRY will receive in exchange for their common membership interests is fixed, while the number of shares of common stock that they will receive in exchange for their preferred membership interests and as payment for the management fee will be based on the actual initial public offering price.

The following table sets forth the sources and uses of funds related to the Quorum acquisition:

Uses:

Refinancing Nexstar senior credit facilities	$195.6 million
Refinancing Quorum debt	152.3 million
Redemption of Quorum preferred membership interests	66.7 million
Redemption of Quorum common membership interests	1.5 million
Miscellaneous acquisition costs	1.0 million

Total	$417.1 million

Sources:

Borrowings under amended senior credit facilities	$229.5 million
Net proceeds from new senior subordinated notes	122.7 million
Remaining proceeds from this offering (see “Use of Proceeds”)	41.0 million
Cash on hand	23.9 million

Total	$417.1 million

WTVW Sale

On April 1, 2003, certain Quorum subsidiaries entered into an agreement to sell substantially all of the assets of WTVW, the Fox affiliate in Evansville, Indiana to GNS Media of Evansville, Inc. for $43.0 million. The sale of WTVW is subject to FCC consent and is expected to be completed after the completion of this offering and the Quorum acquisition. The agreement between the Quorum subsidiary and GNS Media of Evansville, Inc. terminates on December 30, 2003. Unless the context indicates otherwise, the information presented throughout this prospectus assumes that the sale of station WTVW will be pending when this offering and the Quorum acquisition are completed. However, when we discuss the number of stations that we will own and operate or to which we will provide services upon the completion of pending acquisitions, or the number of markets in which we will operate, we have excluded station WTVW.

Mission Mergers

Of the five stations that the Quorum subsidiaries do not own and operate but provide services to, two are owned by Mission Broadcasting of Amarillo, Inc., which like Mission is wholly-owned by David S. Smith, and three are owned by VHR Broadcasting, Inc. and its affiliates, or VHR, which is wholly-owned by Victor Rumore. In conjunction with the Quorum acquisition, Mission will acquire these five stations. First, VHR will merge with and into two affiliates of Mission of Amarillo, and then Mission of Amarillo and such affiliates will merge with and into Mission. Each of these transactions requires FCC consent.

The Quorum subsidiaries have entered into local service agreements with Mission of Amarillo and VHR that are substantially similar to our local service agreements with Mission. Upon the completion of the Quorum acquisition and the Mission mergers, we will become a party to these local service agreements as successor to the Quorum subsidiaries, and Mission will become a party to such agreements as the successor to Mission of Amarillo and VHR. For more information about Quorum’s local service agreements with Mission of Amarillo and VHR, see “Certain Transactions.” We will also enter into new option agreements with Mission for the purchase of these stations.

Management Agreement

We have entered into a management and consulting services agreement with Quorum pursuant to which we will perform certain management functions for Quorum subject to oversight by Quorum’s board of directors pending completion of the Quorum acquisition. The agreement will be terminated upon the closing of the acquisition. Other than the reimbursement of expenses, we will receive no compensation pursuant to the agreement if the Quorum acquisition closes on or before March 31, 2004. After March 31, 2004, the agreement requires Quorum to pay us a quarterly management fee equal to 50% of the cost savings to Quorum resulting from our performance of certain management functions.

Regulatory Filings

We filed an application with the FCC on September 15, 2003 for consent to acquire the Quorum subsidiaries and received the consent on October 31, 2003. Mission of Amarillo applied for FCC consent to acquire the VHR stations on May 19, 2003. On August 18, 2003, Mission of Amarillo amended its application to request FCC consent to the merger of VHR with and into affiliates of Mission of Amarillo. Mission applied for FCC consent to the merger of Mission of Amarillo and its affiliates with and into Mission on October 6, 2003.

Conditions to the Quorum Acquisition

The Quorum acquisition is subject to the following conditions:

•	the completion of this offering, the proposed private placement of senior subordinated notes by Nexstar Finance and the amendment to our senior credit facilities described above and under “Nexstar

Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	FCC consent to the Quorum acquisition, which has already been obtained, and to the Mission mergers described above, which is still pending;

•	receipt of opinions from Lehman Brothers Inc., one of the underwriters in this offering, as to the fairness of the exchange ratio in the Quorum acquisition from a financial point of view, as required by the indentures governing our subsidiaries’ publicly-held notes;

•	approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the Quorum acquisition, which has already been obtained; and

•	certain other third-party consents, including the consent of the holders of Quorum’s preferred membership interests and Quorum’s 15% senior discount notes due 2009.

The Quorum acquisition will not close unless we and the other relevant parties satisfy or waive all these conditions. We cannot assure you that the FCC will give the requisite consents or that we or any other relevant party will be able to satisfy the other conditions required to close the acquisition. The Quorum acquisition, the private placement of the senior subordinated notes and the amendment to our senior credit facilities are conditioned upon the completion of each other, as well as the completion of this offering; however, this offering is not conditioned upon the completion of any of these other transactions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $134.2 million, after deducting underwriting discounts and commissions and offering expenses payable by us, assuming an initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus. If the underwriters exercise their over-allotment in full, we estimate that we will receive net proceeds of approximately $155.1 million.

We intend to use the net proceeds of this offering in the following manner (assuming each of the following transactions occurred on November 15, 2003):

•	approximately $54.7 million will be used to redeem the mandatorily redeemable 15% Series AA preferred membership interests of Nexstar outstanding immediately prior to our corporate reorganization, including accrued yield and premium thereon, all of which are held by Banc of America Capital Investors L.P., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering;

•	approximately $34.5 million will be used to redeem all of the outstanding $37 million aggregate principal amount at maturity of 16% senior discount notes due 2009 of Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc., collectively referred to herein as “Nexstar Finance Holdings”;

•	approximately $41.0 million will be used to partially finance the Quorum acquisition; and

•	$4.0 million will be used to pay Perry A. Sook, our chief executive officer, as a success fee for completing this offering. Mr. Sook has agreed to use a portion of the success fee to repay in full his loan from Bank of America, N.A. which currently has an outstanding principal amount of $3.0 million. See “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Loan Guarantee.”

Prior to the redemption of Nexstar Finance Holdings’ 16% senior discount notes, a minimum of thirty days notice must be given to the holders of such debt. We will deliver $34.5 million to the trustee for these notes to defease them prior to the redemption date.

For a discussion of the sources and uses of funds in connection with the Quorum acquisition, see “The Quorum Acquisition.” If the Quorum acquisition is not consummated, we will use the $41.0 million of the net proceeds of this offering for general corporate purposes.

Our ability to use the proceeds from this offering to redeem the 16% senior discount notes and to partially finance the Quorum acquisition is conditioned upon our receipt of a waiver or amendment to our senior credit facilities allowing us to use the proceeds for these purposes. If we cannot obtain such a waiver or amendment to allow us to redeem the 16% senior discount notes or if the Quorum acquisition does not occur, we will use the proceeds from this offering that were intended for such purposes for general corporate purposes, including financing future acquisitions.

DIVIDEND POLICY

We do not expect to pay any dividends or distributions on our common stock for the foreseeable future. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. Our senior credit facilities and the indentures governing our subsidiaries’ publicly-held notes restrict our ability to pay cash dividends.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2003 (1) on an actual basis, (2) on an as adjusted basis to give effect to the completion of this offering, assuming an initial public offering price of $15.00 per share, and the use of proceeds therefrom (other than the use of a portion of the proceeds from this offering to finance the Quorum acquisition), our corporate reorganization and the KARK/WDHN acquisition described elsewhere in this prospectus and (3) on a pro forma basis to give further effect to the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities and the use of proceeds therefrom (as well as a portion of the proceeds of this offering) to finance the Quorum acquisition. You should read this table together with the historical consolidated financial statements and related notes of (i) Nexstar Broadcasting Group, L.L.C., (ii) Quorum and (iii) United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc., the prior owners of KARK and WDHN, appearing elsewhere in this prospectus, “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the related notes, “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quorum Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2003 (unaudited)
	Actual	As Adjusted	Pro Forma (Restated)(6)
	(dollars in thousands, except per share data)
Cash and cash equivalents	$97,740	$89,360	$29,568

Debt:
Senior credit facilities(1)	$197,150	$197,150	$231,065
12% senior subordinated notes due 2008, net of discount of $4,898	155,102	155,102	155,102
16% senior discount notes due 2009, net of discount of $10,401	26,587	—	—
11 3/8% senior discount notes due 2013, net of discount of $53,141	76,859	76,859	76,859
New senior subordinated notes	—	—	125,000
SFAS No. 133 adjustments(2)	3,700	3,700	3,700

Total debt(3)	459,398	432,811	591,726

Mandatorily redeemable Series AA preferred membership interests and redeemable Class D-2 units, including accrued yield(4)	53,464	—	—

Members’ contributed capital	118,687	—	—
Stockholders’ equity:
Preferred Stock, $0.01 par value, 100,000 shares authorized; no shares issued and outstanding actual, as adjusted and pro forma	—	—	—
Class A common stock, par value $0.01 per share, 100,000,000 shares authorized; no shares issued and outstanding, actual; 10,111,832 shares issued and outstanding, as adjusted; and 13,400,506 shares issued and outstanding, pro forma(5)	—	101	134
Class B common stock, par value $0.01 per share, 20,000,000 shares authorized; no shares issued and outstanding, actual; 13,315,917 shares issued and outstanding, as adjusted; and 13,390,798 shares issued and outstanding, pro forma	—	133	134
Class C common stock, par value $0.01 per share, 5,000,000 shares authorized; no shares issued and outstanding, actual; 1,364,544 shares issued and outstanding, as adjusted; and 1,364,544 shares issued and outstanding, pro forma	—	14	14
Additional paid-in capital	—	260,944	406,697
Accumulated deficit	(158,678)	(177,919)	(377,666)

Total members’ interests or stockholders’ equity	(39,991)	83,273	29,313

Total capitalization	$472,871	$516,084	$621,039

(1)	At June 30, 2003, there were approximately $67.9 million of unused commitments under our senior credit facilities. On a pro forma basis, at June 30, 2003, there would have been approximately $43.9 million of unused commitments under our amended senior credit facilities.
(2)	Adjustment to record interest rate swap at fair value in accordance with the provisions of SFAS No. 133.
(3)	Excludes our guarantee of a third-party loan of $3.0 million made to our chief executive officer which will be repaid in full by him upon the completion of this offering. See “Use of Proceeds.”
(4)	Excludes redemption premium on Series AA preferred membership interests.
(5)	Excludes 1,060,000 shares of Class A common stock issuable upon exercise of options to be outstanding upon the completion of this offering and 240,000 additional shares of Class A common stock issuable upon exercise of options granted in connection with the Quorum acquisition.
(6)	The 2002 financial statements of Quorum Broadcast Holdings LLC have been restated to record additional valuation allowance for certain deferred tax assets. See Note 17 of the financial statements for additional explanation.

DILUTION

Our net tangible book deficit as of June 30, 2003, before giving effect to the public offering, was approximately $440.0 million, or $29.75 per share of common stock. Net tangible book deficit per share represents total tangible assets, which for purposes of this calculation includes broadcast rights, less total liabilities, divided by the number of outstanding shares of common stock after giving effect to our corporate reorganization and the KARK/WDHN acquisition described elsewhere in this prospectus. After giving effect to the sale of the 10,000,000 shares of Class A common stock offered by us at an assumed initial public offering price of $15.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses and the use of proceeds therefrom (other than the use of a portion of the proceeds for the Quorum acquisition), the as adjusted net tangible book deficit at June 30, 2003 would have been $305.8 million, or approximately $12.33 per share of common stock. This represents an immediate decrease in net tangible book deficit of $17.41 per share to existing stockholders and an immediate dilution in net tangible book value of $27.33 per share to new investors in this offering. The following table illustrates this dilution on a per share basis.

Assumed initial public offering price per share		$15.00
Net tangible book deficit per share at June 30, 2003	$(29.75)
Decrease in net tangible book deficit per share attributable to this offering	17.41

As adjusted net tangible book deficit per share after this offering		(12.33)

Dilution per share to new investors		$27.33

The following table sets forth, as of June 30, 2003 on the same as adjusted basis described above, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	14,792,293	59.7%	$118,687,000	44.2%	$8.02
New investors	10,000,000	40.3%	150,000,000	55.8%	$15.00

Total	24,792,293	100.0%	$268,687,000	100.0%

After giving effect to the same adjustments described above with respect to as adjusted net tangible book deficit, plus the issuance of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance and additional borrowings under our amended senior credit facilities and the use of proceeds therefrom to finance the Quorum acquisition as described under “ The Quorum Acquisition,” the pro forma net tangible book deficit at June 30, 2003 would have been $503.3 million, or approximately $17.87 per share of common stock. This represents an immediate decrease in net tangible book deficit of $17.24 per share to existing stockholders and an immediate dilution in net tangible book value of $32.87 per share to new investors in this offering. The following table illustrates this dilution on a per share basis.

Assumed initial public offering price per share		$15.00
Net tangible book deficit per share at June 30, 2003	$(35.11)
Decrease in net tangible book deficit per share attributable to this offering	17.24

Pro forma net tangible book deficit per share after this offering		(17.87)

Dilution per share to new investors		$32.87

The following table sets forth, as of June 30, 2003 on the same pro forma basis described above, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	18,155,848	64.5%	215,612,000	59.0%	11.88
New investors	10,000,000	35.5%	150,000,000	41.0%	15.00

Total	28,155,848	100.0%	365,612,000	100.0%

The tables and calculations above assume no exercise by the underwriters of their over-allotment option and no exercise of the stock options that will be outstanding upon the closing of this offering and the Quorum acquisition. At such time there will be 1,300,000 shares of Class A common stock subject to outstanding options at an exercise price equal to the initial public offering price. Assuming all of these options had been exercised as of June 30, 2003, our pro forma net tangible book deficit per share after the offering would be $16.42 per share and total dilution per share to new investors would be $31.42 per share.

(1)	Includes a stockholder that will receive its shares of Class A common stock in exchange for its membership interests in Quorum upon completion of the Quorum acquisition and an affiliate of ABRY that will receive shares of Class B common stock as payment for a management fee. See “The Quorum Acquisition.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared by our management and are based on (a) the historical financial statements of (i) Nexstar Broadcasting Group, L.L.C., our predecessor, (ii) Quorum Broadcast Holdings, LLC and (iii) United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc. (collectively, “KARK/WDHN”) and (b) the assumptions and adjustments described below.

The unaudited pro forma condensed consolidated balance sheet gives effect to the following transactions, as if such transactions had taken effect on June 30, 2003:

•	our corporate reorganization as described under “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Corporate Reorganization;”

•	the completion of this offering and the application of the net proceeds therefrom to redeem the mandatorily redeemable Series AA preferred membership interests of our predecessor Nexstar Broadcasting Group, L.L.C., redeem all of Nexstar Finance Holdings’ senior subordinated notes and partially finance the Quorum acquisition, as described under “Use of Proceeds;”

•	the KARK/WDHN acquisition as described under “Prospectus Summary—Recent Acquisitions;”

•	the completion of the private placement of senior subordinated notes by Nexstar Finance and the application of the net proceeds therefrom as described under “The Quorum Acquisition;”

•	additional borrowings under our amended senior credit facilities and the use of proceeds therefrom as described under “The Quorum Acquisition”; and

•	the Quorum acquisition as described under “The Quorum Acquisition.”

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 give effect to these transactions, as if they had occurred at the beginning of such period. The unaudited pro forma condensed consolidated statements of operations do not give effect to the payment of $4.0 million to Perry A. Sook, our chief executive officer, as a success fee from the proceeds of this offering, as described under “Use of Proceeds,” since both payments are considered non recurring charges.

We have included all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the data. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances.

Based on our analysis of the Quorum Acquisition, we believe the acquisition of Quorum by Nexstar should be presented as a combination of entities under common control. However, we are currently evaluating whether the adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities—an interpretation of ARB No. 51 (“FIN 46”), could have an impact on the basis of accounting for the merger. An alternative basis of accounting could be purchase accounting which would require, among other things, the net assets of Quorum to be recorded at fair value, as well as the recognition of certain identifiable intangible assets including goodwill and the potential concurrent writeoff of such goodwill.

As described elsewhere in this prospectus, Mission purchased substantially all of the assets of KRBC and KSAN on June 13, 2003 and has entered into an agreement to purchase substantially all of the assets of WBAK. In addition, we have entered into an agreement to purchase substantially of the assets of KPOM/KFAA. In accordance with Rule 3-05 of Regulation S-X promulgated under the Exchange Act of 1934, we have not included these acquisitions in the pro forma condensed consolidated financial data, as these station acquisitions do not meet the applicable significance threshold.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position actually would have been if the transactions set forth above had occurred on the dates indicated or what our results of operations or financial position will be for future periods. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Nexstar Broadcasting Group, L.L.C., Quorum Broadcast Holdings, LLC and KARK/WDHN, and the related notes, which are included elsewhere in this prospectus. See “Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet” and “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations” for a discussion of assumptions made.

NEXSTAR BROADCASTING GROUP, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2003

	Nexstar as of June 30, 2003	KARK/ WDHN as of March 31, 2003(1)	Quorum as of June 30, 2003 (Restated)(13)	Pro Forma Adjustments		Unaudited Pro Forma (Restated)(13)
	(dollars in thousands)
Current assets
Cash and cash equivalents	$97,740	$29	$1,167	$(51,500 (1,039 134,207 (51,577 (113,015 (36,746 (110 — (63,203 (2,000 (1,000 122,700 (195,585 229,500 (1,500 (34,500	)(2c) )(2d) (3a) )(4a) )(5b) )(5c) )(5d) (5e) )(5f) )(5g) )(5h) (8) )(9a) (9b) )(5i) )(10)
				(4,000	)(6)	$29,568
Accounts receivable, net	28,507	—	11,808	—		40,315
Current portion of broadcast rights	4,611	284	5,877	—		10,772
Other current assets	3,221	2,556	915	(73	)(11)	6,619
Assets held for sale	—	—	7,007	—	(7)	7,007

Total current assets	134,079	2,869	26,774	(69,441)		94,281
Property and equipment, net	58,778	4,631	22,319	5,406	(2g)	91,134

Broadcast rights	3,237	210	2,946	—		6,393
Intangible assets, net	282,172	23,412	144,328	87,353	(2g)
				(4,038	)(12)
				2,300	(8)	535,527
Other assets	41,824	—	132	(50 (40,000	)(2a) )(2b)	1,906

Total assets	$520,090	$31,122	$196,499	$(18,470)		$729,241

Current liabilities
Accounts payable and accrued expenses	$11,726	$73	$4,532	$(73	)(11)	$16,258
Current portion of broadcast rights payable	4,760	310	5,023	—		10,093
Current portion of senior credit facility	925	—	—	—		925
Current portion of long-term debt		—	9,000	(9,000	)(5b)	—
Other current liabilities	6,053	—	1,691	—		7,744
Liabilities held for sale	—	—	1,699	—	(7)	1,699
Amounts due related parties	—	—	1,233	(1,233	)(5d)
Intercompany payable	—	17,233	—	(17,233	)(2e)	—

Total current liabilities	23,464	17,616	23,178	(27,539)		36,719
Senior credit facilities	196,225	—	104,015	(195,585	)(9a)
				(104,015	)(5b)
				229,500	(9b)	230,140
Senior discount notes	—	—	30,435	(30,435	)(5c)	—
% Senior subordinated notes due 2013	—	—	—	125,000	(8)	125,000
12% Senior subordinated notes due 2008, net of discount	155,102	—	—	—		155,102
16% Senior discount notes due 2009, net of discount	26,587	—	—	(26,587	)(10)	—
11 3/8% Senior discount notes due 2013, net of discount	76,859	—	—	—		76,859
SFAS No. 133 hedge accounting adjustment	3,700	—	—	—		3,700
Note payable to related party	—	—	2,000	(2,000	)(5g)	—
Broadcast rights payable	3,602	210	4,667	—		8,479
Deferred revenue	2,957	482	—	—		3,439
Deferred tax liabilities	10,066	2,145	3,448	28,072	(2g)	43,731
Other liabilities	5,102	963	8,704	(963	)(2f)	13,806

Total liabilities	503,664	21,416	176,447	(4,552)		696,975

Redeemable preferred and common units	53,464	—	108,756	(45,166 (8,298 (7,905 (57,542 (43,309	)(4a) )(4b) )(5i) )(5f) )(5i)	—

Minority interest in consolidated entity	2,953	—	—	—		2,953

Members’ interest or stockholders’ equity
Contributed capital	118,687	—	96,925	(118,687	)(4b)
				— (96,925	(5e) )(5a)	—
Common stock		10		(10	)(2e)	—
Class A common stock				101 33	(3b) (5a)	134
Class B common stock				134 —	(4b) (5a)	134
Class C common stock				14	(4b)	14
Additional paid-in capital		16		134,106	(3c)
				118,553	(4b)
				96,892 4,430 8,284 43,309 1,123 (16	(5a) (5i) (4b) (5i) (5d) )(2d)	406,697
Retained earnings (accumulated deficit)	(158,678)	9,680	(185,629)	(9,680	)(2e)
				(1,587 (4,824 (2,722 (3,589 (1,239 (4,422 1,975 (3,154 (4,038 (4,759 (1,000 (4,000	)(4a) )(4a) )(5c) )(5c) )(5f) )(5f) (5i) )(10) )(12) )(10) )(5h) )(6)	(377,666)

Total members’ interest or stockholders’ equity	(39,991)	9,706	(88,704)	148,302		29,313

Total liabilities, redeemable preferred and common units and members’ interest or stockholders’ equity	$520,090	$31,122	$196,499	$(18,470)		$729,241

See notes to unaudited pro forma condensed consolidated balance sheet.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2003

(dollars in thousands)

(1)    Represents the combined balance sheet of KARK/WDHN at March 31, 2003.

(2)    To record the effect of Nexstar’s acquisition of KARK/WDHN.

(a)	Cash deposit paid to seller		$50
(b)	Cash paid on January 31, 2003		40,000
(c)	Cash paid at closing on August 1, 2003		51,500
(d)	Transaction costs and working capital adjustment		1,039

	Total consideration paid		$92,589

(e)	Historical net book value		$9,706
(f)	Eliminate assets and liabilities not assumed at closing on August 1, 2003(i)		(18,196)

	Historical book value of net assets and liabilities acquired		$27,902
(g)	Value of property and equipment and intangible assets in excess of historical net book value
	Excess purchase price	$42,295
	Property and equipment	10,037
	FCC license (indefinite life)	27,313
	Network affiliation (useful life of 15 years)	36,338
	Other intangibles (average useful life of 1.1 year)	4,819

	Value of property and equipment and intangible assets	$120,802
	Eliminate historical value of property and equipment and intangible assets	(28,043)

	Value of property and equipment and intangible assets in excess of historical net book value		$92,759
(h)	Deferred tax liability		(28,072)

	Fair value of KARK/WDHN		$92,589

(i) Assets and net liabilities not assumed are the intercompany liabilities relating to KARK/WDHN, other liabilities of $963 and working capital adjustment of $2.3 million.

(3) To	record the impact of the proposed sale of Class A common stock reflects:

(a)	net cash proceeds of $134.2 million from the offering used to repay the 16% senior discount notes, to redeem certain equity interests and used to partially finance the Quorum acquisition,

(b)	par value of common stock, and

(c)	additional paid-in capital.

(4) To	record the effect of our corporate reorganization as of June 30, 2003:

(a)	To redeem mandatorily redeemable 15% Series AA preferred membership interests of $51.6 million, including accrued yield and premium of $1.6 million. As of June 30, 2003 the accreted balance of the Series AA preferred membership interests amounted to $45.2 million. The excess of liquidation preference over carrying value of $4.8 million had been recorded to retained earnings. As of November 15, 2003, the redemption value of the mandatorily redeemable 15% Series AA preferred membership interests will increase to $54.7 million, including accrued yield and premium of $1.7 million.

(b)	To record the effect of the reorganization by allocating contributed capital of $118.7 million and redeemable common units of $8.3 million to the three classes of common stock.

(5)    To record the effect of the Quorum acquisition as of June 30, 2003:

(a)	To record the impact of converting common units of Quorum of $96.9 million into Class A common stock.

For pro forma purposes, we have assumed that the acquisition of Quorum will be accounted for as a combination of entities under common control in a manner similar to a pooling of interests.

(b)	To record the impact of repaying Quorum’s existing revolving credit facility of $40.9 million and term loan facility of $72.1 million, for a total of $113.0 million. As of June 30, 2003, $9.0 million was classified as current liabilities.

(c)	To record the impact of repaying Quorum’s 15% senior discount notes for a total of $36.7 million, including the associated call premium of $2.7 million and the acceleration of amortization of $3.6 million. As of June 30, 2003 the accreted balance amounted to $30.4 million. As of November 15, 2003, the redemption value of the 15% senior discount notes will increase to $38.8 million, including the associated call premium of $2.9 million.

(d)	To record the impact of converting an accrued management fee of $1.1 million into 74,881 shares of Class B common stock and paying approximately $0.1 million for an accrued management fee payable to ABRY Partners, L.L.C.

(e)	In connection with the Quorum acquisition, we may pay Quorum’s departing chief executive officer a discretionary severance payment of up to $7.2 million.

(f)	To record the impact of redeeming preferred membership interests of Quorum for a total of $63.2 million, including accrued yield and premium of $1.2 million. As of June 30, 2003 the accreted balance for the preferred membership interests amounted to $57.5 million. The excess of liquidation preference over carrying value of $4.5 million had been recorded to retained earnings. As of November 15, 2003, the redemption value of the preferred membership interest will increase to $66.7 million, including accrued yield and premium of $1.3 million.

(g)	To record the impact of repaying a $2.0 million note owed to Victor Rumore, the owner of VHR.

(h)	To record the impact of paying $1.0 million of other costs related to the Quorum acquisition.

(i)	To record the impact of converting preferred membership interests of Quorum of $43.3 million and redeemable common units of Quorum of $4.4 million into Class A common stock. As of November 15, 2003 the value of the converted preferred membership interests of Quorum will amount to $42.5 million. The remaining redeemable common units of Quorum will be purchased for approximately $0.8 million from certain former or departing senior executive employees of Quorum, primarily the chief executive officer, and for approximately $0.7 million from unaffiliated third party investors.

(6)    To record the impact of paying a $4.0 million success fee to Perry A. Sook, our chief executive officer.

(7)	Quorum has reclassified the assets and liabilities of WTVW to assets and liabilities held for sale since Quorum entered into an agreement to sell substantially all of the assets of WTVW for $43.0 million in cash. However, the consummation of the transaction requires FCC consent, therefore the Company has not recognized the estimated cash proceeds of $43.0 million in the pro forma statements.

(8)	To record the impact of the completion of the offering of senior subordinated notes up to $125.0 million net proceeds aggregate principal by Nexstar Finance, excluding fees of $2.3 million.

(9)	To record the effect of Nexstar’s senior credit facilities refinancing:

(a)	To record the impact of repaying Nexstar’s existing term loan facility of $130.0 million, Mission’s existing term loan facility of $55.0 million and Mission’s revolving credit facility of $10.6 million, for a total of $195.6 million.

(b)	To record the impact of borrowing $140.0 million under Mission’s term loan facility, $55.0 million under Nexstar’s term loan facility and $34.5 million under Nexstar’s revolving credit facility, for a total of $229.5 million.

(10)	To record the impact of repaying Nexstar’s 16% senior discount notes for a total of $34.5 million, including the associated call premium of $4.8 million. As of June 30, 2003 the accreted balance of the senior subordinated notes amounted to $26.6 million. The excess of liquidation preference over carrying value of $3.2 million had been recorded to retained earnings.

(11)	To eliminate amounts recorded by KARK/WDHN as receivables by Nexstar.

(12)	To record the impact of the write-off of debt issuance costs of $4.0 million, resulting from the redemption of Nexstar’s 16% senior discount notes ($0.9 million) and the extinguishment of the bank agreement ($3.1 million).

(13)	The 2002 financial statements of Quorum Broadcast Holdings, LLC have been restated to record additional valuation allowance for certain deferred tax assets. See Note 17 of the financial statements for additional explanation.

NEXSTAR BROADCASTING GROUP, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2003

	Nexstar(1)	KARK/ WDHN(2)	Quorum(3) (Restated)	Pro Forma Adjustments		Unaudited Pro Forma (Restated)
	(amounts in thousands, except per unit and per share data)

Net broadcast revenue	$61,767	$7,736	$27,392	$(1,150	)(4)	$95,745
Trade and barter revenue	5,617	277	3,176	—		9,070

Total net revenue	67,384	8,013	30,568	(1,150)		104,815
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	20,201	2,600	7,267	(1,150	)(4)	28,918
Management fees	—	1,206	—	—		1,206
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	19,549	1,968	11,824	—		33,341
Amortization of broadcast rights	7,359	103	3,755	—		11,217
Depreciation and amortization	12,968	438	7,902	3,848	(5)	25,156

Income (loss) from operations	7,307	1,698	(180)	(3,848)		4,977
Interest expense	26,591	—	6,962	(2,465	)(6)	31,088
		—
Interest income	324		—	—		324
Other income (expense), net	546	—	1,329	—		1,875

Income (loss) before income taxes and minority interest in consolidated entity	(18,414)	1,698	(5,813)	(1,383)		(23,912)
Income tax expense	(1,205)	(708)	(782)	—	(7)	(2,695)
Minority interest in consolidated entity	105	—	—	—		105

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(19,514)	$990	$(6,595)	$(1,383)		$(26,502)

Basic and diluted loss per common unit:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(3.01)
Basic and diluted pro forma loss per common share(8):
Loss before discontinued operations and cumulative effect of change in accounting principle						$(0.94)
Weighted-average number of common units outstanding used in calculating basic and diluted loss per common unit	6,473
Weighted-average number of pro forma common shares outstanding used in calculating basic and diluted pro forma loss per common share(8)						28,081

See notes to unaudited pro forma condensed consolidated statement of operations.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2003

(dollars in thousands)

(1)	Represents the unaudited consolidated statement of operations of Nexstar Broadcasting Group, L.L.C., our predecessor entity, for the six months ended June 30, 2003.

(2)	Represents the unaudited combined income statement of KARK/WDHN for the six months ended March 31, 2003.

(3)	Represents the unaudited consolidated statement of operations of Quorum Broadcast Holdings, LLC, for the six months ended June 30, 2003 as restated to record additional valuation allowance for certain deferred tax assets. See Note 17 of the Quorum Broadcast Holdings, LLC financial statements for additional explanation.

(4)	To record the elimination of amounts recorded as revenue and expense by both KARK/WDHN and Nexstar under certain LMA arrangements.

(5)	To record adjustment to amortization due to the valuation of acquired property and equipment and intangible assets of the KARK/WDHN acquisition.

Value of amortizable intangible assets(i) (weighted average useful life 5.7 years)	$41,157
Pro forma amortization expense	3,421
Value of property and equipment (average useful life 5.8 years)	10,037
Pro forma depreciation expense	865
Historical amortization	438

Pro forma adjustment	$3,848

(i)	Under Statement of Financial Accounting Standards No. 142, $41,157 of the $110,279 of intangible assets acquired are amortizable.

(6)	To record adjustment to interest expense due to the changes in borrowing amounts:

Repayment of $113.0 million borrowings of Quorum (assuming an average rate of 6%)(i)	$(2,650)
Repayment of Quorum’s $34.0 million 15% senior discount notes	(2,504)
Repayment of $195.6 million in borrowings under the Nexstar and Mission credit facilities (assuming an average rate of 5%)(ii)	(4,890)
Repayment of Nexstar’s 16% senior discount notes	(2,376)

$(12,420)
Additional borrowing of $229.5 million under the Nexstar and Mission credit facilities (assuming an average rate of 4.5%)(iii)	5,163
Additional interest expense due to the completion of the offering of senior subordinated notes of $125.0 million assuming an interest rate of 7.5%	4,688
Additional borrowing of $25.0 million from January 1 to January 31 for Nexstar’s purchase of KARK/WDHN which was financed partly under the Nexstar credit facilities (iii), (iv)	104

Pro forma adjustment	$(2,465)

(i)	Interest expense adjustment for Quorum is reduced by $1,223 due to reclassification of interest expense pursuant to EITF 87-24 in the statement of operations to discontinued operations relating to the disposition of WTVW. If the assumed rate on the Quorum credit facilities increased by 0.125%, total pro forma interest expense would increase by $71.
(ii)	If the assumed rate on the Nexstar and Mission credit facilities increased by 0.125%, total pro forma interest expense would increase by $122.

(iii)	If the assumed rate on the Nexstar and Mission credit facilities increased by 0.125%, total pro forma interest expense would increase by $143.
(iv)	The interest expense for the period from February 1 through June 30, 2003 is included in the Nexstar consolidated statement of operations.

(7)	The pro forma income tax benefit resulting from the pro forma adjustments is based on Nexstar Broadcasting Group, L.L.C.’s historical tax provision using historical amounts. For pro forma purposes, Nexstar has determined that it is more likely than not that any deferred tax assets arising from the pro forma adjustments will not be realized and, as a result, a full valuation allowance has been established.

(8)	Pro forma loss per common share has been calculated by dividing the pro forma loss before discontinued operations and cumulative effect of change in accounting principle by the weighted average number of common shares outstanding.

NEXSTAR BROADCASTING GROUP, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Nexstar(1)	KARK/ WDHN(2)	Quorum(3) (Restated)	Pro Forma Adjustments		Unaudited Pro Forma (Restated)
		(amounts in thousands, except per unit and per share data)

Net broadcast revenue	$123,137	$17,484	$56,864	$—		$197,485
Trade and barter revenue	10,702	834	6,155	—		17,691

Total net revenue	133,839	18,318	63,019	—		215,176
Operating expenses:
Direct Station operating expenses (exclusive of depreciation and amortization shown separately below)	35,147	5,487	15,558	—		56,192
Management fees	—	3,112	—	—		3,112
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	35,821	4,909	23,701	—		64,431
Amortization of broadcast rights	14,776	—	8,391	—		23,167
Depreciation and amortization	26,657	2,018	17,056	6,646(4)		52,377

Income (loss) from operations	21,438	2,792	(1,687)	(6,646)		15,897
Interest expense	38,941	—	25,877	(4,190	)(5)	60,628

Interest income	152	—	—	—		152
Other expense (income), net	2,356	—	(1,140)	—		1,216

Income (loss) before income taxes	(19,707)	2,792	(26,424)	(2,456)		(45,795)
Income tax expense	(5,178)	(1,365)	(3,001)	—	(6)	(9,544)

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(24,885)	$1,427	$(29,425)	$(2,456)		$(55,339)

Basic and diluted loss per common unit:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(4.00)
Basic and diluted pro forma loss per common share(7):						$(1.97)
Loss before discontinued operations and cumulative effect of change in accounting principle
Weighted-average number of common units outstanding used in calculating basic and diluted loss per common unit	6,216
Weighted-average number of pro forma common shares outstanding used in calculating basic and diluted pro forma loss per common share(7)						28,081

See notes to unaudited pro forma condensed consolidated statement of operations.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(dollars in thousands)

(1)	Represents the audited consolidated statement of operations of Nexstar Broadcasting Group, L.L.C., our predecessor entity, for the year ended December 31, 2002.

(2)	Represents the audited combined income statement of KARK/WDHN for the year ended September 30, 2002.

(3)	Represents the audited consolidated statement of operations of Quorum Broadcast Holdings, LLC, for the year ended December 31, 2002 as restated to record additional valuation allowance for certain deferred tax assets. See Note 17 of the Quorum Broadcast Holdings, LLC financial statements for additional explanation.

(4)	To record adjustment to amortization due to the valuation of acquired property and equipment and intangible assets of the KARK/WDHN acquisition.

Value of amortizable intangible assets(i) (weighted average useful life 5.7 years)	$41,157
Pro forma amortization expense	6,842
Value of property and equipment (average useful life of 5.8 years)	10,037
Pro forma depreciation expense	1,730
Historical amortization	1,926

Pro forma adjustment	$6,646

(i)	Under Statement of Financial Accounting Standards No. 142, $41,157 of the $110,279 intangible assets acquired are amortizable.

(5)	To record adjustment to interest expense due to the changes in borrowing amounts:

Repayment of $113.0 million of borrowings of Quorum (assuming an average rate of 7.2%)(i)	$(6,349)
Repayment of Quorum’s $34.0 million 15% senior discount notes	(4,261)
Repayment of $195.6 million in borrowings under the Nexstar and Mission credit facilities (assuming an average rate of 5%)(ii)	(9,780)
Repayment of Nexstar’s 16% senior discount notes	(4,752)

$(25,142)
Additional borrowing of $229.5 million under the Nexstar and Mission credit facilities (assuming an average rate of 4.5%)(iii)	10,327
Additional interest expense due to the completion of the offering of senior subordinated notes of $125.0 million assuming an interest rate of 7.5%	9,375
Additional borrowing of $25.0 million for Nexstar’s purchase of KARK/ WDHN for $92.0 million which was financed partly under the Nexstar credit facilities (iii)	1,250

Pro forma adjustment	$(4,190)

(i)	Interest expense adjustment for Quorum is reduced by $2,828 due to reclassification of interest expense pursuant to EITF 87-24 in the statement of operations to discontinued operations relating to the disposition of WTVW. If the assumed rate on the Quorum credit facilities increased by 0.125%, total pro forma interest expense would increase by $141.
(ii)	If the assumed rate on the Nexstar and Mission credit facilities increased by 0.125%, total pro forma interest expense would increase by $245.
(iii)	If the assumed rate on the Nexstar and Mission credit facilities increased by 0.125%, total pro forma interest expense would increase by $287.

(6)	The pro forma income tax benefit resulting from the pro forma adjustments is based on Nexstar Broadcasting Group, L.L.C.’s historical tax provision using historical amounts. For pro forma purposes, Nexstar has determined that it is more likely than not that any deferred tax assets arising from the pro forma adjustments will not be realized and, as a result, a full valuation allowance has been established.

(7)	Pro forma loss per share has been calculated by dividing pro forma loss before discontinued operations and cumulative effect of change in accounting principle by the weighted average number of common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data presented below for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from the audited consolidated financial statements of our predecessor, Nexstar Broadcasting Group, L.L.C. The audited financial statements of Nexstar Broadcasting Group, L.L.C, as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 are contained elsewhere in this prospectus. The selected historical financial and other data presented below for the six months ended June 30, 2002 and 2003, have been derived from the unaudited consolidated financial statements of Nexstar Broadcasting Group, L.L.C. contained elsewhere in this prospectus which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. The results for the six months ended June 30, 2003 are not necessarily indicative of results that may be expected for the entire year or for any future period. You should read the following data together with our historical consolidated financial statements and related notes, “Unaudited Pro Forma Consolidated Financial Statements” and related notes and “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity in order to present fairly our financial position, results of operations and cash flows in conformity with GAAP. Mission Broadcasting, Inc. files separate periodic reports under the Securities Exchange Act of 1934.

	Fiscal Year Ended December 31,					Six Months Ended June 30, (unaudited)
	1998	1999	2000	2001	2002	2002	2003
	(amounts in thousands, except per unit data)
Statement of Operations Data:

Net broadcast revenue(1)	$56,005	$78,489	$107,085	$99,054	$123,137	$54,930	$61,767
Trade and barter revenue	6,606	8,470	10,382	11,675	10,702	4,914	5,617

Total net revenue	62,611	86,959	117,467	110,729	133,839	59,844	67,384
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	16,960	23,760	29,269	31,332	35,147	17,320	20,201
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	15,514	23,645	28,790	28,182	35,821	17,001	19,549
Amortization of program rights	8,972	13,580	16,905	17,344	14,776	6,904	7,359
Depreciation and amortization	21,254	20,466	23,933	33,811	26,657	12,877	12,968

Income (loss) from operations	(89)	5,508	18,570	60	21,438	5,742	7,307
Interest expense	11,588	17,629	20,170	40,290	38,941	19,237	26,591
Interest income	(136)	(261)	(309)	(317)	(152)	(58)	(324)
Other expense (income), net	125	249	259	519	2,356	262	(546)

Loss before income taxes	(11,666)	(12,109)	(1,550)	(40,432)	(19,707)	(13,699)	(18,414)
Income tax benefit (expense)	1,020	(253)	(1,668)	2,232	(5,178)	1,312	(1,205)

Loss before related party minority interest preferred dividend	(10,646)	(12,362)	(3,218)	(38,200)	(24,885)	(12,387)	(19,619)
Related party minority interest preferred dividend	—	—	—	(2,423)	—	—	—

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(10,646)	(12,362)	(3,218)	(40,623)	(24,885)	(12,387)	(19,619)
Minority interest in consolidated entity	—	—	—	—	—	—	105
Cumulative effect of change in accounting principle	—	—	—	—	(27,419)	(27,419)	—

Net loss	$(10,646)	$(12,362)	$(3,218)	$(40,623)	$(52,304)	$(39,806)	$(19,514)

Other comprehensive loss:
Cumulative effect of change in accounting principle	—	—	—	(241)	—	—	—
Change in market value of derivative instrument	—	—	—	(3,490)	3,731	1,920	—

Net loss and other comprehensive loss	$(10,646)	$(12,362)	$(3,218)	$(44,354)	$(48,573)	$(37,886)	$(19,514)

Net loss	(10,646)	(12,362)	(3,218)	(40,623)	(52,304)	(39,806)	(19,514)
Accretion of preferred interests	—	—	—	(2,786)	(7,713)	(3,718)	(7,939)

Net loss attributable to common unit holders	$(10,646)	$(12,362)	$(3,218)	$(43,409)	$(60,017)	$(43,524)	$(27,453)

Basic and diluted loss per unit:(2)
Net loss	$(3.15)	$(3.58)	$(0.89)	$(8.55)	$(9.66)	$(7.02)	$(4.24)
Cumulative effect of change in accounting principle	—	—	—	(0.05)	(4.41)	(4.42)	—
Weighted average number of units outstanding:
Basic and diluted	3,375	3,453	3,605	5,078	6,216	6,201	6,473

Balance Sheet Data (end of period):

Cash and cash equivalents	$1,989	$3,037	$2,811	$5,870	$19,947	$4,179	$97,740
Working capital	4,843	(7,959)	6,206	19,235	29,214	20,114	110,615
Net intangible assets	146,640	200,415	221,704	313,280	281,695	305,742	282,172
Total assets	209,610	289,878	320,194	426,670	400,318	411,366	520,090
Total debt(3)	140,545	203,531	253,556	304,655	320,017	308,308	459,398
Total redeemable preferred and common units	—	—	—	56,567	64,235	60,240	53,464
Total members’ interest (deficit)	45,470	37,192	33,834	27,973	(29,728)	(13,124)	(39,991)

Cash Flow Data:

Net cash provided by (used in)
Operating activities	$6,213	$9,424	$16,568	$120	$20,612	$4,256	$6,270
Investing activities	(167,565)	(88,694)	(50,882)	(120,115)	(17,555)	(3,971)	(54,716)
Financing activities	161,112	80,318	34,088	123,054	11,020	(1,976)	126,239

Other Financial Data:

Capital expenditures, net	$5,495	$6,621	$5,595	$5,590	$7,940	$3,936	$4,297
Ratio of combined earnings to fixed charges and preferred dividends(4)	—	—	—	—	—	—	—

NOTES TO THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.

(2)	Loss per unit is based on the net loss attributable to common unitholders.

(3)	Includes capital leases and excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer which he has agreed to repay upon the completion of this offering. See “Use of Proceeds.”

(4)	For purposes of calculating the ratio of combined earnings to fixed charges and preferred dividends, earnings represent pre tax loss from continuing operations before adjustment for minority interest in consolidated subsidiary and fixed charges. Fixed charges consist of interest expense (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $11,666, $12,109, $1,550, $43,205 and $19,707 during the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and by $13,699 and $18,414 for the six months ended June 30, 2002 and June 30, 2003, respectively.

NEXSTAR MANAGEMENT’S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our historical consolidated financial statements and related notes and our unaudited pro forma condensed consolidated financial statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause future results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors.”

Introduction

Overview/Relationship with Mission

We currently own and operate, through our subsidiaries, 16 television stations. Through various local service agreements with Mission Broadcasting, Inc., or Mission, we provide various management, sales or other services to additional television stations. Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL, KJBO-LP, KRBC and KSAN. Mission also programs WBAK pursuant to a time brokerage agreement, pending Mission’s acquisition of WBAK from Bahakel Communications, which is expected to close in the fourth quarter of 2003, subject to FCC consent. We do not own Mission or its television stations. In order for both us and Mission to continue to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of our guarantee of Mission’s debt and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under GAAP to have a controlling financial interest in Mission. Additionally, we have evaluated the impact of accounting for Mission under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN No. 46”) “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” and have determined that we will be required to continue consolidating Mission’s financial statements under GAAP.

Our ability to receive cash from Mission is governed by the following local service agreements:

•	We have a time brokerage agreement with WFXP, which allows us to program most of the station’s broadcast time, sell the station’s advertising time and retain the advertising revenue generated by WFXP in exchange for monthly payments to Mission.

•	We have a shared services agreement with KJTL and KJBO-LP, which allows the sharing of services, including news production, technical maintenance and security, in exchange for our right to receive certain payments from Mission as described in the shared services agreement. Through a joint sales agreement, we have also acquired the rights to sell and receive the revenues from the advertising time on KJTL and KJBO-LP in return for monthly payments to Mission. The arrangements under these agreements have had the effect of us receiving substantially all of the available cash generated by KJTL and KJBO-LP. We anticipate that we will continue to receive substantially all of the available cash generated by KJTL and KJBO-LP under these agreements.

•	We have shared services agreements with each of WYOU, KODE, KRBC/KSAN and WBAK and a joint sales agreement with WBAK, which have terms substantially similar to the terms of the shared services agreement and joint sales agreement, as applicable, with KJTL and KJBO-LP, except that the payment pursuant to the WYOU and KRBC/KSAN shared services agreement is a flat monthly fee.

For more information about our local service agreements with Mission, see “Certain Transactions—Transactions between Nexstar and Mission.”

In addition to providing certain services to Mission’s television stations, we also guarantee Mission’s bank debt. Similarly, Mission is a guarantor of the senior credit facility entered into and the senior subordinated notes issued by Nexstar Finance, L.L.C. (“Nexstar Finance”), one of our wholly-owned indirect subsidiaries.

The shareholder of Mission has granted to us a purchase option on each Mission station to acquire the assets and liabilities of each station for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. These option agreements are freely exercisable or assignable by us without consent or approval by the shareholder of Mission.

Nexstar does not own Mission or Mission’s television stations. However, as a result of our guarantee of Mission’s debt and our arrangements under the local service arrangements and purchase option agreements with Mission, we are deemed under GAAP to have a controlling financial interest in Mission while complying with the FCC’s rules regarding ownership limits in television markets. In order for both us and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission as if it were a wholly-owned entity. We believe this presentation is meaningful for understanding our financial performance. As discussed above, we have considered the method of accounting under FIN No. 46 and have determined that we will be required to continue consolidating Mission’s financial position, results of operations and cash flows. Therefore, the following discussion of our financial position and results of operations includes Mission’s financial position and results of operations.

In addition to our agreements with Mission, pursuant to an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. that became effective December 1, 2001, we provide engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, Illinois market. The parties share the combined broadcast cash flow (as defined in the outsourcing agreement) generated by WYZZ and Nexstar-owned WMBD. The outsourcing agreement expires in December 2008, but at any time it may be canceled by either party upon 180 days written notice. We evaluated the arrangement under FIN No. 46 and determined that we are not the primary beneficiary of WYZZ.

Corporate Reorganization

Concurrent with this offering, we will undertake a corporate reorganization whereby:

•	Nexstar Broadcasting Group, L.L.C., our predecessor, and certain of its direct and indirect subsidiaries will be merged with and into our company, Nexstar Broadcasting Group, Inc.;

•	the existing mandatorily redeemable Series AA membership interests, plus accrued yield and premium, in Nexstar Broadcasting Group, L.L.C., all of which are held by Banc of America Capital Investors L.P., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, will be redeemed for approximately $54.7 million in cash in accordance with their terms; and

•	all of the remaining existing membership interests in Nexstar Broadcasting Group, L.L.C. will be converted concurrent with this offering, assuming an initial public offering price of $15.00 per share, into:

•	111,832 shares of our Class A common stock;

•	13,315,917 shares of our Class B common stock, in the case of membership interests held by ABRY and Perry A. Sook, which is entitled to 10 votes per share and is equivalent in all other respects to the Class A common stock; and

•	1,364,544 shares of our Class C non-voting common stock, in the case of membership interests held by Banc of America Capital Investors L.P.

The actual number of shares of Class A, B and C common stock issued upon conversion of existing membership interests of our predecessor will depend upon the actual initial public offering price of our Class A common stock.

Quorum Acquisition

We have entered into an agreement to acquire all of the Quorum subsidiaries, which own and operate 11 television stations (including WTVW, which certain Quorum subsidiaries have contracted to sell) and provide management, sales or other services to an additional five stations.

Of the five stations that the Quorum subsidiaries do not own and operate but provide services to, two are owned by Mission Broadcasting of Amarillo, Inc., which like Mission is wholly-owned by David S. Smith, and three are owned by VHR, which is wholly-owned by Victor Rumore. In connection with the Quorum acquisition, Mission will acquire these five stations. First, VHR will merge with and into affiliates of Mission of Amarillo, and then these affiliates and Mission of Amarillo will merge with and into Mission. Each of these transactions requires FCC consent.

The Quorum subsidiaries have entered into local service agreements with Mission of Amarillo and VHR that are substantially similar to our local service agreements with Mission. Upon the completion of the Quorum acquisition and the Mission mergers, we will become a party to these local service agreements as successor to the Quorum subsidiaries and Mission will become a party to such agreements as the successor to Mission of Amarillo and VHR. For more information about the Quorum subsidiaries’ local service agreements with Mission of Amarillo and VHR, see “Certain Transactions.” For more information on the Quorum acquisition see “The Quorum Acquisition.” We will also enter into new option agreements with Mission for the purchase of these stations.

The Quorum acquisition will increase the number of stations that we own and operate or provide services to by 60%. Consistent with our acquisition strategy, the Quorum stations are located in markets that we target with respect to both size and proximity to our regional clusters, and of the nine new markets that we will enter as a result of the acquisition, five are duopoly markets. Quorum generated net broadcast revenues of $56.9 million in 2002 and $27.4 million for the first six months of 2003. Net cash provided by continuing operations were $8.1 million in 2002 and $4.3 million for the first six months of 2003. We believe that, by applying our operating strategy to the Quorum stations, we will generate revenue and cash flow growth. However, there are risks associated with any acquisition, including the Quorum acquisition, as described in “Risk Factors.”

In addition to shares of our common stock, consideration for the merger includes the assumption of debt of approximately $152.3 million and the redemption of certain membership interests of Quorum for approximately $68.2 million. We will finance the Quorum acquisition with some of the proceeds from this offering, the net proceeds of $125.0 million aggregate principal amount of senior subordinated notes to be issued in a private placement by Nexstar Finance, additional borrowings under our amended senior credit facilities and cash on hand. The additional debt incurred to purchase Quorum will be serviced by cash flows generated from operating activities.

Operational Structure

The following diagram summarizes our operational structure and our relationship with Mission, whose results of operations and financial position are consolidated with ours, following our corporate reorganization:

(1)	Guarantor under Nexstar Finance’s and Mission’s senior credit facilities.
(2)	Issuer of 16% senior discount notes due 2009 and 11.375% senior discount notes due 2013 and guarantor under Nexstar Finance Inc.’s and Mission’s senior credit facilities.
(3)	Issuer of 12% senior subordinated notes due 2008, borrower under its senior credit facilities and guarantor under Mission’s senior credit facility.
(4)	Borrower under its senior credit facility and guarantor under Nexstar Finance Inc.’s senior credit facilities and 12% senior subordinated notes due 2008.
(5)	Guarantors under Nexstar Finance’s and Mission’s senior credit facilities and the 12% senior subordinated notes due 2008 of Nexstar Finance.

The following diagram summarizes our operational structure and our relationship with Mission, whose results of operations and financial position are consolidated with ours, following our corporate reorganization, the Quorum acquisition (including Mission’s acquisition of the Mission of Amarillo and VHR stations) and the private placement of the new senior subordinated notes by Nexstar Finance:

(1)	Guarantor under Nexstar Finance Inc.’s and Mission’s senior credit facilities.
(2)	Issuer of 16% senior discount notes due 2009 and 11.375% senior discount notes due 2013 and guarantor under Nexstar Finance Inc.’s and Mission’s senior credit facilities.
(3)	Issuer of 12% senior subordinated notes due 2008 and the new senior subordinated notes, borrower under its senior credit facilities and guarantor under Mission’s senior credit facility.
(4)	Borrower under its senior credit facility and guarantor under Nexstar Finance Inc.’s senior credit facilities, 12% senior subordinated notes due 2008 and the new senior subordinated notes.
(5)	Guarantors under Nexstar Finance’s and Mission’s senior credit facilities, the 12% senior subordinated notes due 2008 and the new senior subordinated notes of Nexstar Finance.

Operations

The operating revenue of our stations is derived primarily from advertising revenue, which in turn depends on the economic conditions of the markets in which we operate, the demographic makeup of those markets and the marketing strategy we employ in each market. Our primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, newsgathering and programming costs. A large percentage of the costs involved in the operation of our stations remains relatively fixed.

Each of our stations has a network affiliation agreement pursuant to which the network provides programming to the station during specified time periods, including prime time. Each of NBC, CBS and ABC compensates our affiliated stations for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox and UPN do not provide for compensation. Each station acquires licenses to broadcast programming in non-news and non-network time periods. The licenses are either purchased from a program distributor for cash and/or the program distributor is allowed to sell some of the advertising inventory as compensation to eliminate or reduce the cash cost for the license. The latter is referred to as barter broadcast rights. The station records the estimated fair market value of the licenses, including any advertising inventory given to the program distributor, as a broadcast right asset and liability. The assets are amortized as a component of amortization of broadcast rights. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The cash broadcast rights liabilities are reduced by monthly payments while the barter liability is amortized over the life of the contract as a component of trade and barter revenue.

Advertising rates are based upon (1) a program’s popularity among the viewers that an advertiser wishes to target, (2) the number of advertisers competing for the available time, (3) the size and the demographic composition of the market served by the station, (4) the availability of alternative advertising media in the market area and (5) the effectiveness of the station’s sales force. Advertising rates are also determined by a station’s overall ability to attract viewers in its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 65.6% of our spot revenue for the six months ended June 30, 2003 and 2002 was generated from local advertising. The remainder of our advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that provides for representation outside the particular station’s market. National commission rates vary within the industry and are governed by each station’s agreement. All national and political revenue is derived from advertisements placed by advertising agencies. The agencies receive a commission rate of 15.0% of the gross amount of revenue related to the advertising schedules placed by them. While the majority of local spot revenue is placed by local agencies, some advertisers place their advertisements directly with our stations’ local sales staff, thereby eliminating the agency commission.

The advertising revenue of our stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even-numbered years as a result of political advertising and advertising aired during the Olympic Games.

The acquisitions and local service agreements described below, which were entered into by Nexstar and Mission during the fiscal years ended December 31, 2000, 2001 and 2002, affect the period-to-period comparability of the operating results discussed in this prospectus:

•	In September 2000, we acquired substantially all of the assets of KMID, the ABC affiliate in the Odessa-Midland, Texas market, for approximately $10.0 million.

•	In November 2000, we acquired substantially all of the assets of KTAL, the NBC affiliate in the Shreveport, Louisiana market, for approximately $35.3 million.

•	In January 2001, we acquired substantially all of the assets of WCIA/WCFN and WMBD for approximately $108.0 million. At the time of purchase, WCIA/WCFN was the CBS affiliate in the Champaign-Springfield-Decatur, Illinois market. On April 1, 2002, we converted WCFN from a satellite station of WCIA to a UPN-affiliated station. WMBD is the CBS affiliate in the Peoria-Bloomington, Illinois market.

•

In December 2001, Mission entered into a purchase agreement and a time brokerage agreement with GOCOM Broadcasting of Joplin, L.L.C. with regard to KODE, the ABC affiliate in the Joplin, Missouri-Pittsburg, Kansas market. Pursuant to the time brokerage agreement, Mission was allowed to program most of the station’s broadcast time, sell the station’s advertising time and retain the advertising revenue in consideration for a monthly fee. In September 2002, Mission acquired certain of the assets of KODE for $14.0 million. On April 1, 2002, Nexstar entered into a shared services agreement with Mission to provide news production, technical maintenance and security for KODE, in exchange for monthly fees paid to Nexstar. The services provided by us resulted in higher miscellaneous revenue and operating expenses for Nexstar-owned KSNF, the station providing the services.

•	In December 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, Illinois market. Pursuant to this agreement, the parties share the combined broadcast cash flow generated by WYZZ and Nexstar-owned WMBD.

•	On April 1, 2002, Nexstar converted WCFN from a satellite station of WCIA to a UPN-affiliated station. As a result, WCFN became a full-power station capable of generating revenue of its own. For discussion purposes on a same station basis, Nexstar has excluded WCFN’s revenue and expenses.

•	On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with LIN Television Corporation and two of its subsidiaries, with regard to KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN, the NBC affiliate in San Angelo, Texas, which was called KACB until October 30, 2003. Operations under the local marketing agreement commenced on January 1, 2003. Mission purchased substantially all of the assets of the stations for $10.0 million on June 13, 2003. Upon the closing of the acquisition, Mission entered into a shared services agreement with Nexstar pursuant to which Nexstar-owned KTAB provides news production, technical maintenance and security for KRBC and KSAN.

•	On December 30, 2002, Nexstar entered into a purchase agreement and time brokerage agreements with two subsidiaries of Morris Multimedia, Inc., with regard to KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the time brokerage agreements commenced on February 1, 2003. On August 1, 2003, Nexstar completed the acquisition of the stations for a total consideration of $91.5 million.

We make references throughout this section to comparisons on a “same station basis”, in order to provide a more meaningful comparison of annual growth from internal operations which may be masked by growth from acquisitions. These comparisons refer to stations that we have owned or provided services to at the beginning and end of a particular period. In particular, references to a comparison on a same station basis for the year ended December 31, 2002 versus the year ended December 31, 2001 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KTAB, KMID, KTAL, WCIA and WMBD. References to a comparison on a same station basis for the year ended December 31, 2001 versus the year ended December 31, 2000 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP and KTAB. References to a comparison on a same station basis for the six months ended June 30, 2003 versus the six months ended June 30, 2002 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KTAB, KMID, KTAL, WCIA, WMBD, WYZZ and KODE.

Recent Developments

On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with LIN Television Corporation and two of its subsidiaries, the former owners of KRBC and KSAN. The local marketing agreement commenced on January 1, 2003. Mission purchased substantially all of the assets of the stations for $10.0 million on June 13, 2003. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price in December 2002, which amount was included in noncurrent assets as of December 31, 2002. On June 13, 2003, Mission entered into a shared services agreement with us, whereby Nexstar-owned KTAB provides certain services to KRBC and KSAN including news production, technical maintenance and security, among other services, in exchange for payments from Mission.

On December 30, 2002, we entered into a purchase agreement and time brokerage agreements with two subsidiaries of Morris Multimedia, Inc., the former owners of KARK and WDHN. The time brokerage agreements commenced on February 1, 2003. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $40.0 million against the $91.5 million purchase price on January 31, 2003, which amount was included in non-current assets as of June 30, 2003. We paid the remaining $51.5 million of the purchase price, which was funded from available cash, and completed the acquisition on August 1, 2003.

On February 13, 2003, we and Mission obtained new senior credit facilities. The facilities consist of $185.0 million in term loans (Nexstar-$130.0 million and Mission-$55.0 million) and $80.0 million in revolving loans (Nexstar-$50.0 million and Mission-$30.0 million). We and Mission used the proceeds from the term loans to refinance the then existing senior credit facilities. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The revolving loans mature on December 31, 2009. As of June 30, 2003, Mission had drawn $12.2 million on its revolver and we had no borrowings outstanding under our new revolver. The refinancing of the existing senior credit facilities resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002.

On March 27, 2003, Nexstar Finance Holdings, L.L.C., our wholly-owned subsidiary, issued $130.0 million principal amount at maturity of 11 3/8% senior discount notes at a price of 57.442%. The senior discount notes mature on April 1, 2013. Each discount note will have an accreted value at maturity of $1,000. The senior discount notes will not begin to accrue cash interest until April 1, 2008 with payments to be made every six months in arrears on April 1 and October 1.

On May 9, 2003, Mission entered into a time brokerage agreement with Bahakel Communications and certain of its subsidiaries relating to WBAK and simultaneously entered into a purchase and sale agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, for $3.0 million. Operations under the time brokerage agreement commenced on May 9, 2003. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price, which was funded from Mission’s senior credit facilities. Additionally, Mission entered into a shared services agreement with us, effective May 9, 2003, whereby Nexstar-owned WTWO provides certain services to WBAK including news production, technical maintenance and security, among other services, in exchange for payments from Mission. Mission also entered into a joint sales agreement, effective May 9, 2003, whereby Nexstar-owned WTWO purchases all the advertising time on WBAK and retains the advertising revenue in return for payments to Mission. The transaction is expected to close in the fourth quarter of 2003, subject to FCC consent. Mission has evaluated its arrangement with Bahakel Communications under FIN No. 46 and has determined that it is the primary beneficiary of WBAK. Mission has therefore consolidated the financial position and results of operations of WBAK since May 9, 2003.

On September 12, 2003, we reached a definitive agreement with Quorum to acquire all of its subsidiaries. See “The Quorum Acquisition.”

On October 13, 2003, we entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG Television, Inc. for $17.0 million. Operations under a time brokerage agreement between us and JDG Television, Inc. began on October 16, 2003. Pursuant to the terms of the purchase agreement, we made a down payment of $10.0 million against the purchase price, which was funded from available cash. The acquisition is expected to close in the first quarter of 2004, subject to FCC consent.

Historical Performance

Revenue

The following table sets forth the principal types of revenue received by our stations for the periods indicated and each type of revenue (other than trade and barter) as a percentage of total gross revenue, as well as agency and national sales representative commissions:

	Year Ended December 31,						Six Months Ended June 30,
	2000		2001		2002		2002		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
							(Unaudited)

	(dollars in thousands)						(dollars in thousands)
Local	$62,595	50.2	$64,097	56.0	$73,493	51.1	$36,161	56.8	$43,157	60.4
National	38,602	31.0	38,456	33.6	38,510	26.8	18,992	29.9	22,624	31.7
Political	15,126	12.1	2,197	1.9	23,530	16.4	4,231	6.7	1,467	2.0
Network compensation	6,258	5.0	7,454	6.5	6,416	4.5	3,257	5.1	3,334	4.7
Other	2,050	1.7	2,270	2.0	1,781	1.2	981	1.5	854	1.2

Total gross revenue	124,631	100.0	114,474	100.0	143,730	100.0	63,622	100.0	71,436	100.0
Less: Agency and national representative commissions	17,546	14.1	15,420	13.5	20,593	14.3	8,692	13.7	9,669	13.5

Net broadcast revenue	107,085	85.9	99,054	86.5	123,137	85.7	54,930	86.3	61,767	86.5
Trade and barter revenue	10,382		11,675		10,702		4,914		5,617

Total net revenue	$117,467		$110,729		$133,839		$59,844		$67,384

Results of Operations

The following table sets forth a summary of our operations for the periods indicated and their percentages of total net revenue:

	Year Ended December 31,						Six Months Ended June 30,
	2000		2001		2002		2002		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
							(Unaudited)

	(dollars in thousands)						(dollars in thousands)
Total net revenue	$117,467	100.0	$110,729	100.0	$133,839	100.0	$59,844	100.0	$67,384	100.0
Operating expenses:
Corporate expenses	3,091	2.6	2,752	2.5	4,681	3.5	1,861	3.1	2,535	3.8
Station direct operating expenses, net of trade	27,591	23.5	28,635	25.9	31,454	23.5	15,624	26.1	18,372	27.3
Selling, general and administrative expenses	25,699	21.9	25,430	23.0	31,142	23.3	15,140	25.3	17,014	25.2
Trade and barter expense	10,227	8.7	11,713	10.6	10,625	7.9	4,813	8.0	5,600	8.3
Depreciation and amortization	23,933	20.4	33,811	30.5	26,657	19.9	12,877	21.5	12,968	19.2
Amortization of broadcast rights, excluding barter.	8,356	7.1	8,328	7.5	7,844	5.9	3,787	6.3	3,588	5.3

Income from operations	$18,570		$60		$21,436		$5,742		$7,307

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002.

Net broadcast revenue for the six months ended June 30, 2003 was $61.8 million, an increase of $6.9 million, compared to $54.9 million for the six months ended June 30, 2002. An increase in net broadcast revenue of $9.1 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, net broadcast revenue for the six months ended June 30, 2003 was $50.3 million as compared to $52.5 million for the six months ended June 30, 2002, a decrease of

4.3%, or $2.2 million. Of this decrease, $2.2 million was attributed to non-recurring political revenue resulting from a lack of election campaigns in most of our markets in 2003, offset, in part, by increases in local demand of $0.1 million and national revenue of $0.1 million on a same station basis. In March 2003, we experienced cancellations and modifications of advertising schedules as a result of the news coverage of the war in Iraq. We expect to have higher advertising revenue during the even-numbered years as a result of revenue associated with the Olympic Games and political campaigns and lower advertising revenue during the odd-numbered years without Olympic Games and with nominal political activity.

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administration expenses, net of trade, for the six months ended June 30, 2003 were $35.4 million, compared to $30.8 million for the comparable period in 2002, an increase of $4.6 million. Of the $4.6 million increase, $5.5 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN offset by $0.9 million of reductions in direct operating expenses at stations owned longer than one year. Expenses for the six months ended June 30, 2003, and June 30, 2002 included time brokerage fees paid to the owners of stations to be acquired during the term of the agreement totalling $0.2 million for each period. Additionally the six month period ended June 30, 2002 includes a $0.2 million sales tax payment related to a prior acquisition. On a same station basis, station direct operating expenses and selling, general and administrative expenses for the six months ended June 30, 2003 were $27.9 million as compared to $28.8 million for the six months ended June 30, 2002, a decrease of 3.2%, or $0.9 million, which resulted primarily for the full impact of cost reductions in markets with both Nexstar and Mission stations.

Corporate expenses, related to costs associated with the centralized management of our stations, for the six months ended June 30, 2003 were $2.5 million, compared to $1.9 million for the six months ended June 30, 2002, an increase of $0.6 million. The increase was primarily attributed to an increase in personnel costs.

Amortization of broadcast rights, excluding barter, for the six months ended June 30, 2003 was $3.6 million, compared to $3.8 million for the six months ended June 30, 2002, a decrease of $0.2 million.

Depreciation of property and equipment was $5.8 million for the six months ended June 30, 2003, compared to $6.4 million for the comparable period in 2002, a decrease of $0.6 million. The decrease in depreciation was attributed to the curtailment of depreciation on certain assets that became fully depreciated as of December 31, 2002. The stations for which a local service arrangement was entered into after January 1, 2002 and WCFN had no material effect on depreciation.

The amortization of intangibles was $7.1 million for the six months ended June 30, 2003, compared to $6.5 million for the same period in 2002. The increase in amortization was attributed to the amortization of intangible assets resulting from the KODE acquisition in September 2002.

Income from operations for the six months ended June 30, 2003 was $7.3 million as compared to  $5.7 million for the six months ended June 30, 2002, an increase of $1.6 million. Income from operations in the amount of $2.5 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, income from operations for the six months ended June 30, 2003 was $4.5 million as compared to income from operations of $5.4 million for the six months ended June 30, 2002. The $0.9 million decrease in income from operations is primarily attributable to a decrease in net revenue as described above.

The change in market values of our derivative instruments and the marking-to-market of the interest rate swap agreement resulted in recognition of $0.5 million in other income for the six months ended June 30, 2003 and a loss of $0.2 million recognized in other expenses for the six months ended June 30, 2002. The change was due to a fluctuation in market interest rates.

Interest expense, including amortization of debt financing costs, for the six months ended June 30, 2003 was $26.6 million, compared to $19.2 million for the same period in 2002. The increase in interest expense was primarily attributable to the refinancing of the predecessor senior credit facilities which resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002, and the issuance of the new senior discount notes on March 27, 2003, partially offset by an overall decline in interest rates on the senior secured credit facilities.

During the first quarter of 2002, we incurred a write-down of $27.4 million, net of taxes, related to the impairment of goodwill for two of our stations. The write-down was the result of us adopting Statement of Financing Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. SFAS No. 142 required us to test goodwill for impairment based on fair values as of January 1, 2002.

The minority interest of $0.1 million for the six months ended June 30, 2003 relates to the recognition of $0.1 million of expenses due to the application of FIN No. 46 as it pertains to the local service arrangements we and Mission have with WBAK.

As a result of the factors discussed above, our net loss was $18.5 million for the six months ended June 30, 2003, compared to $40.1 million for the same period in 2002, a decrease in net loss of $21.6 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Net broadcast revenue for the year ended December 31, 2002 was $123.1 million, an increase of $24.0 million, compared to $99.1 million for the year ended December 31, 2001. An increase in net broadcast revenue of $7.7 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, net broadcast revenue for the year ended December 31, 2002 was $115.0 million as compared to $98.7 million for the year ended December 31, 2001, an increase of 16.6%, or $16.3 million. Of this increase, $16.6 million was political revenue resulting from election campaigns in most of our markets, $3.0 million was attributed to an increase in local demand, offset, in part, by a decline in national revenue of $1.5 million and renewals of network affiliation agreements at five of our stations which resulted in a decline in network compensation of $1.6 million, on a same station basis. We expect to have higher advertising revenues during the even-numbered years as a result of revenue associated with the Olympic Games and political campaigns and lower advertising revenue during the odd-numbered years without Olympic Games and with nominal political activity.

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administrative expenses, net of trade, for the year ended December 31, 2002 were $62.6 million, compared to $54.1 million for the year ended December 31, 2001, an increase of $8.5 million. Of the $8.5 million increase, $7.1 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. Expenses for the year ended December 31, 2002 and December 31, 2001 included time brokerage fees paid to the owners of stations to be acquired during the term of the agreement of $0.3 million and $0.1 million, respectively. Additionally, the year ended December 31, 2002 includes a $0.2 million sales tax payment related to a prior acquisition. On a same station basis, station direct operating expenses and selling, general and administrative expenses for the year ended December 31, 2002 were $55.1 million as compared to $53.7 million for the year ended December 31, 2001, an increase of 2.7%, or $1.4 million, which resulted primarily from additional personnel costs by KSNF to accommodate the shared services agreement in Joplin, Missouri that began on April 1, 2002.

Corporate expenses, related to costs associated with the centralized management of our stations, for the year ended December 31, 2002 were $4.7 million, compared to $2.8 million for the year ended December 31, 2001, an increase of $1.9 million. The increase was primarily attributed to an increase in personnel, professional fees and the accrual of incentive compensation in 2002.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2002 was $7.8 million, compared to $8.3 million for the year ended December 31, 2001, a decrease of $0.5 million. The decrease is a result of lower broadcast rights negotiated upon renewal, partially offset by a $0.2 million increase attributable to launching WCFN as a UPN affiliated station. The stations for which a local service arrangement was initiated after January 1, 2001 had no material effect on amortization of broadcast rights.

Depreciation of property and equipment was $13.2 million for the year ended December 31, 2002, compared with $12.7 million for the comparable period in 2001, an increase of $0.5 million. The increase in depreciation was attributed to the incremental capital expenditures incurred at our television stations since December 31, 2001. The stations for which a local service arrangement was initiated after January 1, 2001 and WCFN had no material effect on depreciation.

The amortization of intangibles was $13.4 million for the year ended December 31, 2002, compared to $21.1 million for the same period in 2001. The decrease in amortization was attributed to the elimination of amortization of indefinite-lived intangible assets and goodwill of which $8.0 million was recorded in 2001.

Income from operations for the year ended December 31, 2002 was $21.4 million as compared to $0.1 million for the year ended December 31, 2001, an increase of $21.3 million. A $0.2 million loss from operations was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, income from operations for the year ended December 31, 2002 was $21.5 million as compared to $0.1 million for the year ended December 31, 2001. The $21.4 million improvement in income from operations is primarily attributed to the increase in revenue without a corresponding increase in operating expenses due to the relatively fixed nature of operating costs at our television stations along with the elimination of $8.0 million of amortization for indefinite-lived intangible assets and goodwill.

The change in market value of derivate instruments and the marking-to-market of those interest rate swap agreements resulted in a loss of $2.4 million recognized in other expenses in 2002 and a loss of $0.1 million in 2001. The change was due to a fluctuation in market interest rates.

Interest expense, including amortization of debt financing costs, for the year ended December 31, 2002 was $38.9 million, compared to $40.3 million for the same period in 2001. Prior year interest expense includes a reclassification of $1.4 million previously classified as an extraordinary loss from refinancing the credit facilities.

During the first quarter of 2002, we incurred a write-down of $27.4 million, net of taxes, related to the impairment of goodwill for two of our stations. The write-down was the result of us adopting SFAS No. 142 on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. SFAS No. 142 required us to test goodwill for impairment based on fair values as of January 1, 2002.

As a result of the factors discussed above, our net loss was $46.8 million for the year ended December 31, 2002, compared to $39.5 million for the same period in 2001, an increase in net loss of $7.3 million.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Net broadcast revenue for the year ended December 31, 2001 was $99.1 million, a decrease of $8.0 million, compared to $107.1 million for the year ended December 31, 2000. An increase of approximately $2.9 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, net broadcast revenue for the year ended December 31, 2001 was $71.8 million as compared to $82.7 million for the year ended December 31, 2000, a 13.2% decrease. Of this decrease, $1.5 million was attributed to local revenue, $1.5 million was due to a decline in national revenue and $8.5 million was non-recurring political revenue partially offset by increases in other broadcast revenue for the year. A general slowdown in the advertising industry, the terrorist attack on September 11, 2001, the comparative absence of advertising revenue from the 2000 Olympic Games and the non-recurring political advertising are the primary components of the decrease in net broadcast revenue. After the terrorist attack, the networks aired twenty-four hour newscasts with no commercial breaks for several days. The unscheduled newscasts and absence of commercial breaks resulted in a loss of at least $1.0 million in net broadcast revenue.

Station direct operating expenses, consisting primarily of news, engineering and programming and selling, general and administrative expenses, net of trade, for the year ended December 31, 2001 were $54.1 million, compared to $53.3 million for the year ended December 31, 2000, an increase of $0.8 million. An increase of approximately $1.6 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. Expenses for the years ended December 31, 2001 and December 31, 2000 included time brokerage fees paid to the owners of stations to be acquired during the term of the agreement of $0.1 million and $1.9 million, respectively. On a same station basis, station direct operating expenses and selling, general and administrative expenses for the year ended December 31, 2001 were $38.1 million as compared to $38.9 million for the year ended December 31, 2000, a 2.0% decline. Cost controls implemented at the stations accounted for this decrease. Cost controls included a reduction in work force and the related personnel costs, strict controls on overtime and a decrease in promotional costs.

Corporate expenses, related to costs associated with the centralized management of our stations, for the year ended December 31, 2001 were $2.8 million, compared to $3.1 million for the year ended December 31, 2000, a decrease of $0.3 million. The decrease was primarily attributable to lower travel costs, management fees and bonuses, partially offset by higher professional fees.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2001 was $8.3 million, compared to $8.4 million for the year ended December 31, 2000. An increase of $0.5 million was attributable to the stations acquired in 2000 and 2001, offset by a decrease of $0.6 million as a result of lower contract costs from favorable negotiations on programming contracts.

Depreciation of property and equipment was $12.7 million for the year ended December 31, 2001, compared with $9.2 million for the comparable period in 2000, an increase of $3.5 million. The increase of $3.5 million was attributable to the effect of the stations acquired in 2000 and 2001.

Amortization of intangibles was $21.1 million for the year ended December 31, 2001, compared with $14.8 million for the comparable period in 2000, an increase of $6.3 million. The increase of $6.3 million was attributable to the stations acquired in 2000 and 2001.

Income from operations for the year ended December 31, 2001 was $0.1 million as compared to $18.6 million for the year ended December 31, 2000, a decrease of $18.5 million. Of the $18.5 million decrease, approximately $12.1 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, income from operations for the year ended December 31, 2001 was $2.9 million as compared to $9.3 million for the year ended December 31, 2000. The decrease was primarily attributable to lower net revenue, partially offset by the cost controls described above.

Interest expense, including amortization of debt financing costs, for the year ended December 31, 2001 was $40.3 million, compared to $20.2 million for the same period in 2000, an increase of $20.1 million. The increase was primarily attributable to the full year effect of the additional indebtedness to acquire the stations in 2000 and 2001, an increase in the cost of funds and a reclassification of $1.4 million previously classified as an extraordinary loss from refinancing the credit facilities.

As a result of the factors discussed above, our net loss was $39.5 million for the year ended December 31, 2001, compared to $2.6 million for the same period in 2000, an increase in net loss of $36.9 million.

Liquidity and Capital Resources

Six Months ended June 30, 2003

As of June 30, 2003, cash and cash equivalents were $97.7 million, compared to $4.2 million as of June 30, 2002. Our primary sources of liquidity are cash flows from operating activities, borrowings from our senior credit facilities and capital contributions.

Cash flows provided by operating activities were $6.3 million for the six months ended June 30, 2003, as compared to $4.3 million for the six months ended June 30, 2002. The comparative increase in cash flows provided by operations of $2.0 million is primarily due to the timing of payments made or received on operating assets and liabilities, including $0.8 million and $1.1 million of network compensation payments received in excess of network compensation revenue recognized for the six months ended June 30, 2003 and 2002, respectively. Additionally, increases in cash flows from operations were due to better operating results for the six months ended June 30, 2003 compared to the same period in 2002.

Cash flows used for investing activities were $54.7 million for the six months ended June 30, 2003, as compared to $4.0 million for the six months ended June 30, 2002. Investing activities for the six months ended June 30, 2003 were associated with a down payment of $40.0 million against the purchase price for KARK and WDHN, the remaining $8.5 million payment by Mission for its acquisition of KRBC and KSAN, a down payment by Mission of $1.5 million against the purchase price of WBAK and ongoing capital expenditures. We paid the remaining $51.5 million purchase price for KARK and WDHN on August 1, 2003. We expect that Mission will pay the remaining $1.5 million purchase price for WBAK during the fourth quarter of 2003. Investing activities for the same period in 2002 were associated with ongoing equipment purchases.

Cash flows provided by financing activities were $126.2 million for the six month ended June 30, 2003, as compared to cash flows used for financing activities of $2.0 million for the six months ended June 30, 2002. The change in cash flows from financing activities for the six months ended June 30, 2003 was primarily the result of (1) borrowings under the senior secured credit facilities of $222.2 million, (2) the repayment of $161.7 million of previous borrowings as a result of the refinancing of the senior credit facilities on February 13, 2003, (3) the issuance of $74.7 million of senior discount notes in March, 2003, and (4) financing costs of approximately $7.4 million. For the six months ended June 30, 2002, the change in cash flows from financing activities was the result of (1) borrowings under the senior credit facilities of $2.5 million (2) the repayment of $2.7 million of previous borrowings, and (3) the $1.4 million tax distribution to holders of preferred membership interests of Nexstar Broadcasting Group, L.L.C. As of June 30, 2003, there was approximately $67.9 million of unused commitments under the senior credit facilities, all of which could be drawn in compliance with the financial covenants under the senior credit facilities. We and Mission were in compliance with all covenants contained in the credit agreements governing our senior secured credit facilities and the indentures governing our subsidiaries’ publicly- held notes at June 30, 2003. The credit agreements were refinanced in February 2003 as a result of pending acquisitions. The terms of the amended credit facilities are described below.

Year Ended December 31, 2002

As of December 31, 2002, cash and cash equivalents were $19.9 million, compared to $5.9 million as of December 31, 2001.

Our primary sources of liquidity are cash flows from operating activities, borrowings from our senior credit facilities and capital contributions. Cash flows provided by operating activities were $20.6 million for the year ended December 31, 2002, as compared to $0.1 million for the year ended December 31, 2001. The comparative increase in cash flows provided by operations of $20.5 million is primarily due to the timing of payments made or received on operating assets and liabilities, including $2.2 million of network compensation payments received in excess of network compensation revenue recognized for the year ended December 31, 2002. Additionally, increases in cash flow from operations were due to improved operating results for the year ended December 31, 2002, compared to the same period in 2001.

Cash flows used for investing activities were $17.6 million for the year ended December 31, 2002, as compared to $120.1 million for the year ended December 31, 2001. Investing activities for the year ended December 31, 2002 were associated with the final payment of $8.0 million by Mission for acquiring KODE, a down payment of $1.5 million by Mission for its acquisition of KRBC and KSAN and ongoing equipment purchases. In the first quarter of 2003, we made a down payment of $40.0 million against the purchase price for

KARK and WDHN. We paid the remaining $50.0 million for these stations during the third quarter of 2003. The remaining $8.5 million payment for KRBC and KSAN was paid by Mission in the second quarter of 2003. Investing activities for the same period in 2001 were associated with purchasing WCIA and WMBD for approximately $108.0 million, a down payment of $6.0 million by Mission for its acquisition of KODE and ongoing equipment purchases.

Cash flows provided by financing activities were $11.0 million for the year ended December 31, 2002, as compared to $123.1 million for the year ended December 31, 2001. The change in cash flows from financing activities for the year ended December 31, 2002 was primarily the result of revolver borrowings of $11.5 million, less repayments of loans of $3.0 million and a tax distribution to holders of preferred membership interests of Nexstar Broadcasting Group, L.L.C. of $1.4 million. In August 2002, we received a payment of $4.4 million representing the fair market value, excluding accrued interest, for terminating the $60.0 million swap agreement. For the year ended December 31, 2001, the change in cash flows from financing activities was the result of (1) borrowings under the senior credit facilities of $278.8 million with a subsequent borrowing and repayment of $160.1 million as a result of the amendment on June 14, 2001 to the credit agreement governing our senior credit facilities, (2) the issuance in March 2001 of $153.6 million of senior subordinated notes, (3) borrowing and subsequent repayment of a $40.0 million interim loan, (4) borrowings of $18.7 million evidenced by the senior discount notes, (5) additional equity proceeds of $93.3 million (net of a $8.0 million distribution), which were used to assist in financing the January 2001 acquisition, (6) the borrowing of $12.0 million less a repayment of $6.0 million to fund a deposit on Mission’s acquisition of KODE less the repayment of the existing senior credit facilities, and (7) transaction and financing costs of approximately $19.0 million. As of December 31, 2002, there was approximately $44.9 million of unused commitments under the senior credit facilities. However, of the $44.9 million unused commitments, approximately $29.0 million could be drawn in compliance with the financial covenants under the senior credit facilities. We and Mission were in compliance with all covenants contained in the credit agreements governing the senior credit facilities and the indentures governing our subsidiaries’ publicly-held notes at December 31, 2002. The credit agreements were refinanced in February 2003 as a result of our impending acquisitions. The terms of the amended credit facilities are described below.

Senior Credit Facilities

On January 12, 2001, we and Mission each entered into senior secured credit facilities with a group of commercial banks. The terms of the credit agreement governing our credit facilities provided for a reducing revolving credit facility in the amount of $122.0 million, which was subsequently reduced to $72.0 million after the issuance of Nexstar Finance’s senior subordinated notes, and a term loan facility in the amount of $110.0 million and an uncommitted acquisition facility of $100.0 million. Our credit facilities were subsequently amended on June 14, 2001, to allow for a $50.0 million Term A loan facility, a $75.0 million Term B loan facility and a $57.0 million reducing revolving facility. On November 14, 2001, our credit facilities were further amended to adjust certain financial covenants effective September 30, 2001 and for future periods because we were not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenue resulting from the events of September 11, 2001 and anticipated noncompliance in future periods. The financial covenants setting forth the consolidated total leverage ratio and consolidated interest coverage ratio were amended to relax the thresholds that we had to meet pursuant to the credit agreement. In addition, we reduced the revolving facility from $57.0 million to $42.0 million. The terms of the credit agreement governing the Mission facility provided for a revolving credit facility in the amount of $43.0 million. On November 14, 2001, the credit facility was amended to increase the revolving facility to $58.0 million. Prior to the refinancing described below, our revolving facility and Term A loan facility along with Mission’s credit facility would have matured on January 12, 2007, while our Term B loan facility would have matured on July 12, 2007.

On February 13, 2003, we and Mission obtained new senior credit facilities. The facilities consist of a $185.0 million term loan (Nexstar-$130.0 million and Mission-$55.0 million) and an $80.0 million revolver (Nexstar-$50.0 million and Mission-$30.0 million). We and Mission used the proceeds to refinance the existing senior credit facilities, pay for related debt financing costs and provide additional working capital. The senior credit facilities contain covenants which require us to maintain specified financial ratios, including debt to operating cash flow ratios, interest coverage ratios and fixed charge coverage ratios. Our senior credit facilities also require us to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We and Mission were in compliance with all covenants contained in the credit agreements governing the senior credit facilities at June 30, 2003. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of June 30, 2003, we had drawn $130.0 million of term loans and had no borrowings outstanding under our new revolver, and Mission had drawn $55.0 million of term loans and $12.2 million under its new revolver. Interest rates associated with the credit facilities are based, at the borrower’s option, on (i) the higher of the prevailing prime rate or the Federal Funds Rate plus  1/2% plus an applicable margin or (ii) LIBOR plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if we select a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, we and Mission are required to pay quarterly commitment fees on the unused portion of the revolving commitments based on the consolidated total leverage ratio for that particular quarter. The refinancing of the senior credit facilities resulted in a $5.8 million write off to interest expense during the first quarter of 2003 of certain debt financing costs capitalized at December 31, 2002. We guarantee all of Mission’s obligations under its senior credit facilities, and Mission guarantees all of our obligations under our senior credit facilities.

In conjunction with the Quorum acquisition and private placement of senior subordinated notes by Nexstar Finance, we and Mission will enter into amended senior credit facilities which will repay in full the $185 million outstanding under the facilities described above. The amended facilities will consist of a $195.0 million term loan (Nexstar—$55.0 million and Mission—$140.0 million) and an $80.0 million revolver (Nexstar—$50.0 million and Mission—$30.0 million). We and Mission will use the proceeds to refinance the existing senior credit facilities and pay for related debt financing costs. The amendment to our senior credit facilities is conditioned upon the completion of the Quorum acquisition, the private placement of senior subordinated notes by Nexstar Finance and this offering. The terms of the amended senior credit facilities, including covenants, interest rate and maturity, will be substantially similar to the terms of our existing senior credit facilities.

Senior Subordinated Notes

On March 16, 2001, Nexstar Finance issued $160.0 million of 12% senior subordinated notes at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by Mission. They are general unsecured senior subordinated obligations. The senior subordinated notes are redeemable on or after April 1, 2005 and Nexstar Finance may redeem up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The indenture governing the senior subordinated notes contains covenants that restrict the ability of Nexstar Finance and its subsidiaries to incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. Nexstar Finance was in compliance with all covenants contained in the indenture governing the senior subordinated notes at June 30, 2003.

Senior Discount Notes

On May 17, 2001, Nexstar Finance Holdings, L.L.C., our wholly-owned subsidiary, issued $37.0 million principal amount at maturity of 16% senior discount notes at a price of 54.0373%. The senior discount notes mature on May 15, 2009. The senior discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. The senior discount notes are general unsecured senior obligations. The senior discount notes contain covenants, which restrict the ability of Nexstar Finance Holdings to incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. Nexstar Finance Holdings was in compliance with all covenants contained in the indenture governing the senior discount notes at June 30, 2003.

On March 27, 2003, Nexstar Finance Holdings issued $130.0 million principal amount at maturity of 11 3/8% senior discount notes at a price of 57.442%. The new senior discount notes mature on April 1, 2013. The new senior discount notes will not begin to accrue cash interest until April 1, 2008 with payments to be made every six months in arrears on April 1 and October 1. The new senior discount notes are general unsecured senior obligations. The new senior discount notes contain covenants that are substantially similar to the covenants governing the senior discount notes described above. Nexstar Finance Holdings was in compliance with all covenants contained in the indenture governing the new senior discount notes at June 30, 2003.

Proposed New Senior Subordinated Notes

On or prior to the completion of the Quorum acquisition, Nexstar Finance expects to issue $125.0 million aggregate principal amount of senior subordinated notes in a private placement. We expect that the new senior subordinated notes will mature in 2013, with interest payable semiannually in arrears. The interest rate on these notes will be determined at the pricing of the private placement based on market conditions. The other terms of the notes are expected to be substantially similar to the senior subordinated notes of Nexstar Finance described above.

The Quorum Acquisition and Related Financing

The Quorum acquisition will be structured as a merger of Quorum’s direct subsidiaries with and into our company. The consideration for the merger will consist of a combination of cash, shares of our common stock and the assumption of debt, as follows (assuming a completion date of November 15, 2003):

•	we will refinance all of the outstanding debt, plus pay accrued interest and premium thereon, of the Quorum subsidiaries totalling approximately $152.3 million;

•	certain membership interests of Quorum will be redeemed for approximately $68.2 million in cash;

•	the remaining membership interests of Quorum, all of which are held by an affiliate of ABRY, will be exchanged for shares of our Class A common stock as follows:

•	the preferred membership interests of Quorum will be exchanged for shares of our Class A common stock having a value equal to the $42.4 million accreted value of the preferred membership interests based upon the actual initial public offering price of the Class A common stock; assuming an initial public offering price of $15.00 per share, this amount will be 2,830,921 shares of Class A common stock;

•	the common membership interests of Quorum will be exchanged for 457,753 shares of our Class A common stock, which amount was fixed based upon an initial public offering price of the Class A common stock of $15.00 per share and will not change regardless of the actual initial public offering price of our Class A common stock; and

•	an affiliate of ABRY will receive shares of Class B common stock having a value, based upon the actual initial public offering price of the Class A common stock, equal to approximately $1.1 million, as payment for a management fee which has accrued under a management agreement between Quorum and the affiliate; assuming an initial public offering price of $15.00 per share, this amount will be 74,881 shares of Class B common stock.

In addition, we may pay Quorum’s departing chief executive officer a discretionary severance payment of up to $7.3 million.

We will finance the Quorum acquisition with a portion of the proceeds from this offering, the net proceeds from the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance, additional borrowings under our amended senior credit facilities and cash on hand. For more information on sources and uses of funds, see “The Quorum Acquisition.”

The Quorum acquisition will increase the number of stations that we own and operate or provide services to by 60%. Consistent with our acquisition strategy, the Quorum stations are located in markets that we target with respect to both size and proximity to our regional clusters, and of the nine new markets that we will enter as a result of the acquisition, five are duopoly markets. We believe that, by applying our operating strategy to the Quorum stations, we will generate revenue and cash flow growth. However, there are risks associated with any acquisition, including the Quorum acquisition, as described in “Risk Factors.”

Quorum generated net broadcast revenues of $56.9 million in 2002 and $27.4 million for the first six months of 2003. Net cash provided by continuing operations were $8.1 million in 2002 and $4.3 million for the first six months of 2003. The additional debt incurred to purchase Quorum will be serviced by cash flows generated from operating activities.

Unsecured Interim Loan

On January 12, 2001, we were issued an unsecured interim loan by our primary lender in the amount of $40.0 million. The interim loan had an initial interest rate of 13.5% per year, which automatically increased by 0.5% on each three-month anniversary of the closing date, not to exceed 18.0% per year. Interest was payable quarterly in arrears until maturity, commencing after January 12, 2005. The interim loan had a maturity date of January 12, 2008. In conjunction with the offering of the senior subordinated notes in March 2001, $30.0 million of the interim loan was repaid. The remaining $11.2 million (including accrued interest) was repaid with proceeds from the offering of the senior discount notes issued in May 2001.

Digital Conversion

FCC regulations required television stations to commence digital operations by May 1, 2002, in addition to continuing their analog operations, unless an extension of time was granted. We received extensions of time to begin digital operations at all of the stations we owned except WCIA and WCFN, which met the May 1, 2002 deadline. Mission, Mission of Amarillo, Quorum and VHR also received extensions, except Mission-owned WFXP and Quorum-owned WQRF and WFXV which were not required to seek an extension of time because the FCC has not yet issued a DTV construction permit to these stations. As of July 1, 2003, all of Nexstar’s, Mission’s, Mission of Amarillo’s, VHR’s and Quorum’s stations are broadcasting a low-power DTV signal, except WFXV and WQRF, which are not required to do so. WYZZ, which is owned by Sinclair Broadcast Group, Inc., also is broadcasting a low-power digital television signal. WBAK, which Mission is expected to acquire from Bahakel Communications in the fourth quarter of 2003, pending FCC consent, had an extension of time until September 14, 2003 to construct digital facilities. WBAK has applied to the FCC for a further extension and will have six months from the date the FCC acts on its application to construct its digital facilities. KPOM, which Nexstar is expected to acquire from JDG Television, Inc. in the first quarter of 2004, pending FCC consent, is broadcasting a low-power digital signal. KFAA, which Nexstar also is expected to acquire from JDG Television, has not yet initiated digital broadcasting. KFAA has applied for an extension of time to construct digital facilities and will have six months from the date the FCC acts on its application to construct its digital facilities. The digital conversion required an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal, and our most recent estimate is that it will require an average additional capital expenditure of $0.7 million per station to modify the transmitter for full-power digital signal transmission. Digital conversion expenditures were $1.5 million and $2.0 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. We have entered into a commitment of approximately $0.2 million payable in 2003 for the remaining 2003 digital conversions. We anticipate that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.

Executive Loan Guarantee

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Perry A. Sook, our chief executive officer, may borrow an aggregate amount of up to $3.0 million. As of June 30,

2003, approximately $3.0 million in principal amount of loans were outstanding under this facility. The proceeds of these loans have been used by Mr. Sook, in part, to invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans. Mr. Sook’s loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook’s loan will not be renewed after the expiration of his existing loan. Mr. Sook has agreed to repay the loan in full upon the completion of this offering. See “Use of Proceeds.”

No Off-Balance Sheet Arrangements

At December 31, 2002, 2001 and 2000 and June 30, 2003 and 2002, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. All of our arrangements with Mission are on- balance sheet arrangements. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Contractual Obligations

The following summarizes our contractual obligations at June 30, 2003 and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Total		2003	2004-2005	2006-2007	Thereafter
	(dollars in thousands)
Nexstar senior credit facilities	$130,000		$—	$2,600	$2,600	$124,800
Mission senior credit facilities	67,150		—	1,100	1,100	64,950
12% senior subordinated notes due 2008	160,000		—	—	—	160,000
16% senior discount notes due 2009	36,988		—	—	—	36,988
11.375% senior discount notes due 2013	130,000	(1)	—	—	—	130,000
Cash interest on debt	262,727		14,478	64,168	71,600	112,481
Broadcast rights current commitments	5,120		2,250	2,659	211	—
Broadcast rights future commitments	12,023		5,589	6,126	308	—
Executive employee contracts	10,683		1,737	4,323	4,623	—
Capital commitments for digital television	150		150	—	—	—
KARK and WDHN purchase price obligation	51,500		51,500	—	—	—
WBAK purchase price obligation	1,500		1,500	—	—	—
Time brokerage fees	40		40	—	—	—
Operating lease obligations	9,221		460	1,526	1,120	6,115

Total contractual cash obligations	$877,102		$77,704	$82,502	$81,562	$635,334

(1)	Accreted value as of June 30, 2003 was $76.9 million.

On May 9, 2003, Mission entered into a purchase agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, for $3.0 million, of which Mission paid $1.5 million on that date.

As of June 30, 2003, we had remaining commitments on our announced acquisitions of $51.5 million for KARK and WDHN. We paid a deposit of $40.0 million in January 2003, and paid the remaining $51.5 million on August 1, 2003.

On October 13, 2003, we entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG Television, Inc. for $17.0 million. We made a down payment of $10.0 million against the purchase price, which was funded from available cash.

The following table summarizes our contractual obligations at June 30, 2003 and the effect of such obligations are expected to have on our liquidity and cash flow in future periods, after giving effect to the completion of this offering, the private placement of new senior subordinated notes and additional borrowings under our amended senior credit facilities and the use of proceeds therefrom to finance the Quorum acquisition, the KARK/WDHN acquisition and our entering into an agreement to purchase KPOM/KFAA as described above.

	Total		2003	2004-2005	2006-2007	Thereafter
	(dollars in thousands)
Nexstar senior credit facilities	$89,500		$—	$1,100	$1,100	$87,300
Mission senior credit facilities	141,565		—	2,800	2,800	135,965
12% senior subordinated notes due 2008	160,000		—	—	—	160,000
16% senior discount notes due 2009	—		—	—	—	—
11.375% senior discount notes due 2013	130,000	(1)	—	—	—	130,000
New senior subordinated notes	125,000		—	—	—	125,000
Cash interest on debt	306,670		9,013	73,013	75,450	149,194
Broadcast rights current commitments	10,203		3,953	5,733	517	—
Broadcast rights future commitments	15,663		6,526	7,954	1,183	—
Executive employee contracts	10,683		1,737	4,323	4,623	—
Capital commitments for digital television	150		150	—	—	—
WBAK purchase price obligation	1,500		1,500	—	—	—
KPOM/KFAA purchase price obligation	7,000		—	7,000	—	—
Operating lease obligations	70,231		2,695	6,500	6,205	54,831

Total contractual cash obligations	$1,068,165		$25,574	$108,423	$91,878	$842,290

(1)	Accreted value as of June 30, 2003 was $76.9 million.

Upon our receipt of the $43.0 million purchase price for WTVW, we intend to use the proceeds to repay borrowing under our senior credit facilities.

We do not have any rating downgrade triggers that would accelerate the maturity dates of our debt. However, a downgrade in our credit rating could adversely affect our ability to renew existing, or obtain access to new credit facilities in the future and could increase the cost of such facilities.

We are highly leveraged, which makes us vulnerable to changes in general economic conditions. Our ability to repay or refinance our debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond our control. Based on current operations and anticipated future growth, we believe that our available cash, anticipated cash flow from operations and available borrowings under our senior credit facilities will be sufficient to fund our working capital, capital expenditure requirements, interest payments and scheduled principal payments for at least the next twelve months.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to intangible assets, bad debts, broadcast rights, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Valuation of Long-lived Assets and Intangible Assets

We have significant goodwill and intangible assets on our balance sheet. If the value of these assets was impaired by some factor, such as the loss of a network affiliation or an adverse change in the advertising marketplace, we may be required to record an impairment charge.

We adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of the amortization of goodwill and indefinite life intangible assets and the introduction of impairment testing in its place.

We test the impairment of our FCC licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of FCC licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method that excludes network compensation payments.

We test the impairment of our goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. The valuation assumptions used in the discounted cash flow model reflect anticipated future operating results and cash flows based on our business plans. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

As required by SFAS No. 142, we completed a transitional impairment test for goodwill and FCC licenses as of January 1, 2002. As a result of this test, an impairment loss of $27.4 million, net of taxes, has been accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002. We used an independent appraisal firm to determine the fair value of our FCC licenses and other intangible assets. The assumptions used in the valuation testing have certain subjective components including, anticipated future operating results and cash flows based on our business plans and overall expectations as to market and economic considerations.

We periodically evaluate the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts were $0.7 million and $0.5 million at December 31, 2002 and 2001 and $1.0 million and $0.7 million at June 30, 2003 and 2002, respectively.

Amortization of Broadcast Rights

Broadcast rights are stated at the lower of unamortized cost or net realizable value. Cash broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program distributor’s for the limited right to broadcast the distributor’s programming and are recorded when available for use. Barter broadcast rights are recorded at our estimate of the value of the advertising time exchanged, which approximates the fair value of the programming received. The value of the advertising time exchanged is estimated by applying average historical rates for specific time periods. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. If the expected broadcast period was shortened or cancelled due, for example, to poor ratings, we would be required to write-off the remaining value of the related broadcast rights to operations on an accelerated basis or possibly immediately. As of June 30, 2003, the amounts of our current broadcast rights and noncurrent broadcast rights were $4.6 million and $3.2 million, respectively.

Revenue Recognition

We recognize broadcast revenue during the financial statement period in which advertising is aired. We trade certain advertising time for various goods, services and programming. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. We recorded $6.9 million, $9.0 million and $8.5 million of barter revenue and expense for the years ended December 31, 2002, 2001 and 2000, respectively. We recorded $3.8 million, $2.7 million and $1.8 million of trade revenue for the years ended December 31, 2002, 2001 and 2000, respectively. We recorded $1.8 million of trade revenue for each of the six months ended June 30, 2003 and 2002, respectively. We recorded $3.8 million and $3.1 million of barter revenue for the six months ended June 30, 2003 and 2002, respectively. We recorded $5.6 million and $4.8 million of trade and barter expense for the six months ended June 30, 2003 and 2002, respectively.

Valuation Allowance for Deferred Tax Assets

We record a valuation allowance to reduce our deferred tax assets to the amount that is not likely to be realized. While we have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance, in the event that we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such a determination was made.

Derivatives

We use derivative financial instruments for purposes other than trading, such as for hedging long-term variable rate debt to reduce our exposure to fluctuations in interest rates, as dictated by our credit agreement and for hedging fair value changes attributable to changes in the benchmark interest rate on fixed rate debt. All derivatives are recognized on our balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We assess, both at its inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. We assess hedge ineffectiveness on a quarterly basis and record the gain or loss related to the ineffective portion to current earnings. If we determine that a cash flow hedge is no longer probable of occurring, we discontinue hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the contract is recognized in current earnings. The change in market values of our derivative instruments and the marking-to-market of those interest rate swap agreements resulted in a loss of $2.4 million and $0.1 million, respectively, for the years ended December 31, 2002 and 2001. The change in market values of our derivative instruments and the marking-to-market of those interest rate swap agreements resulted in recognition of $0.5 million in other income for the six months ended June 30, 2003 and a loss of $0.2 million recognized in other expenses for the six months ended June 30, 2002. The change was due to a fluctuation in market interest rates.

Claims and Legal Proceedings

In the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate our potential liability. Although the ultimate outcome of these matters is currently not determinable, we do not believe that the resolution of these matters in a manner adverse to our interests will have a material effect upon our financial condition, results of operations or cash flows for an interim or annual period.

Recently Issued Accounting Standards

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51.” This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for variable interest entities created after January 31, 2003. We have evaluated the accounting impact for Mission under FIN No. 46 and have determined that we will be required to continue consolidating Mission’s financial statements under GAAP.

On April 30, 2003, the FASB issued FASB statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133. “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. We are currently evaluating the accounting impact of the adoption of the new standard.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). The statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003. Based on this new standard redeemable preferred and common units may be classified as a liability.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations.

All borrowings at June 30, 2003 under our senior credit facilities bear interest ranging from 4.29% to 4.54%, which represents the base rate, or LIBOR, plus the applicable margin, as defined. Interest is payable in accordance with the credit agreements.

The following table estimates the changes to cash flow from operations if interest rates were to fluctuate by 100 or 50 basis points, or BPS (where 100 basis points represents one percentage point), for a twelve-month period after giving effect to the interest rate swap agreement described below:

	Interest rate decrease		No change to interest rate	Interest rate increase
	100 BPS	50 BPS		50 BPS	100 BPS
	(dollars in thousands)
Senior credit facilities	$11,048	$11,567	$12,086	$12,605	$13,125
12% senior subordinated notes due 2008	19,200	19,200	19,200	19,200	19,200
16% senior discount notes due 2009	4,732	4,732	4,732	4,732	4,732
11.375% senior discount notes due 2013	8,991	8,991	8,991	8,991	8,991

Total	$43,971	$44,490	$45,009	$45,528	$46,048

We use derivative instruments to manage our exposures to interest rate risks. Our objective for holding derivatives is to minimize these risks using the most effective methods to eliminate or reduce the impacts of these exposures. We used interest rate swap arrangements, not designated as hedging instruments under SFAS No. 133, in connection with our variable rate senior credit facilities. We do not use derivative financial instruments for speculative or trading purposes.

At June 30, 2003, we had in effect an interest rate swap agreement with a commercial bank, with a notional amount of $93.3 million. This interest rate swap agreement requires us to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. The differential to be paid or received on the swap is accrued as an adjustment to interest expense. We are exposed to credit loss in the event of nonperformance by the counterparty. The net fair value of the interest rate swap agreement, which represents the cash that we would pay to settle the agreement, was approximately $5.1 million and $5.6 million at June 30, 2003 and December 31, 2002, respectively.

The table below provides information about our derivative financial instruments that are sensitive to changes in interest rates at June 30, 2003. The table presents the notional amount and weighted average interest rates by expected (contractual) maturity date. Notional amounts are used to calculate those contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

	Expected Expiration	2004	Fair Value At June 30, 2003
	(dollars in thousands)
Interest Rate Derivative
Floating to Fixed	2004	$93,320	$(5,099)
Average pay rate		4.91%
Average receive rate		1.85%

Impact of Inflation

We believe that our results of operations are not affected by moderate changes in the inflation rate.

QUORUM MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with Quorum’s historical consolidated financial statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect Quorum’s plans, estimates and beliefs and involve risks, uncertainties and assumptions.

Introduction

Overview/Relationship with VHR Broadcasting, Mission of Amarillo and VHR of Billings

Quorum currently owns and operates through its subsidiaries 11 television stations, including WTVW, which certain Quorum subsidiaries have contracted to sell. Through various local service agreements described below, Quorum also provides sales and other management services to 5 additional television stations: KCIT and KCPN-LP which are owned and operated by Mission Broadcasting of Amarillo, Inc. (“Mission of Amarillo”); KOLR and KAMC which are owned and operated by subsidiaries of VHR Broadcasting, Inc. (“VHR Broadcasting”) and KHMT which is owned and operated by VHR Broadcasting of Billings, LLC (“VHR of Billings”).

Quorum’s ability to receive cash from Mission of Amarillo is governed by a shared services agreement with KCIT and KCPN-LP, which allows for the sharing of services including news production, technical maintenance and promotional activities, in exchange for Quorum’s right to receive certain payments from Mission of Amarillo as described in the underlying shared services agreement. Through a joint sales agreement, Quorum has also acquired the rights to sell and receive revenues from the advertising time aired on KCIT and KCPN-LP in return for monthly payments to Mission of Amarillo. The arrangements under these agreements have had the effect of Quorum receiving substantially all available cash generated by Mission of Amarillo not required for its operating or debt service requirements. Quorum anticipates that the arrangements under their agreements will continue to have this effect.

Quorum’s ability to receive cash from KOLR and KAMC is governed by joint sales agreements and shared services agreements with VHR Broadcasting, with terms substantially similar to the terms of the joint sales agreement and shared services agreement between Quorum and Mission of Amarillo.

In addition to the local service agreements described above, Quorum and its subsidiaries have guaranteed the obligations of both Mission of Amarillo and VHR Broadcasting under their respective credit facilities. Similarly, VHR and Mission of Amarillo have guaranteed the obligations of the Quorum subsidiaries’ under their senior credit facility.

The shareholders of VHR Broadcasting and Mission of Amarillo have granted Quorum purchase options on each of the entities’ stations to acquire the underlying station assets for the amount of the entities’ indebtedness at the time of such purchase. These option agreements are freely exercisable or assignable by Quorum without consent or approval by the shareholders of either VHR Broadcasting or Mission of Amarillo.

Quorum does not own VHR Broadcasting or Mission of Amarillo or those companies’ television stations. However, as a result of Quorum’s guarantee of VHR Broadcasting’s and Mission of Amarillo’s debt and its arrangements under the local service agreements and purchase option agreements, Quorum is deemed under GAAP to have a controlling financial interest in both VHR Broadcasting and Mission of Amarillo while complying with the FCC’s rules regarding ownership limits in television markets. In order for Quorum, VHR Broadcasting and Mission of Amarillo to continue to comply with FCC regulations, VHR Broadcasting and Mission of Amarillo maintain complete responsibility and control over programming, finances, personnel and operations of their respective stations. As a result of Quorum’s controlling financial interest in VHR

Broadcasting and Mission of Amarillo under GAAP, Quorum consolidates the financial position, results of operations and cash flows of VHR Broadcasting and Mission of Amarillo as if they were wholly-owned subsidiaries in order to present fairly Quorum’s financial position, results of operations and cash flow in conformity with GAAP. As discussed above, Quorum has evaluated the impact of accounting for VHR Broadcasting and Mission of Amarillo under FIN No. 46 and has determined that this pronouncement will require Quorum to continue consolidating the financial position, results of operations and cash flows of VHR Broadcasting and Mission of Amarillo. Therefore, the following discussion of Quorum’s financial condition and results of operations includes VHR Broadcasting and Mission of Amarillo’s financial condition and results of operations.

Quorum programs one television station owned by VHR of Billings under a time brokerage agreement. VHR of Billings, which owns and operates KHMT, is 100% owned by an independent third party. Quorum does not own VHR of Billings or KHMT. In order to comply with FCC regulations, VHR of Billings maintains complete responsibility for and control over programming, finances, personnel and operations of its station. Additionally, Quorum has been granted an option to acquire VHR of Billings’ assets pursuant to the underlying option agreement. Quorum’s ability to receive cash is governed by the underlying time brokerage agreement, which allows Quorum to program most of KHMT’s broadcast time, sell the station’s advertising time and retain the advertising revenue generated by such sales in exchange for monthly payments to VHR of Billings.

In addition to Quorum’s arrangements with VHR Broadcasting, Mission of Amarillo and VHR of Billings, pursuant to a joint sales agreement with a subsidiary of Piedmont Television of Monroe/El Dorado LLC (“Piedmont”) that became effective on March 21, 2001, Quorum permits Piedmont to sell to advertisers all of the time available for commercial advertisements on Quorum’s television station KARD in return for a mutually agreed upon monthly fee. Quorum continues to maintain control over the operations of the station, including programming, editorial policies, Quorum employees and Quorum-controlled facilities. Concurrent with the joint sales agreement, Quorum and Piedmont also executed a shared services agreement which allows the parties to share costs of operations and procurements which they individually require with the ownership and operation of their respective stations. Under this arrangement, Quorum pays Piedmont a service fee as stated in the underlying agreement. The payments under both the joint sales agreement and the shared services agreement have had the effect of Quorum receiving one-third of the combined broadcast cash flow (as defined in the underlying agreements) generated by KARD and Piedmont’s KTVE. Both agreements expire in March 2011 and shall be automatically extended for two additional 10-year terms unless the agreements are otherwise terminated. In connection with these agreements, Quorum entered into a right of first refusal agreement with Piedmont. Quorum has evaluated the arrangement under FIN No. 46 and determined that it is not the primary beneficiary of the combined operations of KARD and KTVE.

Operations

The operating revenue of Quorum’s stations is derived primarily from advertising revenue, which in turn depends on economic conditions of the markets in which Quorum operates, the demographic makeup of those markets and the marketing strategy Quorum employs in each market. Quorum’s primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, newsgathering and programming costs. A large percentage of the costs involved in the operation of Quorum’s stations remain relatively fixed.

All of Quorum’s stations have network affiliation agreements pursuant to which the network provides programming to the station during specified time periods, including prime time. Each of NBC, CBS and ABC compensates Quorum’s affiliated stations for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox do not provide for compensation. Each station acquires licenses to broadcast programming in non-news and non-network time periods. The licenses are either purchased from a programming distributor for cash and/or the program distributor is allowed to sell some of the advertising inventory as compensation to eliminate or reduce the cash costs for the license. The latter is referred to as barter broadcast rights. The station records the estimated fair market value of the licenses, including any advertising inventory given to the program distributor, as a broadcast right asset and liability. The assets are amortized as a component of amortization of broadcast rights. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The cash broadcast rights liabilities are reduced by monthly payments while the barter liability is amortized over the life of the contract as a component of trade and barter revenue.

Advertising rates are based upon (1) a program’s popularity among the viewers that an advertiser wishes to target, (2) the number of advertisers competing for the available time, (3) the size and the demographic composition of the market served by the station, (4) the availability of alternative advertising media in the market area and (5) the effectiveness of the station’s sales force. Advertising rates are also determined by the station’s overall ability to attract viewers to its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games and the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result, may contribute to a decrease in the revenue of broadcast television stations.

Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 70.9% of Quorum’s spot revenue for the six months ended June 30, 2003 was generated from local advertising. The remainder of Quorum’s spot advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that provides for representation outside the particular station’s market. National commission rates vary within the industry and are governed by each station’s agreement. All national and most political revenue derived from advertisements is placed by advertising agencies. The agencies receive a commission rate of 15% of the gross amount of revenue related to the advertising schedules placed by them. While the majority of local spot revenue is placed by local agencies, some advertisers place their advertisements directly with the stations’ local sales staff, thereby eliminating the agency commission.

The advertising revenue of the Quorum stations is generally higher in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including the holiday season. In addition, advertising revenue is generally higher during even-numbered years as a result of political advertising and advertising aired during the Olympic Games.

Recent Developments

On April 1, 2003, Quorum entered into an agreement (as amended in September 2003) with GNS Media of Evansville, Inc. in which Quorum agreed to sell the assets of television station WTVW in Evansville, Indiana for $43 million in cash. The sale is expected to close after FCC approval in the fourth quarter of 2003. The results of operations presented in prior and current periods for WTVW have been retroactively classified and are shown as discontinuing operations. In addition, on September 12, 2003, Quorum reached a definitive agreement to sell all of its subsidiaries to Nexstar. For a description of both of these transactions, see “The Quorum Acquisition.”

Historical Performance

Revenue

The following tables set forth the principal types of revenue received by our stations for the periods indicated and each type of revenue (other than trade and barter) as a percentage of total gross revenue, as well as agency and national sales representative commissions:

	Year Ended December 31,						Six Months Ended June 30,
	2000		2001		2002		2002		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Local	$42,413	60.9	$38,059	64.5	$38,419	58.7	$18,589	61.9	$19,684	63.3
National	19,672	28.2	16,781	28.5	16,458	25.2	8,182	27.2	8,623	27.7
Political	3,715	5.3	—	—	5,293	8.1	863	2.9	—	—
Network compensation	2,090	3.0	1,934	3.3	1,834	2.8	926	3.1	923	3.0
Other	1,789	2.6	2,193	3.7	3,391	5.2	1,459	4.9	1,879	6.0

Total gross revenue	69,679	100.0	58,967	100.0	65,395	100.0	30,019	100.0	31,109	100.0
Less: Agency commission and national representative commissions	9,677	13.9	7,506	12.7	8,531	13.0	3,915	13.0	3,717	11.9

Net broadcast revenue	60,002	86.1	51,461	87.3	56,864	87.0	26,104	87.0	27,392	88.1
Trade and barter revenue	6,515		6,009		6,155		2,976		3,176

Total net revenue	$66,517		$57,470		$63,019		$29,080		$30,568

Results of Operations

The following tables set forth a summary of Quorum’s operations for the periods indicated and their percentages of total net revenue:

	Year Ended December 31,						Six Months Ended June 30,
	2000		2001		2002		2002		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Total net revenue	$66,517	100.0	$57,470	100.0	$63,019	100.0	$29,080	100.0	$30,568	100.0
Operating expenses
Corporate expenses	3,585	5.4	4,216	7.3	4,803	7.6	2,951	10.1	2,059	6.7
Station direct operating expenses, net of trade	11,405	17.1	11,663	20.3	14,128	22.4	6,454	22.2	6,630	21.7
Selling, general and administrative expenses	19,164	28.8	17,668	30.7	18,442	29.3	8,579	29.5	9,564	31.3
Trade and barter expense	6,440	9.7	6,198	10.8	6,522	10.3	2,995	10.3	3,062	10.0
Depreciation and amortization	25,733	38.7	25,810	44.9	17,056	27.1	8,390	28.9	7,902	25.8
Amortization of broadcast rights, excluding barter	3,874	5.8	3,364	5.9	3,755	6.0	1,903	6.5	1,531	5.0

Loss from continuing operations	$(3,684)		$(11,449)		$(1,687)		$(2,192)		$(180)

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002.

Net broadcast revenue for the six months ended June 30, 2003 was $27.4 million, compared to $26.1 million for the six months ended June 30, 2002. This increase was the result of a $2.2 million in increase in non-political revenue, partially offset by a $0.9 million decrease in political revenue.

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administration expenses, net of trade, for the six months ended June 30, 2003 were $16.2 million, compared to $15.0 million for the comparable period in 2002, an increase of $1.2 million. This increase is the result of higher health insurance costs associated with a rise in claim activity, an increase in property and casualty premiums after September 11, 2001 and an increase in personnel costs for increased sales management staffing in 2003.

Corporate expenses were $2.1 million for the six months ended June 30, 2003, compared to $3.0 million for the six months ended June 30, 2002. This decrease was mainly the result of reduced personnel costs for corporate management.

Amortization of broadcast rights, excluding barter, for the six months ended June 30, 2003 was $1.5 million, compared to $1.9 million for the same period in 2002. This decrease was the result of reduced contract costs from favorable negotiations on programming contracts.

Depreciation and amortization was $7.9 million for the six months ended June 30, 2003, compared to $8.4 million for the same period in 2002. The decrease is primarily attributable to a decrease in fixed asset depreciation in conjunction with an overall reduction in the value of fixed assets through the retirement of obsolete equipment.

Loss from continuing operations for the six months ended June 30, 2003 was $0.2 million, compared to $2.2 million for the six months ended June 30, 2002.

Interest expense for both continuing and discontinuing operations, including amortization of debt financing costs, for the six months ended June 30, 2003 was $8.2 million, compared to $11.9 million for the six months ended June 30, 2002. This decrease is the result of a decrease in the overall senior debt balance, coupled with a decrease in the cost of funds.

Loss from discontinued operations was $0.5 million for the six months ended June 30, 2003, compared to $0.7 million for the six months ended June 30, 2002.

During the first quarter of 2002, Quorum incurred a write-down of $16.1 million, net of taxes, related to the impairment of goodwill for five of its stations. The write-down was the result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. SFAS No. 142 required Quorum to test goodwill for impairment based on fair values as of January 1, 2002.

As a result of the factors described above, Quorum’s net loss was $7.1 million for the six months ended June 30, 2003, compared to $31.3 million for the six months ended June 30, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Net broadcast revenue for the year ended December 31, 2002 was $56.9 million, an increase of $5.4 million or 10.5% as compared to $51.5 million for the year ended December 31, 2001. Of this increase, $4.2 million was attributable to political revenue resulting from election campaigns in several of Quorum’s markets, and $1.2 million resulted from an increase in other revenue primarily from advertising on most stations’ internet websites.

Station direct operating expenses, consisting primarily of news, engineering and programming costs, and selling, general and administrative expenses, net of trade, totaled $32.6 million for the year ended December 31, 2002, compared to $29.3 million for the year ended December 31, 2001, an increase of $3.3 million or 11.3%. Of this increase, $1.9 million was the result of increased programming costs associated with the production of a local news product in Quorum’s Billings, Montana market which began airing in April 2002, coupled with overall increases in the hours of local news produced across several other markets. In addition, sales expenses increased by $1.3 million as a result of increased sales commissions on the higher net broadcast revenue generated in 2002, coupled with increased sales management staffing in several markets.

Corporate expenses were $4.8 million for the year ended December 31, 2002, compared to $4.2 million for the year ended December 31, 2001. This increase was mainly the result of increased personnel costs for corporate management.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2002 was $3.8 million, compared to $3.4 million for the year ended December 31, 2001 as a result of some unfavorable negotiations on programming costs.

Depreciation of property and equipment was $8.9 million for the year ended December 31, 2002, compared with $9.6 million for the comparable period in 2001, a decrease of $0.7 million. This decrease was the result of an overall reduction in the value of fixed assets through the retirement of obsolete equipment.

The amortization of intangibles was $8.1 million for the year ended December 31, 2002, compared to $16.2 million for the same period in 2001, a decrease of $8.1 million. This decrease in amortization was mainly the result of the elimination of amortization of indefinite-lived intangible assets and goodwill.

Loss from continuing operations for the year ended December 31, 2002 was $1.7 million, compared to a loss from operations of $11.4 million for the year ended December 31, 2001, an increase of $9.7 million. This increase was primarily the result of the decrease in intangible amortization, coupled with the increase in net broadcast revenue of $5.4 million, offset somewhat by the increase in station direct operating costs and selling, general and administrative costs as outlined above.

The marking to market of Quorum’s interest rate swaps resulted in income of $1.1 million for the year ended December 31, 2002, recognized as other income, as compared to a loss of $2.4 million in 2001. The change was due to a fluctuation in market interest rates.

Loss from discontinued operations was $1.3 million for the year ended December 31, 2002 compared to $3.0 million for the year ended December 31, 2001.

Interest expense, for both continuing and discontinuing operations, including amortization of debt financing costs, for the year ended December 31, 2002 was $28.7 million as compared to $23.6 million for the comparable period in 2001, an increase of $5.1 million. This increase was mainly the result of a non-cash charge of approximately $5.3 million related to the beneficial conversion feature associated with the convertible subordinated promissory note which converted into preferred units on November 4, 2002.

During the first quarter of 2002, Quorum incurred a write-down of $16.1 million, net of taxes, related to the impairment of goodwill for five of our stations. The write-down was the result of the adoption of SFAS No. 142 on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. SFAS No. 142 required Quorum to test goodwill for impairment based on fair values as of January 1, 2002.

As a result of the factors described above, Quorum’s net loss was $46.8 million for the year ended December 31, 2002, compared to a net loss of $38.8 million for the same period in 2001, an increase in net loss of $8.0 million.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Net broadcast revenue for the year ended December 31, 2001 was $51.5 million, compared to $60.0 million for the comparable period in 2000, a decrease of $8.5 million. Of this decrease, $4.4 million was attributable to local revenue, $3.7 million was due to non-recurring political revenue and $2.9 million was due to a decline in national revenue, partially offset by a corresponding decrease in commissions of $2.2 million. A general slowdown in the advertising industry, the terrorist attacks on September 11, 2001 and the non-recurring political revenue are the primary components of the decrease in net broadcast revenue.

Station direct operating expenses, consisting primarily of news, engineering and programming and selling and general and administrative expenses, net of trade, for the year ended December 31, 2001 were $29.3 million, compared to $30.6 million for the year ended December 31, 2000, a decrease of $1.3 million. This decrease was mainly the result of lower sales costs associated with reduced net broadcast revenue somewhat offset by an increase in tower lease rental expense.

Corporate expenses for the year ended December 31, 2001 were $4.2 million, compared to $3.6 million for the year ended December 31, 2000. The majority of this increase was the result of increased costs associated with the hosting of Quorum station websites coupled with increased sales training costs and severance and relocation costs for station management changes.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2001 were $3.4 million, compared to $3.9 million for the year ended December 31, 2000, a decrease of $0.5 million. This decrease was the result of lower contract costs from favorable negotiations on programming contracts.

Depreciation of property and equipment was $9.6 million for the year ended December 31, 2001, compared to $9.9 million for the same period in 2000, a decrease of $0.3 million. This decrease was the result of an overall reduction in the value of fixed assets through the retirement of obsolete equipment.

Amortization of intangibles was $16.2 million for the year ended December 31, 2001, compared to $15.8 million for the comparable period in 2000, an increase of $0.4 million. This increase was the result of the acceleration of intangible amortization associated with the early termination of purchased contracts.

Loss from continuing operations for the year ended December 31, 2001 was $11.4 million, compared to a loss from operations of $3.7 million for the year ended December 31, 2000, an increase in the loss from operations of $7.7 million. Of this amount, the most significant component is the $8.5 million decrease in net broadcast revenue described above.

Loss from discontinued operations was $3.0 million for the year ended December 31, 2001, compared to $2.8 million for the year ended December 31, 2000.

Interest expense for both continuing and discontinuing operations, including amortization of debt financing costs, for the year ended December 31, 2001 was $23.6 million, compared to $27.2 million for the comparable period in 2000. This decrease was primarily attributable to an acceleration in the amortization of certain debt financing costs in 2000 in conjunction with an amendment to Quorum’s senior debt facility.

The marking to market of Quorum’s interest rate swaps resulted in a loss of $2.4 million for the year ended December 31, 2001, recognized as other expense. The change was due to a fluctuation in market interest rates.

As a result of the factors discussed above, Quorum’s net loss was $38.8 million for the year ended December 31, 2001, compared to $29.3 million for the same period in 2000, an increase in net loss of $9.5 million.

Liquidity and Capital Resources

Six months ended June 30, 2003

As of June 30, 2003, cash and cash equivalents were $1.2 million, compared to $3.4 million at June 30, 2002. Quorum’s primary source of liquidity is cash flows from operating activities, reduced by repayments required under its senior credit facility.

Cash flows provided by continuing operating activities were $4.3 million for the six months ended June 30, 2003 compared to cash provided by operating activities of $0.3 million for the six months ended June 30, 2002, an increase in $4.0 million. This increase is mainly the result of improved operating results in the first six months of 2003 compared to the same period in 2002.

Cash flows used for investing activities were $1.9 million for the six months ended June 30, 2003 compared to $1.4 million for the same period in 2002. The difference is primarily the result of proceeds on disposal of capital equipment in 2002.

Cash flows used in financing activities for the six months ended June 30, 2003 were $10.4 million compared to cash provided by financing activities of $2.7 million for the six months ended June 30, 2002. The decrease of $13.1 million is primarily a result of an increase in scheduled principal payments in the first six months of 2003 of $8.8 million. In the first six months of 2002, a capital contribution of $5.0 million was received.

Year ended December 31, 2002

As of December 31, 2002, cash and cash equivalents were $9.3 million, compared to $1.9 million at December 31, 2001. Quorum’s primary source of liquidity is cash flows provided by operating activities, reduced by repayments required under its senior credit facility.

Cash flows provided by continuing operating activities were $8.1 million for the year ended December 31, 2002 compared to cash used for operating activities of $13.4 million for the year ended December 31, 2001, an increase in cash provided by operating activities of $21.5 million. This increase is the mainly the result of improved operating results and a decrease in cash interest costs in 2002 compared to the same period in 2001.

Cash flows used for investing activities were $2.6 million for the year ended December 31, 2002 as compared to cash provided by investing activities of $18.4 million for 2002. This decrease of $21.0 million is mainly the result of the proceeds received from the sale of Quorum’s broadcast towers in 2001, which generated $19.9 million net of related costs, coupled with increased capital equipment needs during 2002 in conjunction with Quorum’s purchases of digital broadcasting equipment.

Cash flows provided by financing activities for the year ended December 31, 2002 were $2.0 million compared to cash used for financing activities of $6.2 million for the year ended December 31, 2001. The increase of $8.2 million is a combination of a decrease in scheduled principal payments in 2002 and a capital contribution of $5.0 million received during 2002.

All of Quorum’s existing indebtedness will be refinanced by Nexstar in connection with the Quorum acquisition.

BUSINESS

Overview

We are a television broadcasting company focused on the acquisition, development and operation of television stations. We target stations located in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by BIA Financial Network, Inc. We currently own and operate 16 stations, and provide management, sales or other services to an additional 10 stations. In eight of the 17 markets that we currently serve, we own and operate or provide services to more than one station. We refer to these markets as duopoly markets. Most of the stations that we own and operate or provide services to are clustered in three regions: the Northeast, consisting of five stations in Maryland, Pennsylvania and New York; the Midwest, consisting of seven stations in Illinois, Indiana and Missouri; and the Southwest, consisting of seven stations in Texas, Oklahoma and Arkansas. These stations are diverse in their network affiliations: 24 have primary affiliation agreements with one of the four major networks—10 with NBC, five with CBS, five with ABC and four with Fox. The remaining two stations have agreements with UPN.

We believe that medium-sized markets offer significant advantages over larger markets, primarily due to a lower level of competition. First, since fewer well-capitalized acquirers have a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in many of our markets there exist only two or three other local commercial television stations. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand. Lastly, we believe that the stations we operate or provide services to are better managed than many of our competitors’ stations. By providing equity incentives, we have been able to attract and retain station general managers with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets.

We seek to grow our revenue and cash flow by increasing the audience and revenue shares of our stations. We strive to increase the audience share of our stations by creating a strong local broadcasting presence based on highly-rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages our strong local brand and community presence with local advertisers. Additionally, we have further improved our cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. As a result of our operational enhancements, we expect revenue and cash flow from our recent and pending acquisitions to grow faster than that of our more mature stations.

Acquisition Strategy

We selectively pursue acquisitions of television stations primarily in markets ranking from 50 to 175, where we can improve revenue and cash flow through active management. Since January 2000, we have acquired seven stations and contracted to provide services to six additional stations. If the pending acquisitions described below are completed, we will have more than tripled the size of our portfolio since January 2000, having acquired 18 and contracted to provide services to 10 additional stations.

When considering an acquisition, we evaluate the target’s audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire, or enter into local service agreements with, stations that create duopoly markets.

After acquiring a station, we focus on enhancing the following elements as necessary:

•	management talent;

•	quality and hours of local news programming;

•	quality and size of local sales force;

•	quality and positioning of non-network programming;

•	quality and quantity of promotional advertising; and

•	level of capital investment.

According to BIA Financial Network, Inc.’s MEDIA Access Pro, the top 10 broadcasting companies ranked by number of full power, commercial television stations, currently own and/or operate over 50% of the total stations in the top 50 markets. This concentration is due in part to the four major networks owning stations primarily in larger markets. However, station ownership is more fragmented in our target markets. The top 10 companies in the medium-sized markets own and/or operate less than 30% of the total primary stations in these markets. We believe that the fragmented ownership in our target markets create significant opportunities to expand our portfolio of stations that we operate or to which we provide services.

Operating Strategy

We seek to generate revenue and cash flow growth through the following strategies:

Develop Leading Local Franchises

Each of the stations that we operate or provide services to creates a highly recognized local brand, primarily through the quality of its local news programming and community presence. Strong local news typically generates high ratings among attractive demographic profiles and enhances audience loyalty, which results in higher ratings for programs both preceding and following the news. High ratings and strong community identity make the stations that we operate or provide services to more attractive to local advertisers. For the year ended December 31, 2002, we earned approximately one-third of our advertising revenue from spots aired during our local news programming. We continually invest in the news product of the stations and have increased the local news programming of the stations that we operate or provide services to, in the aggregate, by almost 50% to 328 hours per week since acquisition or our commencement of services. Extensive local sports coverage and active sponsorship of community events further differentiate us from our competitors and strengthen our community relationships and our local advertising appeal.

Emphasize Local Sales

We employ a high-quality local sales force in each of our markets to increase revenue from advertisers in our community by capitalizing on our investment in local programming. We believe that local advertising is attractive because our sales force is more effective with local advertisers, giving us a greater ability to influence this revenue source. Additionally, local advertising has historically been a more stable source of revenue than national advertising for television broadcasters. For the year ended December 31, 2002, the percentage of our total spot revenue, excluding political, from local advertising was 65.6%. In most of our markets we have increased the size and quality of our local sales force. We also invest in our sales efforts by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

Operate Duopoly Markets

Owning or providing services to more than one station in a given market enables us to broaden our audience share, enhance our revenue share and achieve significant operating efficiencies. Duopoly markets broaden audience share by providing programming from multiple networks with different targeted demographics. These markets increase revenue share by capitalizing on multiple sales forces. Additionally, we achieve significant operating efficiencies by consolidating physical facilities, eliminating redundant personnel and leveraging capital expenditures between stations.

Maintain Strict Cost Controls

We emphasize strict controls on operating and programming costs in order to increase cash flow. We continually seek to identify and implement cost savings at each of our stations and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our entire station portfolio. Due to the significant negotiating leverage afforded by our scale and limited competition in our markets, we reduced our cash broadcast payments to 8.1% and 6.2% of net broadcast revenue for the years ended December 31, 2001 and 2002, respectively.

Capitalize on Multiple Network Affiliations

We currently operate or provide services to a balanced portfolio of television stations with diverse network affiliations, including NBC, CBS, ABC, and Fox and UPN affiliated stations which represented 46.6%, 31.2%, 16.6%, 5.1% and 0.5%, respectively, of our 2002 net broadcast revenue. The networks provide these stations with quality programming, such as E.R., CSI: Crime Scene Investigation, Friends, 24 and The Practice and numerous sporting events such as NFL football, NCAA sports, PGA golf and the Olympic Games. Because network programming and ratings change frequently, the diversity of our station portfolio’s network affiliations reduces our reliance on the quality of programming from a single network.

Attract and Retain High Quality Management

We seek to attract and retain station general managers with proven track records in larger television markets by providing equity incentives not typically offered by other station operators in our markets. All of our station general managers have purchased equity interests in us and have an average of over 20 years of experience in the television broadcasting industry.

Recent Acquisitions

KRBC and KSAN

On June 13, 2003, Mission purchased substantially all of the assets of KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN, the NBC affiliate in San Angelo, Texas, from LIN Television Corporation and two of its subsidiaries for $10.0 million. Upon the closing of the acquisition, Mission entered into a local service agreement with us whereby our station, KTAB, provides news production, technical maintenance and security for KRBC and KSAN, which was called KACB until October 30, 2003. Since January 1, 2003, Mission had been providing services to KRBC and KSAN pursuant to a local service agreement, which was terminated upon completion of the acquisition.

KARK and WDHN

On December 30, 2002, we entered into an agreement to purchase the stock of KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama, from two subsidiaries of Morris Multimedia, Inc. for $91.5 million. On January 31, 2003, we made a down payment of $40.0 million against the purchase price, and operations under a local service agreement among the subsidiaries of Morris Multimedia, Inc. and us commenced on February 1, 2003. We paid the remaining $51.5 million of the purchase price, which was funded from available cash, and completed the acquisition on August 1, 2003, and the operations under the local service agreement terminated.

Pending Acquisitions

Quorum Acquisition

We have entered into an agreement to acquire all of the subsidiaries of Quorum, which own and operate 10 television stations (excluding one station, WTVW, which certain Quorum subsidiaries have contracted to sell) and provide management, sales or other services to an additional five stations, primarily in medium-sized markets. Quorum is an affiliate of ours. Quorum’s principal equityholder and our two principal stockholders are all affiliates of ABRY.

Of the five stations that the Quorum subsidiaries do not own and operate but provide services to, two are owned by Mission of Amarillo and three are owned by VHR. In conjunction with the Quorum acquisition, Mission will acquire these five stations through the mergers of Mission of Amarillo and VHR into Mission. Quorum’s subsidiaries have entered into local service agreements with Mission of Amarillo and VHR that are substantially similar to our local service agreements with Mission. Upon the completion of the Quorum acquisition and the Mission merger, we will become a party to those local service agreements as successor to the Quorum subsidiaries and Mission will become a party to such agreements as the successor to Mission of Amarillo and VHR. For more information about the Quorum subsidiaries’ local service agreements with Mission of Amarillo and VHR, see “Certain Transactions.” We will also enter into new option agreements with Mission for the purchase of these stations.

We have entered into a management and consulting services agreement with Quorum pursuant to which we will perform certain management functions for Quorum and the Quorum subsidiaries, pending completion of the Quorum acquisition. Other than reimbursement of expenses, we will receive no compensation pursuant to that management agreement, provided that the Quorum acquisition closes before March 31, 2004.

We will finance the Quorum acquisition with a portion of the proceeds from this offering, the net proceeds from the private placement of $125.0 million aggregate principal amount of senior subordinated notes by Nexstar Finance, additional borrowings under our amended senior credit facilities and cash on hand. This offering is not conditioned upon the completion of the Quorum acquisition, the private placement of the senior subordinated notes or the amendment to our senior credit facilities.

In addition to the completion of the private placement of senior subordinated notes and the amendment to our senior credit facilities, the Quorum acquisition will not close unless we satisfy certain conditions, including obtaining FCC consent. We have received FCC consent to the acquisition of Quorum; however, we have not yet received consent to the Mission mergers described above. We cannot assure you that the FCC will consent to the Mission mergers. For more information about the Quorum acquisition, see “The Quorum Acquisition.”

WBAK

On May 9, 2003, Mission entered into an agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, from Bahakel Communications and certain of its subsidiaries for $3.0 million. Operations under a local service agreement between Bahakel Communications and Mission commenced, and we began providing services to Mission for WBAK pursuant to local service agreements, on May 9, 2003. The acquisition is expected to close in the fourth quarter of 2003, subject to FCC consent.

KPOM/KFAA

On October 13, 2003, we entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from JDG Television, Inc. for $17.0 million. Operations under a time brokerage agreement between us and JDG Television, Inc. began on October 16, 2003. Pursuant to the terms of the purchase agreement, we made a down payment of $10.0 million against the purchase price, which was funded from available cash. The acquisition is expected to close in the first quarter of 2004, subject to FCC consent.

Significance of Pending Acquisitions to Our Operations

If the pending acquisitions are completed, we will own and operate 27 stations and provide management, sales or other services to an additional 14 stations. Thirteen of the 26 markets that we will serve upon the completion of pending acquisitions will be duopoly markets. Upon the completion of pending acquisitions, the network affiliations of our station portfolio will continue to be diverse: 37 of these stations have primary affiliation agreements with one of the four major networks—12 with NBC, 11 with Fox, seven with ABC and seven with CBS. Three of the remaining four stations have agreements with UPN, and one is an independent.

Stations

The following table sets forth information about the stations that we currently own and operate or provide services to and the additional stations that we will own and operate or provide services to if we complete the Quorum acquisition. Shading indicates stations that Quorum currently owns and operates or provides services to.

Market Rank	Market	Station	Affiliation	Status(1)	Station Rank(2)	Number of Commercial Stations in Market(2)(3)	FCC License Expiration Date
53	Wilkes Barre-Scranton, PA	WBRE WYOU	NBC CBS	O&O LSA	2 3	5	8/1/07 8/1/07
56	Little Rock-Pine Bluff, AR	KARK	NBC	O&O	3	5	6/1/05
77	Rochester, NY	WROC	CBS	O&O	1	4	6/1/07
81	Shreveport, LA	KTAL	NBC	O&O	3	5	8/1/06
82	Champaign-Springfiled-Decatur, IL	WCIA WCFN	CBS UPN	O&O O&O	1 —(7)	6	12/1/05 12/1/05
107	Ft. Smith-Fayetteville-Springdale-Rogers, AR	KPOM/KFAA	NBC	O&O(5)	3	4	6/1/05
117	Peoria-Bloomington, IL	WMBD WYZZ	CBS Fox	O&O LSA	2 4	5	12/1/05 12/1/05
137	Beaumont-Port Arthur, TX	KBTV	NBC	O&O	3	4	8/1/06
142	Wichita Falls, TX-Lawton, OK	KFDX KJTL KJBO-LP	NBC Fox UPN	O&O LSA LSA	1(tied) 3 —(7)	5	8/1/06 8/1/06 8/1/06
143	Erie, PA	WJET WFXP	ABC Fox	O&O LSA	3 4	4	8/1/07 8/1/07
145	Joplin, MO-Pittsburg, KS	KSNF KODE	NBC ABC	O&O LSA	2 3	3	2/1/06 2/1/06
146	Terre Haute, IN	WTWO	NBC	O&O	2	3	8/1/05
		WBAK	Fox	LSA(6)	3	3	8/1/05
158	Odessa-Midland, TX	KMID	ABC	O&O	3(tied)	6	8/1/06
163	Abilene-Sweetwater, TX	KTAB KRBC	CBS NBC	O&O LSA	1 3	5	8/1/06 8/1/06
171	Dothan, AL	WDHN	ABC	O&O	2	3	4/1/05
193	St. Joseph, MO	KQTV	ABC	O&O	1	1	2/1/06
196	San Angelo, TX	KSAN	NBC	LSA	2	5	8/1/06
—	Washington, DC/Hagerstown, MD(4)	WHAG	NBC	O&O(5)	—(7)		10/1/04
73	Springfield, MO	KOLR KDEB	CBS Fox	LSA(6) O&O(5)	2 3	4	2/1/06 2/1/06
104	Ft. Wayne, IN	WFFT	Fox	O&O(5)	4	4	8/1/05
129	Amarillo, TX	KAMR KCIT KCPN-LP	NBC Fox —	O&O(5) LSA(6) LSA(6)	3 4 —(7)	5	8/1/06 8/1/06 8/1/06
133	Monroe, LA-El Dorado, AR	KARD	Fox	O&O(5)	3(tied)	4	6/1/05
135	Rockford, IL	WQRF	Fox	O&O(5)	4	4	12/1/05
147	Lubbock, TX	KLBK KAMC	CBS ABC	O&O(5) LSA(6)	2 3	5	8/1/06 8/1/06
167	Utica, NY	WFXV WPNY-LP	Fox UPN	O&O(5) O&O(5)	3 4	4	6/1/07 6/1/07
170	Billings, MT	KSVI KHMT	ABC Fox	O&O(5) LSA(6)	3 4	4	4/1/06 4/1/06

(1)	O&O refers to stations that we own and operate. LSA, or local service agreement, is the general term we use to refer to a contract under which we provide services to a station owned and/or operated by an independent third party. Local service agreements include time brokerage agreements, shared services agreements, joint sales agreements and outsourcing agreements. For further information regarding the LSAs to which we are party, see “Certain Transactions.”
(2)	Source: BIA Investing in Television 2003 2nd Edition.
(3)	The term “commercial station” means a television broadcast station and does not include non-commercial stations, religious stations, cable program services or networks, or stations, other than those that we own or provide services to, whose audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.
(4)	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
(5)	Pending acquisition by Nexstar. Service currently provided under local service agreement.
(6)	Pending acquisition by Mission Broadcasting, Inc. Service currently provided under local service agreement.
(7)	Audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.

The following is a description of the stations currently in our portfolio and the markets that they serve. We derived the information relating to DMAs from BIA Investing in Television 2003 2nd Edition. We have excluded non-commercial stations, religious stations, cable program services or networks, and stations, other than those that we own or provide services to, whose audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.

WBRE and WYOU (Wilkes Barre-Scranton, Pennsylvania)

Market Profile.    Wilkes Barre-Scranton, Pennsylvania is the 53rd-largest DMA in the United States, with a population of 1.5 million and 588,000 television households as of December 31, 2002. Cable penetration in the Wilkes Barre-Scranton market is estimated to be 80% as of December 31, 2002. The Wilkes Barre-Scranton television market is expected to grow at a compound annual rate of 4.8% from 2002 to 2007. Average household income is estimated to be $35,770 as of December 31, 2002.

The table below provides an overview of the five commercial television stations in the Wilkes Barre-Scranton, Pennsylvania DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WBRE	28	NBC	Nexstar Broadcasting Group	13	13	13	11	14
WYOU	22	CBS	Mission Broadcasting	11	11	11	8	11
WNEP	16	ABC	The New York Times Company	17	17	19	15	17
WOLF/ WILF	56/53	Fox	Pegasus Communications Corporation	4	5	5	3	4
WSWB	38	WB/UPN	KB Prime Media LLC	2	1	2	—	—

WBRE

Station Profile.    We acquired WBRE, an NBC affiliate, in January 1998. For the May 2003 ratings period, WBRE ranked second in its market. The station’s syndicated programming includes Wheel of Fortune, The Oprah Winfrey Show and Dr. Phil.

In January 1998, we significantly increased our operating efficiencies by entering into a shared services agreement with WYOU, a Mission station. As a result of combining certain operations of two traditional network affiliates, we were able to achieve significant cost reductions and create substantial opportunities for future growth. For example, certain operations of both stations are now integrated into one facility and both the technical production capabilities and news sets at each station have been significantly upgraded.

Since the successful implementation of the shared services agreement, we have focused on increasing revenue share. In early 2001, we replaced the general sales manager and local sales manager. We have focused the sales effort on project selling, new business and non-traditional revenue development and concentrated on inventory yield management. We have also expanded local sports programming and strengthened the local news product by creating the NEPA News Alliance with the local newspapers and radio stations to position WBRE to achieve future audience and revenue growth.

WYOU

Station Profile.    We acquired WYOU, a CBS affiliate, in June 1996 and sold it to Mission in 1998, when a shared services agreement was entered into with WBRE. For the May 2003 ratings period, WYOU ranked third in its market. The station’s syndicated programming includes Seinfeld, Entertainment Tonight and Judge Judy.

In order to increase audience share, the station’s news product was relaunched in early 2001 with targeted geographic coverage, a newly designed station logo and enhanced graphics. In 2002, the station reintroduced one of the market’s most popular newsmen as anchor of WYOU’s early evening news. In addition, the station has expanded its promotional efforts and improved its signal reach and coverage with the installation of a new transmitter in 2001.

KARK (Little Rock-Pine Bluff, Arkansas)

Market Profile.    Little Rock-Pine Bluff, Arkansas is the 56th-largest DMA in the United States, with a population of over 1.3 million and 530,000 television households as of December 31, 2002. Cable penetration in the Little Rock-Pine Bluff market is estimated to be 59% as of December 31, 2002. The Little Rock-Pine Bluff television market is expected to grow at a compound annual rate of 2.2% from 2002 to 2007. Average household income is estimated to be $39,164 as of December 31, 2002.

The table below provides an overview of the five commercial television stations in the Little Rock-Pine Bluff, Arkansas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KARK	4	NBC	Nexstar Broadcasting Group	11	12	13	11	12
KATV	7	ABC	Allbritton Communications Co	15	15	16	14	14
KTHV	11	CBS	Gannett Company Inc	17	16	16	13	14
KLRT	16	Fox	Clear Channel Communications	3	4	5	5	4
KASN	38	UPN	Clear Channel Communications	3	3	3	3	3

KARK

Station Profile.    We purchased KARK, an NBC affiliate, from Morris Multimedia on August 1, 2003. Nexstar began providing the programming and selling the advertising time on KARK under a time brokerage agreement in February 2003. For the May 2003 ratings period, KARK ranked third in its market. The station’s syndicated programming includes Montel Williams, Judge Judy and Entertainment Tonight.

We have identified opportunities to grow local revenue share through stronger emphasis on sales projects and promotions, as well as utilizing our sales inventory management system to better control rates and inventory. KARK trails the rest of the market in the development of new and direct business, and we believe that we can significantly improve those results with the addition of a local sales manager. We have replaced personnel for the general manager, general sales manager and promotion manager positions since the time brokerage agreement became effective on February 1, 2003.

WROC (Rochester, New York)

Market Profile.    Rochester, New York is the 77th-largest DMA in the United States, with a population of over 1.0 million and 392,000 television households as of December 31, 2002. Cable penetration in the Rochester market is estimated to be 74% as of December 31, 2002. The Rochester television market is expected to grow at a compound annual rate of 4.5% from 2002 to 2007. Average household income is estimated to be $45,893 as of December 31, 2002.

The table below provides an overview of the four commercial stations in the Rochester, New York DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WROC	8	CBS	Nexstar Broadcasting Group	16	17	18	14	16
WHEC	10	NBC	Hubbard Broadcasting Inc.	15	16	15	12	16
WOKR	13	ABC	Clear Channel Communications	14	14	14	13	13
WUHF	31	Fox	Sinclair Broadcast Group Inc.	7	7	7	6	7

Station Profile.    We acquired WROC, a CBS affiliate, in December 1999. For the May 2003 ratings period, WROC ranked first in its market. The station’s syndicated programming includes Jeopardy, Wheel of Fortune and Entertainment Tonight.

We believe this station has substantial potential for increased revenue because, in spite of being ranked first in audience share, it has captured less than 20% of the revenue in this four-station market. Since acquiring WROC, we hired a new general manager with significant regional sales management experience. We have installed a new sales management team and doubled the size of the station’s local sales force. In addition, we have expanded the station’s news presence by entering into strategic partnerships with a local newspaper and USA Today and by providing weather and news services for certain radio stations in the market.

KTAL (Shreveport, Louisiana)

Market Profile.    The Shreveport, Louisiana market, which encompasses Texarkana, Texas, is the 81st-largest DMA in the United States, with a population of approximately 985,000 and 378,000 television households as of December 31, 2002. Cable penetration in the Shreveport market is estimated to be 58% as of December 31, 2002. The Shreveport television market is expected to grow at a compound annual rate of 4.2% from 2002 to 2007. Average household income is estimated to be $37,503 as of December 31, 2002.

The table below provides an overview of the five commercial stations in the Shreveport, Louisiana DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KTAL	6	NBC	Nexstar Broadcasting Group	8	8	9	8	9
KTBS	3	ABC	Wray, Edwin	14	14	14	11	13
KSLA	12	CBS	Raycom Media Incorporated	18	18	18	17	17
KMSS	33	Fox	Communication Corporation of America	4	4	4	3	4
KSHV	45	UPN/WB	White Knight Broadcasting	3	2	3	2	2

Station Profile.    We acquired KTAL, an NBC affiliate, in November 2000. For the May 2003 ratings period, KTAL ranked third in its market. The station’s syndicated programming includes Wheel of Fortune, The Maury Povich Show and Divorce Court.

We feel there are numerous opportunities to increase ratings and revenue at KTAL. Since acquiring KTAL, we have dramatically increased the station’s news presence to encompass not only Texarkana, but also the more profitable and substantially larger Shreveport segment of the market. We replaced the general manager with an individual who had previously led KSLA, another Shreveport station, to the number one ranking in the market during his tenure. We also replaced the general sales manager, the local sales manager in Shreveport, the news director, the chief engineer and the operations manager. To improve the station’s viewership and revenue share in this growing market, we have invested approximately $1.9 million to upgrade the on-air look and enhance the on-air and production capabilities of the station, particularly in news programming. We also added a sales manager and an account executive to service Texarkana and launched numerous sales partnerships and projects to develop new business from non-traditional sources.

WCIA and WCFN (Champaign-Springfield-Decatur, Illinois)

Market Profile.    Champaign-Springfield-Decatur, Illinois is the 82nd-largest DMA in the United States, with a population of approximately 943,000 and 377,000 television households as of December 31, 2002. Cable penetration in the Champaign-Springfield-Decatur market is estimated to be 70% as of December 31, 2002. The Champaign-Springfield-Decatur television market is expected to grow at a compound annual rate of 2.3% from 2002 to 2007. Average household income is estimated to be $40,599 as of December 31, 2002.

The table below provides an overview of the six commercial stations in the Champaign-Springfield-Decatur, Illinois DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WCIA	3	CBS	Nexstar Broadcasting Group	17	19	18	15	18
WCFN(1)	49	UPN	Nexstar Broadcasting Group	—	—	—	—	—
WAND	17	ABC	LIN Television Corporation	10	11	12	9	10
WICS	20	NBC	Sinclair Broadcast Group	14	13	13	11	14
WBUI	23	WB	ACME Communications Inc.	3	2	2	3	3
WRSP	55	FOX	Bahakel Communications Limited	5	6	5	4	5

(1)	WCFN launched as a UPN affiliate on April 2, 2002.

WCIA

Station Profile.    In January 2001, we acquired WCIA, the CBS affiliate located in Champaign, IL. For the May 2003 ratings period, WCIA ranked first in its market. The station’s syndicated programming includes The Oprah Winfrey Show, Dr. Phil and Frasier.

Because WCIA is ranked number one in its market, we believe that the station provides a powerful base to drive revenue growth with increased marketing and promotion. To capture revenue opportunities not realized by the previous ownership, which concentrated primarily on the Champaign side of the market, we have increased WCIA’s sales efforts in the Springfield area and recently replaced the general sales manager. The station also recently added new weather graphics and severe weather tracking equipment and has expanded its early morning local news to two hours to further solidify its position in the market as “Central Illinois’ News Leader.”

We were able to reduce expenses at this station by approximately $2.7 million through workforce reduction, increased vendor discounts and elimination of certain expenses. With these operational changes, the number one ranked news product and a sports broadcast agreement with the University of Illinois, we believe that WCIA is strategically positioned for future growth.

WCFN

Station Profile.    We acquired WCFN, which is licensed to Springfield, the Illinois state capital, in conjunction with the WCIA acquisition. WCFN formerly operated as a reduced-power satellite to simulcast WCIA’s signal in the southwestern portion of the DMA. However, the station had no independent local programming or local ad-insertion capabilities. We applied for and received duopoly status from the FCC concurrently with our WCIA license transfer application, and received a grant to increase WCFN’s power from 200,000 watts to 1,700,000 watts. On April 2, 2002, we relaunched WCFN as “UPN 49 for Central Illinois,” the market’s newest full-power, full-service television outlet. We handle the technical and administrative functions from our existing WCIA facility, and therefore benefit from substantial operational efficiencies. We are using the digital spectrum of both WCIA and WCFN to distribute the signal of each station throughout the DMA. The targeted demographics of WCFN compliments that of WCIA, with programming on WCFN such as The Steve Harvey Show, Cheers and M.A.S.H., thereby increasing our total audience reach and revenue share potential in this market.

KPOM/KFAA (Ft. Smith-Fayetteville-Springdale-Rogers, Arkansas)

Market Profile.    Ft. Smith-Fayetteville-Springdale-Rogers, Arkansas is the 108th-largest DMA in the United States, with a population of 675,000 and 258,000 television households as of January 1, 2003. Cable penetration in the Ft. Smith-Fayetteville-Springdale-Rogers market is estimated to be 67% as of December 31, 2002. This market is expected to grow at a compound annual rate of 2.6% from 2002 to 2007. Average household income is estimated to be $38,696.

The table below provides an overview of the four commercial television stations in the Ft. Smith-Fayetteville-Springdale-Rogers, Arkansas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KFSM	3	CBS	New York Times Co.	16	15	18	15	17
KPOM/KFAA	24/51	NBC	Griffin Holdings Inc.	6	7	9	7	8
KHBS/KHOG	40/29	ABC	Hearst-Argyle TV Inc.	12	14	15	11	14
KPBI	46	Fox	Equity Beslg Corp	3	3	3	2	4

KPOM/KFAA

Station Profile.     We will acquire KPOM/KFAA, an NBC affiliate, pursuant to an asset purchase agreement dated as of October 13, 2003. Nexstar began providing the programming and selling the advertising time on KPOM/KFAA under a time brokerage agreement in October 2003. KFAA, a satellite of KPOM, rebroadcasts KPOM’s signal to another part of the market. For the May 2003 ratings period, KPOM/KFAA ranked third in its market. The stations’ syndicated programming includes Wheel of Fortune, Seinfeld and Who Wants to be a Millionaire?

We believe that the performance of KPOM/KFAA, which is currently family-owned, will improve after our acquisition. We expect that the station will benefit from efficiencies in operations, syndicated programming acquisitions and regional advertising purchases that result from our having stations in markets adjacent to KPOM/KFAA and from our ability to develop, build and grow news ratings through content and marketing. We plan to install an experienced management team at the station to implement our strategies for revenue growth and cost controls.

WMBD and WYZZ (Peoria-Bloomington, Illinois)

Market Profile.    Peoria-Bloomington, Illinois is the 117th-largest DMA in the United States, with a population of approximately 619,000 and 240,000 television households as of December 31, 2002. Cable penetration in the Peoria-Bloomington market is estimated to be 71% as of December 31, 2002. The Peoria- Bloomington television market is expected to grow at a compound annual rate of 5.2% from 2002 to 2007. Average household income is estimated to be $46,051 as of December 31, 2002.

The table below provides an overview of the five commercial stations in the Peoria-Bloomington, Illinois DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WMBD	31	CBS	Nexstar Broadcasting Group	16	17	16	14	16
WYZZ (1)	43	Fox	Sinclair Broadcast Group	5	5	5	4	4
WHOI	19	ABC	Chelsey Broadcasting LLC	8	9	11	8	9
WEEK	25	NBC	Granite Broadcasting Corporation	18	18	19	16	20
WAOE	59	UPN	Venture Technologies Group LLC	2	—	—	—	2

(1)	Owned by Sinclair Broadcast Group and operated under an outsourcing agreement with WMBD.

WMBD

Station Profile.    We acquired WMBD, a CBS affiliate located in Peoria, Illinois in January 2001. The station reduced station operating expenses from $4.8 million in 1999 to $4.0 million in 2001. For the May 2003 ratings period, WMBD ranked second in its market. The station’s syndicated programming includes Judge Judy, Wheel of Fortune and Jeopardy.

We have strengthened WMBD’s sales presence by replacing the general sales manager and local sales manager in early 2002 and by increasing our sales staff in Bloomington, the second largest city in the DMA. We have introduced selling techniques to the local sales staff to generate non-traditional revenue sources, such as special project sponsorships and local Illinois State University basketball telecasts. WMBD has gained substantial audience share as well as national recognition for its Morning MIX talk show and recently expanded its time period to weekdays from 5:30 to 8:00 a.m. The station also benefits from a new director of news, as well as new weather graphics and increased promotional support.

WYZZ

Station Profile.    We entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. on December 1, 2001. The agreement enables us to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate located in Bloomington. The parties share the combined cash flow generated by WYZZ and WMBD. For the May 2003 ratings period, WYZZ ranked fourth in its market. The station’s syndicated programming includes Everybody Loves Raymond, The Simpsons and Frasier.

We have identified over $800,000 in potential annualized operating expense reductions by consolidating the physical operations of WMBD and WYZZ into our current WMBD facility. In addition, WMBD and WYZZ are the only stations in the market with significant Bloomington-based news and sales operations. On April 1, 2002, we launched Fox 43 News at Nine on WYZZ, using the existing resources of the WMBD news department, becoming the market’s only prime time local news broadcast. This allows the WYZZ sales department to compete for local news advertising budgets for the first time.

KBTV (Beaumont-Port Arthur, Texas)

Market Profile.    Beaumont-Port Arthur, Texas is the 137th-largest DMA in the United States, with a population of approximately 463,000 and 172,000 television households as of December 31, 2002. Cable penetration in the Beaumont-Port Arthur market is estimated to be 70% as of December 31, 2002. The Beaumont-Port Arthur television market is expected to grow at a compound annual rate of 4.4% from 2002 to 2007. Average household income is estimated to be $40,605 as of December 31, 2002.

The table below provides an overview of the four commercial stations in the Beaumont-Port Arthur, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KBTV	4	NBC	Nexstar Broadcasting Group	7	8	9	8	10
KFDM	6	CBS/UPN	Freedom Communications, Inc.	26	28	27	23	25
KBMT	12	ABC	Texas Television	9	10	10	9	10
KUIL	64	Fox	Bluebonnet Communications Inc.	2	2	—	—	—

Station Profile.    We acquired KBTV, an NBC affiliate, in January 1998. For the May 2003 ratings period, KBTV ranked third in its market. The station’s syndicated programming includes Jeopardy, Hollywood Squares and The Maury Povich Show.

Since the acquisition of KBTV, we relocated most of the station departments to a high-traffic, premier location in Beaumont, the retail hub of the market, and greatly improved the station’s local image. We re-launched the station with new call letters, graphics, on-air talent, and promotions and purchased and installed new weather graphics equipment. In early 2002, we replaced the general manager and general sales manager with individuals who have significant experience managing television stations in larger markets in Texas. While the station has grown from number three to number two in market revenue share, we believe KBTV is well positioned for continued growth due to our new management team, increased community involvement and marketing partnerships.

KFDX, KJTL and KJBO-LP (Wichita Falls, Texas-Lawton, Oklahoma)

Market Profile.    Wichita Falls, Texas-Lawton, Oklahoma is the 142nd-largest DMA in the United States, with a population of approximately 425,000 and 159,000 television households as of December 31, 2002. Cable penetration in the Wichita Falls-Lawton market is estimated to be 62% as of December 31, 2002. The Wichita Falls-Lawton television market is expected to grow at a compound annual rate of 4.5% from 2002 to 2007. Average household income is estimated to be $37,062 as of December 31, 2002.

The table below provides an overview of the five commercial stations in the Wichita Falls, Texas-Lawton, Oklahoma DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KFDX	3	NBC	Nexstar Broadcasting Group	14	13	14	13	15
KJTL	18	Fox	Mission Broadcasting	4	5	5	5	5
KJBO-LP	35	UPN	Mission Broadcasting	—	—	—	—	—
KAUZ	6	CBS	Chelsey Broadcasting LLC	14	13	14	12	13
KSWO	7	ABC	Drewry Communications Group	10	9	12	9	10

KFDX

Station Profile.    We acquired KFDX, an NBC affiliate, in January 1998. For the May 2003 ratings period, KFDX was tied for first in its market. The station’s syndicated programming includes Entertainment Tonight, Montel Williams and Dr. Phil.

KFDX is the market leader in news in most demographic groups. Since the acquisition of KFDX, we have increased audience share and have become the number one ranked news station in the market by increasing local promotions and focusing on community involvement. For example, KFDX was the official station of the Dallas Cowboys training camp, held at Midwestern State University for the 1999, 2000 and 2001 seasons. We believe that KFDX is well-positioned for continued growth through ongoing community projects, local programming enhancements and new and increased local marketing initiatives.

KJTL

Station Profile.    Mission acquired KJTL, a Fox affiliate, in June 1999. For the May 2003 ratings period, KJTL ranked fourth in its market. The station’s syndicated programming includes Frasier, Friends and Everybody Loves Raymond.

KJBO-LP

Station Profile.    Mission acquired KJBO-LP, a UPN affiliate, in June 1999. Operating through its joint sales agreement and shared services agreement with KFDX, KJBO-LP is a highly efficient operation and generated a cash flow margin greater than 80% although contributing a low six figure revenue. The station’s syndicated programming includes Spin City, Third Rock from the Sun, and The Hughleys.

KJTL and KJBO-LP, through their joint sales agreement and shared services agreement with KFDX, have achieved significant operating efficiencies. KJTL, KFDX and KJBO-LP leverage their resources and realize savings by eliminating duplicative costs related to equipment, vehicles, vendor contracts and personnel. Even though all three stations share the same facility, KJTL maintains a separate identity that targets a younger audience than that of KFDX allowing it to reach a different demographic. We recently implemented new incentive programs for KJTL’s advertisers and are working to improve the brand recognition of this station, with the goal of increasing the demand for the station’s inventory and improving the station’s advertising rates.

WJET and WFXP (Erie, Pennsylvania)

Market Profile.    Erie, Pennsylvania is the 143rd-largest DMA in the United States, with a population of approximately 413,000 and 159,000 television households as of December 31, 2002. Cable penetration in the Erie market is estimated to be 69% as of December 31, 2002. The Erie television market is expected to grow at a compound annual rate of 4.8% from 2002 to 2007. Average household income is estimated to be $39,120 as of December 31, 2002.

The table below provides an overview of the four commercial stations in the Erie, Pennsylvania DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WJET	24	ABC	Nexstar Broadcasting Group	14	13	15	15	14
WFXP	66	Fox	Mission Broadcasting	5	6	5	4	5
WICU	12	NBC	SJL Broadcast Management Corp.	16	16	15	12	16
WSEE	35	CBS	Initial Broadcasting of PA	17	15	19	15	18

WJET

Station Profile.    We acquired WJET, an ABC affiliate, in January 1998. For the May 2003 ratings period, WJET ranked third in its market overall. The station’s syndicated programming includes Frasier, Seinfeld and Everybody Loves Raymond.

We purchased WJET from the family who founded the station over 40 years ago. Through cost reductions, the station’s cash flow margin has improved to more than 35.0% for the year ended December 31, 2002 from a negative cash flow position at acquisition. Building on its top-ranked evening newscast, we launched a morning news program three months after acquisition that also achieved top ranking within 15 months. WJET operates the most powerful local weather radar in the market, and we believe the station can continue to grow revenue and cash flow through a refocused local sales effort and aggressive promotional and community involvement.

WFXP

Station Profile.    We began our time brokerage agreement with WFXP, a Fox affiliate, in August 1998. In November 1998, Mission acquired WFXP. For the May 2003 ratings period, WFXP ranked fourth in its market. The station’s syndicated programming includes Friends, The Simpsons and That 70’s Show.

Since the station began operating under the time brokerage agreement with WJET, WFXP’s cash flow has significantly increased, as it has been able to utilize WJET’s existing asset base and the efficiencies afforded by this agreement. We have made significant investments to strengthen WFXP’s local news product and syndicated programming in order to improve ratings. We have also doubled the size of the local sales force at WFXP to continue to drive local revenue growth, and as a result, the station has increased its revenue share.

KSNF and KODE (Joplin, Missouri-Pittsburg, Kansas)

Market Profile.    Joplin, Missouri-Pittsburg, Kansas is the 145th-largest DMA in the United States, with a population of approximately 393,000 and 155,000 television households as of December 31, 2002. Cable penetration in the Joplin-Pittsburg market is estimated to be 50% as of December 31, 2002. The Joplin-Pittsburg television market is expected to grow at a compound annual rate of 2.1% from 2002 to 2007. Average household income is estimated to be $34,898 as of December 31, 2002.

The table below provides an overview of the three commercial stations in the Joplin, Missouri-Pittsburg, Kansas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KSNF	16	NBC	Nexstar Broadcasting Group	13	14	15	12	16
KODE	12	ABC	Mission Broadcasting	10	11	14	10	12
KOAM	7	CBS	Saga Communications Inc.	20	19	20	16	18

KSNF

Station Profile.    We acquired KSNF, an NBC affiliate, in January 1998. For the May 2003 ratings period, KSNF ranked second in its market. The station’s syndicated programming includes Friends, Judge Judy and Montel Williams.

Since acquisition, we hired ten new employees including three department managers, two salespeople and a competitor’s on-air professional. In addition, we launched a 6:00 a.m. and a 5:00 p.m. newscast, both of which are now ranked number one in the market. In aggregate, the station has increased its total locally produced news programming by 118% to 18.5 hours per week. KSNF’s newscasts are the market leaders in targeted demographics, and in 1999, KSNF won the prestigious Edward R. Murrow Award for the best small market newscast in the Midwest region. We believe that KSNF is well positioned to continue to achieve revenue growth and capitalize on the market’s growing economy by leveraging the station’s number one news position with its experienced local sales team. We continued to distinguish our weather coverage by adding new weather graphics to the market’s most powerful local radar unit.

KODE

Station Profile.    Mission acquired KODE, an ABC affiliate, in September 2002. From December 2001 through September 2002, Mission provided the programming and sold the advertising time on KODE pursuant to a time brokerage agreement. For the May 2003 ratings period, KODE ranked third in its market. The station’s syndicated programming includes Seinfeld, Jeopardy and The Oprah Winfrey Show.

Through its shared services agreement with KSNF, KODE achieved cost savings of approximately $800,000 by eliminating redundant positions and other expenses. In addition, Mission hired a new general manager who has significant experience in the market, to oversee sales and programming functions at KODE. He previously served as general sales manager of KOAM, the CBS affiliate in the market.

WTWO and WBAK (Terre Haute, Indiana)

Market Profile.    Terre Haute, Indiana is the 146th-largest DMA in the United States, with a population of approximately 393,000 and 154,000 television households as of December 31, 2002. Cable penetration in the Terre Haute market is estimated to be 56% as of December 31, 2002. The Terre Haute television market is expected to grow at a compound annual rate of 4.5% from 2002 to 2007. Average household income is estimated to be $35,173 as of December 31, 2002.

The table below provides an overview of the three commercial stations in the Terre Haute, Indiana DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WTWO	2	NBC	Nexstar Broadcasting Group	13	13	15	13	14
WBAK	38	Fox	Indiana Broadcasting Partners[1]	4	4	4	3	3
WTHI	10	CBS/UPN	Emmis Communications	24	20	23	18	22

[1]	Operated by Mission Broadcasting pursuant to a time brokerage agreement with Indiana Broadcasting Partners, a subsidiary of Bahakel Communications.

WTWO

Station Profile.    We acquired WTWO, an NBC affiliate, in April 1997. For the May 2003 ratings period, WTWO ranked second in its market. The station’s syndicated programming includes The Oprah Winfrey Show, Jeopardy and Wheel of Fortune.

Since acquisition, we have replaced the general manager, sales manager, operations manager, news director and promotion manager. We completely replaced the sales force and increased the number of account executives from five to seven. We added a noon newscast and the market’s only 5:00 p.m. newscast to our programming. WTWO is the leader in the morning news time period and is also recognized as a weather leader in the market as a result of our investment in local radar, more than a dozen remote weather stations, state-of-the-art weather graphics equipment and severe weather tracking equipment. We believe that WTWO is well-positioned to continue to achieve revenue growth by leveraging the station’s news position with its experienced local sales team. Furthermore, we believe that additional revenue growth will be driven by non-traditional opportunities from sources such as the television and radio broadcast rights for Indiana State University sporting events, which we obtained in 1999.

WBAK

Station Profile.    On May 9, 2003, Mission entered into an agreement to acquire substantially all of the assets of WBAK, a Fox affiliate, from Indiana Broadcasting Partners, a subsidiary of Bahakel Communications, for $3.0 million. The acquisition is expected to close in the fourth quarter of 2003, subject to FCC consent. Mission began operating the station pursuant to a time brokerage agreement on May 9, 2003 and concurrently entered into a shared services agreement and joint sales agreement with us, pursuant to which Nexstar-owned WTWO provides sales, production, engineering, traffic and other services to WBAK. For the May 2003 ratings period, WBAK ranked third in its market. WBAK’s syndicated programming includes Seinfeld, Friends and Frasier.

KMID (Odessa-Midland, Texas)

Market Profile.    Odessa-Midland, Texas is the 158th-largest DMA in the United States, with a population of approximately 372,000 and 134,000 television households as of December 31, 2002. Cable penetration in the Odessa-Midland market is estimated to be 74% as of December 31, 2002. The Odessa-Midland television market is expected to grow at a compound annual rate of 3.6% from 2002 to 2007. Average household income is estimated to be $41,203 as of December 31, 2002.

The table below provides an overview of the six commercial stations in the Odessa-Midland, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KMID	2	ABC	Nexstar Broadcasting Group	7	8	10	8	8
KOSA	7	CBS	ICA Broadcasting	13	14	15	12	13
KWES	9	NBC	Drewry Communications Group	11	13	13	11	12
KUPB	18	UNI	Entravision Holdings	6	6	5	5	5
KTLE-LP	20	TEL	Adelante Television LP	2	—	1	—	2
KPEJ	24	Fox/UPN	Communications Corporation of America	7	5	7	5	5

Station Profile.    We acquired KMID, an ABC affiliate, in September 2000. For the May 2003 ratings period, KMID tied for third in its market. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

Since acquiring KMID, we have replaced the general manager and sales manager with individuals who have experience in larger Texas markets. We believe that our capital expenditure investment of approximately

$765,000 since acquisition has significantly enhanced the news product and local commercial production capability of KMID. In addition, we have introduced our sales training and inventory management techniques to our sales force in order to achieve future revenue growth. As an example of our focus on local sports coverage, the station televised a live exhibition baseball game between the Oakland Athletics and their AA affiliate, the Midland Rockhounds, from the new multi-million dollar sports facility in Midland.

KTAB and KRBC (Abilene-Sweetwater, Texas)

Market Profile.    Abilene-Sweetwater, Texas is the 163rd-largest DMA in the United States, with a population of approximately 310,000 and 116,000 television households as of December 31, 2002. Cable penetration in the Abilene-Sweetwater market is estimated to be 62% as of December 31, 2002. The Abilene-Sweetwater television market is expected to grow at a compound annual rate of 4.2% from 2002 to 2007. Average household income is estimated to be $36,781 as of December 31, 2002.

The table below provides an overview of the five commercial stations in the Abilene-Sweetwater, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KTAB	32	CBS	Nexstar Broadcasting Group	15	15	15	13	16
KRBC	9	NBC	Mission Broadcasting	10	10	11	8	10
KTXS	12	ABC	Wilson, Larry	12	13	14	9	11
KXVA	15	Fox	Star Broadcasting Co.	4	4	5	3	4
KIDZ-LP	42	UPN/PAX	Sage Broadcasting Corp.	2	—	1	2	2

KTAB

Station Profile.    We acquired KTAB, a CBS affiliate, in August 1999. For the May 2003 ratings period, KTAB ranked first in its market. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

Since acquiring KTAB, we have made substantial operating improvements and rebuilt the station’s news, promotion, sales and personnel infrastructure. We replaced the general manager with an individual who has local market experience and increased the number of sales account executives from two to six. We recently added a new account executive in Brownwood, the fastest growing city in the market. With the launch of a 90-minute early news program, we have increased locally produced news programming by 162% to 17 hours per week. We utilize remote weather equipment and weather vehicles to position KTAB as a weather leader in the Abilene-Sweetwater DMA.

KRBC

Station Profile.    Mission purchased KRBC, an NBC affiliate, from LIN Television on June 13, 2003. Mission began providing programming to and selling the advertising time for KRBC under a local marketing agreement in January 2003. Upon the closing of the acquisition, Mission entered into a shared services agreement with us, pursuant to which Nexstar-owned KTAB provides news, production, technical maintenance and security for KRBC. For the May 2003 ratings period, KRBC ranked third in its market. The station’s syndicated programming includes Entertainment Tonight, The Maury Povich Show and King of the Hill.

Under the shared services agreement, we have achieved operating efficiencies by reducing staff and redundant expenses. Mission has hired a new station manager for KRBC with prior sales experience in the market. The new station manager has increased the size of the local sales staff and implemented Mission sales systems and inventory management techniques.

WDHN (Dothan, Alabama)

Market Profile.    Dothan, Alabama is the 171st-largest DMA in the United States, with a population of approximately 246,000 and 98,000 television households as of December 31, 2002. Cable penetration in the Dothan market is estimated to be 69% as of December 31, 2002. The Dothan television market is expected to grow at a compound annual rate of 4.3% from 2002 to 2007. Average household income is estimated to be $35,442 as of December 31, 2002.

The table below provides an overview of the three commercial television stations in the Dothan, Alabama DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WDHN	18	ABC	Nexstar Broadcasting Group	7	6	7	6	6
WTVY	4	CBS	Gray Television Inc	20	21	26	18	22
WDFX	34	Fox	Roycom Media Incorporated	5	5	4	4	4

Station Profile.    Nexstar purchased WDHN, an ABC affiliate, from Morris Multimedia on August 1, 2003. Nexstar began providing programming to and selling the advertising time for WDHN under a time brokerage agreement in February of 2003. For the May 2003 ratings period, WDHN ranked second in its market. The station’s syndicated programming includes Montel Williams, Dr. Phil and Judge Judy.

We believe that WDHN has considerable upside in all aspects of sales, and we have implemented many of our sales systems since taking over the station. WDHN will add a 6:00 p.m. newscast in the fall, and we have identified numerous programming changes which we believe will generate higher ratings and revenue. We plan to make strategic capital investments to improve the operating capabilities in news, commercial production, and sales. We have hired a new general manager with significant operating experience in larger television markets.

KQTV (St. Joseph, Missouri)

Market Profile.    St. Joseph, Missouri is the 193rd-largest DMA in the United States, with a population of approximately 152,000 and 58,000 television households as of December 31, 2002. Cable penetration in the St. Joseph market is estimated to be 65% as of December 31, 2002. The St. Joseph television market is expected to grow at a compound annual rate of 4.2% from 2002 to 2007. Average household income is estimated to be $36,619 as of December 31, 2002.

Station Profile.    We acquired KQTV, an ABC affiliate, in April 1997. KQTV is the only commercial television station in the St. Joseph, Missouri DMA. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Friends.

As the only commercial television station in the market, we have considerable influence on advertising rates due to the lack of commercial advertising alternatives. Additionally, since acquiring KQTV, we have been able to attract advertising revenue from the nearby Kansas City market, which has a DMA rank of 33. We have implemented new sales promotions and increased promotional activity in adjacent counties and towns to capitalize on KQTV’s award-winning news and children’s programming. In addition, we have increased our total locally produced news programming by 37% to 18.5 hours per week in order to create additional sales inventory.

KSAN (San Angelo, Texas)

Market Profile.    San Angelo, Texas is the 196th-largest DMA in the United States, with a population of approximately 142,000 and 54,000 television households as of December 31, 2002. Cable penetration in the San Angelo market is estimated to be 72% as of December 31, 2002. The San Angelo television market is expected to grow at a compound annual rate of 4.2% from 2002 to 2007. Average household income is estimated to be $38,330 as of December 31, 2002.

The table below provides an overview of the five commercial television stations in the San Angelo, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KSAN	3	NBC	Mission Broadcasting	8	7	7	7	9
KIDY	6	Fox/UPN	Sage Broadcasting Corp	5	5	7	6	6
KLST	8	CBS	Jewell TV Corp	24	23	24	21	25
KEUS-LP	31	UNI	Entravision Holdings	—	—	4	—	3
KTXE-LP	38	ABC	Wilson, Larry	—	—	4	3	4

Station Profile.    Mission acquired KSAN, an NBC affiliate, from LIN Television on June 13, 2003. Mission began operating KSAN, which was called KACB until October 30, 2003, under a local marketing agreement in January 2003. Upon the closing of the acquisition, Mission entered into a shared services agreement with us, pursuant to which Nexstar-owned KTAB provides news, production, technical maintenance and security for KSAN. For the May 2003 ratings period, KSAN ranked second in its market. The station’s syndicated programming includes The Maury Povich Show, King of the Hill and Entertainment Tonight.

Mission has employed a new station manager for KSAN with significant sales management experience. The new station manager has increased the size of the local sales staff and has implemented Mission’s sales systems and inventory management techniques. We and Mission have developed a plan to improve the news operations of the stations through strategic capital investment and the addition of a dedicated meteorologist plus improved weather equipment.

Quorum Portfolio:

The following is a description of the stations currently in Quorum’s portfolio and the markets that they serve. We derived the information relating to DMAs from BIA Investing in Television 2003 2nd Edition. We have excluded non-commercial stations, religious stations, cable program services or networks, and stations, other than those that Quorum owns or provides services to, whose audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.

WHAG (Washington, DC/Hagerstown, Maryland)

Market Profile.    WHAG is located within the Washington, DC DMA, the 8th largest DMA in the United States. However, the WHAG signal does not reach the entire Washington, DC metropolitan area. WHAG serves a sub-market within the DMA that includes Allegany, Frederick and Washington Counties in Maryland, Franklin and Fulton Counties in Pennsylvania, Frederick County in Virginia, and Berkley, Jefferson, Morgan and Hampshire Counties in West Virginia. According to the Nielsen Station Index May 2003, these counties have a population of approximately 495,000 households and a cable penetration rate of 76%.

The table below provides an overview of the seven commercial television stations in the Washington, DC DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WHAG	25	NBC	Quorum Broadcasting Co.	—	1	—	—	—
WTTG	5	Fox	Fox Television Stations Inc	10	11	11	9	9
WRC	4	NBC	NBC/GE	11	11	11	10	12
WJLA	7	ABC	Allbritton Communications Co	9	9	10	8	9
WUSA	9	CBS	Gannett Company Inc	11	11	10	9	11
WDCA	20	UPN	Fox Television Stations Inc	3	3	3	3	3
WBDC	50	WB	Tribune Company	5	4	4	4	4

Station Profile.    Quorum acquired WHAG, an NBC affiliate, in December 1998. WHAG’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

We have identified strategic cost reductions that will immediately improve station operating margins. WHAG will benefit from our inventory pricing and management techniques. By focusing on more efficient sales projects and promotions, we expect to improve incremental revenue results and at the same time reduce the cost of sales at WHAG. By deploying our inventory rate policies and procedures, we believe that WHAG will see significant increases in political revenue during periods of political demand.

KOLR and KDEB (Springfield, Missouri)

Market Profile.    Springfield, Missouri is the 73rd-largest DMA in the United States, with a population of over 1.0 million and 404,000 television households as of December 31, 2002. Cable penetration in the Springfield market is estimated to be 44% as of December 31, 2002. The Springfield television market is expected to grow at a compound annual rate of 3.5% from 2002 to 2007. Average household income is estimated to be $34,911 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Springfield, Missouri DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KOLR	10	CBS	VHR Broadcasting	15	16	17	14	16
KDEB	27	Fox	Quorum Broadcasting Co.	7	7	7	7	6
KYTV	3	NBC	Schurz Communications Inc	21	19	19	17	20
KSPR	33	ABC	Piedmont Television	6	6	7	5	7

KOLR

Station Profile.    VHR acquired KOLR, a CBS affiliate, in November 1998 and entered into shared services and joint sales agreements with Quorum’s KDEB on February 16, 1999. For the May 2003 ratings period, KOLR ranked second in its market. The station’s syndicated programming includes Entertainment Tonight, Judge Judy and Starting Over.

KDEB

Station Profile.    Quorum acquired KDEB, a Fox affiliate, in May 1998. For the May 2003 ratings period, KDEB ranked third in its market. The station’s syndicated programming includes Friends, Seinfeld and That 70’s Show.

We believe that KOLR and KDEB will benefit and increase revenue share through the integration of our sales systems. We have identified strategic cost reductions that we expect will increase cash flow. The stations will benefit from regular strategic planning meetings with our existing stations in Missouri. We expect to grow news ratings and revenue due to our existing news base, which far exceeds that of prior ownership. We intend to utilize our leveraged buying power to reduce cash film payments.

WFFT (Ft. Wayne, Indiana)

Market Profile.    Ft. Wayne, Indiana is the 104th-largest DMA in the United States, with a population of approximately 694,000 and 266,000 television households as of December 31, 2002. Cable penetration in the Ft. Wayne market is estimated to be 52% as of December 31, 2002. The Ft. Wayne television market is expected to grow at a compound annual rate of 4.0% from 2002 to 2007. Average household income is estimated to be $44,674 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Ft. Wayne, Indiana DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WFFT	55	Fox	Quorum Broadcasting Co.	7	8	7	6	6
WANE	15	CBS	LIN Television Corp	20	18	20	15	18
WPTA	21	ABC	Granite Broadcasting Corp	15	14	15	13	14
WISE	33	NBC	New Vision Group Inc	11	11	12	11	12

Station Profile.    Quorum acquired WFFT, a Fox affiliate, in December 1998. For the May 2003 ratings period, WFFT ranked fourth in its market. The station’s syndicated programming includes Seinfeld, That 70’s Show and King of The Hill.

We believe that better inventory management and integration of our sales systems will yield a better share of local and national revenue. We believe we can reduce program payments, and have identified specific strategic cost reductions to improve WFFT’s operating margin. We are exploring options to add local news, either through a strategic partnership or station origination.

KAMR, KCIT and KCPN-LP (Amarillo, Texas)

Market Profile.    Amarillo, Texas is the 129th-largest DMA in the United States, with a population of approximately 515,000 and 192,000 television households as of December 31, 2002. Cable penetration in the Amarillo market is estimated to be 63% as of December 31, 2002. The Amarillo television market is expected to grow at a compound annual rate of 4.4% from 2002 to 2007. Average household income is estimated to be $41,453 as of December 31, 2002.

The table below provides an overview of the five commercial television stations in the Amarillo, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KAMR	4	NBC	Quorum Broadcasting Co.	9	8	9	9	11
KCIT	14	Fox	Mission of Amarillo	5	5	7	4	4
KCPN-LP	33	—	Mission of Amarillo	—	—	—	—	—
KVII	7	ABC	New Vision Group Inc	14	13	16	14	15
KFDA	10	CBS/UPN	Drewry Communications Group	16	17	14	13	15

KAMR

Station Profile.    Quorum acquired KAMR, an NBC affiliate, in April 1999. For the May 2003 ratings period, KAMR ranked third in its market. KAMR’s syndicated programming includes Entertainment Tonight, Montel Williams and The Maury Povich Show.

KCIT/KCPN-LP

Station Profile.    Mission of Amarillo acquired KCIT/KCPN-LP in May 1999 and entered into shared services and joint sales agreements with KAMR on May 1, 1999. KCIT is a Fox affiliate, and KCPN-LP is an independent. For the May 2003 ratings period, KCIT ranked fourth in its market. KCIT’s syndicated programming includes Everybody Loves Raymond, Friends and That 70’s Show. KCPN-LP ’s syndicated programming includes King of the Hill, Spin City and Becker.

We plan to develop strategic marketing partnerships with regional advertisers as a result of our extensive coverage in West Texas. We believe that KAMR and KCIT will benefit from our presence in other adjacent and similar Texas markets. We will utilize our operating experience and expertise in news and promotion to grow news ratings and revenue. We have identified cost reductions that we expect will provide improvement in operating margins and cash flow. We believe our sales systems will improve inventory management and revenue share, particularly during political campaigns.

KARD (Monroe, Louisiana- El Dorado, Arkansas)

Market Profile.    Monroe, Louisiana-El Dorado, Arkansas is the 133rd-largest DMA in the United States, with a population of approximately 483,000 and 181,000 television households as of December 31, 2002. Cable penetration in the Monroe-El Dorado market is estimated to be 65% as of December 31, 2002. The Monroe-El Dorado television market is expected to grow at a compound annual rate of 1.8% from 2002 to 2007. Average household income is estimated to be $34,714 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Monroe, Louisiana-El Dorado, Arkansas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KARD	14	Fox	Quorum Broadcasting Co.	4	5	4	4	4
KNOE	8	CBS	Noe Corp	25	26	25	22	23
KTVE	10	NBC	Piedmont TV LLC	10	9	10	9	12
KAQY	11	ABC	Monroe Broadcasting	4	4	4	3	3

Station Profile.    Quorum acquired KARD, a Fox affiliate, in May 1998. Quorum entered into shared services and joint sales agreements with Piedmont’s station KTVE, an NBC affiliate, on March 21, 2001. For the May 2003 ratings period, KARD ranked tied for third in its market, and KTVE ranked second. KARD’s syndicated programming includes Friends, Seinfeld and Entertainment Tonight. KTVE’s syndicated programming includes The Oprah Winfrey Show, Jeopardy and Montel Williams.

Pursuant to a shared services agreement between Quorum and Piedmont, KARD and Piedmont’s station KTVE share the cost of certain services, including news production, technical maintenance, security and promotion services and not including the services of senior management, personnel or programming. Pursuant to a joint sales agreement between Quorum and Piedmont, KTVE sells the advertising time on KARD. As a result of this arrangement, KARD receives approximately one-third, and KTVE receives approximately two-thirds, of the available cash generated by the two stations. Quorum and Piedmont also have entered into a right of first refusal agreement related to the sale of either station. The Quorum acquisition will not trigger any obligations or rights of the parties under this agreement.

WQRF (Rockford, Illinois)

Market Profile.    Rockford, Illinois is the 135th-largest DMA in the United States, with a population of approximately 460,000 and 177,000 television households as of December 31, 2002. Cable penetration in the Rockford market is estimated to be 68% as of December 31, 2002. The Rockford television market is expected to grow at a compound annual rate of 4.2% from 2002 to 2007. Average household income is estimated to be $45,141 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Rockford, Illinois DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WQRF	39	Fox	Quorum Broadcasting Co.	7	7	9	5	8
WREX	13	NBC	Quincy Newspapers Inc	16	15	17	13	16
WTVO	17	ABC	Young Broadcasting Inc	11	12	13	9	10
WIFR	23	CBS	Gray Television Inc	16	14	15	12	15

Station Profile.    Quorum acquired WQRF, a Fox affiliate, in May 1998. For the May 2003 ratings period, WQRF ranked fourth in its market. The stations syndicated programming includes Everybody Loves Raymond, Friends and That 70’s Show.

We plan to grow local share in the market by focusing on additional special projects and improving inventory pricing and management. We have identified specific expense savings that we believe will provide immediate increases in cash flow. We will explore a strategic partnership in the market consistent with our operating history, and we are exploring the addition of local news to WQRF.

KLBK and KAMC (Lubbock, Texas)

Market Profile.    Lubbock, Texas is the 147th-largest DMA in the United States, with a population of approximately 412,000 and 151,000 television households as of December 31, 2002. Cable penetration in the Lubbock market is estimated to be 56% as of December 31, 2002. The Lubbock television market is expected to grow at a compound annual rate of 4.4% from 2002 to 2007. Average household income is estimated to be $41,983 as of December 31, 2002.

The table below provides an overview of the six commercial television stations in the Lubbock, Texas DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KLBK	13	CBS	Quorum Broadcasting Co.	13	13	13	12	13
KAMC	28	ABC	VHR Broadcasting	8	9	10	10	10
KCBD	11	NBC	Liberty Corp	20	21	20	18	21
KJTV	34	Fox	Ramar Communications Inc	6	9	7	8	7
KUPT-TV	22		Woods Communications Corporation	—	—	—	—	—
KPTB	16	IND	Prime Time Christian Broadcasting Inc.	—	—	—	—	—

KLBK

Station Profile.    Quorum acquired KLBK, a CBS affiliate, in May 1998 and entered into shared services and joint sales agreements with VHR’s KAMC on February 16, 1999. For the May 2003 ratings period, KLBK ranked second in its market. KLBK’s syndicated programming includes Judge Judy, Who Wants To Be a Millionaire? and The Maury Povich Show.

KAMC

Station Profile.    VHR acquired KAMC, an ABC affiliate, in January 1999 and entered into shared services and joint sales agreements with Quorum’s KLBK on February 16, 1999. For the May 2003 ratings period, KAMC ranked third in it market. KAMC’s syndicated programming includes Entertainment Tonight, Montel Williams and Live With Regis and Kelly.

We believe that KAMC and KLBK will benefit from our operations in other adjacent and similar West Texas markets, and that these stations can develop strategic marketing partnerships with regional advertisers. We will utilize the operating experience of KAMC and KLBK and expertise in news and promotion to grow news ratings and revenue.

WFXV and WPNY-LP (Utica, New York)

Market Profile.    Utica, New York is the 167th-largest DMA in the United States, with a population of approximately 273,000 and 106,000 television households as of December 31, 2002. Cable penetration in the Utica market is estimated to be 77% as of December 31, 2002. The Utica television market is expected to grow at a compound annual rate of 4.5% from 2002 to 2007. Average household income is estimated to be $35,219 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Utica, New York DMA:

				Audience Share Summary 9 AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
WFXV	33	Fox	Quorum Broadcasting Co.	4	4	4	4	3
WPNY-LP	11	UPN	Quorum Broadcasting Co.	—	2	2	3	2
WKTV	2	NBC	Smith Broadcasting Group	21	22	23	18	20
WUTR	20	ABC	Clear Channel Communications	7	7	8	8	8

WFXV

Station Profile.    Quorum acquired WFXV, a Fox affiliate, in July 1998. For the May 2003 ratings period, WFXV ranked third in its market. WFXV’s syndicated programming includes Everybody Loves Raymond, Friends and The Simpsons.

WPNY-LP

Station Profile.    Quorum acquired WPNY-LP, a UPN affiliate, in July 1998. For the May 2003 ratings period, WPNY ranked fourth in its market WPNY-LP ’s syndicated programming includes Judge Judy, That 70’s Show and Judge Joe Brown.

We believe that WFXV and WPNY-LP will benefit from relationships and strategic marketing partnerships with existing regional advertisers. We will evaluate alternative operating opportunities, including the utilization of our management from the adjacent Rochester, New York, market. We believe we can grow local and national revenue shares through the implementation of our sales systems, and an improved focus on sales projects and promotions.

KSVI and KHMT (Billings, Montana)

Market Profile.    Billings, Montana is the 170th-largest DMA in the United States, with a population of approximately 252,000 and 101,000 television households as of December 31, 2002. Cable penetration in the Billings market is estimated to be 56% as of December 31, 2002. The Billings television market is expected to grow at a compound annual rate of 3.1% from 2002 to 2007. Average household income is estimated to be $39,311 as of December 31, 2002.

The table below provides an overview of the four commercial television stations in the Billings, Montana DMA:

				Audience Share Summary 9AM to Midnight (%)
Calls	Channel	Affiliation	Owner	May-03	Feb-03	Nov-02	Jul-02	May-02
KSVI	6	ABC	Quorum Broadcasting Co.	6	7	8	6	7
KHMT	4	Fox	VHR Broadcasting	4	4	4	3	5
KTVQ	2	CBS	Evening Post Publishing	21	21	25	20	24
KULR	8	NBC	Dix Communications	13	12	16	13	16

KSVI

Station Profile.    Quorum acquired KSVI, an ABC affiliate, in December 1998. For the May 2003 ratings period, KSVI ranked number three in its market. KSVI’s syndicated programming includes Everybody Loves Raymond, Seinfeld and Frasier.

KHMT

Station Profile.    VHR Broadcasting of Billings, LLC acquired KHMT, a Fox affiliate, in January 2002 and assumed the Time Brokerage Agreement between the previous licensee of KHMT and Quorum’s KSVI at that same time. For the May 2003 ratings period, KHMT ranked number four in its market. KHMT’s syndicated programming includes King of The Hill, That 70’s Show and The Simpsons.

We believe that we can use Nexstar’s operating experience and expertise in sales and promotion to grow revenues and ratings for both stations. Prior to VHR’s acquisition, the stations had reentered the news business, but have yet to develop audience loyalty. We have identified strategic cost reductions that we believe will immediately improve station cash flow and margins. We expect that our increased focus on sales projects and promotions, combined with better inventory management will improve the stations’ revenue share.

Trademarks

This prospectus makes reference to our trademarks. We also refer to the following trademarks/tradenames which are owned by the third parties referenced in parentheses: The Simpsons, Divorce Court, CSI: Crime Scene Investigation, M.A.S.H., 24 and King of the Hill (20th Century Fox Film Corporation); Seinfeld, Ricki Lake, The Steve Harvey Show (Columbia Tristar Television Distribution, a unit of Sony Pictures); Judge Judy, Entertainment Tonight, Spin City, Montel Williams, Frasier, The Practice, Cheers, Becker and Judge Joe Brown (Paramount Distribution, a division of Viacom Inc.); Friends and E.R. (Warner Brothers Domestic Television Distribution, a division of Time Warner Entertainment Co. LP); The Maury Povich Show (Studios USA Television Distribution LLC); Everybody Loves Raymond (Eyemark Entertainment); That 70’s Show and Third Rock from the Sun (Carsey Werner Distribution LLC), The Oprah Winfrey Show, Wheel of Fortune, Jeopardy, Hollywood Squares and Dr. Phil (King World Productions, Inc.) and The Hughleys (20th Television, Inc.); Starting Over (NBC Enterprises Domestic Syndication); Live with Regis and Kelly and Who Wants to be a Millionaire? (Buena Vista).

Competition

Our stations directly compete for audience share, programming and advertising revenue with the other television broadcast stations in each of our markets. Information on our audience share for recent periods as compared to our direct competitors is set forth in the tables above. We also compete generally for audience share and advertising revenue with all other advertising outlets, including radio stations, cable television, newspapers and the Internet. On a larger scale, we compete for audience share against all the other leisure activities in which one could choose to engage rather than watch television. For more information about competition in our industry generally, see “—Competition in the Television Industry.”

Industry Background

Industry Overview

All television stations in the country are grouped by A.C. Nielsen Company, a national audience measuring service, into 210 generally recognized television markets, known as designated market areas, or DMAs, that are ranked in size according to various metrics based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. A.C. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of a “rating,” which is a station’s percentage of the total potential audience in the market, or a “share,” which is the station’s percentage of the audience actually watching television. A.C. Nielsen provides these data on the basis of local television households and selected demographic groupings in the market. A.C. Nielsen uses two methods of determining a station’s ratings. In larger geographic markets, A.C. Nielsen uses a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets A.C. Nielsen uses only weekly diaries.

Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station’s revenues, expenses and operations. A typical network affiliate receives a significant part of its programming including during prime-time hours from the network. This programming, along with cash payments for NBC, ABC and CBS affiliates, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenues. The affiliate retains the revenues from the remaining advertising time sold during network programs and from advertising time sold during non-network programs.

Broadcast television stations compete for advertising revenues primarily with other commercial broadcast television stations, and, to a lesser extent, with newspapers, radio stations and cable system operators serving the same market. Non-commercial, religious and Spanish-language broadcasting stations in many markets also compete with commercial stations for viewers. In addition, the Internet and other leisure activities may draw viewers away from commercial television stations.

Television Broadcasting History

Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations that broadcast over the very high frequency or VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency or UHF band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage. Any disparity between VHF and UHF is likely to diminish even further in the coming era of digital television.

Through the 1970s, network television broadcasters enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s and continuing through today, however, this level of dominance changed as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations, new networks such as UPN, WB and PAX, and cable and satellite television services.

Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With the increase in cable penetration, the advertising share of cable networks has increased. Notwithstanding these increases in cable viewership and advertising, over-the-air broadcasting remains the primary distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in our television markets ranges from 50.0% to 80.0%.

Direct broadcast satellite, or DBS, systems have also rapidly increased their penetration rate in the last decade, capturing more than 16% of U.S. households. DBS services provide nationwide distribution of video programming (including in some cases pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technologies. In November 1999, Congress passed the Satellite Home Viewer Improvement Act, which gives DBS operators the ability to distribute the signals of local television stations to subscribers in the stations’ local market areas, or local-into-local service. DirecTV and/or EchoStar currently provide satellite carriage of local stations in the Little Rock-Pine Bluff, Shreveport and Wilkes Barre-Scranton markets and have notified us that they intend to begin service in the Rochester market.

In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Cable systems generally do not compete with local stations for programming. In the past, the cost of programming increased dramatically, primarily because of an increase in the number of new independent stations and a shortage of desirable programming. Recently, however, program prices have stabilized as a result of increases in the supply of programming.

The FCC finalized its allotment of new advanced television channels to existing broadcast stations in the first half of 1998. Advanced television is a digital television, or DTV, transmission system that delivers improved video and audio signals including high definition television and also has substantial multiplexing and data transmission capabilities. For each licensed television station, the FCC has allocated a matching DTV channel. Under current FCC guidelines, all commercial television station operators were required to complete construction of and begin broadcasting with digital transmission systems no later than May 1, 2002, unless they obtained extensions of time. Network affiliated stations in the top 10 markets were required to begin digital broadcasting by May 1999, and in the top 30 markets by November 1, 1999. By the end of 2006, the FCC expects television broadcasters to cease non-digital broadcasting and return one of their channels to the U.S. government, provided that 85.0% of households within the relevant DMA have the capability to receive a digital signal.

Advertising Sales

General

Television station revenue is primarily derived from the sale of local and national advertising. Television stations compete for advertising revenue primarily with other broadcast television stations, radio stations, cable system operators and programmers, and newspapers serving the same market.

All network-affiliated stations are required to carry advertising sold by their networks which reduces the amount of advertising time available for sale by our stations. Our stations sell the remaining advertising to be inserted in network programming and the advertising in non-network programming, retaining all of the revenue received from these sales. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These programming arrangements are referred to as barter programming.

Advertisers wishing to reach a national audience usually purchase time directly from the networks, or advertise nationwide on a case-by-case basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising time directly from the stations’ local sales staffs.

Advertising rates are based upon a number of factors, including:

•	a program’s popularity among the viewers that an advertiser wishes to target;

•	the number of advertisers competing for the available time;

•	the size and the demographic composition of the market served by the station;

•	the availability of alternative advertising media in the market area;

•	the effectiveness of the sales forces; and

•	development of projects, features and programs that tie advertiser messages to programming.

Advertising rates are also determined by a station’s overall ability to attract viewers in its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

Local Sales

Local advertising time is sold by each station’s local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenue from national advertising accounts, revenue from local advertising is generally more stable and more controllable. We seek to attract new advertisers to television and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities. We place a strong emphasis on the experience of our local sales staff and maintain an on-going training program for sales personnel.

National Sales

National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers, and national retailers (some of which may advertise locally).

Network Affiliations

Each station is affiliated with its network pursuant to an affiliation agreement. The following table sets forth information about the network affiliations for the stations that we currently own and operate or provide services to and for the additional stations that we will own and operate or provide services to if we complete the Quorum acquisition. Shading indicates stations that Quorum currently owns and operates or provides services to.

Station	Market	Affiliation	Expiration
KRBC	Abilene-Sweetwater, TX	NBC	December 2010
KSAN	San Angelo, TX	NBC	December 2010
KSNF	Joplin, MO-Pittsburg, KS	NBC	December 2008
KFDX	Wichita Falls, TX-Lawton, OK	NBC	December 2008
KBTV	Beaumont-Port Arthur, TX	NBC	December 2008
WTWO	Terre Haute, IN	NBC	December 2008
WBRE	Wilkes Barre-Scranton, PA	NBC	December 2008
KARK	Little Rock-Pine Bluff, AR	NBC	December 2008
WBAK	Terre Haute, IN	Fox	June 2008
WYOU	Wilkes Barre-Scranton, PA	CBS	December 2007
KODE	Joplin, MO-Pittsburg, KS	ABC	December 2007
KQTV	St. Joseph, MO	ABC	April 2007
WCFN	Champaign-Springfield-Decatur, IL	UPN	April 2007
WFXP	Erie, PA	Fox	March 2006
KJTL	Wichita Falls, TX-Lawton, OK	Fox	June 2006
WROC	Rochester, NY	CBS	December 2005
KTAL	Shreveport, LA	NBC	December 2005
WMBD	Peoria-Bloomington, IL	CBS	September 2005
WCIA	Champaign-Springfield-Decatur, IL	CBS	September 2005
KMID	Odessa-Midland, TX	ABC	July 2005
WYZZ	Peoria-Bloomington, IL	Fox	June 2005
WJET	Erie, PA	ABC	January 2005
KTAB	Abilene-Sweetwater, TX	CBS	December 2004
WDHN	Dothan, AL	ABC	December 2004
KJBO-LP	Wichita Falls, TX-Lawton, OK	UPN	September 2004***
KPOM/KFAA	Ft. Smith-Fayetteville-Springdale-Rogers, AR	NBC	January 2013
WFFT	Ft. Wayne, IN	Fox	December 2008
KHMT	Billings, MT	Fox	November 2008
WFXV	Utica, NY	Fox	June 2008
KDEB	Springfield, MO	Fox	April 2008
KARD	Monroe, LA-El Dorado, AR	Fox	April 2008
WQRF	Rockford, IL	Fox	April 2008
WHAG	Washington, DC*	NBC	December 2007
WPNY-LP	Utica, NY	UPN	April 2007
KCIT	Amarillo, TX	Fox	March 2006
KCPN-LP	Amarillo, TX	**
KAMR	Amarillo, TX	NBC	December 2005
KAMC	Lubbock, TX	ABC	October 2005
KLBK	Lubbock, TX	CBS	August 2005
KOLR	Springfield, MO	CBS	June 2005
KSVI	Billings, MT	ABC	February 2005

*	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
**	Not affiliated with a network.
***	Or upon 30 days prior written notice by UPN.

Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in each affiliation agreement, which varies with the time of day. Typically, prime time programming (Monday through Saturday from 8:00 p.m. to 11:00 p.m., Eastern Standard Time and Sunday from 7:00 p.m. to 11:00 p.m., Eastern Standard Time) generates the highest hourly rates.

Competition in the Television Industry

Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.

Audience

Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of the daily programming on the NBC, CBS, ABC, Fox and UPN affiliated stations that we own or provide services to is supplied by the network with which each station is affiliated. In those periods, the stations are dependent upon the performance of the network programs in attracting viewers. Stations program non-network time periods with a combination of self-produced news, public affairs and other entertainment programming, including films and syndicated programs purchased for cash, cash and barter, or barter only.

Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. However, the development of methods of video transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. In addition, DBS providers, such as DirecTV and EchoStar, offer nationwide distribution of video programming (including, in some cases, pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technology. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station’s audience. Other sources of competition include home entertainment systems, such as VCRs, DVDs and television game devices. Transmission of video programming over broadband Internet may be a future source of competition to television broadcasters.

Although cable television systems were initially used to retransmit broadcast television programming to subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration and cable programming services occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for these audiences and the increased competition could have an adverse effect on our advertising revenue.

Further advances in technology may increase competition for household audiences and advertisers. The increased use of digital technology by cable systems and DBS, along with video compression techniques, will reduce the bandwidth required for television signal transmission. These technological developments are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reductions in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized “niche” programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these or other technological changes will have on the broadcast television industry or on the future results of our operations.

Programming

Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete against in-market broadcast station operators for exclusive access to off-network reruns (such as Seinfeld) and first-run product (such as Entertainment Tonight) in their respective markets. Increasingly, our stations are competing against other networks with respect to first-run programming. The broadcast networks are rerunning the same episode of a network program on affiliated cable or broadcast networks, often in the same week that it aired on one of our stations. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. AOL Time Warner Inc., General Electric Company, Viacom Inc., The News Corporation Limited and the Walt Disney Company each owns a television network and also owns or controls major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the networks. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events and to secure broadcast rights for regional and local sporting events.

Advertising

In addition to competing with other media outlets for audience share, our stations compete for advertising revenue with:

•	other television stations in their respective markets; and

•	other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet.

Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in a particular market does not compete with stations in other market areas.

Federal Regulation of Television Broadcasting

The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended (“Communications Act”), and the FCC’s regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of the FCC regulation of television broadcasting stations you should refer to the Communications Act and FCC’s rules, public notices, and rulings. Over the years, Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes statutory and regulatory requirements and policies currently in effect.

License Grant and Renewal

Television broadcast licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC’s rules, and the licensee committed no other violations of the Communications Act or the FCC’s rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely renewed under this standard. If a licensee fails to meet this standard the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.

During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal, the FCC ultimately grants the renewal without a hearing.

No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application unless the FCC first determines that the incumbent licensee is not entitled to license renewal.

The Nexstar, Mission, Mission of Amarillo, Quorum and VHR stations will be required to renew their licenses beginning in June 2004.

In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station operator for failing to observe FCC rules and policies during the license term, including the imposition of a monetary forfeiture.

The FCC prohibits the assignment or the transfer of control of a broadcasting license without prior FCC approval.

Foreign Ownership

The Communications Act limits the extent of non-U.S. ownership of companies that own U.S. broadcast stations. Under this restriction, a U.S. broadcast company such as ours may have no more than 25% non-U.S. ownership. Because our majority shareholder, ABRY, has a substantial level of foreign investment, the amount of additional foreign investment that may be made in us is limited to approximately 11.8% of the total shares outstanding after this offering and 10.3% of the total shares outstanding after this offering and the Quorum acquisition.

Other Ownership Restrictions

The FCC has rules which establish limits on the ownership of broadcast stations. These ownership limits apply to attributable interests in a station licensee held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of 5% or more (20% or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. The FCC also considers attributable the holder of more than 33% of a licensee’s total assets (defined as total debt plus total equity), if that person or entity also provides over 15% of the station’s total weekly broadcast programming or has an attributable interest in another media entity in the same market which is subject to the FCC’s ownership rules, such as a radio or television station, cable television system or daily newspaper.

Local Ownership (Duopoly Rule)

On June 2, 2003, the FCC modified its local television (duopoly) ownership rule to provide greater opportunities for television duopolies in certain circumstances. The modified rule allows common ownership of two television stations in markets (defined using A.C. Nielsen Company’s DMAs) with 17 or fewer television stations, and ownership of up to three stations in markets with 18 or more television stations; provided, however, a single entity may not acquire an attributable interest in more than one station that is ranked among the top-four stations in the market based on audience share. Therefore, the new FCC rules prohibit same market combinations in markets with fewer than five stations. In determining how many television stations are in a market, the FCC counts commercial and noncommercial stations.

The modified rule allows the FCC to consider waivers of the duopoly rule. The FCC will consider waivers to allow common ownership for failed, failing and unbuilt stations. In addition, the FCC will consider waivers to allow common ownership of two top-four ranked stations in markets with 11 or fewer television stations. The FCC will consider a wavier of the top-four station prohibition if a merger between stations will reduce a significant competitive disparity between the merging stations and a more dominant station; if the merger will assist the merging stations with their transition to digital operations; if the merger will significantly increase news and local programming; if one or both of the stations to be merged are UHF stations; and if the merger will produce significant public interest benefits.

The rule as modified on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of appeals to the U.S. Court of Appeals. The modified rule also is subject to petitions for reconsideration filed with the FCC and Congressional review and potential modification. If this modified rule is vacated or repealed, the current duopoly rule, adopted in 1999, likely will continue to govern local television ownership pending further proceedings.

Under the 1999 duopoly rule, a single entity is allowed to own or have attributable interests in two television stations in a market if (1) the two stations do not have overlapping service areas, or (2) after the combination there are a least eight independently owned and operating full-power television stations and one of the combining stations is not ranked among the top four stations in the DMA. The 1999 rule allows the FCC to consider waivers to permit the ownership of a second station only in cases where the second station has failed or is failing or unbuilt.

Under the newly modified rule and the 1999 rule, the FCC attributes toward the local television ownership limits another in-market station when one station owner programs a second in-market station pursuant to a time brokerage or local marketing agreement, if the programmer provides more than 15 percent of the second station’s weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996 are exempt attributable interests until at least 2004. This “grandfathered” period will be reviewed under the FCC’s 2004 biennial review and is subject to possible extension or termination.

The only market in which we currently operate stations that meet the modified local duopoly rule (and the 1999 rule) that allows us to own two stations in the market is Champaign-Springfield-Decatur, Illinois. After giving effect to the pending acquisitions, in all of the markets where we have or will have entered into LSAs, except for two, we do not provide programming other than news (comprising less than 15 percent of the second station’s programming) to the second station and, therefore, we are not attributed with ownership of the second station. In the two markets where we do or will provide more programming to the second station—WFXP in Erie, Pennsylvania and KHMT in Billings, Montana—the local marketing agreements were entered into prior to November 5, 1996. Therefore, we may continue to operate under the terms of these agreements until at least the rule is reviewed as part of the FCC’s 2004 Biennial Review.

National Ownership

There is no nationwide limit on the number of television stations which a party may own. However, the FCC’s rules limit the percentage of U.S. television households which a party may reach through its attributable interests in television stations. This rule provides that when calculating a party’s nationwide aggregate audience coverage, the ownership of a UHF station is counted as 50 percent of a market’s percentage of total national audience. In 1996, Congress determined that one party may have an attributable interest in television stations which reach, in the aggregate, 35 percent of all U.S. television households and the FCC thereafter adopted a corresponding rule. On June 2, 2003, the FCC modified this rule to allow one party to hold attributable interests in television stations which reach, in the aggregate, 45 percent of all U.S. television households. The rule as modified on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of the appeals to the U.S. Court of Appeals. The modified rule also is subject to petitions for reconsideration at the FCC and Congressional review and potential modification.

After giving effect to the pending acquisitions, the stations we will own have a combined national audience reach of 4.80 percent of television households.

Cross Media Ownership

On June 2, 2003, the FCC voted to eliminate its Radio/Television Cross-Ownership Rule and its Local/Television Newspaper Cross-Ownership Rule, replacing both with a new single cross media ownership rule. Under this new cross media ownership rule, in markets with three or fewer television stations, no cross-ownership is permitted among TV, radio and newspapers. In markets with four through eight television stations, one entity may own or have attributable interests in (1) a daily newspaper, one TV station and up to one-half of the radio station limit for the market under the local radio rules; or (2) a daily newspaper and up to the radio station limit for the market; or (3) two TV stations (if permissible under the duopoly rule) and up to the radio station limit for that market. In markets with nine or more television stations, there are no cross media limits.

The new cross media ownership rule adopted on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of appeals to the U.S. Court of Appeals. The new rule is also subject to petitions for reconsideration at the FCC and Congressional review and potential modification. So long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the current Radio/Television Cross-Ownership Rule and Local Television/Newspaper Cross-Ownership Rule likely will continue to govern pending further proceedings.

Radio/Television Cross-Ownership Rule (One-to-a-Market Rule)

The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the one-to-a-market rule likely will continue to govern common ownership of radio and television stations in the same market. In markets with at least 20 independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than 20 but greater than or equal to 10, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than 10 independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices in a market, the FCC includes all radio and television stations, independently owned cable systems (counted as one voice), and independently owned daily newspapers which have circulation that exceeds five percent of the households in the market.

Local Television/Newspaper Cross-Ownership Rule

The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the local television/newspaper cross-ownership rule likely will continue to govern common ownership of newspapers and television stations in the same market. Under this rule, a party is prohibited from having an attributable interest in a television station and a daily newspaper if the television station’s Grade A analog (NTSC) signal contour encompasses the entire community in which the newspaper is published.

Local Television/Cable Cross-Ownership

There is no longer any FCC rule prohibiting co-ownership of a cable television system and a television broadcast station in the same area.

Cable “Must-Carry” or Retransmission Consent Rights

Every three years television broadcasters are required to make an election whether they choose to exercise their “must-carry” or retransmission consent rights in connection with the carriage of their analog signal on cable television systems within their DMA. The most recent election was made October 1, 2002, and is effective for the three-year period beginning January 1, 2003. The next election date is October 1, 2005, for the three-year period beginning January 1, 2006.

If a broadcaster chooses to exercise its must-carry rights, it may request cable system carriage on its over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry the station’s signal in compliance with the station’s carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on variables such as the location, size and number of activated channels of the cable system and whether the station’s programming duplicates, or substantially duplicates the programming of another station carried on the cable system. If certain conditions are met, a cable system may decline to carry a television station that has elected must-carry status, although it is unusual for all the required conditions to exist.

If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry the station’s signal without the station’s consent. This generally requires the cable system and television station operator to negotiate the terms under which the television station will consent to the cable system’s carriage of the station.

In most instances, Nexstar’s stations have elected to exercise their retransmission consent rights rather than electing must-carry status, and have negotiated retransmission consent agreements with cable television systems in their markets. The terms of these agreements generally range from three to ten years and provide for the carriage of the stations’ signals. Of Mission’s stations, WYOU, KRBC and KSAN have elected to exercise their retransmission consent rights; WFXP, KJTL and KJBO-LP have opted for must-carry status; and KODE has both retransmission consent agreements and must-carry status. Quorum’s stations have elected retransmission consent rather than must-carry status in most instances and have either negotiated long-term carriage agreements ranging from three to seven years or interim carriage agreements ranging for a shorter period of time, all of which provide for the carriage of the stations’ signals.

Direct-to-Home Satellite Services and Must-Carry

In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or SHVIA. This statute required providers of direct broadcast satellite services such as DirecTV and EchoStar, by January 1, 2002, to carry upon request the signals of all local television stations in a DMA in which the satellite service provider is carrying at least one local television station’s signal. Satellite providers also may provide network service from a station outside a local market to subscribers in the market who are “unserved” by a local station affiliated with the same network. Unserved generally refers to a satellite subscriber who is unable, using a conventional outdoor rooftop antenna, to receive a “Grade B” signal of a local network affiliated station. The distant signal provision of SHVIA expires on December 31, 2004, although Congress could enact legislation to extend it. If a subscriber is able to receive a Grade B quality signal from a local network affiliate then, subject to certain exceptions, the subscriber is not eligible to receive that network’s programming from an out-of-market affiliate carried on the satellite service.

Prior to January 1, 2002, in those markets where satellite providers had elected to provide carriage of local television stations, such carriage was generally limited to the local affiliates of the major networks, including

ABC, CBS, NBC and Fox. As of January 1, 2002, satellite carriers that provide any local-into-local service in a market must carry, upon request, all stations in that market that have elected mandatory carriage, and DBS operators are now providing other local stations in local-into-local markets, including some noncommercial, independent and foreign language stations. A judicial challenge to the SHVIA must-carry requirement was unsuccessful. DirecTV and/or EchoStar currently provide satellite carriage of our and Mission’s stations in the Little Rock-Pine Bluff, Shreveport and Wilkes Barre-Scranton markets and have notified us that they intend to begin service in the Rochester market. DirecTV and EchoStar are not currently carrying any of Quorum subsidiaries’, Mission of Amarillo’s or VHR’s stations.

In November 2000, the FCC adopted rules implementing the requirements of SHVIA. These include requiring commercial television stations to elect between retransmission consent and must-carry status. The first election, which was to be made by July 1, 2001, for carriage to commence January 1, 2002, is for a four-year period. Beginning in 2006, the cable and satellite election periods will coincide and occur every three years. Market areas are based on A.C. Nielsen’s DMAs. Satellite carriers are not required to carry duplicative network signals from a local market unless the stations are licensed to different communities in different states. Satellite carriers are required to carry all local television stations in a contiguous manner on their channel line-up and may not discriminate in their carriage of stations.

Digital Television

Advanced television is a DTV transmission system that delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. The FCC assigned new advanced television channels to existing broadcast stations in the first half of 1997. For each licensed television station the FCC allocated a DTV channel (which is different from the station’s analog channel). In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage areas replicate their analog coverage areas. However, there are a number of variables which will ultimately determine the extent to which a station’s DTV operation will provide such replication. Under certain circumstances, a station’s DTV operation may cover less geographic area than the station’s current analog signal. The introduction of digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to an analog signal for display on their existing receivers.

Under current FCC guidelines, all commercial television station operators were required to begin broadcasting with DTV transmission systems no later than May 1, 2002 unless they obtained an extension of time. Currently, all of Nexstar’s, Mission’s, Quorum’s, Mission of Amarillo’s and VHR’s stations are broadcasting a low-power DTV signal, in compliance with FCC requirements, except for WQRF and WFXV, which are not required to do so. WYZZ, which is owned by Sinclair Broadcast Group, Inc., also is broadcasting a low-power digital television signal. WBAK, which Mission is expected to acquire from Bahakel Communications in the fourth quarter of 2003, pending FCC consent, had an extension of time until September 14, 2003 to construct digital facilities. WBAK has applied to the FCC for a further extension and will have six months from the date the FCC acts on its application to construct its digital facilities. KPOM, which Nexstar is expected to acquire from JDG Television, Inc. in the first quarter of 2004, pending FCC consent, is broadcasting a low-power digital signal. KFAA, which Nexstar also is expected to acquire from JDG Television, has not yet initiated digital broadcasting. KFAA has applied for an extension of time to construct digital facilities and will have six months from the date the FCC acts on its application to construct its digital facilities.

Stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top 10 markets were required to begin digital broadcasting by May 1, 1999, and in the top 30 markets by November 1, 1999. Once a station begins broadcasting its DTV signal, it may broadcast both its analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and each broadcaster will operate a single DTV channel. Starting April 1, 2003, commercial station operators must simulcast on their DTV channels at least 50% of the video programming broadcast on their analog channel. The required simulcast percentage increases annually until April 1, 2005, when an operator must simulcast 100% of its programming on its analog and DTV channels.

Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the “core” channels which will be used for DTV broadcasts. However, because of the limited number of available core DTV channels currently available, the FCC assigned many stations DTV channels above Channel 51 (Channels 52 through 69) for use during the transition period from simultaneous digital and analog transmission to DTV-only operation. At the end of the transition period these stations will have to change their DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to their analog and DTV channel assignments: (1) stations with both their analog and DTV channels within the “core” channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV channels outside the core. All of our stations and the stations that we provide service to currently fall within the first or second group: three of the stations we operate have their DTV assignments outside the core, and one of the stations we provide service to has its current analog channel outside the core. We do not operate or provide service to any stations for which both the analog and DTV channels are outside the core. The Quorum subsidiaries’ stations and the stations that the Quorum subsidiaries provide services to also fall into the first or second group: one of their stations has its current analog channel outside of the core and one of their stations has its DTV channel outside the core. VHR has one station whose DTV channel is outside the core.

Station operators with both their analog and DTV channels inside the core will be required to select which of their assigned channels they will use for permanent DTV operation before the end of the transition period. (The FCC has not set a date for this election.) These operators may elect to continue to use their current DTV channel or switch their DTV operation to their current analog channel. The channel not selected for permanent DTV operation will be returned to the FCC at the end of the transition period. Most of our stations and those stations with which we have local service agreements fall in this category. The FCC has not yet established the permanent DTV channel selection process for stations that have one or both channels outside the DTV core channels.

The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met: (1) a station licensed to one of the four largest networks (ABC, CBS, NBC and Fox) is not broadcasting a digital signal and that station has qualified for an extension of the FCC’s DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) 15% or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV channel, and do not have at least one television receiver capable of receiving the stations’ DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving the stations’ DTV broadcasts. We cannot predict whether conditions will exist in any of our markets such that the DTV transition period will be extended under any of these provisions.

The conversion to DTV required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming. We estimate that an average additional capital expenditure of approximately $0.7 million per station will be required to modify the transmitter for full-power digital signal programming. In addition, for some of our stations, we may have to undertake capital expenditures to modify tower structures and purchase studio and production equipment that can support a digital format.

With respect to cable system carriage of television stations that are broadcasting both an analog and a DTV signal, such stations may choose must-carry status or retransmission consent for their analog signals, but only retransmission consent for their digital signals. Such stations do not presently have the right to assert must-carry rights for both their analog and DTV signals or to assert must-carry rights for their DTV signals in lieu of analog carriage. The FCC has pending a rule making proceeding examining whether to allow such stations to assert must-carry rights for both their analog and DTV signals, but has tentatively concluded that it will not do so. The FCC has requested further comments on this issue in order to develop a more complete record before issuing a final decision. If a television station operates only a DTV signal, or returns its analog channel to the FCC and converts to digital operations, it may assert must-carry rights for its DTV signal.

The exercise of must-carry rights by a digital-only television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal it may select which program stream is subject to its must-carry election. Cable systems are not required to carry internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station’s primary video programming carried on the cable system and if they are not provided to viewers for free. Digital television signals that are carried on a cable system must be available to subscribers on the system’s basic service tier.

With respect to direct-to-the-home satellite service providers, the FCC in November 2000 declined to address whether television stations’ must-carry rights regarding satellite service providers, which went into effect January 1, 2002, will also apply to stations’ DTV signals. The FCC said it would address this issue at the same time it considers digital carriage issues for cable television.

Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services it is subject to the same regulations as are applicable to other analogous services under the FCC’s rules and policies. Commercial television stations also are required to pay the FCC 5% of the gross revenue derived from all ancillary services provided over their DTV signals for which a station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.

Programming and Operation

The Communications Act requires broadcasters to serve “the public interest.” Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station’s license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things:

•	political advertising (its price and availability);

•	sponsorship identification;

•	contest and lottery advertising;

•	obscene and indecent broadcasts; and

•	technical operations, including limits on radio frequency radiation.

On November 7, 2002, the FCC adopted new EEO rules. These new rules, which became effective on March 10, 2003, require broadcasters to provide broad outreach for all full-time (greater than 30 hours per week) job vacancies. In addition, broadcasters with five or more full-time employees must engage in two long-term recruitment initiatives over each two-year period, and broadcasters in larger markets with more than ten full-time employees must engage in four long-term recruitment initiatives every two years.

The Telecommunications Act of 1996 directs the FCC to establish, if the broadcast industry does not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material. A multi-industry task force developed a ratings plan which the FCC has ratified. The FCC also has issued rules that require television manufacturers to install appropriate technology, such as a “V-Chip” that can block programming based on an electronically encoded rating, to facilitate the implementation of the ratings guidelines.

The FCC imposes restrictions on the terms of network affiliation agreements. Among other things, these rules prohibit a television station from entering into any affiliation agreement that: (i) requires the station to clear time for network programming that the station previously scheduled for other use; and (ii) precludes the preemption of network programs that the station determines are unsuitable for its audience and the substitution of network programming with a program the station believes is of greater local or national importance. The FCC is currently reviewing several of its rules governing the relationship between networks and their affiliates. We are unable to predict the outcome of this review.

Proposed Legislation and Regulations

The FCC’s ongoing rule making proceedings concerning implementation of the transition from analog to digital television broadcasts are likely to have a significant impact on the television industry and the operation of our stations. In addition, the FCC may decide to initiate other new rule making proceedings, on its own or in response to requests from outside parties, any of which might have such an impact. Congress also may act to amend the Communications Act in a manner that could impact our stations or the television broadcast industry generally.

Our Employees

As of June 30, 2003, we had a total of 1,149 employees comprised of 970 full-time and 179 part-time or temporary employees. As of June 30, 2003, 209 of our employees were covered by collective bargaining agreements. As of June 30, 2003, the Quorum subsidiaries had a total of 663 employees comprised of 558 full-time and 105 part-time employees. As of June 30, 2003, 45 of the Quorum subsidiaries employees were covered by collective bargaining agreements. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our facilities. However, we cannot assure you that our collective bargaining agreements will be renewed in the future, or that we will not experience a prolonged labor dispute, which could have a material adverse effect on our business, financial condition, or results of operations.

Properties

We lease our primary corporate headquarters, which are located at 909 Lake Carolyn Parkway, Irving, Texas 75039 and occupy approximately 5,566 square feet. None of the individual station leases is material to our operations, and we do not anticipate difficulty in replacing those facilities or obtaining additional facilities, if needed.

We, Mission, the Quorum subsidiaries, Mission of Amarillo and VHR own and lease facilities in the following locations. Shading indicates stations that the Quorum subsidiaries currently own or provide services to.

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
WBRE—Wilkes Barre-Scranton, PA
Office-Studio	100% Owned	0.80 Acres	—
Office-Studio	100% Owned	49,556 Sq. Ft.	—
Office-Studio—Williamsport Bureau	Leased	811 Sq. Ft.	Month/Month
Tower/Transmitter Site—Williamsport	33% Owned	1.33 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site—Blue Mountain	100% Owned	0.998 Acres	—
Tower/Transmitter Site—Penobscot Mountain	100% Owned	20 Acres	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
KARK—Little Rock-Pine Bluff, AR
Office-Studio	Leased	34,835 Sq. Ft.	3/31/2022
Tower/Transmitter Site	100% Owned	40 Acres	—

WYOU—Wilkes Barre-Scranton, PA
Office-Studio—News Bureau/Office	Leased	6,977 Sq. Ft.	12/1/04
Sales Office	Leased	800 Sq. Ft.	10/31/04
Tower/Transmitter Site	100% Owned	120.33 Acres	—
Tower/Transmitter Site	100% Owned	7.2 Acres	—
Tower/Transmitter Site—Williamsport	33% Owned	1.35 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site	Leased	10,000 Sq. Ft.	Month/Month

KTAL—Shreveport, LA
Office-Studio	100% Owned	2 Acres	—
Office-Studio	100% Owned	16,000 Sq. Ft.	—
Office-Studio—Texarkana	100% Owned	7,245 Sq. Ft.	—
Office-Studio—Texarkana	100% Owned	1.687 Acres	—
Office-Studio—Texarkana	Leased	2,147 Sq. Ft.	8/31/08
Tower/Transmitter Site	100% Owned	109 Acres	—
Tower/Transmitter Site	100% Owned	2,284 Sq. Ft.	—

WROC—Rochester, NY
Office-Studio	100% Owned	3.9 Acres	—
Office-Studio	100% Owned	48,000 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	0.24 Acres	—
Tower/Transmitter Site	100% Owned	2,400 Sq. Ft.	—
Tower/Transmitter Site	50% Owned	1.90 Acres	—

WCIA/WCFN—Champaign-Springfield-Decatur, IL
Office-Studio	100% Owned	20,000 Sq. Ft.	—
Office-Studio	100% Owned	1.5 Acres	—
Office-Studio—Sales Bureau	Leased	1,600 Sq. Ft.	1/31/12
Office-Studio—News Bureau	Leased	350 Sq. Ft.	2/28/08
Office-Studio—Decatur News Bureau	Leased	300 Sq. Ft.	5/31/04
Tower/Transmitter Site—WCIA Tower	100% Owned	38.06 Acres	—
Tower/Transmitter Site—Springfield Tower	100% Owned	2.0 Acres	—
Tower/Transmitter Site—Dewitt Tower	100% Owned	1.0 Acres	—

WMBD—Peoria-Bloomington, IL
Office-Studio	100% Owned	0.556 Acres	—
Office-Studio	100% Owned	18,360 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	34.93 Acres	—
Tower/Transmitter Site	100% Owned	1.0 Acres	—

KBTV—Beaumont-Port Arthur, TX
Office-Studio	100% Owned	1.2 Acres	—
Office-Studio	100% Owned	26,160 Sq. Ft.	—
Office-Studio	Leased	8,000 Sq. Ft.	9/1/09
Tower/Transmitter Site	100% Owned	40 Acres	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
WTWO—Terre Haute, IN
Office-Studio	100% Owned	4.774 Acres	—
Office-Studio	100% Owned	17,375 Sq. Ft.	—
Office-Studio	Leased	1,425 Sq. Ft.	11/30/04

WJET—Erie, PA
Tower/Transmitter Site	Leased	2 Sq. Ft.	Month/Month

WFXP—Erie, PA
Tower/Transmitter Site	Leased	1 Sq. Ft.	6/30/04

Entertainment Realty Corp., Erie, PA
Office-Studio(4)	100% Owned	9.87 Acres	—
Office-Studio(4)	100% Owned	15,533 Sq. Ft.	—

KFDX—Wichita Falls, TX—Lawton, OK
Office-Studio	100% Owned	28.06 Acres	—
Office-Studio	100% Owned	13,568 Sq. Ft.	—

KJTL—Wichita Falls, TX—Lawton, OK
Office-Studio(5)	—	—	—
Tower/Transmitter Site	Leased	40 Acres	1/30/15

KJBO-LP—Wichita Falls, TX—Lawton, OK
Office-Studio(5)	—	—	—
Tower/Transmitter Site	Leased	5 Acres	Year/Year

KSNF—Joplin, MO—Pittsburg, KS
Office-Studio	100% Owned	13.36 Acres	—
Office-Studio	100% Owned	13,169 Sq. Ft.	—
Tower/Transmitter Site	Leased	900 Sq. Ft.	10/1/05

KODE—Joplin, MO—Pittsburg, KS
Office-Studio	100% Owned	2.74 Acres
Tower/Transmitter Site	Leased	2 Sq. Ft.	5/1/27

KMID—Odessa-Midland, TX
Office-Studio	100% Owned	1.127 Acres	—
Office-Studio	100% Owned	14,000 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	69.87 Acres	—
Tower/Transmitter Site	100% Owned	0.322 Acres	—

KTAB—Abilene-Sweetwater, TX
Office-Studio	100% Owned	2.98 Acres	—
Office-Studio	100% Owned	14,532 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	25.55 Acres	—

KRBC—Abilene-Sweetwater, TX
Office-Studio	100% Owned	5.42 Acres	—
Office-Studio	100% Owned	19,312 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	12.78 Acres	—

WDHN—Dothan, AL
Office-Studio	100% Owned	10 Acres	—
Office-Studio	100% Owned	7,812 Sq. Ft.	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
KQTV—St Joseph, MO
Office-Studio	100% Owned	3 Acres	—
Office-Studio	100% Owned	15,100 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	9,360 Sq. Ft.	—

KSAN—San Angelo, TX
Office-Studio	Leased	3,485 Acres	4/30/2006
Tower/Transmitter Site	Leased	10 Acres	5/15/2009

Corporate Branch Office—Terre Haute, IN	Leased	1,227 Sq. Ft.	7/31/04

Corporate Office—Irving, TX	Leased	5,566 Sq. Ft.	8/5/05

WHAG—Washington, DC/Hagerstown, MD
Office-Studio	Leased	11,000 Sq. Ft.	4/1/06
Sales Office-Frederick	Leased	1,200 Sq. Ft.	5/31/05
Sales Office-Cumberland	Leased	1,200 Sq. Ft.	month to month
Tower/Transmitter Site-	Leased	11.2 Acres	5/12/21

KOLR—Springfield, MO
Office-Studio	100% Owned	30,000 Sq. Ft.	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KDEB—Springfield, MO
Office-Studio(1)	—	—	—
Tower/Transmitter Site	100% Owned	.25 Acres	—
Tower/Transmitter Site	Leased	210 Acres	5/12/21

WFFT—Fort Wayne, IN
Office-Studio	100% Owned	29.857 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KAMR—Amarillo, TX
Office-Studio	100% Owned	26,000 Sq. Ft.	—
Tower/Transmitter Site	Leased	110.2 Acres	5/12/21
Translator Site	Leased	0.5 Acres	5/31/06

KCIT/KCPN-LP—Amarillo, TX

Office Studio(2)	—	—	—
Tower/Transmitter Site	Leased	100 Acres	5/12/21
Tower/Transmitter Site—Parmer County	Leased	80 Sq. Ft.	5/31/06
Tower/Transmitter Site—Panhandle, OK	Leased	80 Sq. Ft.	9/30/03(3)

KARD—Monroe, LA
Office-Studio	100% Owned	14,450 Sq. Ft.	—
Tower/Transmitter Site	Leased	26 Acres	5/12/21
Tower/Transmitter Site	Leased	80 Sq. Ft.	3/1/05

KLBK—Lubbock, TX
Office-Studio	100% Owned	11.5 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KAMC—Lubbock, TX
Office-Studio(6)	—	—	—
Tower/Transmitter Site	Leased	790 Sq. Ft.	5/12/21
Tower/Transmitter Site	Leased	4,316 Sq. Ft.	9/1/12

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

WFXV—Utica, NY
Office-Studio	100% Owned	.91 Acres	—
Tower/Transmitter Site—Burlington Flats	100% Owned	6.316 Acres	—
Tower/Transmitter Site	Leased	160 Sq. Ft.	9/1/14
Tower/Transmitter Site—Smith Hill	Leased	200 Sq. Ft.	10/1/07
Tower/Transmitter Site—Cassville	Leased	96 Sq. Ft.	1/12/04
Tower/Transmitter Site—Burlington	Leased	6.316 Acres	9/1/06

WPNY–LP—Utica, NY
Office-Studio(7)	—	—	—

KSVI—Billings, MT
Office-Studio	100% Owned	9,700 Sq. Ft.	—
Sales Office	Leased	1,800 Sq. Ft.	12/1/04
Tower/Transmitter Site	Leased	10 Acres	5/12/21
Tower/Transmitter Site	Leased	75 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	75 Sq. Ft.	1/17/11
Tower/Transmitter Site	Leased	75 Sq. Ft.	12/31/22
Tower/Transmitter Site—Livingston	Leased	.5 Acres	month to month
Tower/Transmitter Site—Rapeljie	Leased	1 Acre	2/1/10
Tower/Transmitter Site—Hardin	Leased	1 Acre	12/1/04
Tower/Transmitter Site—Columbus	Leased	75 Sq. Ft.	6/1/10
Tower/Transmitter Site—Sarpy	Leased	75 Sq. Ft.	9/30/05
Tower/Transmitter Site—Rosebud	Leased	1 Acre	month to month
Tower/Transmitter Site—Miles City	Leased	.25 Acre	3/23/30
Tower/Transmitter Site—Sheridan, WY	Leased	56 Sq. Ft.	month to month
Tower/Transmitter Site—McCullough Pks, WY	Leased	75 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	4 Acres	5/12/21

WQRF—Rockford, IL
Office-Studio	Leased	12,500 Sq. Ft.	12/31/04
Tower/Transmitter Site	Leased	2,000 Sq. Ft.	5/12/21

(1)	The office space and studio used by KDEB are owned by KOLR.
(2)	Renewal pending.
(3)	The office space and studio used by KCIT/KCPN-LP are owned by KAMR.
(4)	WJET and WFXP operate in facilities owned by Entertainment Realty Corporation, a subsidiary of Nexstar. The main tower for WJET is at this site.
(5)	The office space and studio used by KJTL and KJBO-LP are owned by KFDX.
(6)	The office space and studio used by KAMC are owned by KLBK.
(7)	The office space and studio used by WPNY-LP are owned by WFXV.

Legal Proceedings

From time to time, we are involved in litigation that arises from the ordinary operations of our businesses, such as contractual or employment disputes or other general actions. In the event of an adverse outcome of these proceedings, we believe the resulting liabilities would not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

Our board of directors will consist of nine directors. Five of our directors are affiliated with or are appointed by ABRY and three directors are “independent” in accordance with Nasdaq National Market requirements.

The table below sets forth information about our board of directors and executive officers:

Name	Age	Position With Company
Perry A. Sook	45	President, Chief Executive Officer and Director
G. Robert Thompson	41	Chief Financial Officer, Executive Vice President
Duane A. Lammers	42	Chief Operating Officer, Executive Vice President
Timothy C. Busch	40	Senior Vice President, Regional Manager
Brian Jones	43	Senior Vice President, Regional Manager
Shirley E. Green	43	Vice President, Finance
Susana G. Willingham	37	Vice President, Corporate News Director
Richard Stolpe	47	Vice President, Director of Engineering
Blake R. Battaglia	31	Director
Erik Brooks	37	Director
Jay M. Grossman	44	Director
Peggy Koenig	46	Director
Royce Yudkoff	48	Director
Geoff Armstrong	46	Director
Michael Donovan	62	Director
I. Martin Pompadur	68	Director

Perry A. Sook formed our predecessor in 1996. Since our inception, Mr. Sook has served as our President and Chief Executive Officer and as a Director. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of Penton Media, Inc. and the Television Bureau of Advertising and serves as trustee for the Ohio University Foundation.

G. Robert Thompson has served as our Chief Financial Officer and Executive Vice President since May 2002. Prior to that time, Mr. Thompson was a Senior Vice President of Operations Staff and Vice President-Finance for Paging Network, Inc. Mr. Thompson joined Paging Network, Inc. in 1990. In August 2000, Paging Network, Inc. filed for Chapter 11 bankruptcy protection.

Duane A. Lammers has served as our Chief Operating Officer and Executive Vice President since October 2002. Prior to that time, Mr. Lammers served as our Executive Vice President from February 2001 until September 2002 and as our Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a station General Manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.

Timothy C. Busch has served as Nexstar’s Senior Vice President and Regional Manager since October 2002. Prior to that time, Mr. Busch served as Nexstar’s Vice President and General Manager at WROC, Rochester, New York from 2000 to October 2002. Prior to that time, he served as General Sales Manager and held various other sales management positions at WGRZ, Buffalo, New York from 1993 to 2000.

Brian Jones has served as Nexstar’s Senior Vice President and Regional Manager since May 2003. Prior to that time, Mr. Jones served as Vice President and General Manager at KTVT and KTXA, Dallas-Fort Worth, Texas from 1995 to 2003.

Shirley E. Green has served as our Vice President, Finance since February 2001. Prior to that time, Ms. Green served as our Controller from 1997 to 2001. Prior to joining Nexstar, from 1994 to 1997,  Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

Susana G. Willingham has served as our Vice President, Corporate News Director since 1997. Prior to joining Nexstar, she served as Assistant News Director for WHTM from 1994 to 1997. Prior to that time, Ms. Willingham was the Assistant News Director for KFDX from 1992 to 1993.

Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Chief Engineer of WBRE from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as Chief Engineer.

Blake R. Battaglia has served as a Director since April 2002. Mr. Battaglia is a Vice President at ABRY, which he joined in 1998. Prior to joining ABRY, he was an investment banker at Morgan Stanley & Co. Mr. Battaglia currently serves as a director of WideOpenWest Holdings, LLC.

Erik Brooks has served as a Director since March 2002. Mr. Brooks is a Principal at ABRY, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund. Mr. Brooks is a director of Country Road Communications, LLC.

Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman has been a Partner of ABRY since 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Consolidated Theaters, LLC, Country Road Communications, LLC, Monitronics International, Inc. and WideOpenWest Holdings, LLC.

Peggy Koenig has served as a Director since March 2002 and was our Vice President and Assistant Secretary from 1997 until March 2002. Ms. Koenig is a partner in ABRY, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, partner and member of the board of directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry. From 1986 to 1988, Ms. Koenig was the Director of Finance for Magera Management, an independent motion picture financing company. She is presently a director (or the equivalent) of Gallarus Media Holdings, Inc., Commerce Connect Media Holdings, Inc., Fanfare Media Works Holdings, Inc. and WideOpenWest Holdings, LLC.

Royce Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a vice president from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including Metrocall Holdings, Inc., Muzak Holdings LLC, Quorum Broadcast Holdings, LLC and Talent Partners.

Geoff Armstrong will become a Director prior to completion of this offering. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One, Inc. since June 2001 and May 2002, respectively.

Michael Donovan will become a Director prior to completion of this offering. He is the founder and majority shareholder of Donovan Data Systems Inc., a privately held supplier of computer services to the advertising and media industries. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems Inc. since 1967. He is also a director of the Statue of Liberty/Ellis Island Foundation and on the board of advisors of the Yale Divinity School.

I. Martin Pompadur will become a Director prior to the completion of this offering. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. He currently sits on the Boards of BskyB, Stream, Metromedia International, Premiere World, Kirch Media, Linkshare, News Out of Home B.V., Balkan Bulgarian and RP Coffee Ventures.

Board Committees

Shortly after the completion of this offering, we intend to establish an audit committee and a compensation committee. Each of the audit committee and the compensation committee will consist of Geoff Armstrong, Michael Donovan and Martin Pompadur, three independent directors who are not our employees and have no business relationships with us.

The audit committee will be responsible for reviewing our internal accounting procedures and consulting with and reviewing the services provided by our independent accountants. The compensation committee’s primary responsibilities will be reviewing and recommending to the board of directors the compensation and benefits of all of our officers and directors, including equity-based awards, and establishing and reviewing general policies relating to the compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

Currently, our board of directors performs the functions that will be delegated to the compensation committee. During the year ended December 31, 2002, Perry A. Sook, our Chief Executive Officer, participated in deliberations of the board of directors with respect to executive compensation. None of our directors or executive officers served, and we anticipate that no member of our board of directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors.

Director Compensation

We currently reimburse members of the board of directors for any reasonable out-of-pocket expenses incurred by them in connection with attendance at board meetings. We intend to pay each member of our audit and compensation committees a nominal fee for their service. We do not anticipate paying any other fees to our board of directors.

Limitations on Directors’ Liability and Indemnification

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation provides that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent.

The limited liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of us pursuant to the foregoing provisions or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Executive Compensation

The compensation of our executive officers is currently determined by our board of directors and, after completion of this offering, will be determined by the compensation committee we will establish after the completion of this offering. In determining compensation levels, the compensation committee will consider the executive officers’ performance, the market compensation level for comparable positions, our performance goals and objectives and other relevant information. In addition, we intend to compensate our executive officers and key employees with stock options or other types of equity incentives. Please see “2003 Long Term Incentive Plan” for a description of the plan under which these options may be granted.

The following table sets forth the compensation earned or awarded for services rendered to us in all capacities for the fiscal years ended December 31, 2000, 2001 and 2002, by our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal years ended December 31, 2000, 2001 and 2002, to whom we refer in this prospectus collectively as our executive officers.

Summary Compensation Table

	Year		Annual Compensation				All Other Compensation
Name and Principal Position			Salary	Bonus		Other Annual Compensation(1)
Perry A. Sook	2002		$473,308	$350,000	(2)	$4,017	$—
President, Chief Executive Officer and Director	2001 2000		289,230 274,615	150,000 —	(2)	3,402 11,248	1,629 —	(3)

Duane A. Lammers	2002		219,365	100,000		3,013	—
Chief Operating Officer	2001		184,681	—		1,376	—
	2000		179,693	40,000		3,084	—

G. Robert Thompson	2002	(4)	118,396	20,000		—	—
Chief Financial Officer

Timothy C. Busch	2002		156,584	30,604		930	—
Senior Vice President, Regional Manager	2001		141,346	15,000		2,020	14,848	(3)
	2000		75,692	—		1,148	4,946	(3)

Shirley E. Green	2002		123,077	20,000		3,982	—
Vice President, Finance	2001		98,980	—		5,145	—
	2000		94,000	20,000		5,785	—

(1)	Represents the value of the personal use of automobiles.
(2)	In 2001, represents advance against future bonus payments, which was netted against the $350,000 earned in 2002.
(3)	Represents reimbursement for moving expenses.
(4)	Joined Nexstar in May 2002.

Employment Agreements

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. The term of the agreement expires on December 31, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of October 1, 2002, Mr. Sook’s base salary was $600,000 in 2002, and is $615,000 in 2003, $630,000 in 2004, $650,000 in 2005, $675,000 in 2006, $700,000 in 2007 and $750,000 in 2008. In addition to his base salary, Mr. Sook received a bonus of $350,000 for 2002, and is eligible to receive a targeted bonus of $307,500 for 2003, $315,000 for 2004, $325,000 for 2005, $337,500 for 2006, $350,000 for 2007 and $375,000 for 2008, upon achievement of goals established by our board of directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, Mr. Sook is eligible to receive his base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Sook an option to acquire 300,000 shares of our Class A common stock at an exercise price equal to the initial public offering price. Pursuant to an amendment to Mr. Sook’s employment agreement, upon the completion of this offering, we will pay Mr. Sook a success fee of $4 million, which he has agreed to use to repay in full his loan from Bank of America, N.A., which is guaranted by us and has an outstanding principal amount of $3 million.

Duane A. Lammers

Effective October 1, 2002, Mr. Lammers became Chief Operating Officer under an employment agreement with us. Prior to that time, Mr. Lammers served as Executive Vice President. The agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers’ base salary is $300,000 from July 1, 2003 through June 30, 2004, $310,000 through June 30, 2005, $320,000 through June 30, 2006, $330,000 through June 30, 2007 and $340,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Lammers is eligible to earn a targeted annual bonus of $150,000 for fiscal year 2003, $155,000 for 2004, $160,000 for 2005, $165,000 for 2006 and $170,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Lammers’ attainment of, among other things, certain financial performance targets. In the event of termination upon change of control or for reasons other than cause, or if Mr. Lammers resigns for good reason, as defined in the agreement, Mr. Lammers is eligible to receive his base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Lammers an option to acquire 100,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.

G. Robert Thompson

Mr. Thompson is employed as Chief Financial Officer under an employment agreement with us. The term of the agreement expires on May 12, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Thompson’s base salary is $225,000 from September 1, 2003 through August 31, 2004, $235,000 through August 31, 2005, $240,000 through August 31, 2006 and $250,000 through September 1, 2006 and thereafter. In addition to his base salary, Mr. Thompson received a bonus of $20,000 for the year ended December 31, 2002, and is eligible to receive a targeted annual bonus of $35,000 for 2003, $40,000 for 2004, $45,000 for 2005, $50,000 for 2006 and thereafter. In the event of termination upon change of control or for reasons other than cause, or if Mr. Thompson resigns for good reason, as defined in the agreement, Mr. Thompson is eligible to receive his base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Thompson an option to acquire 50,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.

Shirley E. Green

Ms. Green is employed as Vice President, Finance under an employment agreement with us. The term of the agreement ends on June 30, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green’s base salary is $175,000 from July 1, 2003 through August 31, 2004, $180,000 through August 31, 2005, $185,000 through August 31, 2006 and $190,000 through August 31, 2007 and thereafter. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $20,000 for each year through June 30, 2007 at the discretion of our chief executive officer, based on Ms. Green’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Green resigns for good reason, as defined in the agreement, Ms. Green is eligible to receive her base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Ms. Green an option to acquire 30,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.

Timothy C. Busch

Mr. Busch is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $250,000 from July 1, 2003 through June 30, 2004, $260,000 through

June 30, 2005, $270,000 through June 30, 2006, $280,000 through June 30, 2007, and $290,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Busch is eligible to earn a targeted annual bonus of $100,000 for 2003, $105,000 for 2004, $110,000 for 2005, $115,000 for 2006, and $120,000 for 2007 and thereafter. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Busch an option to acquire 50,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.

Brian Jones

Mr. Jones is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on May 1, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $250,000 from May 1, 2003 through April 30, 2004, $260,000 through April 30, 2005, $270,000 through April 30, 2006, $280,000 through April 30, 2007 and $290,000 through April 30, 2008 and thereafter. In addition to his base salary, Mr. Jones is eligible to earn a targeted annual bonus of $100,000 for 2003, $105,000 for 2004, $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Jones an option to acquire 50,000 shares our Class A common stock at an exercise price equal to the initial public offering price.

2003 Long Term Incentive Plan

Prior to the completion of this offering, our board of directors and stockholders will adopt our long-term equity incentive plan. The plan is intended to motivate and reward directors, executive officers and other key employees and to enable us to obtain and retain the services of directors, employees and consultants we consider essential to our long-term success. The plan provides for awards to be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing. Awards under the plan may be granted only to persons who are our or our subsidiaries’ executives, directors, other key employees and consultants. Approximately 23 individuals are eligible for awards under the plan, and if we complete the Quorum acquisition, we expect that 8 additional individuals will be eligible for awards under the plan. Our board of directors has delegated the administration of the plan to the board’s compensation committee, which has the authority to grant awards under the plan and to determine any terms, conditions, or restrictions relating to such awards.

We have in the past granted equity incentives to some of our executive officers and key employees. At the time of the reorganization, holders of common membership interests in Nexstar Broadcasting Group, L.L.C. will receive a percentage of our Class A common stock based on a distribution calculated to reflect the Nexstar Broadcasting Group, L.L.C. member’s economic interest. Upon the completion of the Quorum acquisition, holders of membership interests in Quorum will receive a percentage of our Class A common stock based on a distribution calculated to reflect each member’s economic interest. Upon completion of this offering and the completion of the Quorum acquisition, options to purchase 1,300,000 shares of our Class A common stock will be outstanding under the plan.

Other than options to purchase an aggregate of 1,300,000 shares of our Class A common stock that will be issued at the time of completion of this offering and the Quorum acquisition, if completed, to certain individuals under our plan, we have not granted any stock options, SARs, restricted stock, performance awards, or other rights or benefits under the plan, and any future grants have not been determined. The number of shares of our common stock with respect to which benefits may be granted under the plan may not exceed 3,000,000 shares of our Class A common stock. If there is any change in our common stock, the number and type of shares available under the plan and/or the price thereof will be appropriately adjusted. Upon completion of this offering and the Quorum acquisition, there will be 1,700,000 shares available for grant under the plan.

Options granted under the plan that are intended to qualify as incentive stock options must be exercised within ten years of the date of grant of the option or the expiration date set forth in the option grant, if earlier, subject to earlier expiration upon termination of the holder’s employment. The exercise price of all options intended to qualify as incentive stock options must be at least equal to the fair market value of the underlying shares of common stock on the date of the grant. Incentive stock options granted to any participant who owns 10% or more of our outstanding common stock must have an exercise price equal to or exceeding 110% of the fair market value of a share of common stock on the date of the grant and must not be exercisable for longer than five years. No participant will be granted in any one calendar year either options or SARs to purchase a number of shares in excess of 10% of the total number of shares authorized under the plan.

SARs granted under the plan are subject to such terms and conditions as the compensation committee specifies, except that SARs granted in tandem with options may be exercised only at the same time and on the same conditions as the related options. All SARs are exercised automatically on the day before the expiration of the SARs or any related options, and SARs granted in tandem with options expire at the same time the related options expire, so long as the fair market value of a share of common stock on such date exceeds the exercise price of the SAR or any related option, as applicable. Grants of restricted stock under the plan are generally subject to restrictions of at least six months’ duration unless otherwise specified by the compensation committee.

Performance awards granted under the plan may include specific dollar-value target awards, performance units (the value of which is determined by the compensation committee at time of grant), and/or performance shares. The value of each performance award may be fixed or may fluctuate based on a performance factor selected by the compensation committee, and the compensation committee has complete discretion in determining the amount, type and period of performance measurement for each performance award. The performance goals and objectives of any such award are also established by the compensation committee.

Our board of directors or the compensation committee may amend or terminate the plan, but the plan may not be amended without the approval of our stockholders if such amendment would violate any law or agreement or the rules of any exchange upon which our common stock is listed.

The options outstanding under the plan upon the completion of this offering and the Quorum acquisition will be subject to vesting. Upon the completion of this offering and the Quorum acquisition, options to purchase 345,000 shares of our Class A common stock will be vested, and options to purchase 955,000 shares of our Class A common stock will vest ratably over five years from the date of grant.

Following the termination of a participant’s services, the vesting schedule and/or exercisability of the participant’s options and SARs may change, or the participant may be required to forfeit his options and SARs. If a participant’s services are terminated for cause, then all of the participant’s options and SARs are immediately forfeited. Following the retirement of a participant, (1) the participant’s options and SARs that are exercisable on the date of retirement will be exercisable until the earlier of 90 days after the participant’s retirement and the expiration of the options and SARs and (2) the participant’s options and SARs that are not exercisable on the date of retirement are immediately forfeited, provided that such options and SARs may become fully vested and exercisable in the discretion of the committee. Except as otherwise determined by the compensation committee, if a participant’s services are terminated due to any reason other than cause, retirement, death or disability, then (1) the participant’s options and SARs that are exercisable on the date of termination will be exercisable until the earlier of 30 days from the date of termination and the expiration of the options and SARs and (2) the options and SARs that are not exercisable on the date of termination are immediately forfeited.

Except as otherwise determined by the compensation committee or as described below with respect to the termination of a participant’s services in certain circumstances including a change of control, no grant under the plan may be exercised, and no restrictions relating to the grant may lapse, within six months of the date of the grant. Each employee to whom a grant is made under the plan will enter into a written agreement with us that will contain additional provisions relating to the vesting of the grant.

If a participant’s services are terminated within one year following a change of control, then all of the participant’s options and SARs become immediately fully vested and exercisable and remain so for up to one year after the date of termination but in no event after the expiration date of the award. In addition, the compensation committee may grant options that become fully vested and immediately exercisable automatically upon a change of control, whether or not the participant is subsequently terminated. Further, upon a change of control all restrictions on shares of restricted stock granted to a participant immediately lapse, and a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the change of control.

New Plan Benefits

The number of shares of our Class A common stock with respect to which benefits may be granted under our long-term incentive plan may not exceed 3,000,000 shares of our Class A common stock. The following table sets forth the number of shares of our Class A common stock underlying these options to: (i) each of our executive officers named in the Summary Compensation Table, (ii) our executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all of our employees as a group other than our executive officers. We intend to grant these options concurrent with this offering at an exercise price equal to the initial public offering price.

Long-Term Incentive Plan

Name and Position	Number of Options
Perry A. Sook President, Chief Executive Officer and Director	300,000
Duane A. Lammers Chief Operating Officer	100,000
G. Robert Thompson Chief Financial Officer	50,000
Shirley E. Green Vice President, Finance	30,000
Timothy C. Bush Senior Vice President, Regional Manager	50,000
Executive Group(1)	580,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group(2)	720,000

(1) Includes 50,000 options received by Brian Jones who was hired in May 2003.

(2) Includes 345,000 options received upon the consummation of the Quorum acquisition.

U.S. Federal Income Tax Effects

Certain of the federal income tax consequences to participants and us concerning awards granted under our long-term equity incentive plan are generally set forth in the following summary.

Stock Options

An optionee holding a nonqualified stock option will not recognize income at the time of grant of such option. When the optionee exercises the nonqualified stock option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the optionee receives. The tax basis of such shares to the optionee will be equal to the option price paid plus the amount includible in the optionee’s gross income, and the optionee’s holding period for such shares will commence on the date on which the optionee recognized taxable income in respect of such shares. We will generally be entitled to a federal income tax deduction in respect of a nonqualified stock option in an amount equal to the ordinary compensation income recognized by the optionee.

An optionee holding an incentive stock option which qualifies under Section 422 of the Code will not recognize income at the time of grant or exercise of the option. No federal income tax deduction will be allowable by us upon the grant or exercise of the incentive stock option. However, upon the exercise of an incentive stock option, any excess of the fair market price of the common stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the optionee. If the optionee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of the incentive stock option, the optionee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of any such shares and the option price. If the optionee does not hold such shares for the required period, when the optionee sells such shares, the optionee will recognize ordinary compensation income and possibly capital gain or loss and we will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

Restricted Stock

The federal income tax consequences of awards of restricted stock are generally governed by Section 83 of the Code. Generally, a participant will not be taxed on an award of restricted stock until the award vests, unless the participant makes an election under Section 83(b) of the Code to be subject to taxation upon grant, rather than upon vesting. A Section 83(b) election must be made no later than 30 days following the date of grant. If the election is made, the participant will be subject to taxation on the fair market value of the shares on the date of grant.

If a participant does not make a Section 83(b) election, the participant will be subject to taxation based on the full fair market value of the shares included in the award, plus any cash distributed in lieu of fractional shares, at the time of vesting. The amount recognized as income by a participant, whether in connection with a Section 83(b) election or at the time of vesting, will be subject to ordinary income tax at the rates in effect at that time and will also be subject to all applicable employment tax withholdings.

A participant will have a tax basis in shares equal to the fair market value of the shares on the date first taxed (the date of grant, if a Section 83(b) election was made, otherwise, the date of vesting). Any gain or loss recognized by a participant will be either long term or short term, depending on the participant’s holding period for the shares at the time of disposition.

Section 162(m) of the Internal Revenue Code

The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly-held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1 million per year, excluding for this purpose compensation that is “performance-based” within the meaning of Section 162(m) of the Code. We intend that compensation realized upon the exercise of a stock option granted under the plan be regarded as “performance-based” under Section 162(m) and that such compensation be deductible without regard to the limits imposed by Section 162(m) on compensation that is not “performance-based.” Compensation realized upon the exercise of an option granted under the plan will not qualify as performance-based except to the extent paid pursuant to grants made under the plan following the approval of the plan by our stockholders in accordance with Section 162(m)(4)(C) of the Code and the related Treasury Regulations, and except to the extent that other requirements are satisfied.

Qualified 401(k) Plan

We maintain a tax qualified 401(k) plan. Employees are permitted to contribute up to 15% of their annual compensation to our 401(k) plan, subject to the maximum amount permitted by law.

Executive Loan Guarantee

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Mr. Sook may borrow an aggregate amount of up to $3.0 million. As of June 30, 2003, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans. Mr. Sook’s loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook’s loan will not be renewed after the expiration of Mr. Sook’s existing loan. Upon completion of this offering, Mr. Sook will repay the loan in full. See “Use of Proceeds.”

CERTAIN TRANSACTIONS

Nexstar Transactions with ABRY

Equity Transactions

ABRY made the following investments in our predecessor, Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, ABRY purchased approximately $2.9 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization;

•	In April 1997, ABRY purchased approximately $17.3 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization;

•	In January 1998, ABRY purchased approximately $37.0 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization;

•	In November 1999, ABRY purchased approximately $2.9 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization;

•	In January 2001, ABRY purchased approximately $14.6 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization;

•	In August 2001, ABRY purchased approximately $24.4 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with our corporate reorganization; and

•	In November 2001, ABRY purchased $15.0 million of Series BB preferred membership interests, which were converted into common membership interests on May 14, 2003; in connection with the conversion, an accrued dividend of approximately $3.7 million was paid to ABRY.

In connection with this offering, ABRY’s membership interests in Nexstar will be converted into              12,887,496 shares of our Class B common stock, assuming an initial public offering price for our Class A common stock of $15.00 per share, the mid-point of the range set forth on the cover of this prospectus. See “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Corporate Reorganization,” “Use of Proceeds” and “Principal Stockholders.”

On January 12, 2001, ABRY purchased preferred membership interests in Nexstar Finance Holdings II, L.L.C. (formerly Nexstar Finance Holdings, L.L.C.), a wholly-owned subsidiary of Nexstar Broadcasting Group, L.L.C., for a total consideration of $50.0 million. The preferred membership interests were subsequently redeemed in aggregate for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of approximately $2.4 million was paid to ABRY.

ABRY Management and Consulting Services Agreement

Pursuant to a second amended and restated management and consulting services agreement between us and ABRY Partners, L.L.C., dated as of January 5, 1998, ABRY Partners, L.L.C. was entitled to a management fee for certain financial and management consulting services provided to us, including in connection with any acquisitions or divestitures in which ABRY Partners, L.L.C. substantially assisted in the organization or structuring. Under the agreement, the management fee was based on the purchase price of any such acquisition or divestiture, as well as a certain amount per annum paid for each broadcast station owned or managed by us. Pursuant to this agreement, we paid ABRY Partners, L.L.C. $265,000 in 1999 and $276,000 in 2000. ABRY Partners, L.L.C. terminated the agreement effective December 31, 2000; however, ABRY Partners, L.L.C. continues to be reimbursed for any reasonable out-of-pocket expenses incurred.

Quorum Transactions with ABRY

Equity Transactions

ABRY made the following investments in Quorum:

•	In May 1998, ABRY purchased approximately $21.4 million of common membership interests;

•	In October 1998, ABRY purchased $38.0 million in common membership interests;

•	In December 1998, ABRY purchased approximately $2.6 million in common membership interests;

•	In January 1999, ABRY purchased $12.7 million in common membership interests;

•	In April 1999, ABRY purchased approximately $11.6 million in common membership interests;

•	In December 1999, ABRY loaned the Company $1.5 million, which was repaid with accrued interest of $65,000 in June 2000;

•	In January 2000, ABRY loaned the Company $3.5 million, which was repaid with accrued interest of $131,000 in June 2000;

•	In April 2001, ABRY loaned the Company $3.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In May 2001, ABRY loaned the Company $22.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In February 2002, ABRY purchased $5.0 million in Series B preferred membership interests and common membership interests.

In connection with the Quorum acquisition, ABRY’s preferred and common membership interests in Quorum will be exchanged for 3,288,674 shares of our Class A common stock, assuming an initial public offering price for our Class A common stock of $15.00 per share, the mid-point of the range set forth on the cover of this prospectus.

ABRY Management and Consulting Agreement

Pursuant to a management and consulting agreement between Quorum and ABRY Partners, L.L.C., an affiliate of ABRY, ABRY Partners, L.L.C. is entitled to a management fee for certain management and financial advisory services. Since 1998, management fees of approximately $1.1 million and reimbursable expenses of approximately $0.1 million have accrued under this agreement. The accrued management fees will be paid to ABRY Partners, L.L.C. in 74,881 shares of our Class B common stock, assuming an initial public offering price of $15.00 per share, and the reimbursable expenses will be paid in cash and the agreement will be terminated upon the completion of the Quorum acquisition.

Nexstar Transactions with Banc of America Capital Investors L.P.

In August 2001, Nexstar Broadcasting Group, L.L.C. issued mandatorily redeemable 15% Series AA preferred membership interests and common membership interests to Banc of America Capital Investors L.P., or BACI, for total consideration of $40.0 million. BACI will receive approximately $54.5 million of the proceeds from this offering to redeem its mandatorily redeemable 15% Series AA preferred membership interests, plus accrued yield and redemption premium, in accordance with their terms. In connection with our corporate reorganization, BACI’s common membership interests will be converted into 1,364,544 shares of our Class C common stock assuming an initial public offering price of $15.00 per share of our Class A common stock. Accordingly, following this offering, BACI will own all of our Class C common stock. In connection with the issuance of the series AA preferred interests, BACI received approximately $811,000 in placement fees. In the first quarter of 2002 and the first quarter of 2003, we made tax-related distributions to BACI in the amounts of $1.4 million and $1.5 million, respectively, in connection with their ownership of the Series AA preferred membership interests. These amounts were and will be deducted from the amount we pay to BACI to redeem the Series AA preferred membership interests. Upon the conversion of ABRY’s Series BB preferred membership interests into common interests as described in “—Nexstar Transactions with ABRY” above, we made an antidilution issuance of common membership interests to BACI. BACI is affiliated with Banc of America Securities LLC, one of the underwriters in this offering.

Nexstar and Mission Transactions with Bank of America, N.A. and Banc of America Securities LLC

Senior Credit Facilities

On June 1, 1999, we and Mission each entered into senior secured credit facilities in the aggregate amount of $250.0 million with Bank of America, N.A., an affiliate of BACI, one of our principal stockholders. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $150,200 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $375,000 in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amounts of approximately $19,300 in 1999 and $60,600 in 2000.

On January 12, 2001, we and Mission each entered into new senior secured credit facilities in the aggregate amount of $275.0 million with Bank of America, N.A., which replaced the June 1999 senior credit facilities. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $658,000 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $2.6 million in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amount of approximately $101,300 in 2001.

On June 14, 2001, we entered into an amendment to its senior credit facilities to create the Term A loan facility and Term B loan facility. Bank of America, N.A. and Banc of America Securities LLC did not receive any fees in connection with the amendment.

On November 14, 2001, we and Mission entered into an amendment to their senior credit facilities to adjust financial covenants effective September 30, 2001 and future periods and to reduce Nexstar Finance’s revolving credit facility and increase Mission’s revolving credit facility. In connection with the amendment, Bank of America, N.A. received approximately $52,800 in fees.

On June 5, 2002, we and Mission entered into an amendment to their senior credit facilities to allow us to undertake our corporate reorganization and the other transactions related to this offering. In connection with the amendment, Bank of America, N.A. and Banc of America Securities LLC received a fee of approximately $172,400.

On February 13, 2003, we and Mission each entered into new senior secured credit facilities in the aggregate amount of $265 million with Bank of America, N.A., which replaced the January 2001 senior credit facilities. Bank of America, N.A. again acted as lender and administrative agent and received approximately $125,000 in fees for its services. Banc of America Securities LLC acted as a joint lead arranger and joint book manager with Bear, Stearns & Co. Inc. and received approximately $2.0 million in fees for its services. Pursuant to the senior credit facilities, Bank of America, N.A. will receive annual fees of approximately $100,000 for its services as administrative agent.

On September 5, 2003, we and Mission each entered into a limited consent and waiver with the lenders under our respective credit agreements to consent to and waive any defaults thereunder as a result of the execution and delivery of a management and consulting services agreement between Nexstar Management Inc. and Quorum and a merger agreement between Quorum and us in relation to the Quorum acquisition. This consent and waiver does not extend to the consummation of the Quorum acquisition which is still subject to us and Mission obtaining further consents or amendments to our credit agreements. In connection with such consent and waiver, Bank of America, N.A. was reimbursed for its reasonable expenses.

Unsecured Interim Loan

On January 12, 2001, Banc of America Bridge LLC acted as lender and lead arranger in connection with an unsecured interim loan to us in the amount of $40.0 million. Of this amount, $30.0 million was repaid in connection with Nexstar Finance’s offering of 12% senior subordinated notes due 2008. The remaining $11.2 million (including accrued interest) was repaid with proceeds from the offering of the 16% senior discount notes due 2009. Banc of America Bridge LLC received approximately $1.1 million in fees for its services.

Senior Subordinated Notes

On March 16, 2001, Nexstar Finance issued $160.0 million of 12% senior subordinated notes due 2008. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $3.0 million in underwriting discounts and commissions in connection with the offering.

In connection with the Quorum acquisition, Nexstar Finance intends to issue $125.0 million aggregate principal amount of senior subordinated notes in a private placement to qualified institutional buyers. Banc of America Securities LLC will be one of the initial purchasers and the lead manager in the private placement and is expected to receive customary fees for such services.

Senior Discount Notes

On May 17, 2001, Nexstar Finance Holdings issued 36,988 units, each consisting of $1,000 aggregate principal amount at maturity of 16% senior discount notes due 2009 and a non-voting equity interest in us. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $333,000 in underwriting discounts and commissions in connection with the offering. Banc of America Securities LLC continues to own a portion of the units.

On March 27, 2003, Nexstar issued $130.0 million principal amount at maturity of 11 3/8% senior discount notes due 2013. Banc of America Securities LLC was an initial purchaser and a joint book-running manager with Bear, Stearns & Co. Inc. and received approximately $930,000 in underwriting discounts and commissions in connection with the offering.

Interest Rate Swap Agreements

On November 26, 2001, Nexstar Broadcasting Group, L.L.C. entered into a $93.3 million interest rate swap agreement with respect to its senior credit facilities. Bank of America, N.A. acted as sole agent for the transaction and received approximately $400,000 in fees for its services.

Quorum Transactions with Bank of America, N.A.

On April 16, 1999, Quorum entered into senior secured credit facilities in the aggregate amount of $240.0 million with Nationsbank N.A., which subsequently merged with and into Bank of America, N.A. Nationsbank N.A. acted as co-managing agent in connection with the senior credit facilities. In addition, NationsBanc Montgomery Securities LLC, which subsequently merged with and into Bank of America, N.A., acted as sole lead arranger and book manager in connection with the senior credit facilities. Nationsbank N.A. and NationsBanc Montgomery Securities LLC received aggregate fees of $2,581,716 for their services.

On June 23, 2000, Quorum entered into an amendment to its senior credit facilities to adjust certain financial covenants and to allow Quorum to draw upon funds available pursuant to a capital contribution agreement and to cure any financial covenant default. In connection with the amendment, Bank of America, N.A. received $18,380 in fees.

On May 4, 2001, Quorum entered into an amendment to its senior credit facilities to allow it to sell certain of its assets, issue a convertible subordinated note to ABRY and to adjust certain financial covenants. Bank of America, N.A. did not receive any fees in relation to this amendment.

On May 15, 2001, Quorum entered into an amendment to its senior credit facilities to allow Quorum to issue discount notes. In connection with the amendment, Bank of America, N.A. received approximately $28,836 in fees.

On February 28, 2002, Quorum entered into an amendment to its senior credit facilities to adjust financial covenants and shorten the maturity of the debt. In connection with the amendment, Bank of America, N.A. received $45,644 in fees.

On September 5, 2003, Quorum entered into an amendment to its senior credit facilities to amend certain covenants and the amortization schedule. In connection with the amendment, Bank of America, N.A. received $56,507 in fees.

Transactions with Perry A. Sook

Equity Transactions

Perry A. Sook, our President and Chief Executive Officer, made the following investments in Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In April 1997, Mr. Sook purchased approximately $462,000 of common membership interests;

•	In January 1998, Mr. Sook purchased approximately $986,000 of common membership interests;

•	In November 1999, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In January 2001, Mr. Sook purchased approximately $390,000 of common membership interests; and

•	In August 2001, Mr. Sook purchased approximately $651,000 of common membership interests.

In connection with our corporate reorganization, Mr. Sook will own 428,421 shares of our Class B common stock upon conversion of his common membership interests assuming an initial public offering price of $15.00 per share for our Class A common stock.

Perry A. Sook Guaranty

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Mr. Sook may borrow an aggregate amount of up to $3.0 million. As of June 30, 2003, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans. Mr. Sook’s loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook’s loan will not be renewed after the expiration of Mr. Sook’s existing loan. Upon the completion of this offering, we will pay Mr. Sook a success fee of $4 million with which he will repay the loan in full. See “Use of Proceeds.”

Transactions between Nexstar and Mission

Local Service Agreements

We have local service agreements in place with Mission in seven markets: Erie, Pennsylvania; Wichita Falls, Texas; Wilkes Barre-Scranton, Pennsylvania; Joplin, Missouri; Abilene-Sweetwater, Texas; San Angelo, Texas; and Terre Haute, Indiana.

In Erie, Pennsylvania, we have a time brokerage agreement dated as of April 1, 1996, as amended, which expires on August 16, 2006 and may be renewed for one term of five years with 90 days notice. This agreement allows us to program most of WFXP’s broadcast time, sell the station’s advertising time and retain the advertising revenue in exchange for monthly payments to Mission.

In Wichita Falls, Texas-Lawton, Oklahoma, we have a shared services agreement dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar agreed to share the costs of certain services that Nexstar’s station KFDX and Mission’s stations KJTL and KJBO-LP individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming or sales. In consideration of services provided to KJTL and KJBO-LP by KFDX personnel, Mission pays Nexstar a monthly service fee, calculated based on the cash flow of KJTL and KJBO-LP.

Also in Wichita Falls, Texas-Lawton, Oklahoma, we have a joint sales agreement for the sale of commercial time dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar purchases advertising time on KJTL and KJBO-LP and retains the advertising revenue, in return for payments to Mission of $100,000 per month, which may be adjusted according to Mission’s expenses.

In Wilkes Barre-Scranton, Pennsylvania, we have a shared services agreement dated as of January 5, 1998, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar’s shared services agreement in Wichita Falls except for the monthly fee, which is $250,000 per month. It obligates Nexstar’s station, WBRE, to perform certain services for Mission’s station, WYOU.

Also in Wilkes Barre-Scranton, Pennsylvania, we have a joint sales agreement for the sale of commercial time for WYOU dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or HSR Act. The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Joplin, Missouri-Pittsburg, Kansas, we have a shared services agreement dated as of April 1, 2002, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls. It obligates Nexstar’s station, KSNF, to perform certain services for Mission’s station, KODE.

Also in Joplin, Missouri-Pittsburg, Kansas, we have a joint sales agreement for the sale of commercial time for KODE dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the HSR Act. The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Abilene-Sweetwater and San Angelo, Texas, we have a shared services agreement dated as of June 13, 2003, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar’s shared services agreement in Wichita Falls, except for the monthly fee, which is $150,000 per month. It obligates Nexstar’s station, KTAB, to perform certain services for Mission’s stations, KRBC and KSAN.

Also in Abilene-Sweetwater and San Angelo, Texas, we have a joint sales agreement for the sale of commercial time for KRBC and KSAN dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the HSR Act. The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Terre Haute, Indiana, we have a shared services agreement dated as of May 9, 2003, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls. It obligates our station, WTWO, to perform certain services for Mission’s station, WBAK, which Mission will acquire in the fourth quarter of 2003, subject to FCC consent.

Also in Terre Haute, Indiana, we have a joint sales agreement for the sale of commercial time for WBAK dated as of May 9, 2003, which has an initial term of 10 years. Nexstar purchases advertising time from Mission for WBAK and retains the advertising revenue, in return for payments to Mission of $100,000 per month, which may be adjusted according to Mission’s expenses.

The table below indicates the financial arrangements we have with each of the Mission stations

Station	Type of Agreement	Consideration to Nexstar (in thousands)
		2000	2001	2002
WYOU	Shared Services Agreement	$3,630	$3,993	$3,000
KODE	Shared Services Agreement*	—	—	1,447
KRBC/KSAN	Shared Services Agreement**	—	—	—

	Total	$3,630	$3,993	$4,447

*	Agreement became effective April 1, 2002. The monthly payment is based on 90% of available cash flow.
**	Agreement became effective June 13, 2003.

Station	Type of Agreement	Consideration to Mission (in thousands)
		2000	2001	2002
KJTL/KJBO-LP	Joint Sales/Shared Services Agreement	$2,215	$1,907	$1,713
WFXP	Time Brokerage Agreement	142	153	156
WBAK	Joint Sales/Shared Services Agreement*	—	—	—

	Total	$2,357	$2,060	$1,869
*	Agreement became effective May 9, 2003.

Option Agreements

In consideration of Nexstar’s guarantee of indebtedness incurred by Mission, Nexstar has options to purchase the assets of Mission’s stations in Erie, Joplin, Wichita Falls, Wilkes Barre-Scranton, Abilene, and San Angelo, subject to prior FCC approval. In addition, Nexstar has an option to acquire the assets of WBAK, after Mission acquires them. Mission’s owner, David S. Smith, is a party to these option agreements. David S. Smith is not related in any way to David D. Smith, the chief executive officer of Sinclair Broadcast Group.

•	In Erie, Nexstar has an option agreement with Mission and David S. Smith, dated as of November 30, 1998, as amended, to acquire the assets of WFXP.

•	In Joplin, Nexstar has an option agreement with Mission and David S. Smith, dated as of April 24, 2002, as amended, to acquire the assets of KODE.

•	In Wichita Falls, Nexstar has an option agreement with Mission and David S. Smith, dated as of June 1, 1999, as amended, to purchase the assets of KJTL and KJBO-LP.

•	In Wilkes Barre-Scranton, Nexstar has an option agreement with Mission and David S. Smith, dated as of May 19, 1998, as amended, to purchase the assets of WYOU.

•	In Abilene-Sweetwater and San Angelo, Texas, Nexstar has an option agreement with Mission and David S. Smith, dated as of June 13, 2003 to purchase the assets of KRBC and KSAN, which Mission acquired on June 13, 2003.

•	In Terre Haute, Indiana, Nexstar has an option agreement with Mission and David S. Smith, dated as of May 9, 2003, to purchase the assets of WBAK, after Mission acquires them. Mission entered into an agreement to acquire substantially all of the assets of WBAK on May 9, 2003, and the acquisition is expected to close in the fourth quarter of 2003.

Under the terms of these option agreements, we may exercise our option upon written notice to the counterparty to the relevant option agreement. In each option agreement, the exercise price is the greater of (i) seven times the station’s cash flow during the prior twelve months (minus the station’s debt) and (ii) the station’s debt. Mission and/or David S. Smith may terminate each option agreement by written notice any time after the seventh anniversary date of the relevant option agreement.

Management Agreement

Mission, Mission of Amarillo, David S. Smith and Nancie J. Smith, the wife of David S. Smith, are parties to a compensation agreement. Under this agreement, Mission and Mission of Amarillo together pay David S. Smith up to $200,000 per year for certain management services and pays Nancie J. Smith by the hour for certain management services.

Transactions between Quorum and Mission of Amarillo

Local Service Agreements

Quorum has local service agreements in place with Mission Broadcasting of Amarillo, Inc., which is wholly-owned by David S. Smith, in one market: Amarillo, Texas.

Quorum has a shared services agreement, dated as of May 1, 1999, with Mission of Amarillo, which has an initial term of 10 years. Under this agreement, Quorum shares the costs of certain services that Quorum’s station, KAMR, and Mission of Amarillo’s stations, KCIT and KCPN-LP, individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming and sales. In consideration of services provided to KCIT and KCPN-LP by KAMR personnel, Mission of Amarillo pays Quorum a monthly servicing fee, calculated based on the cash flow of KCIT and KCPN-LP.

Also in Amarillo, Texas, Quorum has a joint sales agreement for the sale of commercial time, dated as of May 1, 1999, with Mission of Amarillo, which has an initial term of nine years. Under this agreement, Quorum purchases all of the time available for commercial announcements on KCIT and KCPN-LP for $125,000 monthly payments (which may be adjusted according to Mission of Amarillo’s expenses) to Mission of Amarillo.

Option Agreement

In consideration of Quorum’s guarantee of indebtedness incurred by Mission of Amarillo, Quorum also has an option agreement, dated as of May 1, 1999, with Mission of Amarillo. Under this agreement, which has a term of nine years, Quorum has an option to purchase the assets of Mission of Amarillo’s stations KCIT and KCPN-LP for the greater of (i) $1.00 and (ii) the aggregate amount of existing station indebtedness as defined in the option agreement, subject to prior FCC approval. Mission of Amarillo’s owner, David S. Smith, is a party to this option agreement.

Transactions between Quorum and VHR Broadcasting, Inc.

Local Service Agreements

Quorum has local service agreements in place with affiliates of VHR Broadcasting, Inc. which is wholly-owned by Victor Rumore, in three markets: Billings, Montana, Lubbock, Texas and Springfield, Missouri.

In Billings, Montana, Quorum has a time brokerage agreement, dated as of December 14, 1994 (as amended), with VHR Broadcasting of Billings, LLC, which has an initial term of 10 years. This agreement allows Quorum to program most of KHMT’s broadcast time, sell the advertising time and retain the advertising revenue in exchange for monthly payments to VHR of Billings.

In Lubbock, Texas, Quorum has a shared services agreement, dated as of February 16, 1999, with VHR Broadcasting of Lubbock, Inc., which has an initial term of 10 years. Under this agreement, Quorum shares the costs of certain services that Quorum’s station, KLBK, and VHR of Lubbock’s station, KAMC, individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming and sales. In consideration of services provided to KAMC by KLBK personnel, VHR of Lubbock pays Quorum a monthly servicing fee, calculated based on the cash flow of KAMC.

Also in Lubbock, Texas, Quorum has a joint sales agreement for the sale of commercial time, dated February 16, 1999, with VHR of Lubbock, which has an initial term of 10 years. Under this agreement, Quorum purchases all of the time available for commercial announcements on KAMC for certain monthly payments (which may be adjusted according to VHR of Lubbock’s expenses) to VHR of Lubbock.

In Springfield, Missouri, Quorum has a shared services agreement, dated as of February 16, 1999, with VHR Broadcasting of Springfield, Inc., which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Quorum’s shared services agreement in Lubbock. The agreement obligates Quorum’s station, KDEB, to perform certain services for VHR of Springfield’s station, KOLR.

Also in Springfield, Missouri, Quorum has a joint sales agreement for the sale of commercial time, dated February 16, 1999, with VHR of Springfield, which has an initial term of 10 years. Under this agreement, Quorum purchases all of the time available for commercial announcements on KOLR for monthly payments (which may be adjusted according to VHR of Springfield’s expenses) to VHR of Springfield.

In connection with Quorum’s local operations in Springfield, Quorum issued a subordinated note in the amount of $5 million, of which approximately $2 million is currently outstanding, in favor of Victor Rumore in exchange for the assumption by Mr. Rumore of certain obligations of VHR of Springfield. The subordinated note accrues interest at a rate of 12.5% per annum and matures on September 30, 2007. The subordinated note is also guaranteed by ABRY.

Option Agreements

In consideration of Quorum’s guarantee of indebtedness incurred by VHR Broadcasting, Inc., Quorum has options to purchase the assets of VHR’s stations in Billings, Montana, Lubbock, Texas and Springfield, Missouri, subject to prior FCC approval. VHR’s owner, Victor Rumore, is a party to these option agreements.

•	In Billings/Hardin, Montana, Quorum has an option agreement, dated January 23, 2002, to acquire the assets of KHMT.

•	In Lubbock, Texas, Quorum has an option agreement, dated February 16, 1999, to acquire the assets of KAMC.

•	In Springfield, Missouri, Quorum has an option agreement, dated February 16, 1999, to acquire the assets of KOLR.

The option agreements in Springfield and Lubbock have terms of nine years, and the option agreement in Billings expires upon the expiration of the time brokerage agreement. Under the terms of the option agreements in Springfield and Lubbock, the exercise price of the option is equal to the greater of (i) $1.00 and (ii) the aggregate amount of existing station indebtedness as defined in each option agreement. Under the terms of the option agreement in Billings, the exercise price of the option is $600,000.

Quorum has assigned its rights under these option agreements to Mission of Amarillo, which has exercised the options to purchase the assets of these stations, subject to FCC consent.

Contingent Purchase Agreement

Quorum, VHR Broadcasting, Inc. and Victor Rumore are parties to a contingent purchase agreement regarding certain software provided by VHR-ABS, LLC to all of Quorum’s stations under a software sublicense agreement dated January 1, 2003. Under the contingent purchase agreement, if a change in control of Quorum as defined in that agreement occurs, Quorum is obligated to purchase the membership interests of VHR-ABS, LLC at the time of the change in control for a purchase price equal to approximately $300,000.

Stockholders Agreement

In connection with the reorganization, we, ABRY, Perry A. Sook and other stockholders will enter into a stockholders agreement, pursuant to which ABRY and Perry A. Sook will agree to vote their equity interests in us to elect Mr. Sook and five persons designated by ABRY to the board of directors. The number of persons that ABRY will be entitled to designate to our board under the agreement will be reduced if the number of shares of our common stock that they hold falls beneath set thresholds. Directors designated by ABRY may be removed only by the party or parties entitled to nominate them. Also pursuant to the stockholders agreement, we will grant the parties the registration rights set forth in “Description of Capital Stock—Registration Rights.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of June 30, 2003, after giving effect to our corporate reorganization, by (i) each stockholder known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group. The table below assumes the underwriters do not exceed their over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Such rules provide that in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2003 are deemed outstanding. Unless otherwise indicated in the footnotes below (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable and (ii) the address of each of the individuals listed in the table is Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039. As of June 30, 2003, after giving effect to our corporate reorganization and the Quorum acquisition, there would have been 28,155,848 shares of common stock outstanding.

	Class A Common Stock**		Class B Common Stock**		Class C Common Stock**		Before IPO and Quorum Acquisition Percent of Total		After IPO and Before Quorum Acquisition Percent of Total		After IPO and Quorum Acquisition Percent of Total
	Number	Percent	Number	Percent	Number	Percent	Economic Interest	Voting Power	Economic Interest	Voting Power	Economic Interest	Voting Power
ABRY(1).	—	—	12,887,496	96.8%	—	—	87.1%	96.7%	52.0%	90.0%	57.7%	90.2%
Banc of America Capital Investors L.P.(2)	—	—	—	—	1,364,544	100.0%	9.2%	—	5.5%	—	4.9%	—
Royce Yudkoff(3)(4)	—	—	12,887,496	96.8%	—	—	87.1%	96.7%	52.0%	90.0%	57.7%	91.9%
Perry Sook(5)	—	—	428,421	3.2%	—	—	2.9%	3.2%	1.7%	3.0%	1.5%	2.9%
G. Robert Thompson	—	—	—	—	—	—	—	—	—	—	—	—
Duane A. Lammers	4,612	4.1%	—	—	—	—	*	*	*	*	*	*
Shirley E. Green	1,595	1.4%	—	—	—	—	*	*	*	*	*	*
Susana G. Willingham	80	*	—	—	—	—	*	*	*	*	*	*
Richard Stolpe	80	*	—	—	—	—	*	*	*	*	*	*
Blake Battaglia(4)	—	—	—	—	—	—	—	—	—	—	—	—
Erik Brooks(4)	—	—	—	—	—	—	—	—	—	—	—	—
Jay M. Grossman(4)	—	—	—	—	—	—	—	—	—	—	—	—
Peggy Koenig(4)	—	—	—	—	—	—	—	—	—	—	—	—
Geoff Armstrong	—	—	—	—	—	—	—	—	—	—	—	—
Michael Donovan	—	—	—	—	—	—	—	—	—	—	—	—
I. Martin Pompadur	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (14 persons)	6,367	5.7%	13,315,917	100.0%	—	—	90.0%	100.0%	53.7%	93.0%	59.2%	93.1%

*	Less than 1%
**	Share numbers and percentages reflect amount after this offering and before the Quorum acquisition.
(1)	Represents 7,117,473 shares owned by ABRY Broadcast Partners II, L.P. and 5,770,023 shares owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 30th Floor, Boston, MA 02199. 3,288,674 additional shares of our Class A common stock and 74,881 additional shares of our Class B common stock will be issued to ABRY upon completion of the Quorum acquisition.
(2)	The address of Banc of America Capital Investors L.P. is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001. Banc of America Capital Investors L.P. is an affiliate of Banc of America Securities LLC, one of the underwriters in this offering.
(3)	Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P
(4)	The address of Mr. Yudkoff, Mr. Battaglia, Mr. Brooks, Mr. Grossman and Ms. Koenig is the address of ABRY.
(5)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering and our corporate reorganization, we will be authorized to issue 100,000,000 shares of Class A common stock, $0.01 par value, 20,000,000 shares of Class B common stock, $0.01 par value, 5,000,000 shares of Class C common stock, $0.01 par value, and 200,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

Of the authorized shares of common stock, after giving effect to this offering and our corporate reorganization, assuming an initial public offering price of $15.00 per share of Class A common stock, on the closing date there will be outstanding:

•	10,111,832 shares of Class A common stock, or 11,611,832 shares if the underwriters exercise their over-allotment option in full;

•	13,315,917 shares of Class B common stock, of which 12,887,496 shares will be held by ABRY and 428,421 shares will be held by Perry A. Sook, our president and chief executive officer; and

•	1,364,544 shares of Class C common stock, all of which will be held by BACI.

If the Quorum acquisition is completed, there would be 3,288,674 additional shares of Class A common stock and 74,881 additional shares of Class B common stock outstanding. The actual number of shares of Class A, B and C common stock we issue in connection with our corporate reorganization and the Quorum acquisition will depend upon the actual initial public offering price of our Class A common stock.

The common stock to be outstanding after this offering excludes shares of Class A common stock issuable upon the exercise of stock options. The material terms and provisions of our certificate of incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the Class C common stock are described below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and by-laws filed with the registration statement of which this prospectus forms a part, and to the Delaware General Corporation Law.

Voting Rights

The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by at least a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

The holders of Class C stock have no voting rights but otherwise generally have the same rights as the holders of Class A common stock and Class B common stock.

Conversion Rights

Our Class B common stock and Class C common stock are convertible as follows, subject to obtaining any necessary approvals of the FCC:

•	holders of shares of our Class B common stock or Class C common stock may elect at any time to convert their shares into an equal number of shares of Class A common stock;

•	upon transfer to anyone other than ABRY, an affiliate of ABRY or Perry A. Sook, the Class B common stock will automatically convert into Class A common stock on a one-for-one basis; and

•	if the Class B common stock represents less than 10.0% of the total common stock outstanding, all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis.

Dividends

Holders of Class A common stock, Class B common stock and Class C common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock, Class B common stock and Class C common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common stock and shares of Class C common stock may be paid only to holders of Class C common stock; and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock, Class B common stock and Class C common stock.

Other Rights

On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption and upon completion of the reorganization, all the outstanding shares of Class A common stock, Class B common stock and Class C common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Upon completion of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 200,000 shares of preferred stock, $0.01 par value per share, in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer or a proxy contest. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with some exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. As permitted by Section 203, we have elected not to be governed by Section 203 with respect to ABRY and any entity controlled by ABRY, and therefore, unless our certificate of incorporation is amended, neither ABRY nor any such entity shall be deemed to be an “interested stockholder.” The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for our common stock.

Registration Rights

Subject to limitations contained in the stockholders agreement that we, ABRY, Perry A. Sook, and other stockholders will execute in connection with our corporate reorganization, at any time beginning 180 days after the date of this prospectus, the parties to the stockholders agreement may require that we use our best efforts to register up to 18,135,252 of their shares of common stock for public resale. In addition, if we register any of our securities either for our own account or for the account of other security holders, the parties to the stockholders agreement will be entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. All registration expenses must be borne by us and all selling expenses relating to registrable securities must be borne by the holders of the securities being registered.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and our corporate reorganization and assuming an initial public offering price of $15.00 per share of Class A common stock, the midpoint of the range set forth on the cover of this prospectus, we will have 10,111,832 shares of Class A common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have a total of 11,611,832 shares of our Class A common stock outstanding. Additionally, we will have 13,315,917 shares of Class B common stock and 1,364,228 shares of Class C common stock outstanding, all of which may be converted at any time into shares of Class A common stock. If the Quorum acquisition is completed, there will be an additional 3,288,674 shares of Class A common stock and 74,881 shares of Class B common stock outstanding. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Substantially all of the remaining shares of Class A common stock and all shares of Class B common stock and Class C common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act, described below. Substantially all of these shares are subject to lockup agreements as described below and commencing 180 days after the date of this prospectus will be freely tradeable subject to applicable volume limitations under Rule 144.

We cannot make any predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of these shares, or the availability of these shares for future sale, will have on the prevailing market prices of our common stock. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.

Lock-up Agreements

We, our officers and directors and holders of 5% or more of our common stock have agreed that, subject to limited exceptions, we will not, for a period of 180 days after the date of this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Banc of America Securities LLC. Banc of America Securities LLC may release all or a portion of the shares subject to this lockup agreement at any time without prior notice.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our Class A common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 101,118 shares immediately after this offering (assuming completion of the Quorum acquisition); or

•	the average weekly trading volume of the common stock on the Nasdaq National Market System during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file a registration statement on Form S-8 registering 3,000,000 shares of our Class A common stock reserved for future issuance under our stock option plan. Upon completion of this offering, options to purchase a total of 1,060,000 shares will be outstanding at an exercise price equal to the initial public offering price per share of $15.00 per share. In connection with our acquisition of Quorum, we will issue additional options to acquire 345,000 shares of Class A common stock. Once the shares under our stock option plan are registered, the shares issued upon exercise of the options will be freely tradeable, unless the options are held by any of our officers or directors, in which case the share would be freely tradeable upon expiration of release from the 180-day lock-up period described above.

Registration Rights

Beginning 180 days after the date of this prospectus, subject to limitations contained in the stockholders agreement that we, ABRY, Perry A. Sook and other stockholders will execute in connection with our corporate reorganization, at any time beginning 180 days after the date of this prospectus, the parties to the stockholders agreement may require that we use our best efforts to register up to 18,135,252 of their shares of common stock for public resale. In addition, if we register any of our securities either for our own account or for the account of other security holders, the parties to the stockholders agreement will be entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that holds our Class A common stock as a capital asset (generally property held for investment) and that is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

•	a trust (a) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Any partner of a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that will acquire our Class A common stock should consult its own tax advisor about the U.S. federal income tax consequences of owning and disposing of our Class A common stock.

The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including partnerships or other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” banks and insurance companies, dealers in securities, nonresident alien individuals who have lost U.S. citizenship or who have ceased to be treated as resident aliens, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction and persons who hold or receive common stock as compensation). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

The following summary is included herein for general information. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the federal, state, local or non-U.S. tax consequences of holding and disposing of common stock.

U.S. Trade or Business Income

For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is  (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a Non-U.S. Holder entitled to the benefits of an applicable income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional “branch profits tax” on such U.S. trade or business income at a 30% rate or a lower rate that an applicable income tax treaty may specify.

Dividends

We do not expect to pay any distributions on our common stock for the foreseeable future. See “Dividend Policy.” In the event we do pay distributions on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s basis in our Class A common stock. Any remaining excess will be treated as capital gain. Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the Non-U.S. Holder files a properly executed IRS Form W-8ECI with the withholding agent.

The 30% withholding rate may be reduced if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-U.S. Holder of our Class A common stock will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. A Non-U.S. Holder of our Class A common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor on its entitlement to benefits under a relevant income tax treaty.

Disposition of Common Stock

A Non-U S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

•	the gain is U.S. trade or business income;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period during which the Non-U.S. Holder held the Class A common stock.

The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, and are not currently, a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC at any time during the applicable period that ends on the date that a Non-U.S. Holder sells its shares of Class A common stock.

Information Reporting Requirements and Backup Withholding Tax

Dividends

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Dividends paid to Non-U.S. Holders of Class A common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Disposition of Common Stock

The payment of the proceeds from the disposition of Class A common stock effected in the U.S. by any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Class A common stock effected outside the U.S. by a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of common stock effected outside the U.S. by a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but generally not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder provides the required information to the Internal Revenue Service. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such withholding tax.

UNDERWRITING

We are offering the shares of our Class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc., UBS Securities LLC and RBC Dain Rauscher Inc. are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares of Class A common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Lehman Brothers Inc.
UBS Securities LLC
RBC Dain Rauscher Inc.

Total	10,000,000

The obligations of the several underwriters to purchase our Class A common stock in this offering is subject to a number of terms and conditions. The underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $             per share. The underwriters also may allow, and any dealers may reallow, a concession of not more than $             per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms; however, any such changes would not result in any change to the offering proceeds received, or underwriting compensation paid, by us. Our Class A common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the shares of Class A common stock by the underwriters upon satisfaction or waiver of all conditions to their purchase in accordance with the underwriting agreement, and

•	the underwriters’ right to reject orders from prospective investors in whole or in part.

A prospectus in electronic format is being made available on the Internet web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate the shares to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not intended to be part of this prospectus or the registration statement of which this prospectus forms a part.

We have granted the underwriters an option to purchase up to 1,500,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share
Total

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discounts and commissions, will be approximately $5.3 million.

We, our executive officers and directors and substantially all of our existing stockholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Banc of America Securities LLC, offer, sell, contact to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements. The lock-up agreements allow the following transfers to be made during the 180-day period without the prior written consent of Banc of America Securities LLC:

•	transfers to an immediate family member or to a trust of which the stockholder or family member is the beneficiary;

•	transfers to partners, members or controlled affiliates; and

•	transfers as a bona fide gift or gifts;

provided, however, that in each case, the transferee executes and delivers to Banc of America Securities LLC a similar lock-up agreement.

We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

We have applied for the quotation of our Class A common stock on the Nasdaq National Market under the symbol “NXST.”

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. Stabilizing transactions may include making short sales of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or other selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by this prospectus.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be negotiated between the underwriters and us. The primary factors to be considered in the negotiations are:

•	the economic conditions in and future prospects for the industry in which we compete;

•	our past and present operating performance and financial condition;

•	our prospects for future earnings;

•	an assessment of our management;

•	the present state of our development;

•	the prevailing market conditions of the U.S. securities markets at the time of this offering;

•	current market valuation of publicly-traded companies considered comparable to our company; and

•	other factors deemed relevant by the underwriters and us.

At our request, the underwriters have reserved up to 5% of the Class A common stock being offered by this prospectus for sale to our directors, employees and other individuals associated with us and members of their families at the initial public offering price. The sales will be made by Banc of America Securities LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus.

The underwriters and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender and the administrative agent under our and Mission’s senior credit facilities. Banc of America Securities LLC and Bear, Stearns & Co. Inc. acted as joint lead arrangers and book managers for the senior credit facilities. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is also a lender and acts as syndication agent under our and Mission’s senior credit facilities. Royal Bank of Canada, an affiliate of RBC Dain Rauscher Inc., is also a lender under the senior credit facilities.

Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender and the administrative agent under Quorum’s senior credit facility.

In addition, Banc of America Securities LLC was an initial purchaser and the sole book-running manager in (i) the private placement of $160.0 million of 12% senior subordinated notes due 2008 that were issued by our subsidiary Nexstar Finance on March 16, 2001 and (ii) the private placement of approximately $37.0 million of units consisting of one 16% senior discount note due 2009 of our subsidiary Nexstar Finance Holdings and non-voting equity interests in our company, which were issued on May 17, 2001.

Banc of America Securities LLC and Bear, Stearns & Co. Inc. were the initial purchasers and joint book-running managers in the private placement of $130.0 million of 11 3/8% senior discount notes due 2013 that were issued on March 27, 2003 by Nexstar Finance Holdings.

It is anticipated that Banc of America Securities LLC, Bear, Stearns & Co. Inc. and RBC Dain Rauscher Inc. will be the initial purchasers in connection with the proposed private placement of $125.0 million of senior subordinated notes of Nexstar Finance and will receive customary fees for such services.

In August 2001, Nexstar Broadcasting Group, L.L.C. issued mandatorily redeemable 15% Series AA preferred membership interests and common membership interests to Banc of America Capital Investors L.P., or BACI, an affiliate of Banc of America Securities LLC, for total consideration of $40 million. We will use approximately $51.5 million of the net proceeds from this offering to redeem BACI’s 15% Series AA preferred membership interests, plus accrued yield and redemption premium. In connection with our corporate reorganization, BACI’s common membership interests will be converted into 1,364,544 shares of Class C common stock. Accordingly, following this offering, BACI will own all of our Class C common stock. See “Nexstar Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Corporate Reorganization,” “Use of Proceeds” and “Principal Stockholders.” For more information about transactions between us and affiliates of Banc of America Securities LLC, see “Certain Transactions.”

We have retained Lehman Brothers Inc. to provide opinions as to the fairness of the exchange ratio in the Quorum acquisition from a financial point of view, to our board of directors, the board of directors of Quorum and to the holders of our subsidiaries’ publicly-held notes as required by the indentures governing those notes. Lehman Brothers Inc. will receive a fee of $150,000 for such services.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Because we anticipate that an affiliate of one of the underwriters will receive more than 10% of the net proceeds of this offering in connection with our application of the net proceeds, those underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a “qualified independent underwriter” meeting certain standards. In accordance with this requirement, Lehman Brothers Inc. has assumed the responsibilities of acting as a qualified independent underwriter and has recommended a public offering price for our Class A common stock in compliance with the requirements of Rule 2720. Lehman Brothers Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Lehman Brothers Inc. will receive no compensation for acting in this capacity; however, we have agreed to indemnify Lehman Brothers Inc. for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements of Nexstar Broadcasting Group, L.L.C. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Quorum Broadcast Holdings, LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the restatement of the 2002 financial statements as described in Notes 2 and 17 to the consolidated financial statements, respectively) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statement of Nexstar Broadcasting Group, Inc. as of June 30, 2003, included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc. for the year ended September 30, 2002, included in this prospectus, have been so included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission, Washington, DC, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock sold in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock, we refer you to the registration statement and to the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, upon payment of prescribed fees. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

NEXSTAR BROADCASTING GROUP, L.L.C.

INDEX TO FINANCIAL STATEMENTS

Nexstar Broadcasting Group, L.L.C.

Unaudited Financial Statements

Consolidated Balance Sheets at December 31, 2002 and June 30, 2003	F-3

Consolidated Statements of Operations and Other Comprehensive Loss for the three months and six months ended June 30, 2002 and 2003	F-4

Consolidated Statement of Changes in Redeemable Preferred and Common units and Members’ Interest for the year ended December 31, 2002 and for the six months ended June 30, 2002 and 2003	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and 2003	F-8

Notes to Consolidated Financial Statements	F-9

Audited Financial Statements

Report of Independent Auditors	F-22

Consolidated Balance Sheets at December 31, 2002 and December 31, 2001	F-23

Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-24

Consolidated Statements of Changes in Redeemable Preferred and Common Units and Members’ Interest for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-25

Consolidated Statements of Cash Flows for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-28

Notes to Consolidated Financial Statements	F-29

Nexstar Broadcasting Group, Inc.

Report of Independent Auditors	F-52

Balance Sheet at June 30, 2003	F-53

Note to Financial Statement	F-54

United Broadcasting Corporation and Subsidiary and Morris Network of Alabama, Inc.

Independent Auditors’ Report	F-55

Financial Statements:

Combined Balance Sheet at September 30, 2002	F-56

Combined Statement of Income for the year ended September 30, 2002	F-57

Combined Statement of Stockholder’s Equity for the year ended September 30, 2002	F-58

Combined Statement of Cash Flows for the year ended September 30, 2002	F-59

Notes to Combined Financial Statements for the year ended September 30, 2002	F-60

Financial Statements:

Combined Balance Sheet for the nine month period ended June 30, 2003 (unaudited)	F-67

Combined Statement of Income for the three and nine month periods ended June 30, 2003 (unaudited)	F-68

Combined Statement of Cash Flows for the nine month period ended June 30, 2003 (unaudited)	F-69

Notes to the Combined Financial Statements for the nine month period ended June 30, 2003 (unaudited)	F-70

Quorum Broadcast Holdings, LLC

Financial Statements

Report of Independent Auditors	F-72

Consolidated Statements of Financial Position at June 30, 2003, (unaudited) December 31, 2002 and December 31, 2001	F-73

Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (unaudited) and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-74

Consolidated Statements of Changes in Redeemable Preferred and Common Units and Members’ Deficit for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-75

Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (unaudited) and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-76

Notes to Consolidated Financial Statements	F-77

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	June 30, 2003
		(Unaudited)
	(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$19,947	$97,740
Accounts receivable, net of allowance for doubtful accounts of $660 and $1,008, respectively	26,065	28,507
Current portion of broadcast rights	10,357	4,611
Prepaid expenses and other current assets	1,005	2,673
Deferred tax assets	59	59
Taxes receivable	—	489

Total current assets	57,433	134,079
Property and equipment, net	54,612	58,778
Broadcast rights	3,392	3,237
Other noncurrent assets	3,186	41,824
Goodwill, net	60,708	61,015
Intangible assets, net	220,987	221,157

Total assets	$400,318	$520,090

Liabilities, Redeemable Preferred and Common Units and Members’ Deficit
Current liabilities:
Current portion of debt	$2,567	$925
Current portion of broadcast rights payable	10,581	4,760
Accounts payable	2,624	3,088
Accrued expenses	7,000	8,638
Interest payable	4,964	5,685
Deferred revenue	438	368
Taxes payable	45	—

Total current liabilities	28,219	23,464
Debt	317,450	458,473
Broadcast rights payable	3,732	3,602
Deferred tax liabilities	8,598	10,066
Deferred revenue	2,171	2,957
Other liabilities	5,641	5,102

Total liabilities	365,811	503,664

Redeemable preferred and common units	64,235	53,464

Commitments and contingencies (Note 10)

Minority interest in consolidated entity	—	2,953

Members’ deficit:
Contributed capital	101,497	118,687
Accumulated deficit	(131,225)	(158,678)

Total members’ deficit	(29,728)	(39,991)

Total liabilities, redeemable preferred and common units and members’ deficit	$400,318	$520,090

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(Unaudited)
	(amounts in thousands, except per unit data)
Revenue (excluding trade and barter)	$33,623	$39,735	$63,622	$71,436
Less: commissions	(4,633)	(5,441)	(8,692)	(9,669)

Net broadcast revenue (excluding trade and barter)	28,990	34,294	54,930	61,767
Trade and barter revenue	2,531	2,461	4,914	5,617

Total net revenue	31,521	36,755	59,844	67,384

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	8,819	9,864	17,320	20,201
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	8,467	10,362	17,001	19,549
Amortization of broadcast rights	3,320	3,527	6,904	7,359
Amortization of intangible assets	3,218	3,515	6,474	7,137
Depreciation	3,252	2,892	6,403	5,831

Total operating expenses	27,076	30,160	54,102	60,077

Income from operations	4,445	6,595	5,742	7,307
Interest expense, including amortization of debt financing costs	(9,659)	(11,495)	(19,237)	(26,591)
Interest income	25	255	58	324
Other income (expense), net	(1,263)	315	(262)	546

Loss before income taxes	(6,452)	(4,330)	(13,699)	(18,414)
Income tax benefit (expense)	1,270	(559)	1,312	(1,205)

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(5,182)	(4,889)	(12,387)	(19,619)
Minority interest in consolidated entity	—	105	—	105
Cumulative effect of change in accounting principle	—	—	(27,419)	—

Net loss	$(5,182)	$(4,784)	$(39,806)	$(19,514)

Other comprehensive loss:
Deferral of unrealized derivative gains	955	—	1,920	—

Net loss and other comprehensive loss	$(4,227)	$(4,784)	$(37,886)	$(19,514)

Net loss	$(5,182)	$(4,784)	$(39,806)	$(19,514)
Accretion of preferred interests	(1,881)	(2,168)	(3,718)	(7,939)

Net loss attributable to common unit holders	$(7,063)	$(6,952)	$(43,524)	$(27,453)

Basic and diluted loss per unit:
Net loss attributable to common unit holders	$(1.14)	$(1.04)	$(7.02)	$(4.24)
Cumulative effect of change in accounting principle	—	—	(4.42)	—
Weighted average number of units outstanding:
Basic and diluted	6,203	6,711	6,201	6,473
Unaudited pro forma information:
Loss before income taxes	$(6,452)	$(4,330)	$(13,699)	$(18,414)
Income tax benefit (expense)	611	(1,002)	231	(2,098)

Pro forma net loss before minority interest preferred dividend	$(5,841)	$(5,332)	$(13,468)	$(20,512)
Unaudited pro forma basic and diluted loss per unit:
Pro forma net loss	$(0.94)	$(0.79)	$(2.17)	$(3.17)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED

AND COMMON UNITS AND MEMBERS’ INTEREST

FOR THE YEAR ENDED DECEMBER 31, 2002,

AND THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003

(dollars in thousands)

	Series AA Mandatorily Redeemable Preferred Interest		Series BB Redeemable Preferred Interest		Redeemable Class D-2		Total Redeemable Preferred and Common Units	Class A-1		Class A-2
	Units	Amount	Units	Amount	Units	Amount		Units	Amount	Units	Amount
Balance at December 31, 2001	40,000	$33,269	15,000	$15,000	563,898	$8,298	$56,567	2,050,000	$30,750	3,439,122	$70,937
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	(45)	—	—	—	—	(45)	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	3,718	—	—	—	—	3,718	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—	—
Deferral of unrealized derivative gains and (losses)	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2002 (Unaudited)	40,000	$36,942	15,000	$15,000	563,898	$8,298	$60,240	2,050,000	$30,750	3,439,122	$70,937
Contributions	—	—			—	—	—	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	3,995	—	—	—	—	3,995	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—
Deferral of unrealized derivative gains and (losses)	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	40,000	$40,937	15,000	$15,000	563,898	$8,298	$64,235	2,050,000	$30,750	3,439,122	$70,937
Contributions	—	—	—	—	—	—	—	—	—	—	—
Dividend declared	—	—	—	3,710	—	—	3,710	—	—	—	—
Conversion of Redeemable Preferred Interest into Common Units	—	—	(15,000)	(18,710)	—	—	(18,710)	—	—	906,072	18,710
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	4,229	—	—	—	—	4,229	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2003 (Unaudited)	40,000	$45,166	—	$—	563,898	$8,298	$53,464	2,050,000	$30,750	4,345,194	$89,647

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED

AND COMMON UNITS AND MEMBERS’ INTEREST

FOR THE YEAR ENDED DECEMBER 31, 2002,

AND THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003—(CONTINUED)

(dollars in thousands)

	Class B-1		Class B-2		Class C-1		Class C-2		Class D-1
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2001	15,280	$—	1,000	$68	81,507	$18	84,460	$33	43,183	$1,256
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	—	—	—	—	—	7,780	3	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—
Deferral of unrealized derivative gains and (losses)	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2002 (Unaudited)	15,280	$—	1,000	$68	81,507	$18	92,240	$36	43,183	$1,256
Contributions	—	—	—	—	—	—	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	(5,446)	(2)	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Deferred of unrealized derivative gains and (losses)	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	15,280	$—	1,000	$68	81,507	$18	86,794	$34	43,183	$1,256
Contributions	—	—	—	—	—	—	—	—	—	—
Dividend declared	—	—	—	—	—	—	—	—	—	—
Conversion of Redeemable Preferred Interest into Common Units	—	—	—	—	—	—	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Balance at June 30, 2003 (Unaudited)	15,280	$—	1,000	$68	81,507	$18	86,794	$34	43,183	$1,256

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE

PREFERRED AND COMMON UNITS AND MEMBERS’ INTEREST

FOR THE YEAR ENDED DECEMBER 31, 2002 AND

THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003—(CONTINUED)

(dollars in thousands)

	Distributions	Accumulated Deficit	Other Comprehensive Loss	Total Members’ Interest
Balance at December 31, 2001	$(150)	$(71,208)	$(3,731)	$27,973
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	—	—	3
Distribution to member	(1,416)			(1,416)
Repurchase and retirement of units	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	(3,718)	—	(3,718)
Net loss	—	(37,886)	—	(37,886)
Cumulative effect of change in accounting principle	—	—	—	—
Change in market value of derivative instrument	—	—	1,920	1,920

Balance at June 30, 2002 (Unaudited)	$(1,566)	$(112,812)	$(1,811)	$(13,124)
Contributions	—	—	—	—
Distribution to member	—	—	—	—
Repurchase and retirement of units	—	—	—	(2)
Accretion of Redeemable Preferred Interest to redemption value	—	(3,995)	—	(3,995)
Net loss	—	(14,418)	—	(14,418)
Change in market value of derivative instrument	—	—	1,811	1,811

Balance at December 31, 2002	$(1,566)	$(131,225)	$—	$(29,728)
Contributions	—	—	—	—
Dividend declared	—	(3,710)	—	(3,710)
Conversion of Redeemable Preferred Interest into common units	—	—	—	18,710
Distribution to member	(1,520)	—	—	(1,520)
Accretion of Redeemable Preferred Interest to redemption value	—	(4,229)	—	(4,229)
Net loss	—	(19,514)	—	(19,514)

Balance at June 30, 2003 (Unaudited)	$(3,086)	$(158,678)	$—	$(39,991)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2002	2003
	(Unaudited) (dollars in thousands)
Cash flows from operating activities:
Net loss	$(39,806)	$(19,514)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(722)	1,467
Depreciation of property and equipment	6,403	5,831
Amortization of intangible assets	6,474	7,137
Amortization of debt financing costs	1,410	6,968
Amortization of broadcast rights, excluding barter	3,787	3,588
Payments for broadcast rights	(3,936)	(3,648)
Loss (gain) on asset disposal, net	(14)	3
Cumulative effect of change in accounting principle, net of tax	27,419	—
Amortization of debt discount	2,087	4,606
Effect of accounting for derivative instruments	1,704	(934)
Minority interest in consolidated entity	—	(105)
Changes in assets and liabilities:
Increase in accounts receivable and due from parent entities	(642)	(1,639)
Increase in prepaid expenses and other current assets	(422)	(1,067)
Decrease in other noncurrent assets	587	614
Increase in accounts payable and accrued expenses	721	2,060
Increase in taxes receivable	—	(489)
(Decrease) increase in interest payable	(1,023)	721
Decrease in taxes payable	(804)	(45)
Increase in deferred revenue	1,033	716

Net cash provided by operating activities	4,256	6,270

Cash flows from investing activities:
Additions to property and equipment, net	(3,936)	(4,297)
Proceeds from sale of assets	—	6
Acquisition of broadcast properties and related transaction costs	(35)	(8,975)
Down payment on acquisition of stations	—	(41,450)

Net cash used for investing activities	(3,971)	(54,716)

Cash flows from financing activities:
Proceeds from debt issuance	—	259,675
Repayment of loans	(2,671)	(161,656)
Proceeds from revolver draws	2,500	37,150
Payments for debt finance costs	(347)	(7,410)
Payment of issuance costs	(45)	—
Capital contributions	3	—
Distributions	(1,416)	(1,520)

Net cash (used for) provided by financing activities	(1,976)	126,239

Net (decrease) increase in cash and cash equivalents	(1,691)	77,793
Cash and cash equivalents at beginning of period	5,870	19,947

Cash and cash equivalents at end of period	$4,179	$97,740

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business Operations

Nexstar Broadcasting Group, L.L.C. (“Nexstar”) owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations, four CBS-affiliated television stations and one UPN-affiliated television station in the United States of America. Nexstar has an outsourcing agreement to provide services for a Fox affiliate owned by a subsidiary of Sinclair Broadcast Group, Inc. Through various other local service agreements, Nexstar (i) programs one Fox-affiliated television station, one NBC-affiliated station and one ABC-affiliated station each under a Time Brokerage Agreement (“TBA”), (ii) has Shared Services Agreements (“SSA”) with a CBS-affiliated television station and an ABC-affiliated television station and (iii) has an SSA and a Joint Sales Agreement (“JSA”) with a Fox-affiliated television station and a low-power UPN-affiliated television station. Additionally, Mission Broadcasting, Inc. (“Mission”) provides most of the programming for two NBC-affiliated television stations and a Fox-affiliated television station, each under a TBA, and purchased the underlying licenses and assets of the two NBC-affiliated stations in the second quarter of 2003. The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas and Alabama.

On April 25, 2002, Nexstar Broadcasting Group, Inc. filed for an initial public offering with the Securities and Exchange Commission (“SEC”). Nexstar will undertake a reorganization in connection with the completion of the initial public offering whereby Nexstar and certain of its direct and indirect subsidiaries will be merged with and into, Nexstar Broadcasting Group, Inc., which will become the surviving corporation.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond the control of Nexstar. Nexstar believes that, taken together, its current cash balances, internally generated cash flow and availability under its credit facilities should result in Nexstar having adequate cash resources to meet its future requirements for working capital, capital expenditures and debt service for at least the next twelve months.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Nexstar and its wholly-owned subsidiaries and independently-owned Mission (collectively, the “Company”). Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL, KJBO-LP, KRBC and KACB. Nexstar does not own Mission or Mission’s television stations; however, under U.S. generally accepted accounting principles (“U.S. GAAP”), Nexstar is deemed to have a controlling financial interest in them due to Nexstar’s guarantee of Mission’s debt and the service and purchase option agreements described below. Additionally, Nexstar has evaluated the impact of accounting for Mission under Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) and has determined that Nexstar will be required to continue consolidating Mission’s financial statements under U.S. GAAP. In order for both Nexstar and Mission to continue to comply with FCC regulations,

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. Nexstar has entered into various service agreements with all of Mission’s stations. Nexstar has a TBA with WFXP, which allows Nexstar to program most of the station’s broadcast time, sell the station’s advertising time and retain the advertising revenue generated by WFXP in exchange for monthly payments to Mission. Nexstar has an SSA with KJTL and KJBO-LP, which allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSA. These payments have had the effect of Nexstar receiving substantially all of the available cash generated by KJTL and KJBO-LP. Nexstar anticipates that the payments required by the SSA with KJTL and KJBO-LP will continue to have the effect of Nexstar receiving substantially all of the available cash generated by KJTL and KJBO-LP. Through a JSA, Nexstar has also acquired the right to sell and receive the revenue from the advertising time on KJTL and KJBO-LP in return for monthly payments to Mission. Nexstar has an SSA with each of WYOU, KODE and KRBC and KACB, which have terms substantially similar to the terms of the SSA with KJTL and KJBO-LP, except that WYOU and KRBC and KACB pay a flat monthly fee under the SSA. Nexstar’s ability to receive cash from Mission is governed by the agreements described above.

In addition to providing certain services to Mission’s television stations, Nexstar is also the guarantor of Mission’s debt (See Note 7). Mission is a guarantor of the senior credit facilities entered into and the senior subordinated notes issued by Nexstar (See Note 7). The shareholder of Mission has granted us a purchase option to acquire the assets of each Mission stations for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. The option agreements are freely exercisable or assignable by us without consent or approval by the shareholder of Mission.

As a result of the service arrangements, the debt guarantees and the option agreements with Mission, Nexstar is deemed to have a controlling financial interest in Mission under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. As a result of Nexstar’s controlling financial interest in Mission under U.S. GAAP, Nexstar consolidates the financial position, results of operations and cash flows of Mission with Nexstar as if it were a wholly-owned entity of Nexstar in order to provide a more meaningful presentation of Nexstar’s performance. Because Mission has a net asset deficit and because there is no binding obligation on the shareholder of Mission to make capital contributions to cover the deficit, Nexstar recognizes 100% of Mission’s losses. As discussed above, the Company has considered the method of accounting under FIN No. 46 and has determined that the Company will be required to continue consolidating Mission’s financial statements.

The financial statements as of June 30, 2003 and for the three months and six months ended June 30, 2002 and 2003 are unaudited. However, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. The financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2002 included elsewhere in this Registration Statement. The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

All intercompany account balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Unless otherwise noted, all dollars are in thousands.

Trade Transactions

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. The Company recorded $0.7 million and $1.1 million of trade revenue for the three months ended June 30, 2003 and 2002, respectively, and $1.8 million of trade revenue for both the six months ended June 30, 2003 and 2002, respectively.

Broadcast Rights and Broadcast Rights Payable, Cash and Barter

Broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. The Company recorded $1.8 million and $1.5 million of barter revenue for the three months ended June 30, 2003 and 2002, respectively, and $3.8 million and $3.1 million of barter revenue for the six months ended June 30, 2003 and 2002, respectively. The Company recorded $2.3 million and $2.5 million of trade and barter expense for the three months ended June 30, 2003 and 2002, respectively, and $5.6 million and $4.8 million of trade and barter expense for the six months ended June 30, 2003 and 2002, respectively.

Intangible Assets

Intangible assets include FCC licenses, network affiliation agreements, and goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to July 1, 2001 ceased on December 31, 2001. Any goodwill and FCC licenses resulting from acquisitions completed after June 30, 2001 were not and will not be amortized. SFAS No. 142 established a new method of testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change which would reduce the fair value of a reporting unit below its carrying value.

As required by SFAS No. 142, the Company completed a transitional impairment test for goodwill and FCC licenses as of January 1, 2002. As a result of this test, an impairment of $27.4 million, net of taxes, was recorded

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

in the first quarter of 2002 as a cumulative effect of change in accounting principle. As of June 30, 2003, the Company did not identify any events that triggered any impairment assessment.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, or by adverse changes to FCC ownership rules, among others.

Long-Lived Assets

The Company periodically evaluates the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

3.    Acquisitions

KODE

On December 31, 2001, Mission entered into a TBA with GOCOM Broadcasting of Joplin, L.L.C. (“GOCOM”) and simultaneously entered into a Purchase and Sale Agreement to acquire substantially all of the assets of KODE for $14.0 million. Pursuant to the terms of the purchase agreement, Mission made a down payment of $6.0 million against the purchase price on December 31, 2001 and paid the remaining $8.0 million upon the completion of the acquisition on September 30, 2002, exclusive of transaction costs. KODE is the ABC-affiliated television station in Joplin, Missouri. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair value on the acquisition date. The TBA was terminated upon the closing of the acquisition, and non-recurring TBA fees in the amount of $0.1 million and $0.2 million, respectively, are included in the consolidated financial statements of the Company for the three months and six months ended June 30, 2002.

On April 1, 2002, Mission entered into an SSA with KSNF, a Nexstar-owned station in the Joplin, Missouri market. As a result of the SSA with KSNF, Mission was able to reduce overhead costs associated with operations at KODE. Based on the expectation of the cost reductions through the SSA, Mission purchased KODE for an amount which resulted in the recognition of $0.4 million of goodwill, exclusive of transaction costs.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company obtained third-party valuations of certain acquired intangible assets.

At September 30, 2002
(in millions)
Broadcast rights	$0.9
Property and equipment	2.7
Intangible assets	10.9
Goodwill, including transaction costs	0.7

Total assets acquired	15.2
Less: broadcast rights payable	0.9

Net assets acquired	$14.3

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Of the $10.9 million of acquired intangible assets, $4.3 million was assigned to FCC licenses that are not subject to amortization and $5.5 million was assigned to network affiliation agreements (useful life of 15 years). The remaining $1.1 million of acquired intangible assets have a useful life of approximately 1 year. Goodwill of $0.7 million is expected to be deductible for tax purposes.

KRBC and KACB

On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with LIN Television Corporation and two of its subsidiaries, which owned KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KACB, the NBC affiliate in San Angelo, Texas, pending the sale of the stations to Mission. Operations under the local marketing agreement commenced on January 1, 2003 and terminated upon purchase of the stations. Mission purchased substantially all of the assets of the stations for $10 million on June 13, 2003. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price in December 2002, which has been included in noncurrent assets as of December 31, 2002, and paid the remaining $8.5 million upon the completion of the acquisition on June 13, 2003, exclusive of transaction costs. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair value on the acquisition date.

On June 13, 2003, Mission entered into an SSA with KTAB, a Nexstar-owned station in the Abilene-Sweetwater, Texas market, whereby KTAB will provide news production, technical maintenance and security for KRBC and KACB. As a result of the SSA with KTAB, Mission should be able to reduce overhead costs associated with operations at KRBC and KACB.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company obtained third-party valuations of certain acquired intangible assets.

At June 13, 2003
(in millions)
Accounts receivable	$0.8
Broadcast rights	0.3
Property and equipment	5.4
Intangible assets	4.0
Goodwill, including transaction costs	0.3

Total assets acquired	10.8
Less: accounts payable	0.1
Less: broadcast rights payable	0.3

Net assets acquired	$10.4

Of the $4.0 million of acquired intangible assets, $2.1 million was assigned to FCC licenses that are not subject to amortization and $1.7 million was assigned to network affiliation agreements (useful life of 15 years). The remaining $0.2 million of acquired intangible assets have a useful life of approximately 1 year. Goodwill of $0.3 million is expected to be deductible for tax purposes.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The selected unaudited pro forma consolidated information for the three months and six months ended June 30, 2002 and 2003 determined as if the acquisitions, described above, had occurred on January 1, of each year as follows:

	Three Months Ended June 30, 2002		Three Months Ended June 30, 2003
	As Reported	Pro Forma	As Reported	Pro Forma
	(Unaudited)		(Unaudited)
Net broadcast revenue (excluding trade and barter)	$28,990	$29,978	$34,294	$34,294
Total net revenue	31,521	32,329	36,755	36,755
Income from operations	4,445	3,702	6,595	6,390
Net loss	$(5,182)	$(6,195)	$(4,784)	$(5,071)

	Six Months Ended June 30, 2002		Six Months Ended June 30, 2003
	As Reported	Pro Forma	As Reported	Pro Forma
	(Unaudited)		(Unaudited)
Net broadcast revenue (excluding trade and barter)	$54,930	$56,783	$61,767	$61,767
Total net revenue	59,844	61,751	67,384	67,384
Income from operations	5,742	4,333	7,307	6,858
Net loss	$(39,806)	$(41,755)	$(19,514)	$(20,144)

The selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired stations been combined during the specified periods.

4.    Time Brokerage, Shared Services, Joint Sales and Outsourcing Agreements

WYZZ

Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in Peoria, Illinois. Pursuant to this agreement, the parties share the combined broadcast cash flow, as defined in the agreement, generated by WYZZ and Nexstar-owned WMBD. The agreement was non-cancelable until May 31, 2003 and expires in December 2008. Nexstar has evaluated its arrangement with Sinclair under FIN No. 46 and has determined that it is not the primary beneficiary of WYZZ.

KRBC and KACB

On December 13, 2002, Mission entered into a local marketing agreement with LIN Television Corporation and two of its subsidiaries, which owned KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KACB, the NBC affiliate in San Angelo, Texas. Operations under the local marketing agreement commenced on January 1, 2003 and terminated upon the purchase of the stations. On June 13, 2003, Mission purchased KRBC and KACB (see Note 3) and entered into a shared services agreement with Nexstar whereby Nexstar’s station, KTAB, provides news production, technical maintenance and security for KRBC and KACB. The local marketing agreement was terminated on June 13, 2003.

KARK and WDHN

On December 30, 2002, Nexstar entered into a purchase agreement and time brokerage agreements with two subsidiaries of Morris Multimedia, Inc., which owned KARK, the NBC affiliate in Little Rock-Pine Bluff,

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the time brokerage agreements commenced on February 1, 2003. On August 1, 2003, Nexstar completed the acquisition of the stations for total consideration of $91.5 million. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $40.0 million against the purchase price on January 31, 2003, which has been included in noncurrent assets as of June 30, 2003, and paid the remaining $51.5 million upon the completion of the acquisition, exclusive of transaction costs. The time brokerage agreements were terminated on August 1, 2003. The Company will be required to consolidate the financial position and results of operations of these stations in accordance with FIN No. 46 commencing on July 1, 2003. As of June 30, 2003, KARK and WDHN had combined total assets of approximately $32.5 million.

WBAK

On May 8, 2003, Mission entered into a time brokerage agreement with Bahakel Communications and certain of its subsidiaries relating to WBAK and simultaneously entered into a purchase agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, for $3.0 million. Operations under the time brokerage agreement commenced on May 9, 2003 and will terminate upon purchase of the station. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price, which was funded from Mission’s senior credit facilities. The $1.5 million down payment has been included in noncurrent assets as of June 30, 2003. Additionally, Mission entered into a shared services agreement with Nexstar, effective May 9, 2003, whereby Nexstar-owned WTWO provides certain services to Mission for WBAK including news production, technical maintenance and security, among other services in return for monthly payments from Mission. Mission also entered into a joint sales agreement, effective May 9, 2003, whereby Nexstar-owned WTWO purchases all the advertising time on WBAK and retains the advertising revenue in return for payments to Mission of $0.1 million per month, subject to adjustment to assure that each payment equals Mission’s actual operating costs plus $10.0 thousand per month. Mission has evaluated its arrangement with Bahakel Communication under FIN No. 46 and has determined that it is the primary beneficiary of WBAK. Mission has therefore consolidated the financial position and results of operations of WBAK. Bahakel’s ownership is currently reflected as minority interest in these consolidated financial statements.

Under these agreements (excluding the WYZZ outsourcing agreement), the Company is responsible for the operating expenses of the respective stations and therefore may have unlimited exposure to any potential operating losses. The Company will continue to operate the stations under the time brokerage, shared services, joint sales and outsourcing agreements until the termination of such agreements. Termination of these agreements typically occurs on consummation of the acquisition of the stations. Additionally, Nexstar or Mission, as applicable, indemnifies the owners of the stations from and against all liability and claims arising out of or resulting from its activities, acts or omissions in connection with the agreements. The maximum potential amount of future payments Nexstar or Mission could be required to make for such indemnification is undeterminable at this time.

5.    Related Party Transactions

Guaranty—Chief Executive Officer

Pursuant to a continuing guaranty agreement dated June 16, 2001 with Nexstar’s primary lender, Nexstar guarantees a $3.0 million non-revolving line of credit to its president and chief executive officer to enable him, among other uses, to purchase equity interests of Nexstar. The line of credit is full-recourse to the officer. However, if the officer does not repay some or all of the loan then Nexstar may be required to pay up to the maximum potential amount of $3.0 million. The full amount has been drawn against the line of credit and is due on December 31, 2004.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6.    Intangible Assets and Goodwill

	Estimated useful life (years)	December 31, 2002	June 30, 2003
		(Unaudited)	(Unaudited)
Network affiliation agreements	15	$177,509	$180,337
FCC licenses	indefinite	81,468	85,199
Debt financing costs	term of debt	17,897	17,149
Other intangible assets	1-15	12,122	12,473

		288,996	295,158
Less: accumulated amortization		(68,009)	(74,001)

Intangible assets, net of accumulated amortization		220,987	221,157
Goodwill	indefinite	60,708	61,015

Intangible assets and goodwill, net		$281,695	$282,172

Total amortization expense from definite-lived intangibles (excluding debt financing costs) for the year ended December 31, 2002 and six months ended June 30, 2003 was $13.4 million and $7.1 million, respectively. The estimated useful life of network affiliations contemplates renewals of the underlying agreements based on the Company’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations ranging from 12 to 20 years. Management has determined that 15 years is a reasonable estimate within the range of such estimated useful lives. The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2002 and June 30, 2003 was $68.6 million and $72.4 million, respectively. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely.

7.    Debt

Long-term debt consists of the following:

	December 31, 2002	June 30, 2003
	(Unaudited)	(Unaudited)
Term loans	$81,513	$185,000
Revolving credit facility	55,143	12,150
12% Senior subordinated notes due 2008, net of discount	154,762	155,102
16% Senior discount notes due 2009, net of discount	24,507	26,587
11.375% Senior discount notes due 2013, net of discount	—	76,859
SFAS No. 133 hedge accounting adjustment	4,092	3,700

	320,017	459,398
Less: current portion	(2,567)	(925)

	$317,450	$458,473

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Nexstar Senior Secured Credit Facilities

On January 12, 2001, Nexstar Finance L.L.C. (“Nexstar Finance”), a wholly-owned subsidiary of Nexstar, entered into senior secured credit facilities (the “Nexstar credit facilities”) with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the “Nexstar revolver”) in the amount of $122.0 million and a term loan facility (the “Nexstar term loan”) in the amount of $110.0 million. The revolving credit facility was subsequently reduced to $72.0 million after the issuance of the Senior Subordinated Notes discussed below. The credit facilities were subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the credit facilities were further amended to adjust certain financial covenants effective for the period ended September 30, 2001 and future periods because Nexstar was not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenue resulting from the events of September 11, 2001 and Nexstar anticipated non-compliance in future periods. The amendment also reduced the revolving facility to $42.0 million. On June 5, 2002, the Nexstar credit facilities were amended again to allow Nexstar to undertake the reorganization and other transactions related to the proposed initial public offering by Nexstar including the redemption of the preferred membership interests of Nexstar. Prior to the refinancing described below, the Nexstar revolver and Term A facility would have matured on January 12, 2007 and the Term B facility would have matured on July 12, 2007. Any excess amount outstanding at the time of a mandatory reduction would have been payable at that time. The borrowings under the Nexstar credit facilities are guaranteed, jointly and severally, by Nexstar and Mission, and by each existing and subsequently acquired or organized subsidiary of Nexstar Finance.

On February 13, 2003, Nexstar Finance obtained new senior secured credit facilities (the “New Nexstar Facilities”). The New Nexstar Facilities consist of a $130.0 million term loan and a $50.0 million revolver. Nexstar Finance used the proceeds from the term loan to refinance its existing senior secured credit facilities, pay related debt financing costs and provide additional working capital. Financial covenants under the New Nexstar Facilities include a total leverage ratio of 7.25 times the last twelve months operating cash flow (as defined in the credit agreement) through March 30, 2004 and a senior leverage ratio of 4.25 times the last twelve months operating cash through June 29, 2004. Covenants also include, among others, an interest coverage ratio of 1.50 to 1.00 through June 29, 2004 and a fixed charge coverage ratio of 1.10 to 1.00 through September 29, 2004. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of June 30, 2003, Nexstar Finance had drawn $130.0 million on its term loan and had no borrowings outstanding under its revolver. Interest rates associated with the New Nexstar Facilities are based, at the option of Nexstar Finance, on the prevailing prime rate plus an applicable margin or LIBOR plus an applicable margin, as defined in the credit agreement (4.29% at June 30, 2003). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Nexstar Finance selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Nexstar Finance is required to pay quarterly commitment fees on the unused portion of the Nexstar Finance revolver loan commitment based on the Company’s leverage ratio for that particular quarter. The Nexstar Finance term loan is subject to scheduled mandatory repayments, and the Nexstar revolver is subject to scheduled mandatory commitment reductions commencing in 2004.

The Mission Senior Secured Credit Facilities

On January 12, 2001, Mission entered into a credit agreement (the “Mission credit facility”) with a group of commercial banks. The terms provided for the banks to make revolving loans to Mission, not to exceed the aggregate commitment of $43.0 million. On November 14, 2001, the Mission credit facility was amended to increase the revolving facility to $58.0 million. The Mission credit facility was amended again on September 30,

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

2002 in order to permit the merger of Bastet Broadcasting, Inc. and Mission Broadcasting of Joplin, Inc. into Mission. Nexstar Finance has entered into a guarantor agreement, whereby Nexstar Finance guarantees full payment of any obligations outstanding in the event of Mission’s default. Prior to the refinancing described below, the Mission credit facility would have been due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction would have been payable at that time.

On February 13, 2003, Mission obtained new senior secured credit facilities (the “New Mission Facilities”). The New Mission Facilities consist of a $55.0 million term loan and a $30.0 million revolver. Mission used the proceeds from the loans to refinance its existing senior secured credit facility, pay related debt financing costs and provide additional working capital. Financial covenants under the New Mission Facilities include a total leverage ratio of 7.25 times the last twelve months operating cash flow (as defined in the credit agreement) through March 30, 2004 and a senior leverage ratio of 4.25 times the last twelve months operating cash through June 29, 2004. Covenants also include, among others, an interest coverage ratio of 1.50 to 1.00 through June 29, 2004 and a fixed charge coverage ratio of 1.10 to 1.00 through September 29, 2004. The term loan amortizes at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of June 30, 2003, Mission had drawn $55.0 million on its term loan and $12.2 million under its revolver. Interest rates associated with the New Mission Facilities are based, at the option of Mission, on the prevailing prime rate plus an applicable margin or LIBOR plus an applicable margin, as defined in the credit agreement (ranging from 4.29% to 4.54% at June 30, 2003). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Mission is required to pay quarterly commitment fees on the unused portion of the Mission revolver loan commitment based on the Company’s leverage ratio for that particular quarter. The Mission term loan is subject to scheduled mandatory repayments, and the Mission revolver is subject to scheduled mandatory commitment reductions commencing in 2004.

The refinancing of the senior credit facilities for Nexstar Finance and Mission resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002. The amount is included in interest expense.

Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the Company’s credit facilities approximates their carrying value.

Senior Subordinated Notes

On March 16, 2001, Nexstar Finance issued $160.0 million of 12.0% senior subordinated notes (the “notes”) at a price of 96.012%. The notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by Mission. They are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured credit facilities. The notes are redeemable on or after April 1, 2005, at declining premiums, and Nexstar Finance may redeem, at a premium, up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The notes are not redeemable by either the issuer or the note holder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to partially refinance existing indebtedness of Nexstar Finance and fund working capital needs.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Senior Discount Notes

On May 17, 2001, Nexstar Finance Holdings, L.L.C. (“Nexstar Holdings”) issued approximately $37.0 million principal amount at maturity of Senior Discount Notes (the “discount notes”) at a price of 54.0373%. The discount notes mature on May 15, 2009. Each discount note will have an accreted value at maturity of $1,000. The discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. They are general unsecured senior obligations effectively subordinated to all of Nexstar Finance’s senior secured debt and are structurally subordinated to Nexstar Finance’s notes described above.

On March 27, 2003, Nexstar Holdings issued $130.0 million principal amount at maturity of Senior Discount Notes (the “new discount notes”) at a price of 57.442%. The new discount notes mature on April 1, 2013. Each new discount note will have an accreted value at maturity of $1,000. The new discount notes will not begin to accrue cash interest until April 1, 2008 with payments to be made every six months in arrears on April 1 and October 1. They are generally unsecured senior obligations effectively subordinated to all of Nexstar Finance’s senior secured debt and are structurally subordinated to Nexstar Finance’s notes.

Debt Covenants

The bank debt agreements and the notes described above contain covenants which require Nexstar Finance to comply with certain financial ratios, capital expenditures, cash film payments and other limits. Nexstar Finance was in compliance with all such covenants at June 30, 2003.

8.    Redeemable Preferred Units

On May 15, 2003 the BB Preferred interests converted into A-2 Units pursuant to a formula described in the L.L.C. agreement. See Note 9 to the audited consolidated financial statements.

9.    Income Taxes

The Company’s income tax benefit for the six months ended June 30, 2002 was $1.3 million, compared to income tax expense of $1.2 million for the six months ended June 30, 2003. The Company’s effective tax rate was 9.6% for the six months ended June 30, 2002 as compared to the effective tax rate of 6.5% for the six months ended June 30, 2003. The significant differences from the statutory tax rate and the effective tax rate for the six months ended June 30, 2003 include an increase in the valuation allowance, income earned by entities not subject to corporate income tax, and state taxes, net of the federal benefit.

10.    Commitments and Contingencies

Digital Conversion

FCC regulations required the Company to commence digital operations by May 1, 2002, in addition to continuing the Company’s analog operations, unless an extension of time was granted. The Company received extensions of time to begin digital operations at all of the stations except WCIA and WCFN, which met the May 1, 2002 deadline. All of the Company’s stations currently are operating low power digital facilities. The Company is currently working with Bahakel Communication to initiate low power digital facilities for WBAK, which has until at least March 2004 to begin digital operations. The purchase of WBAK by Mission is due to close during the fourth quarter of 2003. Digital conversion required an average initial capital expenditure of $0.2 million per station for low-power transmission of digital signal programming, and the Company estimates that it will require an average additional capital expenditure of $0.7 million per station to modify the transmitter

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

for full-power digital signal transmission. Digital conversion expenditures were $1.5 million and $2.0 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. The Company has entered into a commitment of approximately $0.2 million payable in 2003 for the remaining 2003 digital conversions. The Company anticipates that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.

Guarantor Arrangements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. FIN No. 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. The following is a summary of the Company’s agreements that have been determined to be within the scope of FIN No. 45.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that may limit the Company’s exposure and enable it to recover a portion of any future amount paid. As a result of the insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002 and June 30, 2003.

When, as part of an acquisition, the Company acquires all of the assets and liabilities or all of the stock of a company, the Company assumes the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments that could be required to be made by the Company for such obligations is undeterminable at this time.

In connection with most of the Company’s acquisitions, the Company enters into local service agreements for specified periods of time, usually six months or less, whereby the Company indemnifies the owner and operator of the television station, their employees, agents and contractors from liability, claims, and damages arising from the activities of operating the television station under such agreements. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. The Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial condition or results of operations.

11.    Initial Public Offering

On April 25, 2002, Nexstar filed for an initial public offering with the SEC and will undertake a reorganization whereby certain of its direct and indirect subsidiaries will be merged with and into, Nexstar Broadcasting Group, Inc., which will become the surviving corporation.

12.    Recently Issued Accounting Standards

On April 30, 2003, the FASB issued FASB statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company is currently evaluating the accounting impact of the adoption of these new standards.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003. At June 30, 2003, the Company has approximately $64.2 million of redeemable preferred and common interests that may be classified as a liability.

13.    Subsequent Events

KARK and WDHN

On August 1, 2003, Nexstar completed the acquisition of KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama, from Morris Multimedia, Inc. for total consideration of $91.5 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $40.0 million against the purchase price on January 31, 2003, which has been included in non-current assets as of June 30, 2003, and paid the remaining $51.5 million upon consummation of the acquisition, exclusive of transaction costs.

Quorum

On September 12, 2003, Nexstar reached a definitive agreement to buy all the subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). On the same date, Nexstar also entered into a management and consulting services agreement with Quorum pursuant to which Nexstar will perform certain management functions pending completion of the purchase. Nexstar will receive no compensation under the agreement, provided that the sale closes before March 31, 2004. Nexstar will, however, be reimbursed for any expenses incurred. After March 31, 2004, the agreement requires Quorum to pay a quarterly management fee to Nexstar equal to 50% of the cost savings to Quorum resulting from Nexstar’s performance of certain management functions.

REPORT OF INDEPENDENT AUDITORS

To the Members of Nexstar Broadcasting Group, L.L.C.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and other comprehensive loss, of redeemable preferred and common units and members’ (deficit) interest and of cash flows present fairly, in all material respects, the financial position of Nexstar Broadcasting Group, L.L.C. and its subsidiaries, at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/S/    PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

March 5, 2003, except as to Note 14,

which is as of March 27, 2003

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
	(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$19,947	$5,870
Accounts receivable, net of allowance for doubtful accounts of $660 and $490, respectively	26,065	25,442
Current portion of broadcast rights	10,357	10,062
Prepaid expenses and other current assets	1,005	993
Deferred tax assets	59	1,361
Taxes receivable	—	354

Total current assets	57,433	44,082
Property and equipment, net	54,612	57,383
Broadcast rights	3,392	3,685
Other noncurrent assets	3,186	8,240
Goodwill, net	60,708	87,464
Intangible assets, net	220,987	225,816

Total assets	$400,318	$426,670

Liabilities, Redeemable Preferred and Common Units and Members’ (Deficit) Interest
Current liabilities:
Current portion of debt	$2,567	$488
Current portion of capital lease obligations	—	23
Current portion of broadcast rights payable	10,581	10,242
Accounts payable	2,624	3,732
Accrued expenses	7,000	3,986
Interest payable	4,964	6,041
Deferred revenue	438	335
Taxes payable	45	—

Total current liabilities	28,219	24,847
Debt	317,450	304,144
Broadcast rights payable	3,732	3,770
Deferred tax liabilities	8,598	5,347
Deferred revenue	2,171	—
Other liabilities	5,641	4,022

Total liabilities	365,811	342,130

Redeemable preferred and common units	64,235	56,567

Commitments and contingencies (Note 11)

Members’ (deficit) interest:
Contributed capital	101,497	102,912
Accumulated deficit	(131,225)	(71,208)
Accumulated other comprehensive loss on derivative instruments	—	(3,731)

Total members’ (deficit) interest	(29,728)	27,973

Total liabilities, redeemable preferred and common units and members’ (deficit) interest	$400,318	$426,670

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
	(amounts in thousands)
Revenue (excluding trade and barter)	$143,730	$114,474	$124,631
Less: commissions	(20,593)	(15,420)	(17,546)

Net broadcasting revenue (excluding trade and barter)	123,137	99,054	107,085
Trade and barter revenue	10,702	11,675	10,382

Total net revenue	133,839	110,729	117,467

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization, shown separately below)	35,147	31,332	29,269
Selling, general and administrative expenses (exclusive of depreciation and amortization, shown separately below)	35,821	28,182	28,790
Amortization of broadcast rights	14,776	17,344	16,905
Amortization of intangible assets	13,426	21,117	14,750
Depreciation	13,231	12,694	9,183

Total operating expenses	112,401	110,669	98,897

Income from operations	21,438	60	18,570
Interest expense, including amortization of debt financing costs	(38,941)	(40,290)	(20,170)
Interest income	152	317	309
Other expense, net	(2,356)	(519)	(259)

Loss before income taxes	(19,707)	(40,432)	(1,550)
Income tax benefit (expense)	(5,178)	2,232	(1,668)

Loss before minority interest preferred dividend	(24,885)	(38,200)	(3,218)
Related party minority interest preferred dividend in consolidated subsidiary	—	(2,423)	—

Loss before cumulative effect of change in accounting principle	(24,885)	(40,623)	(3,218)
Cumulative effect of change in accounting principle, net of tax	(27,419)	—	—

Net loss	$(52,304)	$(40,623)	$(3,218)

Other comprehensive loss:
Cumulative effect of change in accounting principle	$—	$(241)	$—
Change in market value of derivative instrument	3,731	(3,490)	—

Net loss and other comprehensive loss	$(48,573)	$(44,354)	$(3,218)

Net loss	$(52,304)	$(40,623)	$(3,218)
Accretion of preferred interests	(7,713)	(2,786)	—

Net loss attributable to common unit holders	$(60,017)	$(43,409)	$(3,218)

Basic and diluted loss per unit:
Net loss attributable to common unit holders	(9.66)	(8.55)	(0.89)
Cumulative effect of change in accounting principle	(4.41)	(0.05)	—
Weighted average number of units outstanding:
Basic and diluted	6,216	5,078	3,605
Unaudited pro forma information (Note 2):
Loss before income taxes	$(19,707)	$(40,432)	$(1,550)
Income tax benefit (expense)	(7,048)	206	(3,188)

Pro forma net loss before minority interest preferred dividend and cumulative effect of change in accounting principle	$(26,755)	$(40,226)	$(4,738)
Unaudited pro forma basic and diluted loss per unit:
Pro forma net loss	$(4.30)	$(7.92)	$(1.31)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED

AND COMMON UNITS AND MEMBERS’ (DEFICIT) INTEREST

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(dollars in thousands)

	Series AA Mandatorily Redeemable Preferred Interest		Series BB Redeemable Preferred Interest		Redeemable Class D-2		Total Redeemable Preferred and Common Units	Class A-1		Class A-2
	Units	Amount	Units	Amount	Units	Amount		Units	Amount	Units	Amount
Balance at December 31, 1999	—	$—	—	$—	—	$—	$—	2,050,000	$30,750	1,498,944	$30,872
Contributions	—	—	—	—	—	—	—	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2000	—	—	—	—	—	—	—	2,050,000	30,750	1,498,944	30,872
Contributions, net of issuance costs of $1,218 on Series AA Redeemable Preferred Interest	40,000	30,483	15,000	15,000	563,898	8,298	53,781	—	—	1,940,178	40,065
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	2,786	—	—	—	—	2,786	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	40,000	33,269	15,000	15,000	563,898	8,298	56,567	2,050,000	30,750	3,439,122	70,937
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	(45)	—	—	—	—	(45)	—	—	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	7,713	—	—	—	—	7,713	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	40,000	$40,937	15,000	$15,000	563,898	$8,298	$64,235	2,050,000	$30,750	3,439,122	$70,937

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED

AND COMMON UNITS AND MEMBERS’ (DEFICIT) INTEREST

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000—(CONTINUED)

(dollars in thousands)

	Class B-1		Class B-2		Class C-1		Class C-2		Class D-1
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 1999	15,280	$—	1,000	$58	114,510	$25	59,120	$23	—	$—
Contributions	—	—	—	—	—	—	26,340	10	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	(29,635)	(6)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2000	15,280	—	1,000	58	84,875	19	85,460	33	—	—
Contributions, net of issuance costs of $1,218 on Series AA Redeemable Preferred Interest	—	—	—	10	—	—	13,226	5	43,183	1,256
Distribution to member	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	(3,368)	(1)	(14,226)	(5)	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	15,280	—	1,000	68	81,507	18	84,460	33	43,183	1,256
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	—	—	—	—	—	7,780	3	—	—
Distribution to member	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of units	—	—	—	—	—	—	(5,446)	(2)	—	—
Accretion of Redeemable Preferred Interest to redemption value	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	15,280	$—	1,000	$68	81,507	$18	86,794	$34	43,183	$1,256

The accompanying notes are an integral part of these consolidated inancial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE

PREFERRED AND COMMON UNITS AND MEMBERS’ (DEFICIT) INTEREST

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000—(CONTINUED)

(dollars in thousands)

	Distributions	Accumulated Deficit	Other Comprehensive Loss	Total Members’ (Deficit) Interest
Balance at December 31, 1999	$(57)	$(24,479)	$—	$37,192
Contributions	—	—	—	10
Distribution to member	(42)	—	—	(42)
Repurchase and retirement of units	—	(102)	—	(108)
Net loss	—	(3,218)	—	(3,218)

Balance at December 31, 2000	(99)	(27,799)	—	33,834
Contributions, net of issuance costs of $1,218 on Series AA Redeemable Preferred Interest	—	—	—	41,336
Distribution to member	(51)	—	—	(51)
Repurchase and retirement of units	—	—	—	(6)
Accretion of Redeemable Preferred Interest to redemption value	—	(2,786)	—	(2,786)
Net loss	—	(40,623)	—	(40,623)
Cumulative effect of change in accounting principle	—	—	(241)	(241)
Change in market value of derivative instrument	—	—	(3,490)	(3,490)

Balance at December 31, 2001	(150)	(71,208)	(3,731)	27,973
Contributions, net of issuance costs of $45 on Series AA Redeemable Preferred Interest	—	—	—	3
Distribution to member	(1,416)	—	—	(1,416)
Repurchase and retirement of units	—	—	—	(2)
Accretion of Redeemable Preferred Interest to redemption value	—	(7,713)	—	(7,713)
Net loss	—	(52,304)	—	(52,304)
Change in market value of derivative instrument	—	—	3,731	3,731

Balance at December 31, 2002	$(1,566)	$(131,225)	$—	$(29,728)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

	2002	2001	2000
	(dollars in thousands)
Cash flows from operating activities:
Net loss	$(52,304)	$(40,623)	$(3,218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	4,553	(1,489)	(121)
Depreciation of property and equipment	13,231	12,694	9,183
Amortization of intangible assets	13,426	21,117	14,750
Amortization of debt financing costs	2,841	5,144	303
Amortization of broadcast rights, net of barter	7,844	8,328	8,356
Payments for broadcast rights	(7,628)	(8,001)	(8,426)
Loss on asset disposal, net	(60)	330	259
Cumulative effect of change of accounting principle, net of tax	27,419	—	—
Amortization of debt discount	4,367	2,537	—
Effect of accounting for derivative instruments	5,055	290	—
Changes in assets and liabilities:
Increase in accounts receivable	(623)	(2,168)	(1,530)
Decrease (increase) in prepaid expenses and other current assets	35	(463)	(77)
Decrease (increase) in taxes receivable	354	(354)	—
(Increase) decrease in other noncurrent assets	(1,046)	(573)	50
Increase in accounts payable and accrued expenses	1,906	615	124
Increase (decrease) in taxes payable	45	(708)	622
(Decrease) increase in interest payable	(1,077)	5,733	(2,091)
Increase (decrease) in deferred revenue	2,274	(33)	199
Decrease in due to Midwest Television, Inc.	—	(2,256)	(1,815)

Net cash provided by operating activities	20,612	120	16,568

Cash flows from investing activities:
Additions to property and equipment, net	(7,940)	(5,701)	(5,693)
Proceeds from sale of assets	255	111	98
Acquisition of broadcast properties and related transaction costs	(8,320)	(108,525)	(45,287)
Downpayment on acquisition of stations	(1,550)	(6,000)	—

Net cash used for investing activities	(17,555)	(120,115)	(50,882)

Cash flows from financing activities:
Proceeds from debt issuance	—	638,838	—
Repayment of loans	(3,001)	(616,365)	(13,544)
Proceeds from revolver draws	11,500	24,500	63,500
Proceeds from termination of swap agreement	4,387	—	—
Note payable to related party	—	—	(14,522)
Payments of debt financing costs	(409)	(18,980)	(1,206)
Proceeds from issuance of preferred stock in subsidiary to related party	—	50,000	—
Redemption of preferred stock in subsidiary held by related party	—	(50,000)	—
Capital contributions	6	96,336	10
Payment of issuance costs	(45)	(1,218)	—
Distributions	(1,418)	(57)	(150)

Net cash provided by financing activities	11,020	123,054	34,088

Net increase (decrease) in cash and cash equivalents	14,077	3,059	(226)
Cash and cash equivalents at beginning of year	5,870	2,811	3,037

Cash and cash equivalents at end of year	$19,947	$5,870	$2,811

Supplemental schedule of cash flow information:
Cash paid for interest	$31,000	$26,276	$21,610

Cash paid for taxes	$337	$783	$1,147

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business Operations

Nexstar Broadcasting Group, L.L.C. (“Nexstar”) was organized as a Limited Liability Company (“L.L.C.”) on December 12, 1996 in the State of Delaware. Nexstar commenced operations on April 15, 1997. Nexstar owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations, four CBS-affiliated and one UPN-affiliated television station in the United States of America. Nexstar has an outsourcing agreement to provide services for a Fox affiliate owned by a subsidiary of Sinclair Broadcast Group, Inc. Through various other local service agreements, Nexstar (i) programs one Fox-affiliated television station under a Time Brokerage Agreement (“TBA”), (ii) has a Shared Services Agreement (“SSA”) with a CBS-affiliated television station and one ABC-affiliated station, and (iii) has an SSA and a Joint Sales Agreement (“JSA”) with a Fox-affiliated television station and a low-power UPN-affiliated television station. The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Louisiana.

On April 25, 2002, Nexstar Broadcasting Group, Inc. filed for an initial public offering with the Securities and Exchange Commission (“SEC”). Nexstar will undertake a reorganization in connection with the completion of the initial public offering whereby Nexstar and certain of its direct and indirect subsidiaries will be merged with and into, Nexstar Broadcasting Group, Inc., which will become the surviving corporation.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond the control of Nexstar. Nexstar believes that, taken together, its current cash balances, internally generated cash flow and availability under its credit facilities should result in Nexstar having adequate cash resources to meet its future requirements for working capital, capital expenditures and debt service for at least the next twelve months.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Nexstar, its wholly-owned subsidiaries and independently owned Mission Broadcasting, Inc. (“Mission”) (collectively, the “Company”). Bastet Broadcasting, Inc. (“Bastet”) and Mission Broadcasting of Wichita Falls, Inc., were, at the beginning of fiscal year 2002, separate entities 100% owned by the same independent third party. On September 30, 2002, Bastet and Mission Broadcasting of Joplin, Inc., a subsidiary of Mission Broadcasting of Wichita Falls, Inc., were merged into Mission Broadcasting of Wichita Falls, Inc. with Mission Broadcasting of Wichita Falls, Inc. as the surviving corporation (its name was simultaneously changed to Mission Broadcasting, Inc.). The reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests.

Collectively, Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL, and KJBO-LP. Nexstar does not own Mission or Mission’s television stations. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

control over programming, finances, personnel and operations of its stations. Management believes that, under accounting principles generally accepted in the United States, Nexstar is deemed to have a controlling financial interest in them under such principles due to the guarantee by Nexstar Finance L.L.C. (“Nexstar Finance”), a wholly-owned subsidiary of Nexstar, of Mission’s debt and the service arrangements and purchase option agreements described below. Nexstar has entered into various service agreements with all of Mission’s stations. Nexstar has a TBA with WFXP, which allows Nexstar to program most of the station’s broadcast time, sell the station’s advertising time and retain the advertising revenue generated by WFXP in exchange for monthly payments to Mission. Nexstar has an SSA with KJTL and KJBO-LP, which allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSA. These payments have had the effect of Nexstar receiving substantially all of the available cash flow generated by KJTL and KJBO-LP. Nexstar anticipates that the payments required by the SSA with KJTL and KJBO-LP will continue to have the effect of Nexstar receiving substantially all of the available cash generated by KJTL and KJBO-LP. Through a JSA, Nexstar has also acquired the right to sell and receive the revenue from the advertising time on KJTL and KJBO-LP in return for monthly payments to Mission. Nexstar has an SSA with each of WYOU and KODE, which have terms substantially similar to the terms of the SSAs with KJTL and KJBO-LP, except that payments under the WYOU SSA are a flat monthly fee. Nexstar’s ability to receive cash from Mission is governed by the agreements described above.

In addition to providing certain services to Mission’s television stations, Nexstar Finance is the guarantor of Mission’s debt (Note 8). Mission is a guarantor of the senior credit facilities entered into and the senior subordinated notes issued by Nexstar Finance (Note 8).

In connection with its proposed initial public offering, Nexstar Broadcasting Group, Inc. requested the FCC to review and reconfirm compliance with the FCC’s rules and published policies of Nexstar’s local service agreements with Mission and the purchase options granted by the owner of Mission. As a result of its review, the FCC requested certain revisions to the purchase options. Under the revised purchase options, the owner of Mission has granted to Nexstar a purchase option on each Mission television station to acquire the assets and liabilities of each station for consideration equal to the greater of (i) seven times the station’s broadcast cash flow less the amount of its indebtedness, as defined in the option agreement or (ii) its indebtedness. Broadcast cash flow is defined as income or loss from operations, plus depreciation and amortization (including amortization of broadcast rights), interest income, noncash trade and barter expenses, nonrecurring expenses (including time brokerage agreement fees), network compensation payment received or receivable and corporate management fees, less payments for broadcast rights, noncash trade and barter revenue and network compensation revenue. These option agreements are freely exercisable or assignable by Nexstar without consent or approval by the owner of Mission.

As a result of the service arrangements, the debt guarantees and the option agreements with Mission, Nexstar is deemed to have a controlling financial interest in Mission under accounting principles generally accepted in the United States while complying with the FCC’s rules regarding ownership limits in television markets. As a result of this controlling financial interest in Mission under accounting principles generally accepted in the United States, Nexstar consolidates the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity of Nexstar in order to provide a more meaningful presentation of Nexstar’s performance. Because Mission has a net asset deficit and because there is no binding obligation on the owner of Mission to make capital contributions to cover the deficit, Nexstar recognizes 100% of Mission’s losses.

All intercompany accounts, balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentation, which resulted in no changes to reported results from operations. Unless otherwise noted, all dollars are in thousands.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results may vary from estimates used.

Cash and Cash Equivalents

The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality debt securities with original maturities of ninety days or less. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 2002 and 2001. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company’s accounts receivable is due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Revenue Recognition

Advertising revenue, which includes network compensation, is recognized in the period during which the time spots are aired. Revenue from other sources, which may include income from production and other similar activities from time to time, is recognized in the period during which the goods or services are provided.

Trade Transactions

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. The Company recorded $3.8 million, $2.7 million and $1.8 million of trade revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash and Barter Broadcast Rights and Broadcast Rights Payable

Broadcast rights, primarily in the form of syndicated programs and feature film packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. The Company recorded $6.9 million, $9.0 million, and $8.5 million of barter revenue and expense for the years ended December 31, 2002, 2001 and 2000, respectively.

Property and Equipment

Property and equipment is stated at cost or estimated fair value for purchase business combinations and trade transactions at the date of acquisition. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 39 years.

Intangible Assets

Intangible assets include FCC licenses, network affiliations agreements, and goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to July 1, 2001 ceased on January 1, 2002. Any goodwill and FCC licenses resulting from acquisitions completed after June 30, 2001 were not and will not be amortized. SFAS No. 142 established a new method of testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change which would reduce the fair value of a reporting unit below its carrying value.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment by comparing the fair value of a station with its carrying amount and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company’s fiscal year. The Company completed the first step of the impairment test during the quarter ended June 30, 2002 using the discounted cash flow method to estimate the fair value of each of the Nexstar and Mission stations. The valuation assumptions used in the discounted cash flow model reflected anticipated future operating results and cash flows based on its business plans. As a result of this test, the Company identified three stations that required additional testing for impairment of goodwill. The second step of this process resulted in an impairment loss of $27.4 million, net of tax effect, which has been accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002. During the year ended December 31, 2001, the Company incurred goodwill amortization expense of $2.8 million.

FCC licenses were tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a station-by-station basis as of January 1, 2002. The fair value of each station was determined using the discounted cash flow valuation method that excludes network compensation payments, assuming a hypothetical start-up whose only asset is the FCC license. The test resulted in no impairment being identified.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents certain financial information assuming that amortization expense associated with goodwill and FCC licenses was excluded for all periods presented:

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
Net loss	$(52,304)	$(40,623)	$(3,218)
Add:
Goodwill amortization, net of tax	—	2,802	2,168
Indefinite-lived intangible asset amortization, net of tax	—	5,162	3,068

Net income (loss)—as adjusted	$(52,304)	$(32,659)	$2,018

The Company tests the impairment of its goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation using the station’s fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, or by adverse changes to Federal Communication Commission ownership rules, among others.

Long-Lived Assets

The Company periodically evaluates the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Debt Financing Costs

Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

Derivatives and Hedging Activities

The Company uses derivative financial instruments to reduce its cash flow exposure to fluctuations in interest rates on its variable rate debt or to hedge fair value changes attributable to changes in the benchmark interest rate on its fixed rate debt. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The gains and losses on derivative instruments that are reported in other comprehensive income are reclassified into earnings in the periods in which earnings are affected by movements in the variable rates on the debt agreements. The Company assesses, both at inception and on an ongoing basis, whether the derivatives that

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

are used in hedging transactions are highly effective in offsetting the changes in cash flows or fair value of hedged items. No components of derivative instruments’ gains or losses are excluded from the assessment of hedge effectiveness. The Company assesses hedge effectiveness on a quarterly basis and records the derivative gain or loss related to the ineffective portion of the derivative to current earnings. The ineffectiveness reported in current earnings during the year ended December 31, 2001 was immaterial. If the Company determines that the forecasted cash flows of the hedged item are no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the derivative contract related to the affected portion of the forecasted transaction is recognized in current earnings.

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended by SFAS No. 138, on January 1, 2001. At the time of adoption, the Company recorded approximately a $0.2 million liability to reflect the fair value of the interest rate swap agreements in effect at the time of adoption in which the Company paid a fixed rate and received a variable rate. The agreements were designated as a hedge of the variable cash flow exposure on the Company’s variable rate debt. Correspondingly, the Company recorded a cumulative-effect adjustment of approximately $0.2 million in accumulated other comprehensive loss in accordance with the transition provisions of SFAS No. 133. All of the $0.2 million recorded in accumulated other comprehensive loss was reclassified into earnings for the year ended December 31, 2001.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), requires the display of comprehensive income or loss and its components as part of the Company’s full set of financial statements. Comprehensive income or loss is comprised of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments, net of tax.

Prior to January 1, 2001, the Company did not have any transactions that qualified as comprehensive income or loss. Upon adoption of SFAS No. 133, on January 1, 2001, the Company recorded other comprehensive loss of $0.2 million to recognize the fair value of all derivatives that were designated as cash flow hedging instruments of the Company’s variable rate debt. As of December 31, 2001, the cumulative net unrealized losses recorded in other comprehensive loss were $3.7 million. As of December 31, 2002, there were no cumulative net unrealized losses recorded in other comprehensive loss, due to the expiration of the related derivatives during 2002.

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $1.1 million, $0.8 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The fair value of derivative financial instruments is obtained from financial institution quotes. The interest rates on the Company’s term loan and revolving credit facilities are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company’s term loan and revolving credit facilities approximates fair value. See Note 8 for the fair value of fixed rate debt.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Earnings per Unit

The Company computes earnings per unit in accordance with SFAS No. 128 “Earnings Per Share”. Basic earnings per unit is based upon the net earnings applicable to units after preferred dividends and divided by the weighted average number of units outstanding during the period. Diluted earnings per unit reflects the assumed conversion of preferred interests only in the periods in which such effect would have been dilutive.

The numerator used in the calculation of both basic and diluted earnings per unit for each respective year reflects loss less accretion of preferred interest of $7.7 million in 2002.

Accounting for Income Taxes

Nexstar is an L.L.C. that is treated as a partnership for income tax purposes. No provision for income taxes is required by Nexstar as its income and expenses are taxable to or deductible by its members. Mission and the wholly-owned corporate subsidiaries of Nexstar are subject to income taxes and account for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Unaudited Pro Forma Income Tax Provision

The unaudited pro forma provision for income taxes reflects income tax expenses for each of the three years in the period ended December 31, 2002 as if Nexstar had been taxed as a C corporation on a stand-alone company basis. The pro forma provision for income taxes has been calculated using an effective tax rate of 40 percent on taxable income primarily arising from interest income associated with intercompany loans.

Recently Issued Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. SFAS No. 145 amends SFAS No. 13 and requires that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to certain existing pronouncements that are not substantive in nature. Nexstar adopted SFAS No. 145 effective for the year ended December 31, 2002 and as a result has reclassified $1.4 million of extraordinary loss from refinancing of credit facilities to interest expense for the year ended December 31, 2001.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect that the adoption of SFAS No. 146 will have a material impact on the consolidated financial position or results of operations.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for variable interest entities created after January 31, 2003. The Company is currently assessing the impact of the application of FIN 46 on the consolidated financial position and results of operations.

3.    Acquisitions

During 2002, 2001, and 2000, the Company made the acquisitions set forth below, each of which has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The consolidated financial statements include the operating results of each business from the date of acquisition.

KODE

On December 31, 2001, Mission entered into a TBA with GOCOM Broadcasting of Joplin, L.L.C. (“GOCOM”) and simultaneously entered into a purchase and sale agreement to acquire certain of the assets of KODE for $14.0 million. Pursuant to terms of the agreement, Mission made a down payment of $6.0 million against the purchase price on December 31, 2001 and paid the remaining $8.0 million upon the consummation of the acquisition on September 30, 2002, exclusive of transaction costs. KODE is the ABC-affiliated television station in Joplin, Missouri. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities, acquired based on their estimated fair value on the acquisition date. As a result of the TBA, effective December 31, 2001, the revenue and expenses associated with the operations of KODE (exclusive of depreciation and amortization expense) are included in the consolidated financial statements of the Company. The TBA was terminated upon the closing of the acquisition and the TBA fees were terminated upon such closing date. TBA fees in the amount of $0.3 million are included in the accompanying consolidated financial statements of the Company for the year ended December 31, 2002.

On April 1, 2002, Mission entered into a SSA with KSNF, a Nexstar-owned station in the Joplin, Missouri market, to provide services to KODE. As a result of the SSA with KSNF and the purchase of KODE, Mission was able to reduce overhead costs associated with operations at KODE. Based on the expectation of the cost reductions through the SSA, Mission purchased KODE for an amount which resulted in the recognition of $0.4 million of goodwill. Mission obtained third-party valuations of certain acquired intangible assets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of KODE.

At September 30, 2002
(dollars in millions)
Broadcast rights	$0.9
Property and equipment	2.7
Intangible assets	10.9
Goodwill, including transaction costs	0.7

Total assets acquired	15.2
Less: broadcast rights payable	(0.9)

Net assets acquired	$14.3

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Of the $10.9 million of acquired intangible assets, $4.3 million was assigned to FCC licenses that are not subject to amortization and $5.5 million was assigned to network affiliation agreements (useful life of 15 years). The remaining $1.1 million of acquired intangible assets have a useful life of approximately one year. Goodwill in the amount of $0.7 million will not be amortized and is expected to be deductible for tax purposes.

WCIA/WCFN and WMBD

On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA/WCFN and WMBD from Midwest Television, Inc. (“Midwest”) for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $0.5 million, which was paid directly to the owner of Midwest for the building that houses WCIA. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The excess of the consideration paid over the estimated fair value of the tangible and identifiable intangible assets acquired approximated $36.6 million and is not being amortized. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing.

KTAL

On November 1, 2000, Nexstar acquired substantially all of the assets of KTAL from KCMC, Inc. for approximately $35.3 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets approximated $4.3 million and is not being amortized.

KMID

On September 21, 2000, Nexstar acquired substantially all the assets of KMID from a subsidiary of GOCOM Holdings, L.L.C. for approximately $10.0 million, exclusive of transaction costs. The consideration paid approximated the estimated fair market value of the tangible net assets and identifiable intangible assets acquired. As such, no goodwill has been recorded.

The selected unaudited pro forma consolidated information for the years ended December 31, 2002, 2001 and 2000, determined as if the acquisitions described above occurred on January 1 of each year, would have resulted in the following:

	Year ended December 31, 2002		Year ended December 31, 2001(1)		Year ended December 31, 2000
	As reported	Pro forma	As reported	Pro forma	As reported	Pro forma
Net broadcast revenue (excluding trade and barter)	$123,137	$123,137	$99,054	$103,937	$107,085	$114,262
Total net revenue	133,839	133,839	110,729	116,090	117,467	124,743
Income (loss) from operations	21,438	19,674	60	(387)	18,570	19,207
Net loss	$(52,304)	$(54,388)	$(40,623)	$(41,780)	$(3,218)	$(9,191)

(1)	The December 31, 2001 pro forma amounts do not include the results of Midwest for the twelve days prior to acquisition on January 12, 2001. Amounts deemed de minimus.

This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired companies been combined during the specified periods.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

4.    Time Brokerage and Outsourcing Agreements

In 2002, 2001 and 2000, the Company had the following arrangements:

KODE

On December 31, 2001, Mission entered into a TBA with GOCOM. The revenue and expenses associated with the operations of KODE (exclusive of depreciation and amortization expense) are included in the consolidated financial statements of the Company. The TBA was terminated upon the closing of the acquisition and nonrecurring TBA fees in the amount of $0.3 million are included in the consolidated financial statements of Nexstar.

WYZZ

Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, a Fox affiliate in Peoria, IL. The parties share the combined broadcast cash flow generated by WYZZ and WMBD. The agreement is noncancelable until May 2003 and expires in December 2008.

KMID

In 2000, Nexstar entered into a TBA with a subsidiary of GOCOM Holdings, L.L.C. to program KMID. Under the TBA, Nexstar paid fees to the previous owner until the acquisition was completed. Fees of $0.06 million were paid during the TBA period.

5.    Related Party Transactions

Guarantee—Chief Executive Officer

Pursuant to a continuing guarantee agreement dated June 16, 2001 with Nexstar’s primary lender, Nexstar guarantees a $3.0 million nonrevolving line of credit to its President and Chief Executive Officer to enable him, among other things, to purchase equity units of Nexstar. The line of credit is full-recourse to the officer. However, if the officer does not repay some or all of the loan, Nexstar may be required to pay up to a maximum potential amount of $3.0 million. The full amount has been drawn against the line of credit and is due on December 31, 2004.

Management Services Agreement

Nexstar paid management and consulting fees to ABRY Partners LLC (“ABRY”). For the year ended December 31, 2000, Nexstar incurred $0.3 million of management and consulting fees which are included in selling, general and administrative expenses. Effective December 31, 2000, ABRY terminated its management services agreement with Nexstar.

Bridge Loan

Nexstar received a bridge loan by one of the ABRY partnerships in conjunction with Nexstar’s acquisition of WROC in 1999. The principal amount of $14.5 million and accrued interest thereon was due on May 31, 2000. The outstanding amount was paid in full on May 12, 2000. Interest accrued annually at a rate of 9.0%. The Company recorded $0.5 million of interest expense for the year ended December 31, 2000.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Minority Interest Preferred Dividend

On January 12, 2001, an ABRY-related party purchased preferred interests in Nexstar Finance Holdings II, L.L.C., a wholly-owned subsidiary of Nexstar, for a total consideration of $50.0 million. The preferred units were subsequently redeemed for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of $2.4 million was paid to the ABRY-related entity. The dividend is reflected in the statement of operations as a minority interest preferred dividend.

6.    Property and Equipment

	Estimated useful life (years)	December 31,
		2002	2001
Buildings and building improvements	39	$16,819	$15,841
Land and land improvements	N/A and 39	2,750	2,738
Leasehold improvements	term of lease	1,424	1,523
Studio equipment	5-7	41,140	33,181
Transmission equipment	5-15	27,326	27,800
Office equipment and furniture	5-7	6,598	5,122
Vehicles	5	4,778	4,241
Construction in progress	N/A	357	724

		101,192	91,170
Less: accumulated depreciation		(46,580)	(33,787)

Property and equipment, net of accumulated depreciation		$54,612	$57,383

7.    Intangible Assets and Goodwill

	Estimated useful life (years)	December 31,
		2002	2001
Network affiliation agreements	15	$177,509	$171,957
FCC licenses	indefinite	81,468	77,113
Debt financing costs	term of debt	17,897	17,488
Other intangible assets	1-15	12,122	11,154

		288,996	277,712
Less: accumulated amortization		(68,009)	(51,896)

Intangible assets, net of accumulated amortization		220,987	225,816
Goodwill	indefinite	60,708	87,464

Intangible assets and goodwill		$281,695	$313,280

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Total amortization expense for definite-lived intangible assets (excluding debt financing costs) for the years ended December 31, 2002 and 2001 was $13.4 million and $13.2 million, respectively. The estimated useful life of network affiliations contemplates renewals of the underlying agreements based on the Company’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations ranging from 12 to 20 years. Management has determined that 15 years is a reasonable estimate within the range of such estimated useful lives. The carrying value of indefinite-lived intangible assets excluding goodwill, at December 31, 2002 and 2001 was $68.6 million and $64.3 million, respectively. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles, including debt financing costs, recorded on its books as of December 31, 2002:

Year ending December 31,
2003	$15,849
2004	15,308
2005	14,860
2006	14,856
2007	13,124

The change in the carrying amount of goodwill for the year ended December 31, 2002 is as follows:

Balance as of January 1, 2002	$87,464
Acquisition	663
Less: impairment of goodwill	(27,419)

Balance as of December 31, 2002	$60,708

8.    Debt

Long-term debt consists of the following:

	December 31,
	2002	2001
Term loans	$81,513	$82,000
Revolving credit facility	55,143	46,143
12% Senior subordinated notes due 2008 (net of discount of $5,238 and $5,903 at December 31, 2002 and 2001, respectively)	154,762	154,097
16% Senior discount notes due 2009 (net of discount of $12,481 and $16,186 at December 31, 2002 and 2001, respectively)	24,507	20,802
SFAS No. 133 hedge accounting adjustment	4,092	1,590

	320,017	304,632
Less: current portion	(2,567)	(488)

	$317,450	$304,144

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Nexstar Senior Secured Credit Facilities

On January 12, 2001, Nexstar Finance entered into a credit agreement (the “Nexstar Credit Facilities”) with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the “Nexstar Revolver”) in the amount of $122.0 million and a term loan facility (the “Nexstar Term Loan”) in the amount of $110.0 million. The Nexstar Revolver was subsequently reduced to $72.0 million after the issuance of the Senior Subordinated Notes discussed below. The Nexstar Credit Facilities were subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the Nexstar Credit Facilities were amended to adjust certain financial covenants effective for the period ended September 30, 2001 and future periods because Nexstar was not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenues resulting from the events of September 11, 2001 and Nexstar anticipated noncompliance in future periods. The amendment also reduced the Nexstar Revolver to $42.0 million. Prepayments were made under the Term A facility, which effectively reduced the commitment to $32.0 million. On June 5, 2002, the Nexstar Credit Facilities were amended again to allow Nexstar to undertake the reorganization and other transactions related to the proposed initial public offering by Nexstar Broadcasting Group, Inc., including the redemption of the preferred membership interests of Nexstar. Interest rates associated with the Nexstar Revolver and Nexstar Term Loan are based, at the option of Nexstar, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 4.42% to 5.05% at December 31, 2002). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Nexstar selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Nexstar is required to pay quarterly commitment fees based on the Company’s leverage ratio for that particular quarter on the unused portion of the Nexstar Revolver loan commitment. The Nexstar Term Loan is subject to scheduled mandatory repayments and the Nexstar Revolver is subject to scheduled mandatory reductions commencing in 2003.

Prior to the refinancing described in Note 15, the Nexstar revolving and Term A facilities matured on January 12, 2007. The Term B facility matured on July 12, 2007. Any excess amount outstanding at the time of a mandatory reduction was payable at that time. The borrowings under the Nexstar Credit Facilities are guaranteed, jointly and severally, by Nexstar Finance and Mission, and by each existing and subsequently acquired or organized subsidiary of Nexstar Finance.

Mission Senior Secured Credit Facility

On January 12, 2001, Mission entered into a credit agreement (the “Mission Credit Facility”) with a group of commercial banks. The terms provided for the banks to make revolving loans to Mission not to exceed an aggregate commitment of $43.0 million. On November 14, 2001, the credit facility was amended to increase the revolving facility to $58.0 million. The Mission Credit Facility was amended again on September 30, 2002 in order to permit the merger of Bastet Broadcasting, Inc. and Mission Broadcasting of Joplin, Inc. into Mission. Nexstar Finance has entered into a guarantor agreement, whereby Nexstar Finance guarantees full payment of any obligations outstanding in the event of Mission’s default. Interest rates associated with the Mission Credit Facility are based, at the option of Mission, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (4.92% at December 31, 2002). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Mission is required to pay quarterly commitment fees based on the Company’s leverage ratio for that particular quarter on the unused portion of the Mission Credit Facility loan commitment. Prior to the refinancing described in Note 15, the

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Mission Credit Facility was due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction was payable at that time.

Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the Company’s credit facilities approximates carrying value.

Senior Subordinated Notes

On March 16, 2001, Nexstar Finance issued $160.0 million of 12.0% senior subordinated notes (the “Notes”) at a price of 96.012%. The Notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The Notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by Mission. They are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured debt. The Notes are redeemable on or after April 1, 2005, at declining premiums, and Nexstar Finance may redeem, at a premium, up to 35.0% of the aggregate principal amount of the Notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The Notes are not redeemable by either the issuer or the noteholder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to partially refinance existing indebtedness of the Company and fund working capital needs.

Senior Discount Notes

On May 17, 2001, Nexstar Finance Holdings, L.L.C. (“Nexstar Holdings”), a wholly-owned indirect, subsidiary of Nexstar, issued approximately $37.0 million principal amount at maturity of senior discount notes (the “Discount Notes”) at a price of 54.0373%. The Discount Notes mature on May 15, 2009. Each Discount Note will have an accreted value of $1,000 at maturity. The Discount Notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. They are general unsecured senior obligations effectively subordinated to all of the Company’s senior secured debt and are structurally subordinated to the Notes described above. In connection with the issuance of the Discount Notes, Nexstar issued 43,183 Series D-1 membership interests with an aggregate relative fair value of $1.3 million which has been recorded as an additional discount to the initial carrying value of the Discount Notes. The fair value of the Series D-1 membership interests is the amount that would be distributed if the Company were liquidated on the date the units were issued based on the fair value of the Company on that date. The discount on the Discount Notes is amortized to interest expense over the term of the Discount Notes.

Registration

In January 2002 and September 2001, the Discount Notes and the Notes, respectively, were registered under the Securities Act of 1933 pursuant to a registration rights agreement.

Fair Value

The fair value of the Nexstar’s fixed rate debt is estimated based on quoted market prices for the same or similar issue, or on the current rates offered to the Nexstar for debt of the same remaining maturities. The carrying amounts and fair value of fixed rate debt were as follows:

	December 31,	December 31
	2002	2001
Carrying amount	$179,269	$174,899
Fair value	200,911	182,402

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The scheduled maturities of the Company’s debt (undiscounted), at December 31, 2002, are summarized as follows:

2003	$2,567
2004	3,845
2005	5,337
2006	6,402
2007	118,505
Thereafter	196,988

$333,644

Debt Covenants

The bank debt agreements, the Notes and Discount Notes contain covenants which require the Company to comply with certain financial ratios, capital expenditure limits, payments for film rights limits and other restrictions. Covenants relating to the bank debt agreement are formally calculated quarterly and are prepared on a consolidated basis. The Company was in compliance with all covenants at December 31, 2002, 2001 and 2000.

Debt Financing Costs

In conjunction with the refinancing of the credit facilities in January 2001, the Company expensed $1.4 million related to certain debt financing costs. The amount, net of tax benefit, has been included in interest expense pursuant to the adoption of SFAS No. 145.

Interest Rate Swap Agreements

At December 31, 2002, the Company had in effect an interest rate swap agreement to pay a fixed and a receive variable interest rate as required by its credit facility agreements, with notional amounts of $93.3 million. The $93.3 million notional swap, while economically being used to hedge the variability of cash flows on a portion of the Company’s variable rate debt, does not qualify for SFAS No. 133 hedge accounting and, thus, is being recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. The differential to be paid or received on the swaps is accrued as an adjustment to interest expense. The net fair value of the interest rate swap agreement representing the cash the Company would pay to settle the agreements was approximately $5.6 million and $3.2 million at December 31, 2002 and 2001, respectively.

In August 2002, the Company terminated a $60.0 million notional interest rate swap contract to receive a fixed rate of 12.0% and pay a LIBOR-based variable rate of interest. The interest rate swap contract had been designed as a fair value hedge of the benchmark interest rate in Nexstar Finance’s $160.0 million, 12% senior subordinated notes, which resulted in an adjustment to the notes of $4.3 million pursuant to the requirements of SFAS No. 133. The adjustment to the notes is being amortized as an adjustment to interest expense over the period originally covered by the swap contract.

Unsecured Interim Loan

On January 12, 2001, Nexstar received an unsecured interim loan by its primary lender (the “interim loan”) in the amount of $40.0 million. The interest rate was 13.5% through April 12, 2001 at which time it increased to 14.0%. In conjunction with the offering of the Notes described above, $30.0 million of the interim loan was repaid. The remaining $10.0 million plus accrued interest was repaid with the proceeds from the Discount Notes described above.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note Payable

A three-year note payable for $4.5 million was issued by Nexstar as part of the consideration for the acquisition of KFDX, KBTV and KSNF from US Broadcast Group, LLC in 1998. The noninterest-bearing note required a final payment of $1.0 million on December 31, 2000. The unamortized discount was calculated using an interest rate of 7.5%, which approximated the Company’s incremental borrowing rate for similar debt at the time of acquisition.

9.    Redeemable Preferred and Common Units and Members’ Interest

Nexstar has authorized the following classes of equity units: class A units (“A Units”), class B units (“B Units”), class C units (“C Units”), class D units (“D Units”), series AA preferred (“AA Preferred”) and series BB Preferred (“BB Preferred”) (collectively, the “Units”). Each class of Units represents a fractional part of the membership interests of Nexstar and has rights and obligations specified in Nexstar’s Fifth Amended and Restated L.L.C. Agreement (“L.L.C. Agreement”), dated November 14, 2001, and the Securities Purchase Agreement dated August 7, 2001. A Units, B Units, C Units and D Units are each divided into two subclasses.

Redeemable Preferred and Common Units

The AA Preferred and BB Preferred were issued in 2001 and represent interests with liquidation, dividend and return preferences. The BB Preferred have conversion rights described below and are entitled to a 15.0% annual return, compounded quarterly and payable only in the event of a distribution (as defined in the L.L.C. Agreement). The AA Preferred are mandatorily redeemable at the option of the holder at a redemption price equal to the sum of the capital value of the AA Preferred (as defined in the L.L.C. Agreement) plus a 15% annual return. Nexstar is required to redeem all or any portion of the AA Preferred units upon the earliest to occur of an initial public offering or July 31, 2010. The AA Preferred is being accreted, using the interest method, over the redemption period. Additionally, the AA Preferred are entitled to a redemption premium in the event a distribution (as defined in the L.L.C. Agreement) is made prior to the sixth anniversary of initial contribution.

The D-2 Units are redeemable at the option of the holder upon a change in control of Nexstar at a redemption price equal to the fair market value of the units.

Optional Conversion of Preferred Units

Holders of BB Preferred may convert all or any portion of their units, up to the maximum amount of $10.0 million, into the same number of AA Preferred, plus for each AA Preferred, they may receive D-2 Units pursuant to an allocation formula described in the L.L.C. Agreement. The conversion right was limited to a period commencing after December 31, 2001 and ending no later than November 15, 2002. The conversion right was also subject to the Company maintaining certain financial ratios during that period. On November 15, 2002, the conversion right was extended indefinitely and modified to be conditioned and solely effective upon the closing of a public offering pursuant to which all of the AA Preferred and BB Preferred are redeemed by the Company and certain other conditions described in the agreement. Additionally, at any time, holders of BB Preferred may convert all or any portion of their units into A-2 Units pursuant to a formula described in the L.L.C. Agreement.

Mandatory Conversion of Preferred Units

Eighteen months after the date of purchase, BB Preferred interestholders must convert their units into A-2 Units pursuant to a formula described in the L.L.C. Agreement.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Voting

Nexstar may be dissolved upon the affirmative vote of a majority of the A unit owners and a majority of the AA Preferred unit owners. No owner of B Units, C Units or D Units will have the right to vote on any matter other than in certain cases any matter which adversely affects such units vis a vis the A Units. No owner of AA Preferred or BB Preferred will have the right to vote on matters relating to day-to-day operations of Nexstar.

Distributions

If and when a distribution occurs as per the terms of the L.L.C. Agreement, a preferred distribution of $36.7 million at December 31, 2002, which compounds annually at a rate of 15.0%, is payable to holders of A Units, B Units and D Units in order of their liquidation preference. Additionally, holders of AA Preferred and BB Preferred are entitled to a liquidation preference upon distribution, in accordance with the terms of the agreement, of $51.6 million and $17.7 million, respectively, at December 31, 2002.

Pursuant to the terms of the L.L.C. Agreement, in April 2000, April 2001 and March 2002, Nexstar distributed $0.04 million, $0.05 million and $1.4 million, respectively, to a member for income taxes associated with the member’s allocated portion of Nexstar’s taxable income. In March 2003, Nexstar distributed $1.5 million to a member for income taxes associated with the member’s allocated portion of Nexstar’s taxable income.

Liquidation

In the event of a liquidation, as defined in the L.L.C. Agreement, the holders of Units are entitled to distributions of preferred amounts and unreturned capital in the following general priority: AA Preferred; BB Preferred; A Units and D-2 Units, together; D-1 Units; B Units and C Units. Any remaining amounts will then be distributed to holders of A Units, B Units, C Units and D Units pursuant to a formula described in the L.L.C. Agreement.

Restricted Units

Pursuant to the terms of certain individual employment agreements, Nexstar has provided key employees with the opportunity to purchase equity units of Nexstar. In the event of employee termination, Nexstar retains the right to repurchase unvested units at the original purchase price. Units vest over five years. At December 31, 2002, 105,712 units of restricted equity are subject to the repurchase provision. Of this amount, 41,820 units are vested.

10.    Income Taxes

The provision for income taxes charged to continuing operations was as follows at December 31:

	2002	2001	2000
Current tax (expense) benefit:
Federal	$(139)	$743	$(1,198)
State	(486)	(170)	(634)

	(625)	573	(1,832)

Deferred tax (expense) benefit:
Federal	(3,597)	1,223	172
State	(956)	436	(8)

	(4,553)	1,659	164

Net tax (expense) benefit	$(5,178)	$2,232	$(1,668)

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate for the years ended December 31 with the differences summarized below:

	2002	2001	2000
Tax benefit at statutory rates	$6,897	$14,151	$543
Change in valuation allowance	(14,124)	(16,113)	(3,366)
Income earned by a partnership not subject to corporate income tax	1,741	2,484	1,330
State and local taxes, net of federal benefit	1,136	2,061	154
Other, net	(828)	(351)	(329)

Net tax (expense) benefit	$(5,178)	$2,232	$(1,668)

The components of the net deferred tax liability are as follows at December 31:

	2002	2001	2000
Net operating loss carryforwards	$39,903	$31,150	$16,073
Property and equipment	(3,777)	(4,374)	(6,729)
Intangible assets	4,574	(2,002)	(1,881)
Interest expense	593	572	—
Unrealized derivative loss	2,100	1,492	—
Deferred derivative termination gain	1,616	—	—
Deferred revenue	751	—	—
Other	302	249	304
Valuation allowance	(54,601)	(31,073)	(13,404)

Net deferred tax liability	$(8,539)	$(3,986)	$(5,637)

At December 31, 2001, the Company has federal and state net operating loss carryforwards available of approximately $95.9 million and $102.9 million, respectively, to reduce future taxable income. These net operating loss carryforwards begin to expire in 2008 if not utilized.

The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized. In addition, in 2002, the Company has determined that certain deferred tax assets recorded on one subsidiary may not be realized. As a result, the Company increased the valuation allowance by $2,630 in 2002.

Prior to January 1, 2002, the Company recorded deferred tax liabilities relating to the difference in the book basis of goodwill and intangibles. The reversals of those deferred tax liabilities were utilized to support the recognition of deferred tax assets (primarily consisting of net operating loss carryforwards) recorded by the Company. As a result of the adoption of SFAS No. 142, those deferred tax liabilities will no longer reverse on a scheduled basis and can no longer be utilized to support the realization of deferred tax assets. Accordingly, during the year ended December 31, 2002, the Company recorded a net non-cash charge of $3,443 as part of its provision for income taxes to establish a valuation allowance against its deferred tax assets.

A corporation that undergoes a “change of ownership” pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. An ownership change occurred with regard to one subsidiary on April 15, 1997. The amount of the net operating loss at December 31, 2002 associated with that subsidiary was approximately $1.1 million. The annual limitation

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

on the use of the net operating loss is approximately $0.4 million. The Company estimates the limitation on the net operating loss will not have a material adverse impact on the Company’s financial position or results of operation. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a “change in ownership” for income tax purposes occurs, the Company’s ability to use “pre-change losses” could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2002, could have a material adverse impact on the Company’s financial position or results of operations.

11.    Commitments and Contingencies

Broadcast Rights Commitments

Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2002:

2003	$5,589
2004	4,240
2005	1,886
2006	282
Thereafter	26

Future minimum payments for unavailable cash broadcast rights	$12,023

Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Digital Conversion

FCC regulations required the Company to commence digital operations by May 1, 2002, in addition to continuing the Company’s analog operations, unless an extension of time was granted. The Company received extensions of time, through December 1, 2002, to begin digital operations at all of the stations except WCIA and WCFN, which met the May 1, 2002 deadline. Nexstar and Mission have received further extensions until July 7, 2003 for the seven Nexstar-owned stations and three Mission-owned stations, which did not meet the December 1, 2002 deadline. Our most recent estimate is that the digital conversion will require an average initial capital investment of $0.2 million per station for low-power transmission of a digital signal programming and an average additional capital expenditure of $0.7 million per station to modify the transmitter for full-power digital signal transmission. There were no expenditures for digital conversion during 2001 and $1.5 million during 2002. The Company has entered into a commitment for 2003 digital conversions of $2.0 million payable in 2003. The Company anticipates that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.

Guarantor Arrangements

In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. The following is a summary of the Company’s agreements that have been determined to be within the scope of FIN No. 45.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, there exists a Director and Officer insurance policy that may limit the Company’s exposure and enable us to recover a portion of any future amounts paid. As a result of the insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

When as part of an acquisition, the Company acquires all of the assets and liabilities or all of the stock of a company, the Company assumes the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments that could be required to be made by the Company for such obligations is undeterminable at this time. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

In connection with most of the Company’s acquisitions, the Company enters into local marketing agreements for specified periods of time, usually six months or less, whereby the Company indemnifies the owner and operator of the television station, their employees, agents and contractors from liability, claims, and damages arising from the activities of operating the television station. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. The Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Operating Leases

The Company leases office space, vehicles, antennae sites, studio and other operating equipment under noncancelable capital and operating lease arrangements expiring through 2007. Charges to operations for such leases aggregated $0.9 million, $0.6 million and $0.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Future minimum lease payments under these leases are as follows at December 31, 2002:

Operating lease obligations
2003	$920
2004	870
2005	656
2006	563
2007	557
Thereafter	6,115

$9,681

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the Company’s financial condition or results of operations.

12.    Employment Matters

As of December 31, 2002, some of Nexstar’s employees are covered by collective bargaining agreements. The Company believes that employee relations are satisfactory, and Nexstar has not experienced any work stoppages at any of its facilities. However, there can be no assurance that Nexstar’s collective bargaining agreements will be renewed in the future or that the Company will not experience a prolonged labor dispute, which could have a material adverse effect on Nexstar’s business, financial condition, or results of operations.

Nexstar has established retirement savings plans under Section 401(k) of the Internal Revenue Code (the “Plans”). The Plans cover substantially all employees of Nexstar and Mission who meet minimum age and service requirements, and allow participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plans may be made at the discretion of Nexstar and Mission. Through December 31, 2002, Nexstar had elected not to make such contributions, except where required to do so under the terms of specific union labor contracts. There were no mandatory amounts contributed pursuant to labor contracts for the years ended December 31, 2002 and 2001. A mandatory amount of $0.03 million was contributed pursuant to labor contracts for the year ended December 31, 2000.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

13.    Unaudited Quarterly Data:

	Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Net revenue	$28,322	$31,521	$31,690	$42,306
Operating income	1,296	4,445	3,939	11,758
Net income (loss)	(34,624)	(5,182)	(6,445)	(6,053)
Basic and diluted loss per common unit
Net loss	$(5.58)	$(0.84)	$(1.04)	$(0.97)
Accretion of Series AA Preferred	$(0.30)	$(0.30)	$(0.31)	$(0.33)
Net loss attributable to common unitholders	$(5.88)	$(1.14)	$(1.35)	$(1.30)

	Quarter Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Net revenue	$25,605	$28,045	$24,862	$32,217
Operating income (loss)	(1,777)	1,477	(1,974)	2,334
Net loss	(11,351)	(11,003)	(11,110)	(7,159)
Basic and diluted loss per common unit
Loss	$(2.67)	$(2.52)	$(2.03)	$(1.16)
Accretion of Series AA Preferred	$—	$—	$(0.19)	$(0.28)
Net loss attributable to common unit holders	$(2.67)	$(2.52)	$(2.22)	$(1.44)

14.    Valuation and Qualifying Accounts

Allowance for Doubtful accounts	Balance at beginning of period	Charged to operations	Deductions	Balance at end of period
Year ended December 31, 2000	$352	$346	$(283)	$415
Year ended December 31, 2001	415	438	(363)	490
Year ended December 31, 2002	490	647	(477)	660

15.    Subsequent Events

On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with a subsidiary of LIN Television Corporation, the current owner of KRBC and KACB, located in Abilene and San Angelo, Texas, pending the sale of the stations to Mission. The local marketing agreement commenced on January 1, 2003. Following FCC consent to the transaction, Mission will purchase substantially all of the assets of the stations for $10.0 million. Pursuant to the terms of the purchase and sale agreement, Mission made a down payment of $1.5 million against the purchase price in December 2002, which has been included in noncurrent assets as of December 31, 2002.

On December 30, 2002, Nexstar entered into a purchase agreement and local marketing agreements with two subsidiaries of Morris Multimedia, Inc., the current owner of KARK, Little Rock, Arkansas and WDHN, Dothan, Alabama. The local marketing agreements commenced on February 1, 2003. Following FCC consent to the transaction, Nexstar will complete the acquisition of the stations for total consideration of $91.5 million. Pursuant to the terms of the agreement, Nexstar made a down payment of $40.0 million against the purchase price on January 31, 2003.

NEXSTAR BROADCASTING GROUP, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On February 13, 2003, Nexstar and Mission obtained new senior credit facilities. The facilities consist of $185.0 million in term loans (Nexstar—$130.0 million and Mission—$55.0 million) and $80.0 million in revolvers (Nexstar—$50.0 million and Mission—$30.0 million). The Company used the proceeds from the term loan to refinance its existing senior credit facilities, pay related debt financing costs and provide additional working capital. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of March 27, 2003, Mission had drawn $1.6 million on its revolver and Nexstar had no borrowing outstanding under its revolver. The refinancing of the existing senior credit facilities resulted in the write-off of $5.8 million in debt financing costs during the first quarter of 2003.

On March 18, 2003, Nexstar Holdings entered into an agreement to issue $130.0 million principal amount at maturity of Senior Discount Notes (“New Discount Notes”) at a price of 57.442%. The New Discount Notes mature on April 1, 2013. Each New Discount Note will have an accreted value at maturity of $1,000. The New Discount Notes will not begin to accrue cash interest until April 1, 2008 with payments to be made every six months in arrears on April 1 and October 1. They are generally unsecured senior obligations effectively subordinated to all of Nexstar’s senior secured debt and are structurally subordinated to Nexstar’s Notes. The transaction closed on March 27, 2003.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Nexstar Broadcasting Group, Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Nexstar Broadcasting Group, Inc. (the “Company”) at June 30, 2003, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

September 11, 2003

NEXSTAR BROADCASTING GROUP, INC.

BALANCE SHEET

June 30, 2003

Assets
Investment in Series D-1 membership interests of Nexstar Broadcasting Group L.L.C, at cost	$1,256,470

Total assets	$1,256,470

Stockholders’ Equity
Stockholders’ equity:
Class A common stock: par value $.01 per share, 1 share authorized, issued and outstanding	$—
Class B common stock: par value $.01 per share, 36,988 shares authorized, issued and outstanding	370
Additional paid-in capital	1,256,100

Total stockholders’ equity	$1,256,470

The accompanying note is an integral part of this financial statement.

NEXSTAR BROADCASTING GROUP, INC.

NOTE TO FINANCIAL STATEMENT

1.    Organization and Business Operations

Nexstar Broadcasting Group, Inc., a Delaware corporation, (formerly known as Nexstar Equity Corp.) was formed and capitalized on May 17, 2001 (the “Company”). The Company was formed for the purpose of holding membership interests issued by Nexstar Broadcasting Group, L.L.C. on behalf of purchasers of the discount notes described below. The Company was capitalized with $1,256,470 from the sale of the units described below, which was used to purchase 43,183 Series D-1 membership interests of Nexstar Broadcasting Group, L.L.C., which membership interests are the Company’s only assets. Prior to the initial public offering of the Company, the capitalization of the Company consists of 1 share of Class A Voting Common Stock, par value $0.01 per share, and 36,988 shares of Class B Non-Voting Common Stock, par value $0.01 per share (“Class B common stock”).

On May 17, 2001, Nexstar Finance Holdings, L.L.C., then a subsidiary of Nexstar Broadcasting Group, L.L.C., and the Company completed the sale of 36,988 units (the “units”). Each unit consisted of one 16% senior discount note due 2009 (“discount notes”), $1,000 principal amount at maturity, and one share of Class B common stock having an equivalent fair value of 1.17 Series D-l membership interests of Nexstar Broadcasting Group, L.L.C. The proceeds from the sale of the Class B common stock was used to purchase 43,183 Series D-l membership interests of Nexstar Broadcasting L.L.C.

Concurrent with the closing of the initial public offering of the Company, the Company will merge with Nexstar Broadcasting Group, L.L.C., with the Company being the surviving corporation. In addition, the certificate of incorporation of the Company will be amended to revise the capital structure of the Company to create three classes of common stock: Class A common stock, par value $0.01 per share, which is entitled to one vote per share, Class B common stock, par value $0.01 per share, which is entitled to ten votes per share for all matters subject to approval and/or vote by the Company’s shareholders and Class C common stock, par value $0.01 per share, which is not entitled to vote. At the time of the merger, each holder of non-preferred membership interests in Nexstar Broadcasting Group, L.L.C. will receive a percentage of the Company’s common stock based on a distribution calculated to reflect the Nexstar Broadcasting Group, L.L.C. member’s economic interest.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Morris Multimedia, Inc.:

We have audited the accompanying combined balance sheet of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc. wholly owned subsidiaries of Morris Network, Inc., as of September 30, 2002 and the related combined statements of income, stockholder’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc., as of September 30, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/    KPMG LLP

Jacksonville, Florida

March 17, 2003

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED BALANCE SHEET

September 30, 2002

(in thousands)

Assets
Current assets:
Cash	$32
Accounts receivable, less allowance for doubtful accounts of $119	3,304
Program rights	353
Deferred income taxes	69
Other current assets	108

Total current assets	3,866

Property and equipment, net	4,740
Program rights	300
Goodwill, net	18,462
FCC licenses and network affiliations, net	5,086

Total assets	$32,454

Liabilities and Stockholder’s Equity
Current liabilities:
Payable to Parent	$18,239
Current portion of program rights payable	378
Accrued salaries and wages	414
Accrued expenses and other	811

Total current liabilities	19,842

Program rights payable	300
Deferred revenue	506
Deferred compensation	913
Deferred income taxes	2,178

Total liabilities	23,739

Commitments and contingencies (notes 5, 7, 8, and 9)
Stockholder’s equity:
Common stock	10
Paid in capital	16
Retained earnings	8,689

Total stockholder’s equity	8,715

Total liabilities and stockholder’s equity	$32,454

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF INCOME

Year ended September 30, 2002

(in thousands)

Broadcast revenue	$20,727
Barter revenue	834
Less commissions	(3,243)

Net revenue	18,318

Costs and expenses of operations:
Direct operating expenses	4,653
Selling, general and administrative	4,909
Barter expense	834
Management fees	3,112
Depreciation	1,065
Amortization	953

Total costs and expenses of operations:	15,526

Earnings before income taxes	2,792

Income taxes:
Current	1,354
Deferred	11

1,365

Net income	$1,427

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF STOCKHOLDER’S EQUITY

Year ended September 30, 2002

(in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Total
September 30, 2001	$10	$16	$7,262	$7,288
Net income	—	—	1,427	1,427

September 30, 2002	$10	$16	$8,689	$8,715

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF CASH FLOWS

Year ended September 30, 2002

(in thousands)

Operating activities:
Net income	$1,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,065
Amortization	953
Provision for doubtful accounts	78
Loss on sale of property and equipment	79
Deferred income tax provision	11
Changes in operating assets and liabilities:
Accounts receivable	(418)
Other current assets	(30)
Accrued salaries and wages	98
Accrued expenses and other	611
Deferred revenue	339
Deferred compensation	100

Net cash provided by operating activities	4,313

Investing activities:
Purchases of property and equipment	(2,627)
Proceeds from sale of property and equipment	3

Net cash used in investing activities	(2,624)

Financing activities—
Payments to Parent, net	(1,673)

Net increase in cash	16
Cash, beginning of period	16

Cash, end of period	$32

Supplemental cash flow disclosures:
Cash paid:
Income taxes paid	$1,354

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2002

(amounts in thousands, except per share data)

(1)    Summary of Significant Accounting Policies

(a)  Description of Business

United Broadcasting Corporation (an Arkansas Corporation), KARK-TV, Inc. (an Arkansas Corporation) and Morris Network of Alabama, Inc. (an Alabama Corporation) (the Companies) operate broadcast television stations consisting of the VHF Channel 4 NBC affiliate in Little Rock-Pine Bluff, Arkansas and the UHF Channel 18 ABC affiliate in Dothan, Alabama. KARK-TV, Inc., is a wholly owned subsidiary of United Broadcasting Corporation. United Broadcasting Corporation and Morris Network of Alabama are wholly-owned subsidiaries of Morris Network, Inc., a wholly-owned subsidiary of Morris Multimedia, Inc. (Parent).

(b)  Principles of Combination

The combined financial statements include all the accounts of the Companies. All significant intercompany balances and transactions have been eliminated in combination.

(c)  Revenue Recognition

The Companies operate in the broadcast industry. Revenue is primarily generated from the sale of television advertising time. Advertising revenue is billed to the customer and recognized when the advertisement is aired.

(d)  Trade and Barter Transactions

The Companies barter advertising time for certain program rights. These transactions are recorded at management’s estimate of the fair value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is recognized as the related spots are aired and the program contract rights are amortized based on the number of showings.

(e)  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f)  Program Rights

Program rights represent amounts paid or payable, to program suppliers for the limited right to broadcast the supplier’s programming and are recorded when available for use. Program rights are stated at the lower of unamortized cost or net realizable value. The assets and liabilities arising from program rights are recorded at cost with amortization, which is based on the number of showings, primarily equaling payments.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

(g)  Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

Buildings	40 years
Machinery and equipment	3 to 15 years
Furniture and fixtures	8 years
Leasehold improvements	Shorter of useful life or term of lease

(h)  Impairment of Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles of an entity be reviewed for impairment. If circumstances suggest that their values may be impaired, an assessment of recoverability is performed prior to any write-down of the assets. In performing the review for recoverability, the Companies estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. As of September 30, 2002, the Companies do not believe that any assets which are subject to SFAS No. 121 are impaired.

(i)  Intangible Assets

Goodwill

Cost in excess of the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

FCC Licenses and Network Affiliations

These assets represent the assigned value of FCC licenses and the affiliations between KARK-TV and NBC and WDHN-TV and ABC and are being amortized over 40 years.

(j)  Income Taxes

Income taxes of the Companies are calculated on a separate company basis and are recorded under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes federal and state taxes currently payable and deferred taxes arising from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

(k)  Concentration of Credit Risk

Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist primarily of accounts and notes receivable. Concentrations of credit risk with respect to accounts and notes receivable are limited due to the Companies’ large number of customers operating in different industries

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

throughout the Companies’ markets in Arkansas and Alabama, as well as throughout the country for national advertising. The Companies extend credit to its customers based on an evaluation of each customer’s financial condition and credit history and generally do not require collateral for accounts receivable. Management records an allowance for doubtful accounts to provide for estimated possible losses.

At September 30, 2002 approximately 29.0% of KARK-TV, Inc.’s gross accounts receivable related to customers serving the automobile and light truck industry.

(l)  Financial Instruments

Under SFAS No. 107, Fair Value Disclosures About Financial Instruments, the Companies are required to disclose the fair value of financial instruments, including off-balance sheet financial instruments, when fair value can be reasonably estimated. In the opinion of management, the carrying amounts of the Companies’ financial instruments, including cash, accounts receivable, accounts payable and due to Parent approximate fair values at September 30, 2002.

(m)  Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangibles, which requires, among other things, the discontinuance of goodwill amortization and includes provisions for reassessment of the useful lives of existing intangibles and the identification of reporting units for purposes of assessing future impairments of goodwill. SFAS No. 142 also requires the Companies to complete a two-step transitional goodwill impairment test, with the first step to be completed six months from the adoption date and the second completed no later than the end of the year of initial application. The Companies adopted SFAS No. 142 effective October 1, 2002. If the Companies had adopted SFAS No. 142 at the beginning of fiscal 2002, amortization in the accompanying combined statement of income would have been reduced by $953.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Companies are required to adopt SFAS No. 144 on October 1, 2002. The Companies do not expect adoption of this statement to have a material effect on the consolidated financial statements.

In November 2002, the FSAB issued interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 introduces new disclosure and liability recognition requirements for guarantees of debt that fall within its scope. The Companies have not yet determined the impact of FIN 45 on their financial position or results of operations.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

(2)    Property and Equipment

Property and equipment consists of the following as of September 30, 2002:

Land	$349
Buildings and improvements	1,235
Machinery and equipment	9,316
Furniture and fixtures	525

11,425
Less accumulated depreciation	6,685

Property and equipment, net	$4,740

(3)    Intangible Assets

Goodwill of $18,462 is net of accumulated amortization of $10,741 as of September 30, 2002. FCC licenses and network affiliations of $5,086 are net of accumulated amortization of $2,961 as of September 30, 2002.

(4)    Income Taxes

Income tax expense for the year ended September 30, 2002 consists of:

U.S. Federal	$1,133
State	232

$1,365

The Companies’ income tax expense differs from income taxes computed at statutory rates primarily as a result of amortization of intangibles, which is not deductible for federal income tax purposes. A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate follows for the year ended September 30, 2002:

Tax provision at U.S. statutory rate	34.0%
Increase in income:
State income taxes, net of federal benefit	5.4
Nondeductible amortization	9.1
Other	0.4

Effective tax rate	48.9%

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

Deferred income taxes for fiscal 2002 reflects the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences that create deferred tax assets and liabilities as of September 30, 2002 are detailed below:

Deferred tax assets:
Allowance for doubtful accounts	$45
Deferred compensation	390
Other, net	24

Total deferred tax assets	459

Deferred tax liabilities:
Tax over book depreciation	$668
Tax over book amortization	910
Book basis in excess of tax basis for property and equipment arising from acquisitions	990

Total deferred tax liabilities	2,568

Net deferred tax liabilities	$2,109

No valuation allowance has been recorded because the Companies believe the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(5)    Commitments and Contingencies

(a)  Operating Lease Commitments

The Companies lease certain real estate, machinery, and equipment under operating leases with various expiration dates. Rental expense under such agreements approximated $520 for the year ended September 30, 2002.

Minimum future lease payments under these operating leases at September 30, 2002 are as follows:

2003	$518
2004	506
2005	501
2006	491
2007	492

$2,508

(b)  Barter Commitments

The Companies have commitments consistent with levels in 2002 to exchange advertising time for certain programming rights through 2005.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

(c)  Guarantees

The Companies are guarantors of the Parent’s $45 million revolving credit facility and $40 million term note with seven banks, which have an aggregate outstanding balance of $44 million at September 30, 2002. In addition, 100% of the Companies outstanding common stock is pledged as security on these credit facilities.

(d)  Legal Proceedings

In August 2002, KARK-TV, Inc. was named in a lawsuit brought by the former lessor (the Claimant) of a building occupied by the station under a sublease that expired during 2002. The claim alleges that KARK-TV is responsible for repairs, renovation, asbestos, and mold abatement expenses required under the “good condition” clause of the sublease for the space occupied. In addition, the Claimant alleges additional required repairs and maintenance in the leased space not occupied by the subsidiary. With the exception of certain facility improvements that KARK-TV has agreed to and has a $211 reserve to cover, KARK-TV denies responsibility for the other assertions of the Claimant, as the building was otherwise returned to the lessor under the “normal wear and tear” provisions of the sublease. The total alleged claim has not been asserted, but the amount claimed is over $600. Management believes the lawsuit is without merit and intends to vigorously contest it. Additionally, in the opinion of management, the outcome of this matter will not have a material adverse effect on the Companies’ financial position or results of operations.

The Companies are a party to various other claims and legal proceedings in the ordinary course of business. While it is not feasible to predict or determine the final outcome of these proceedings, management believes that the resolution of pending claims and legal proceedings will not have a material adverse effect on the Companies’ financial position or results of operations.

(6)    Stockholder’s Equity

United Broadcasting Corporation has 100,000 shares of $0.01 par value common stock authorized and 1,000 shares issued and outstanding at September 30, 2002.

Morris Network of Alabama, Inc. has 1,000 shares of $10 par value common stock authorized, issued and outstanding at September 30, 2002.

(7)    Benefit Plans

The Companies participate in a profit-sharing plan sponsored by their Parent. The plan provides for contributions based on their net income as defined in the plan document, but not to exceed 15% of compensation paid to their employees. The Companies’ profit sharing contributions for the plan year ended September 30, 2002 were $74.

An officer of Morris Network, Inc. has an unfunded deferred compensation plan. Liabilities under the plan are based on a percentage of operating profits of certain subsidiaries of Morris Network, Inc., including KARK, plus interest on the accumulated liability, and are payable upon the officer’s termination of employment. KARK recorded compensation expense related to the plan of $40 in fiscal 2002 and has recorded its portion of the liability, $913, in the accompanying balance sheet as of September 30, 2002.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands, except per share data)

(8)    Related Party Transactions

The Parent provides certain management and accounting services as well as financing to the Companies, and the Companies are billed for management fees. The management fees are allocated to the Companies and other subsidiaries of Morris Multimedia, Inc. based on their relative proportion of overall revenues and estimated fair value of the entity, respectively. During the year ended September 30, 2002 the Companies recorded management fees of $3,112 charged by the Parent. In addition, at September 30, 2002, the Companies had advances payable to the Parent in the amount of $18,239.

(9)    Subsequent Event

In December 2002, Morris Network, Inc. and the Companies entered into a stock purchase agreement to sell 100% of the stock of the Companies to Nexstar Broadcasting, L.L.C. (Nexstar) and Time Brokerage Agreements (TBA) that will permit Nexstar to operate and retain the cash flow of the Companies for a period of six months. Upon commencement of the TBA, Nexstar paid Morris Network $40,000. Upon completion of the time brokerage agreement and the receipt of FCC consent to transfer the licenses of the two stations, the Companies will complete the sale of the two stations to Nexstar and Nexstar will pay additional final consideration of $50,000, or a total purchase price of $90,000, subject to certain conditions.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED BALANCE SHEET

June 30, 2003 (unaudited)

(in thousands, except per share data)

Assets
Current Assets:
Cash	$29
Program rights	193
Deferred income taxes	73
Due from Nexstar	137

Total current assets	432

Property and equipment, net	4,409
Program rights	210
Goodwill, net	18,462
FCC licenses and network affiliations, net	4,897

Total assets	$28,410

Liabilities and Stockholder's Equity
Current liabilities:
Payable to Parent	$14,635
Current portion of program rights payable	219
Accrued salaries and wages	137

Total current liabilities	14,991

Program rights payable	210
Deferred revenue	471
Deferred compensation	988
Deferred income taxes	2,145

Total liabilities	18,805

Commitments and contingencies
Stockholder’s equity:
Common stock	10
Paid in capital	16
Retained earnings	9,579

Total stockholder’s equity	9,605

Total liabilities and stockholder’s equity	$28,410

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF INCOME

Three and nine months ended June 30, 2003 (unaudited)

(in thousands, except per share data)

	For the three months ended	For the nine months ended
Broadcast revenue	$—	$7,819
Other revenue	1,660	2,810
Barter revenue	—	277
Less commissions	—	1,233

Net revenue	1,660	9,673

Cost and expenses of operations:
Direct operating expenses	984	3,409
Selling, general and administrative	608	2,576
Barter expense	—	277
Management fees	—	1,206
Depreciation	222	660

Total costs and expenses of operations	1,814	8,128

Earnings before income taxes	(154)	1,545
Income taxes:
Current	(55)	692
Deferred	—	(37)

Net income	$(99)	$890

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF CASH FLOWS

Nine months ended June 30, 2003 (unaudited)

(in thousands, except per share data)

Operating activities:
Net income	$890
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	660
Deferred income tax benefit	(37)
Changes in operating assets and liabilities:
Accounts receivable	289
Program rights	250
Due from Nexstar	(137)
Other current assets	(7)
FCC licenses and network affiliations	189
Program rights payable	(249)
Accrued salaries and wages	(127)
Accrued expenses and other	(360)
Deferred revenue	(35)
Deferred compensation	75

Net cash provided by operating activities	1,401

Investing activity:
Purchases of property and equipment	(329)

Financing activity:
Payments to Parent, net	(1,075)

Net decrease in cash	(3)
Cash, beginning of period	32

Cash, end of period	$29

Supplemental cash flow disclosures:
Cash paid:
Income taxes paid	$757

Non-cash financing activity:
Transfer of working capital to parent in connection with Nexstar acquisition	$2,462

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

June 30, 2003 (unaudited)

(amounts in thousands, except per share data)

(1)    Basis of presentation

The accompanying unaudited combined financial statements of United Broadcasting Corporation (an Arkansas Corporation), KARK-TV, Inc. its wholly owed subsidiary, (an Arkansas Corporation) and Morris Network of Alabama, Inc. (an Alabama Corporation) (the Companies) have been prepared in accordance with accounting principles generally accepted in the United States of America. They do not include certain information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarter ended June 30, 2003, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2003. United Broadcasting Corporation and Morris Network of Alabama, Inc. are wholly owned subsidiaries of Morris Network, Inc. a wholly owned subsidiary of Morris Multimedia, Inc.

These statements should be read in conjunction with the Companies’ audited combined financial statements and footnotes for the year ended September 30, 2002. The accounting policies used in preparing these combined financial statements are the same as those described in the audited combined financial statements, except for the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) Nos. 142 and 144 (see note 2 of the Notes to Combined Financial Statements).

On February 1, 2003, Nexstar Broadcasting Group, LLC (“Nexstar”) began operating the Companies under the terms of a time brokerage agreement (TBA). Accordingly, under the terms of the agreement Nexstar operates and retains the cash flows from the operations of the Companies. Other revenue for the period ended June 30, 2003 represents the reimbursement of the Companies operating expenses by Nexstar Broadcasting Group, L.L.C. The Companies also had amounts due from Nexstar under the TBA related to accrued salaries and wages of $137 as of June 30, 2003.

(2)    Adoption of New Accounting Standards

On October 1, 2002, the Companies adopted SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment-only approach. Under SFAS 142, goodwill and certain other intangible assets will be tested annually and whenever events or circumstance occur indicating that the intangibles might be impaired. As a result of this adoption, the Companies ceased to amortize approximately $23.5 million of goodwill and intangibles. The Companies would have recorded amortization on these amounts of approximately $238 during the quarter ended December 31, 2002.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement requires the Companies to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Companies are required to identify their reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of October 1, 2002. The Companies are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of October 1, 2002. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Companies would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The Companies have completed the initial step of this assessment and determined there was no impairment related to intangibles.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 (unaudited)

(amounts in thousands, except per share data)

The Companies also adopted SFAS No. 144 in the first quarter of fiscal 2003. Adoption of SFAS No. 144 did not materially impact the combined financial statements.

(3)     Related Party Transactions

The Parent provides certain management and accounting services as well as financing to the Companies, and the Companies are billed for management fees. The management fees are allocated to the Companies and other subsidiaries of Morris Multimedia, Inc. based on their relative proportion of overall revenues and estimated fair value, respectively. During the three and nine months ended June 30, 2003 the Companies recorded management fees of $ 0 and $1,206 respectively. In addition, at June 30, 2003, the Companies had advances payable to the Parent in the amount of $14,635.

An officer of Morris Network, Inc. has an unfunded deferred compensation plan. Liabilities under the plan are based on a percentage of operating profits of certain subsidiaries of Morris Network, Inc., including KARK, plus interest on the accumulated liability, and are payable upon the officer’s termination of employment. KARK recorded compensation expense related to the plan of $25 and $75 in the three and nine months ended June 30, 2003, respectively, and has recorded it’s portion of the liability, $988, in the accompanying balance sheet as of June 30, 2003.

(4)  Subsequent Event

On August 1, 2003, the TBA expired and Nexstar purchased 100% of the stock of the Companies for a total purchase price of $90,000.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Members of

Quorum Broadcast Holdings, LLC

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of changes in redeemable preferred and common units and members’ deficit and of cash flows present fairly, in all material respects, the financial position of Quorum Broadcast Holdings, LLC and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

As discussed in Note 17, the Company has restated its 2002 financial statements to record an additional valuation allowance for certain deferred tax assets.

/s/  PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

September 12, 2003, except as to Note 17,

    which is as of November 6, 2003

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	June 30, 2003 (unaudited)	December 31, 2002	December 31, 2001
Assets	(Restated)	(Restated)
Current assets
Cash and cash equivalents	$1,167	$9,254	$1,907
Accounts receivable, net of allowance for doubtful accounts of $275 and $600 for 2002 and 2001, respectively	11,808	13,076	14,042
Current portion of broadcast rights	5,877	8,681	9,356
Prepaid expenses and other current assets	585	964	931
Prepaid income taxes	330	330	—
Assets held for sale	7,007	—	—

Total current assets	26,774	32,305	26,236
Property and equipment, net	22,319	25,994	34,821
Broadcast rights, net of current portion	2,946	3,983	5,004
Goodwill, net	31,888	31,888	47,253
Other intangible assets, net	112,440	119,902	128,531
Other assets	132	101	88

Total assets	$196,499	$214,173	$241,933

Liabilities, Mandatorily Redeemable Preferred and Common Units and Members’ Deficit
Current liabilities
Income taxes payable	$90	$—	$413
Amounts due to related parties	1,233	1,143	691
Current portion of long-term debt	9,000	20,500	1,225
Current portion of broadcast rights payable	5,023	7,954	8,516
Accounts payable	2,445	2,043	2,928
Accrued expenses	2,087	2,235	1,863
Interest payable	238	386	1,101
Deferred tax liabilities	1,363	1,048	851
Liabilities held for sale	1,699	—	—

Total current liabilities	23,178	35,309	17,588
Broadcast rights payable, net of current portion	4,667	5,795	7,020
Convertible subordinated promissory notes, due to related parties	—	—	24,481
Long-term debt	134,450	130,763	147,153
Note payable to related party	2,000	2,000	2,000
Deferred tax liabilities	3,448	3,071	—
Deferred gain on sale of assets	7,844	8,061	8,833
Other noncurrent liabilities	860	2,002	2,302

Total liabilities	176,447	187,001	209,377

Commitments and contingencies (Note 13)

Mandatorily redeemable preferred and common units
Redeemable preferred units	100,851	93,471	44,553
Redeemable common units	7,905	7,905	14,270

Members’ deficit
Contributed capital	96,925	96,925	96,924
Accumulated deficit	(185,629)	(171,129)	(123,191)

Total members’ deficit	(88,704)	(74,204)	(26,267)

Total liabilities, mandatorily redeemable preferred and common units and members’ deficit	$196,499	$214,173	$241,933

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Six months ended June 30, 2003 (unaudited)	Six months ended June 30, 2002 (unaudited)	Year-ended December 31, 2002	Year-ended December 31, 2001	Year-ended December 31, 2000
	(Restated)	(Restated)	(Restated)
Revenue (excluding trade and barter)	$31,109	$30,019	$65,395	$58,967	$69,679
Less—commissions	3,717	3,915	8,531	7,506	9,677

Net broadcast revenue (excluding trade and barter)	27,392	26,104	56,864	51,461	60,002
Trade and barter revenue	3,176	2,976	6,155	6,009	6,515

Total net revenue	30,568	29,080	63,019	57,470	66,517

Operating expenses:
Direct operating expense (exclusive of depreciation and amortization, shown separately below)	7,267	6,903	15,558	12,584	12,138
Selling, general and administrative expense (exclusive of depreciation and amortization, shown separately below)	11,824	11,841	23,701	22,456	23,123
Amortization of broadcast rights	3,755	4,138	8,391	8,069	9,207
Depreciation and amortization	7,902	8,390	17,056	25,810	25,733

Total operating expenses	30,748	31,272	64,706	68,919	70,201

Loss from continuing operations	(180)	(2,192)	(1,687)	(11,449)	(3,684)
Other income (expenses)	1,329	1,019	1,140	(3,341)	126
Interest expense, net, including amortization of debt financing fees	(6,962)	(10,436)	(25,877)	(19,436)	(22,534)

Loss from continuing operations before income taxes	(5,813)	(11,609)	(26,424)	(34,226)	(26,092)
Income tax expense	(782)	(2,950)	(3,001)	(1,562)	(373)

Loss before discontinued operations and cumulative effect of change in accounting principle, net of tax	(6,595)	(14,559)	(29,425)	(35,788)	(26,465)
Loss from discontinued operations, net of tax (Note 15)	(525)	(692)	(1,313)	(2,963)	(2,844)
Cumulative effect of change in accounting principle, net of tax (Note 2)	—	(16,051)	(16,051)	—	—

Net loss	$(7,120)	$(31,302)	$(46,789)	$(38,751)	$(29,309)

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND COMMON UNITS AND MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(in thousands except unit amounts)

	Redeemable Series A Preferred		Redeemable Series B Preferred		Redeemable Class E		Class A		Class B		Class C		Class D		Accumulated deficit	Total members’ equity (deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance December 31, 1999	—	$—	—	$—	—	$—	86,269	$86,269	10,461	$10,461	276	$171	40	$25	$(45,232)	$51,694
Issuance of Class E units	—	—	—	—	4,833	5,685	—	—	—	—	—	—	—	—	—	—
Issuance of Class E units upon conversion of convertible notes payable	—	—	—	—	268	315	—	—	—	—	—	—	—	—	—	—
Issuance of Series A Preferred units, net of issuance costs of $242	37,900	32,215	—	—	—	—	—	—	—	—	—	—	—	—	(242)	(242)
Issuance of Series A Preferred units upon conversion of convertible notes payable, net of issuance costs of $13	2,100	1,785	—	—	—	—	—	—	—	—	—	—	—	—	(13)	(13)
Accretion to redemption value of Series A Preferred units	—	3,244	—	—	—	—	—	—	—	—	—	—	—	—	(3,244)	(3,244)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(29,309)	(29,309)

Balance December 31, 2000	40,000	37,244	—	—	5,101	6,000	86,269	86,269	10,461	10,461	276	171	40	25	(78,040)	18,886
Issuance of Class E units	—	—	—	—	11,337	9,179	—	—	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	1	1	—	1
Repurchase of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	(7)	(3)	—	(3)
Adjustment to redemption value of Class E units	—	—		—	—	(909)	—	—	—	—	—	—	—	—	909	909
Accretion to redemption value of Series A Preferred units	—	7,309	—	—	—	—	—	—	—	—	—	—	—	—	(7,309)	(7,309)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,751)	(38,751)

Balance December 31, 2001	40,000	44,553	—	—	16,438	14,270	86,269	86,269	10,461	10,461	276	171	34	23	(123,191)	(26,267)
Issuance of Series B and Class E units	—	—	5,000	2,746	4,111	2,254	—	—	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	3	2	—	2
Repurchase of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	(1)	(1)	—	(1)
Issuance of Series B Preferred units, upon conversion of convertible subordinated promissory notes	—	—	31,057	31,057	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	5,347	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	(8,619)	—	—	—	—	—	—	—	—	8,619	8,619
Accretion to redemption value of Series A Preferred units	—	8,393	—	—	—	—	—	—	—	—	—	—	—	—	(8,393)	(8,393)
Accretion to redemption value of Series B Preferred units	—	—	—	1,375	—	—	—	—	—	—	—	—	—	—	(1,375)	(1,375)
Net loss (Restated)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(46,789)	(46,789)

Balance December 31, 2002 (Restated)	40,000	$52,946	36,057	$40,525	20,549	$7,905	86,269	$86,269	10,461	$10,461	276	$171	36	$24	$(171,129)	$(74,204)

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended		Year ended December 31 2002	Year ended December 31 2001	Year ended December 31 2000
	June 30 2003	June 30 2002
	(unaudited)
	(Restated)	(Restated)	(Restated)
Cash flows from operating activities:
Net loss excluding discontinued operations	$(6,595)	$(30,610)	$(45,476)	$(35,788)	$(26,465)
Adjustments to reconcile net loss to net cash provided by (used for) continuing operating activities:
Loss on sale and disposal of fixed assets	—	464	1,729	310	142
Depreciation	3,949	4,317	8,911	9,567	9,941
Amortization of intangible assets	3,953	4,074	8,147	16,232	15,791
Amortization of debt financing fees	484	652	918	418	493
Amortization of broadcast rights (excluding barter)	1,530	1,903	3,755	3,364	3,874
Payments for broadcast rights	(1,601)	(1,947)	(3,758)	(3,303)	(4,143)
Cumulative effect of change in accounting principle, net of tax	—	16,051	16,051	—	—
Effect of accounting for derivative instrument	(1,331)	(1,098)	(1,098)	2,429	—
Noncash interest expense	—	3,587	12,268	494	4,508
Changes in assets and liabilities:
Accounts receivable	(525)	(739)	596	1,728	(461)
Prepaid income taxes	—	(46)	(330)	—	—
Income taxes receivable	—	—	—	511	481
Prepaid expenses, other current assets and other assets	318	(1,379)	(68)	201	(217)
Payment for affiliation agreement	—	—	—	(1,006)	—
Amounts due to related parties	90	—	452	18	117
Accounts payable	776	(302)	(799)	1,219	(1,095)
Accrued expenses	197	867	396	(994)	(108)
Interest payable	2,339	1,459	3,547	(9,018)	6,482
Deferred taxes	692	2,990	3,268	688	(109)
Other noncurrent liabilities and deferred gain on sale of assets	(27)	536	26	(426)	(15)
Income taxes payable	90	(453)	(413)	—	—

Net cash provided by (used for) continuing operating activities	4,339	326	8,122	(13,356)	9,216

Cash flows from investing activities:
Cash paid for Wolf Mountain purchase option	—	—	—	—	(319)
Proceeds from sale of assets	—	433	952	19,925	—
Capital expenditures	(1,917)	(1,818)	(3,582)	(1,502)	(4,459)

Net cash (used for) provided by investing activities	(1,917)	(1,385)	(2,630)	18,423	(4,778)

Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	47,575	12,000
Payment of long-term debt	(10,300)	(1,495)	(1,495)	(74,485)	(49,730)
Proceeds from revolver borrowings	—	760	—	—	—
Proceeds from convertible subordinated promissory notes	—	—	—	19,653	5,600
Payment of convertible subordinated promissory notes	—	—	—	—	(5,000)
Payment of debt financing fees	(103)	(1,531)	(1,531)	(1,115)	(1,279)
Proceeds from senior discount notes	—	—	—	21,168	—
Payment of senior note	—	—	—	(28,175)	—
Proceeds from members’ contributions	—	2	2	1	—
Repurchase of common units	—	(1)	(1)	(3)	—
Proceeds from issuance of redeemable preferred units	—	2,746	2,746	—	37,645
Proceeds from issuance of redeemable common units	—	2,254	2,254	9,179	—

Net cash provided by (used for) financing activities	(10,403)	2,735	1,975	(6,202)	(764)

Increase (decrease) in cash and cash equivalents from continuing operations	(7,981)	1,676	7,467	(1,135)	3,674
Net cash and cash equivalents used by discontinued operations	(106)	(221)	(120)	(694)	(1,863)
Cash and cash equivalents, beginning of period	9,254	1,907	1,907	3,736	1,925

Cash and cash equivalents, end of period	$1,167	$3,362	$9,254	$1,907	$3,736

Supplemental disclosure of cash flow information:
Cash paid during the period for interest			$11,858	$31,980	$15,716

Cash paid during the period for income taxes			$477	$477	$687

Supplemental disclosure of noncash financing activities:
Conversion of convertible promissory notes payable and interest to preferred units			$31,057	$—	$2,100

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business Operations

Quorum Broadcast Holdings, Inc. (“QBH”) was incorporated on July 16, 1997 in the State of Delaware for the sole purpose of acquiring 100% of the outstanding capital stock of Petracom Holdings, Inc. (“Petracom Holdings”) through its wholly-owned subsidiary PHI Acquisition, Inc. (“PHI Acquisition”) under a purchase agreement dated September 30, 1997. The purchase of Petracom Holdings was consummated on May 15, 1998 (the “Petracom Acquisition”) at which time PHI Acquisition merged with and into Petracom Holdings and changed its name to Quorum Broadcasting Company, Inc.

Quorum Broadcast Holdings, LLC (“Quorum”) was organized as a Limited Liability Company on December 22, 1998 in the State of Delaware for the sole purpose of holding 100% of the outstanding capital stock of QBH under a plan of reorganization dated April 15, 1999 (the “Reorganization”), with each shareholder of QBH receiving as consideration an equivalent number of ownership units in Quorum. The Reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all prior periods have been restated to reflect the exchange of common stock for member units.

Quorum currently owns, operates and programs, through its subsidiaries, six Fox Broadcasting Company (“Fox”) affiliated television stations, one television station affiliated with the Columbia Broadcasting Systems (“CBS”), one television station affiliated with the American Broadcasting Company, Inc. (“ABC”), two stations affiliated with the National Broadcasting Company (“NBC”) and one independent station. Additionally, Quorum programs one Fox affiliated television station under a local marketing agreement (Note 3). Through Mission Broadcasting of Amarillo, Inc. (“Mission”) and VHR Broadcasting, Inc. (“VHR”), Quorum has Shared Services Agreements (“SSA”) and Joint Sales Agreements (“JSA”) with one ABC-affiliated television station, one CBS-affiliated television station, and one Fox-affiliated television station and one independent television station. In addition, Quorum has an SSA and JSA with one NBC-affiliated television station (Note 4). Quorum and its subsidiaries, and Mission and VHR, are collectively referred to as the “Company” herein.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of stations, regulate the equipment used by television stations, adopt regulations to carry out the provision of the Communications Act, and impose penalties for violation of such regulations.

The Company, which has a highly leveraged structure, has incurred significant losses and has a members’ deficit at December 31, 2002. Further, the Company has a working capital deficit of $3.0 million at December 31, 2002 and has no access to additional borrowing capacity under its amended debt structure (Note 8). As of June 2003, the Company is required to make principal payments totaling $3.0 million and $110.0 million in 2003 and 2004, respectively. Management believes that, taken together, its current cash balances and internally generated cash flow should result in the Company having adequate cash resources to meet its debt service and other financial obligations for at least the next twelve months from the balance sheet date. On June 30, 2003, the Company defaulted on certain financial and nonfinancial debt covenants and subsequently obtained bank waivers for these violations and has modified future covenants through September 30, 2004 (Note 15). The Company’s future compliance with its financial covenants is dependent on management’s ability to meet its forecasts, which is dependent on management’s ability to control operating costs and increase revenue. The Company has developed a plan to increase revenue and control operating costs, however, there can be no assurance that the plan will be achieved or additional funds will be available, if needed. Management believes it is probable the

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Company will meet all of its covenants through September 30, 2004. Absent waivers, certain bank debt would have been in default and approximately $134.4 million of long-term bank debt would have been reclassified as a current liability as of June 30, 2003.

Beyond 2003, the Company’s cash requirements for debt service and ongoing operations are substantial. Debt repayment obligations are significant in 2004 (Note 8). The Company’s forecasts indicate that the Company will be unable to generate enough cash flow from operations to pay these debt obligations. Absent the sale of WTVW (Note 15) or the merger of Quorum’s subsidiaries with Nexstar Broadcasting Group, Inc. (Note 15), the Company will be dependent on its ability to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements or obtain equity infusions to fund future cash requirements. There is no assurance that the Company will be able to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements, obtain an equity infusion or remain in compliance with its covenant requirements. In the event the Company’s operations are not profitable or do not generate sufficient cash to fund the business, the Company may fail to comply with its restrictions, obligations and covenants under the debt agreements, which could result in a default. A default could result in the Company’s lenders requiring immediate repayment and limiting the availability of additional borrowings. If this occurs the Company will have to find other sources of capital and substantially reduce its operations. In addition, the Company may not be able to obtain additional financing on terms favorable to the Company, if at all. If adequate funds are not available or are not available on terms favorable to the Company, the Company’s business, results of operations and financial condition could be materially and adversely affected.

The consolidated interim financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company’s audited financial statements for the year ended December 31, 2002 are included herein, which include all such information and disclosures. In the opinion of management, the unaudited consolidated interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to summarize fairly the financial position, results of operations and cash flows of the Company for the periods presented. The interim results of operations are not necessarily indicative of the results to be expected for the full year.

2.    Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Quorum and its wholly-owned subsidiaries and independently-owned entities VHR and Mission. VHR and Mission are separate entities each 100% owned by independent third parties. Collectively, these entities own, operate and program the following television stations: KOLR-TV, KAMC-TV, KHMT-TV, KCPN-LP and KCIT-TV. Quorum does not own VHR, Mission or these television stations, but it has entered into various management and service arrangements with them. Mission and VHR continue to control and maintain complete responsibility for their respective stations’ programming, finances, personnel and operations in order to comply with FCC regulations. In addition to providing certain services to the television stations, Quorum guarantees VHR’s and Mission’s combined debt (Note 8). Additionally, the owners of each entity have granted to Quorum a purchase option on each entity to acquire the assets of each entity at a price pursuant to the terms of the option agreement. As a result of the service arrangements, the debt guarantees and the option agreements with Mission and VHR, Quorum is deemed to have a controlling financial interest in Mission and VHR under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. Accordingly, as a result of Quorum’s controlling financial

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

interest in Mission and VHR, the financial results of operations of these entities have been consolidated with those of Quorum in these consolidated financial statements. Because the relevant entities have a net asset deficit and there is no binding obligation on the VHR or Mission shareholders to make good on the deficit, their interest in the results of operations and share of net assets have not been recognized.

All significant intercompany accounts and transactions have been eliminated in consolidation. Unless otherwise noted, all dollars are in thousands.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results could differ from those estimates.

Revenue Recognition

Advertising revenues, which include network compensation, are recognized in the period during which the time spots are aired. Revenue from other sources, which includes income from production as well as advertising on the Company’s web sites, are recognized in the period during which the goods or services are provided and when collectibility is reasonably assured. Revenue from other sources amounted to 3%, 2% and 1% of total net revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Trade Transactions

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. The Company recorded $1.8 million, $1.4 million and $1.3 million of trade revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash and Barter Broadcast Rights and Broadcast Rights Payable

Broadcast rights, primarily in the form of syndicated programs and feature film packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. The Company recorded $5.7 million, $5.8 million and $6.5 million of barter revenue and expense for the years ended December 31, 2002, 2001 and 2000, respectively.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and investments with an original maturity when purchased of three months or less.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality securities with maturities less than three months. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 2002 and 2001. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company’s accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or groups of customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Property and Equipment

Property and equipment is stated on the basis of cost or estimated fair value at the date of acquisition. Major renewals and betterments are capitalized and repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.

Intangible Assets

Intangible assets include FCC licenses, network affiliation agreements, and goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to July 1, 2001 ceased on January 1, 2002.

SFAS No. 142, requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment by comparing the fair value of a station with its carrying amount and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company’s fiscal year. The Company completed the first step of the impairment test using the discounted cash flow method to estimate the fair value of its stations. The valuation assumptions used in the discounted cash flow model reflected anticipated future operating results and cash flow based on its business plan. As a result of this test the Company identified certain stations that required additional testing for impairment of goodwill. The second test resulted in an impairment loss of $15.4 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle. During each year ended December 31, 2001 and 2000, respectively, the Company incurred goodwill amortization expense of $4.1 million and $3.9 million.

FCC licenses were tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a station by station basis as of January 1, 2002. The fair value of each station was determined using the discounted cash flow valuation method, assuming a hypothetical start-up whose only asset is the FCC license. The test resulted in an impairment loss of $0.7 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents certain financial information assuming that amortization expense associated with goodwill and FCC licenses was excluded for all periods presented:

	2002	2001	2000
	(dollars in thousands)
	(Restated)

Net loss	$(46,789)	$(38,751)	$(29,309)
Add:
Goodwill amortization, net of tax	—	4,072	3,907
Indefinite-lived intangibles amortization, net of tax	—	2,772	2,806

Net loss—as adjusted	$(46,789)	$(31,907)	$(22,596)

The Company tests the impairment of its goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, or by adverse changes to Federal Communications Commission ownership rules, among others.

There was no additional impairment of FCC licenses and goodwill at December 31, 2002. As of June 30, 2003 the Company did not identify any triggering events for an impairment assessment.

Long-Lived Assets

The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized.

Debt Financing Fees

Debt financing fees represent costs incurred in obtaining long-term financing. These costs are expensed as interest over the lives of the related loans using the effective interest method.

Derivative and Hedging Activities

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge criteria are met. The Company uses derivative instruments to manage exposure to interest rate risks. The Company’s objective for holding derivatives is to minimize its interest rate risk.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximate fair value due to their short-term nature. The fair value of derivative financial instruments were obtained from financial institution quotes. The interest rates on substantially all of the Company’s bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of the Company’s short-term and long-term borrowings also approximate fair value.

Income Taxes

Quorum is an LLC that is treated as a partnership for income tax purposes. No provision for income taxes is required by Quorum as its income and expenses are taxable to or deductible by its members. VHR, Mission and Quorum’s wholly-owned corporate subsidiaries are subject to income taxes and account for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 totaled $1.6 million, $1.6 million and $2.0 million, respectively.

Recently Issued Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143 “Accounting or Asset Retirement Obligation” (“SFAS No. 143”). SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement costs of tangible long-lived assets and associated asset retirement costs and is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of the new standards to have a material impact on its results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to certain existing pronouncements that are not substantive in nature. The Company adopted SFAS No. 145 effective for the year ended December 31, 2002 and as a result has reclassified $0.2 million, $0.5 million and $4.5 million, respectively, of extraordinary loss from refinancing of credit facilities to interest expense for the years ended December 31, 2002, 2001 and 2000.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also requires that

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS  No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect that the adoption of SFAS No. 146 will have a material impact on the financial position or results of operations of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. Quorum guarantees the term debt of Mission and VHR. Mission and VHR also guarantee Quorum’s debt.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.” This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46, is effective for variable interest entities created after January 31, 2003. The Company does not expect that the adoption of FIN No. 46 will have a material impact on the financial position or results of operations of the Company with respect to the accounting for Mission and VHR. The Company is however still currently evaluating the impact of accounting under FIN No. 46.

On April 30, 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (“SFAS No. 133”) “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company is currently evaluating the accounting impact of the adoption of the standard.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003. As of June 30, 2003, the Company has approximately $109 million of redeemable preferred and common interests that may be classified as a liability.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation which resulted in no changes to reported net loss.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

3.    Local Marketing Agreements

As part of the acquisition of KSVI, Quorum was assigned the right, title and interest in a local marketing agreement (“LMA”) with Wolf Mountain Broadcasting, owner of KHMT, a Fox affiliated television station in Billings, Montana (the “KHMT LMA”). In January 2002, VHR Broadcasting of Billings, LLC purchased KHMT from Wolf Mountain Broadcasting and assumed all rights under the LMA. Under the KHMT LMA, Quorum sells and collects the advertising revenues of KHMT and reimburses VHR Broadcasting of Billings LLC for operating expenses. In June 2000, Quorum paid $0.3 million to acquire an option to purchase the station assets of KHMT for $0.9 million. In January 2002, the exercise price of the option was reduced from $0.9 million to $0.6 million. The option will expire upon termination of the KHMT LMA in 2004.

4.    Joint Sales Agreement and Shared Services Agreement

On March 21, 2001, Quorum entered into a joint sales agreement (the “JSA”) with Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”) the licensee of a television station in El Dorado, Arkansas. The term of the JSA with Piedmont is 10 years and shall be extended automatically for two additional 10-year terms unless the agreement is otherwise terminated. Under the JSA, Quorum permits Piedmont to sell to advertisers all of the time available for commercial advertisements of the Quorum’s television station KARD in the related market. During the term of the JSA, Piedmont is obligated to pay Quorum a monthly fee as mutually agreed upon.

Piedmont is entitled to all revenues attributable to commercial advertisements sold by Piedmont. Piedmont is obligated to undertake the administration and servicing of all of the station’s contracts and other agreements, which provide for the sale and broadcast of advertising and related activities. All commissions to employees and agencies payable on account of advertising broadcast are paid by Piedmont. Quorum continues to maintain full control over the operations of its station, including programming, editorial policies, employees of Quorum and Quorum-controlled facilities.

Concurrent with the JSA, Quorum entered into a shared services agreement (the “SSA”) with Piedmont. Under the SSA, Quorum and Piedmont agreed to share the costs of certain services and procurements, which they individually require in connection with the ownership and operation of their respective stations. Under the SSA, Piedmont provides certain services as stated in the SSA. In consideration for the services provided to Quorum by Piedmont, Quorum pays a service fee as stated in the SSA.

For the year ended December 31, 2002, Quorum recognized revenue of $1.4 million pursuant to the JSA, net of service fees paid to Piedmont.

In connection with these agreements, on March 21, 2001, Quorum entered into a right of first refusal agreement with Piedmont. In the event that either Quorum or Piedmont receives a solicited or unsolicited bona fide offer for the acquisition of its station by a third party, the station owner shall abide by the mutually agreed upon terms and conditions as stated in the agreement. The exercise of this agreement will be permitted solely in accordance with the Communications Act and all applicable rules, regulations and policies of the FCC and is subject to prior FCC consent. The term of this agreement shall continue and be in effect for as long as the JSA shall be in effect.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

5.    Property and Equipment

Property and equipment consist of the following:

	Estimated useful life (years)	December 31,
		2002	2001
		(dollars in thousands)

Land and improvements	—	$2,626	$2,825
Transmission equipment	5	4,795	4,734
Buildings and improvements	15-39	12,195	13,236
Broadcasting equipment	3-5	32,330	36,214
Furniture and other equipment	5-7	6,224	7,040
Vehicles	5-7	1,642	1,618
Construction in progress	—	167	307

		59,979	65,974
Less—accumulated depreciation		(33,985)	(31,153)

Property and equipment, net		$25,994	$34,821

Depreciation expense recorded for the years ended December 31, 2002, 2001 and 2000 was $9.9 million, $10.5 million and $11.0 million, respectively. Depreciation expense recorded includes depreciation on assets of WTVW to be disposed of in 2003 of $0.9 million, $1.0 million, and $1.0 million for the years ended December 31, 2002, 2001 and 2000, respectively (see Note 15).

Sale of Towers

On May 11, 2001, the Company sold its telecommunications tower facilities for total net cash consideration of $21.1 million. The proceeds from the sale of the towers were applied to the outstanding loan amounts under the Term loan facility and the Revolving credit facility. The Company entered into an operating lease for tower space for 20 years. In 2001, the Company recorded a gain of $9.1 million on the sale, which has been deferred and is being recognized ratably over the lease term.

6.    Goodwill and Other Intangibles

	Estimated useful life (years)	December 31,
		2002	2001
		(dollars in thousands)

Network affiliation agreements	15 indefinite term of debt 1	$104,669	$104,669
FCC licenses		40,891	41,577
Debt financing costs		3,218	2,332
Other intangible assets		26,593	26,593

		175,371	175,171
Less: accumulated amortization		(55,469)	(46,640)

Intangible assets, net of accumulated amortization		119,902	128,531
Goodwill, net	indefinite	31,888	47,253

Intangible assets and goodwill		$151,790	$175,784

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Total amortization expense, including amortization of WTVW intangible assets, from definite-lived intangible assets (excluding debt financing costs) for the years ended December 31, 2002, 2001 and 2000 was $8.3 million, $9.7 million and $9.1 million, respectively. Amortization expense for WTVW was $182 and $305, for the years ended December 31, 2002 and 2001, respectively. The estimated useful life of network affiliations contemplates renewals of the underlying agreements based on the Company’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations of 15 years. The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2002 and 2001 was $32.0 million and $32.7 million, respectively. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets, excluding debt-financing costs, recorded on its books as of December 31, 2002 (dollars in thousands):

Year ending December 31,
2003	$7,895
2004	7,895
2005	7,895
2006	7,731
2007	7,675

7.    Convertible Subordinated Promissory Notes Due to Related Parties

On December 31, 1999, Quorum issued a convertible subordinated note (the “ABRY Note II”) of $1,500 to ABRY Broadcast Partners III, L.P. (“ABRY”). The indebtedness of the ABRY Note II was subordinated to the prior payment of the credit facilities and the Senior Note (as defined below). Quorum repaid the ABRY Note II on June 27, 2000 with funding provided by the refinancing of Quorum’s debt (Note 8). The amount paid equaled the original issue price plus accrued interest of $0.1 million.

In January 2000, Quorum issued a convertible subordinated note (the “ABRY Note III”) of $3.5 million to ABRY. The indebtedness of the ABRY Note III was subordinated to the prior payment of the credit facilities and the Senior Note. Quorum repaid the ABRY Note III on June 27, 2000 with funding provided by the refinancing of Company debt (Note 8). The amount paid equaled the original issue price plus accrued interest of $0.1 million.

On April 23, 2000, Quorum received a bridge loan of $2.1 million from an officer. On June 23, 2000, the loan (excluding accrued interest) was converted into 267.82 Class E units and 2,100 Series A Preferred units, respectively. Total interest expense accrued on this note amounted to $0.1 million at December 31, 2000. The interest is included in the interest payable amount as of December 31, 2002.

On April 30 and May 4, 2001, Quorum issued convertible subordinated notes (the “ABRY Note IV”) for $3 million and $22 million, respectively, to ABRY. Quorum, in conjunction with the subordinated debt issued 816.21646 and 5,985.59738 shares of Class E units valued at $0.8 million and $6.0 million, respectively. The notes were convertible only if Quorum did not repay the notes. As a result, Quorum also determined the value of the contingent beneficial conversion feature of the notes on the issuance date of $5.3 million. The discount on the ABRY Note IV arising from the allocation of proceeds to the Class E units was amortized to interest expense

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

over the term of the notes. The indebtedness of the ABRY Note IV was subordinated to the prior payment of credit facilities and the Senior Discount Notes (as defined below). The ABRY Note IV accrued interest at 15% per annum and was due on November 4, 2002. On November 4, 2002 the principle and unpaid interest accrued converted into Series B Preferred Units, and the contingent beneficial conversion feature of $5.3 million was recorded as interest expense.

8.    Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2002	2001
	(dollars in thousands)

Term loan facility	$78,712	$80,110
Revolving credit facility	44,603	44,700
Senior Discount Notes, including accrued interest of
$6,645 and $2,383, respectively	27,948	23,568

	151,263	148,378
Less—current maturities	(20,500)	(1,225)

	$130,763	$147,153

Revolving Credit Facility/Acquisition Credit Facility/Term Loan Facility

On April 16, 1999, the Company entered into a credit agreement (the “Credit Agreement”) for a $168 million term loan, $75 million acquisition credit facility and a $72 million revolving credit facility.

On June 23, 2000, the Company entered into the first amendment to the Credit Agreement. In connection with the amendment, the Company (i) repaid $40 million of the term loan, (ii) repaid $5 million of the ABRY Notes II and III, (iii) paid accrued interest of $196 on the ABRY Notes and (iv) paid an amendment fee of $0.6 million.

On May 4, 2001, the Company entered into the second amendment to the Credit Agreement. In connection with the amendment the Company (i) borrowed $22 million from ABRY (ABRY Note IV), (ii) repaid $20 million of the revolving credit facility and (iii) repaid $2 million of the term loan.

On May 15, 2001, the Company entered into the third amendment to the Credit Agreement. In connection with the amendment the Company (i) repaid $14.9 million of the term loan, (ii) repaid $10.6 million of the revolving credit facility, and (iii) borrowed $44.7 million under the revolving credit facility to pay down the Senior Note.

On February 28, 2002, the Company entered into the fourth amendment to the Credit Agreement which, in addition to resetting certain financial covenants, also restructured the scheduled principal maturities of the underlying debt.

All borrowings under the Credit Agreement bear interest at the lender’s base rate plus a percentage stipulated in the agreement. Interest is payable monthly. The revolving credit commitment is reduced in varying

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

quarterly installments beginning in March 2001 through December 2004. Based on the fourth amendment the Company can no longer borrow under the revolving credit facility. The acquisition credit facility terminated on December 31, 2000. The Company is required to pay a commitment fee to the lender on the unused portion of the revolving credit facility. The lender may require prepayments to principal based upon the meeting of certain cash flow criteria as defined in the Credit Agreement. Additionally, the Company may, at any time, prepay principal under the Credit Agreement, in whole or in part, without premium or penalty. Any scheduled payments or prepayments of the term loan may not be reborrowed. All borrowings under the Credit Agreement are secured by substantially all of the Company’s assets.

On June 30, 2003, the Company defaulted on certain financial and nonfinancial debt covenants and subsequently obtained bank waivers for these violations and has modified future covenants through September 30, 2004 (see Note 15).

Interest Rate Swap Agreements

The Company has used interest rate swap arrangements, not designated as hedging instruments under SFAS No. 133 Accounting for Derivative and Hedging Activities, as amended, to mitigate the impact of the variability in interest rates in connection with its variable rate senior credit facilities and fixed rate senior notes. As of December 31, 2002 and 2001, respectively, the Company held derivative instruments with a notional amount of $80 million and $100 million and the aggregate fair value of the instruments was a liability of $1.3 million and $2.4 million. Other (income) expense for the years ended December 31, 2002 and 2001 includes a gain of $1.1 million and loss of $2.4 million, respectively, from marking-to-market of these derivative instruments. These instruments terminated on June 13, 2003 (Note 15).

In February 2000, the Company terminated two interest rate swap agreements. In return, the Company received a payment of $3.1 million. The deferral of the gain has been amortized over the remaining period of the agreements through August 2001. At the same time, the Company entered into two interest rate swap agreements with notional amounts of $50 million each of which terminated on February 1, 2001. Under the agreements, the Company paid a fixed rate of 6.60% and received specified floating rates of interest. As of January 1, 2001, the amount of the cumulative effect of change in accounting principle from the adoption of SFAS No. 133 was not material.

Senior Note

In connection with the Petracom Acquisition on May 15, 1998, Quorum issued a note of $28.2 million (the “Senior Note”). The Senior Note matured on the third anniversary of the closing and accrued interest at 16%, compounded semiannually. The Senior Note was repaid on May 16, 2001.

Senior Discount Notes

On May 15, 2001, Quorum issued 15% discount notes for $25 million (the “Senior Discount Notes”), which will accrete to $51.5 million on May 15, 2006. Beginning on May 15, 2001 the Senior Discount Notes accrue interest at 15% per annum, which will be payable semiannually on November 15 and May 15 beginning on November 15, 2006. On November 15, 2006 the note calls for a mandatory redemption of $30.8 million. The remaining balance on the note is due May 15, 2009. In connection with the issuance of the Senior Discount Notes, Quorum issued 4,534.6359 Class E units valued at $4.5 million to the note holders. The discount on the

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Senior Discount Notes arising from the allocation of proceeds to the Class E units is being amortized to interest expense over the term of the notes. The proceeds from these notes were applied to the outstanding loan amounts under the Term loan facility and Revolving credit facility.

Debt Maturities

The aggregate undiscounted principal maturities of long-term debt are as follows (dollars in thousands):

2003	$20,500
2004	102,815
2005	—
2006	30,779
Thereafter	866

$154,960

9.   Mandatorily Redeemable Preferred Units

On June 23, 2000, Quorum issued Series A Redeemable Preferred Units (“Series A Preferred Units”). The holders of the Series A Preferred Units are not entitled to vote. Each Series A Preferred Unit accrues a 15% yield on a daily basis with a value which is equal to $1 per unit plus all accrued but unpaid dividends. On each semiannual period date (June 30 and December 31), the amount of the accrued but unpaid dividend shall be added to each Preferred Unit. Dividends accrue semiannually and will be paid upon redemption on June 23, 2010. Holders of Series A Preferred Units are entitled to a liquidation preference upon distribution, in accordance with the terms of the agreement of $57.6 million and $62 million at December 31, 2002 and June 30, 2003, respectively.

On May 4, 2001 Quorum authorized Series B Preferred Units (“Series B Preferred Units”). The holders of Series B Preferred Units are not entitled to vote. Each Series B Preferred Unit accrues a 15% yield on a daily basis with a value which is equal to $1 per unit plus all accrued but unpaid dividends. On each semiannual period date (June 30 and December 31), the amount of the accrued but unpaid dividend shall be added to each Preferred Unit.

Series A Preferred Units are redeemable at the option of Quorum or in the event of an occurrence of a change in control at the option of the stockholder at a current redemption price specified in the Preferred Unit agreement. Quorum is required to redeem all of the outstanding Series A Preferred Units at a price of $1 per unit plus all accrued but unpaid dividends, whether or not declared, which have accrued thereon on June 23, 2010.

For so long as the Series A Preferred Units are outstanding, Quorum is subject to various restrictive covenants including maintenance of a debt service ratio and limitations on certain issuances of debt, sales of stock or assets, acquisitions and certain other transactions. In the event of default, holders of the Series A Preferred Units may require Quorum to redeem immediately for cash all outstanding Series A Preferred Units at the current redemption price.

On February 28, 2002, Quorum issued, 5,000 Series B Preferred Units. In connection with the issuance Quorum issued 4,111 Class E redeemable units. The total proceeds on issuance were $5 million. The Series B Preferred Units and Class E Units were valued at $2.7 million and $2.3 million, respectively.

On November 4, 2002, Quorum issued 31,057 Series B Preferred Units upon conversion of the subordinated convertible promissory notes (see Note 7).

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

10.   Members’ Deficit

Distributions will be made to the holders of Quorum’s Class A, B, C, D and E in the following priority; first to holders of Preferred Units, second the holders of units of Class A, B and E, and third to the holders of units of Class C and D. A point system, as defined for each class of units in the restated certificate of incorporation, is utilized as the method of allocating the remaining distributions. The holders of Class A, B and E, as a single combined class, are entitled to vote with a number of votes equal to the number of points assigned to the units held by each holder.

Redemption of Class E

The holders of Class E units are entitled to require Quorum to redeem all of the outstanding Class E units at fair market value on or after June 23, 2010. The carrying value of the Class E units is recorded at redemption value at December 31, 2002.

11.   Income Taxes

The income tax (benefit) expense consists of the following (dollars in thousands):

	Year ended December 31,
	2002	2001
	(Restated)
Current
Federal	$—	$—
State	(267)	874

Total current	(267)	874

Deferred
Federal	3,105	—
State	163	688

Total deferred	3,268	688

Total tax expense	$3,001	$1,562

The income tax (benefit) expense differs from the U.S. federal statutory tax rate of 34% as a result of the following items:

	Year ended December 31,
	2002	2001
	(dollars in thousands)
	(Restated)
U.S. federal statutory tax rate, applied to loss before income taxes, of 34%	$(8,984)	$(11,469)
Nondeductible goodwill amortization	—	519
State taxes, net of federal benefit	(1,890)	(782)
Other permanent differences	45	68
Interest expense	2,696	691
Increase in valuation allowance	11,134	12,535

	$3,001	$1,562

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The deferred tax liabilities were comprised of the following:

	December 31,
	2002	2001
	(dollars in thousands)
	(Restated)
Assets
Net operating loss carryforwards	$37,806	$29,080
Amortization of intangible assets	11,009	6,380
Provision for doubtful accounts	91	179
Other	351	—
Unrealized derivative loss	532	970
Deferred tower sale gain	3,081	3,394

	52,870	40,003

Liabilities
Depreciation of property and equipment	(1,100)	(1,579)
Other	(83)	(2)
Amortization of intangible assets	(935)	—

	(2,118)	(1,581)
Less—valuation allowance	(54,871)	(39,273)

Deferred tax liabilities	$(4,119)	$(851)

At December 31, 2002, the Company has federal and state net operating carryforwards available of $95,771 and $108,872, respectively, to reduce future taxable income. These net operating loss carryforwards begin to expire in 2010 if not utilized.

The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized.

Prior to January 1, 2002, the Company recorded deferred tax liabilities relating to the difference in the book basis of goodwill and intangibles. The reversals of those deferred tax liabilities were utilized to support the recognition of deferred tax assets (primarily consisting of net operating loss carryforwards) recorded by the Company. As a result of the adoption of SFAS No. 142, those deferred tax liabilities will no longer reverse on a scheduled basis and can no longer be utilized to support the realization of deferred tax assets. Accordingly, during the year ended December 31, 2002, the Company recorded a net non-cash charge of $3,564 as part of its provision for income taxes to establish a valuation allowance against its deferred tax assets.

A corporation that undergoes a “change of ownership” pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. An ownership change occurred on May 15, 1998. The amount of the net operating loss at May 15, 1998 was approximately $7,700. The annual limitation on the use of the net operating loss is approximately $1,400. The Company estimates the limitation on the net operating loss will not have a material adverse impact on the Company’s financial position or results of operation. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a “change in ownership” for income tax purposes occurs, the Company’s ability to

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

use “pre-change losses” could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2001, could have a material adverse impact on the Company’s financial position or results of operations.

12.   Employee Benefits

On May 15, 1998, Quorum established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees of Quorum who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the 401(k) Plan may be made at the discretion of Quorum. Quorum has made contributions amounting to $132, $146 and $165 for the years ended December 31, 2002, 2001 and 2000, respectively.

Under a collective bargaining agreement Quorum contributes three percent (3%) of the gross monthly payroll of certain covered employees toward their pension benefits. Employees must have completed 90 days of service to be eligible for the contribution. Quorum’s contribution amounted to $18, $17 and $16 for the years ended December 31, 2002, 2001 and 2000, respectively.

13.   Commitments and Contingencies

Guarantor Arrangements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”), FIN No. 45 requires that a guarantor recognize, at the inception of a guarantee, ability for the fair value of the obligation undertaken by issuing the guarantee. FIN No. 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. The following is a summary of the Company’s agreements that have been determined to be within the scope of FIN No. 45.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that may limit the Company’s exposure and enable it to recover a portion of any future amount paid. As a result of the insurance policy, the Company believes the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Broadcast Rights Commitments

Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2002 (dollars in thousands):

2003	$885
2004	861
2005	527
2006	481
Thereafter	379

Future minimum payments for unavailable cash broadcast rights	$3,133

Unavailable program rights payable represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Leases

The Company has operating lease agreements for broadcast studios, office and tower space. Minimum required annual payments under noncancelable operating leases at December 31, 2002 are approximately as follows (dollars in thousands):

Operating leases
2003	$1,877
2004	1,877
2005	1,865
2006	1,905
2007	1,948
Thereafter	39,941

$49,413

Rent expense for the years ended December 31, 2002, 2001 and 2000 amounted to $1,850, $1,236 and $251, respectively.

Digital Conversion

FCC regulation required the Company to commence digital operations by May 1, 2002, in addition to continuing the Company’s analog operations, unless an extension of time was granted. The Company received extensions for all stations through July 2003 except WQRF and WFXV which did not require extensions because each station has not been issued a digital construction permit. The Company has commenced DTV operations for all stations other than WQRF and WFXV.

Midwest Holding Partnership (“MHP”) Subordinated Promissory Note

In connection with an acquisition, Quorum issued a subordinated promissory note to MHP. Under the terms of the note, upon a sale of the underlying assets acquired in the Midwest Holding acquisition, Quorum is obligated to pay MHP a range of payments not to exceed $7.3 million based upon the internal rate of return on the aggregate amount of equity contributions attributable to such assets. No related liability has been recorded as of December 31, 2002 as management estimates that the probability for any payment is remote.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

14.   Related Party Transactions

Operating expenses include reimbursement to ABRY for Quorum’s allocable share of operating expenses paid by ABRY for Quorum. These expenses approximated $18, $35 and $61 for the years ended December 31, 2002, 2001 and 2000, respectively, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

Quorum also pays ABRY a management fee for financial and other advisory services. Management fees to ABRY approximated $0.3 million for the years ended December 31, 2002, 2001 and 2000, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

In June 1998, the Company received a cash payment for the benefit of an officer of the Company related to the liquidation of a liability of a related entity. At December 31, 2002 and 2001, none and $79, respectively, of this cash receipt remains unpaid and is included in amounts due to related parties. No interest accrues or is payable by the Company on this amount.

VHR has debt outstanding with Victor Rumore of $2 million, which matures on September 30, 2007. The Company pays interest of 12.5% annually. $250 was paid for the years ended December 31, 2002 and 2001. VHR also paid compensation to Rumore of $165, $180, and $180 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expenses.

On January 2, 2002, the Company entered into a software sublicense agreement with VHR-ABS, LLC, an entity affiliated with Victor Rumore. The Company is required to make payments of $60 a year for use of the software.

Mission paid compensation to David Smith, the owner of Mission, of $40, $40, and $39 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling general and administrative expenses.

15.   Subsequent Events

Disposition of Assets and Liabilities

On April 1, 2003, Quorum entered into an agreement with GNS Media of Evansville, Inc. in which Quorum agreed to sell the assets of the television station WTVW in Evansville, Indiana for $44.0 million in cash. On September 5, 2003, the agreement was amended to reduce the purchase price to $43.0 million in exchange for extending the offer. Quorum expects the sale to consummate in November 2003 subject to FCC consent. As required by its Credit Agreement, Quorum will repay approximately $41.5 million of its outstanding debt under the Credit Agreement from the net proceeds of the sale. The carrying amounts of the assets and liabilities of the television station, as of June 30, 2003, are as follows (dollars in thousands):

Accounts receivable	$1,709
Broadcast rights	872
Other current assets	10
Property and equipment, net	1,379
Intangible assets, net	3,037

Total assets	$7,007

Accounts payable	$408
Broadcast payable	1,016
Accrued expenses	275

Total liabilities	$1,699

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The results of operations and cash flows presented in prior periods have been reclassified retroactively to reflect the results of operations and cash flows of WTVW as discontinued operations. Pursuant to EITF 87-24 interest expense related to the debt to be repaid from the net proceeds of the sale has been reclassified to discontinued operations.

Interest Rate Swap and Collar Agreements

On June 13, 2003 the interest rate swap agreements terminated (see Note 8). On the same date the Company entered into an interest rate collar agreement for a notional amount of $60 million through September 13, 2003 and $40 million from September 13, 2003 through December 13, 2004. Under the agreement the ceiling and floor interest rates are 2.5% and 0.88%, respectively.

Credit Facilities

On September 9, 2003, the Company amended its Credit Agreement to adjust certain financial covenants effective for the period ended June 30, 2003 and future periods because the Company was not in compliance with certain covenant ratios as of June 30, 2003. Based on the revised covenants, management believes it is probable the Company will meet all of its covenants through September 30, 2004. Based on the amended agreement, the Company will be required to make total principal payments of $3 million for the remaining two quarters of 2003 and $110 million during 2004. If the debt remains unpaid after December 31, 2003, additional interest will accrue commencing January 1, 2004. The total estimated additional interest through December 31, 2004 is approximately $800 based on current prevailing interest rates. The Company will be required to pay a contingent fee of approximately $1.2 million if the Company does not repay its debt in full by April 30, 2004.

Nexstar Transaction

On September 12, 2003, Quorum reached a definitive agreement to sell all of its subsidiaries to Nexstar Broadcasting Group, Inc. (“Nexstar”). On the same date, Quorum also entered into a management and consulting services agreement with Nexstar pursuant to which Nexstar will perform certain management functions for Quorum pending completion of the sale. Nexstar will receive no compensation under the agreement provided that the sale closes before March 31, 2004. Quorum will however reimburse Nexstar for any expenses incurred. After March 31, 2004, the agreement requires Quorum to pay a quarterly management fee to Nexstar equal to 50% of the cost savings to Quorum resulting from Nexstar’s performance of certain management functions.

16.   Valuation and Qualifying Accounts

Allowance for doubtful accounts roll forward:

	Balance at beginning of period	Charged in operations	Deductions	Balance at end of period
	(dollars in thousands)
Year ended December 31, 2002—allowance for doubtful accounts	$600	$620	$945	$275
Year ended December 31, 2001—allowance for doubtful accounts	512	992	904	600
Year ended December 31, 2000—allowance for doubtful accounts	192	937	617	512

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17.   Restatement

In connection with the adoption of SFAS No. 142 on January 1, 2002, the Company assessed the realizability of all deferred tax assets in future years and provided additional valuation allowance on certain assets that were no longer considered realizable. Management subsequently determined that the basis for assessing realizability of certain deferred tax assets on indefinite lived assets should not have included the benefit from deferred tax liabilities on certain other indefinite lived assets. As a result, the Company has restated its financial statements as of December 31, 2002 and for the twelve months ended December 31, 2002 and as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 to provide additional valuation allowance against certain of these deferred tax assets.

	Deferred Tax Liabilities	Total Members’ Deficit	Income Tax Benefit (Expense)	Net Loss
Balance at December 31, 2002
As previously reported	$1,048	$(71,133)	$70	$(43,718)
Adjustment to increase valuation allowance	3,071	(3,071)	(3,071)	(3,071)

As revised	$4,119	$(74,204)	$(3,001)	$(46,789)

Balance at June 30, 2002
As previously reported	$1,138		$(247)	$(28,599)
Adjustment to increase valuation allowance	2,703		(2,703)	(2,703)

As revised	$3,841		$(2,950)	$(31,302)

Balance at June 30, 2003
As previously reported	$1,363	$(85,256)	$(405)	$(6,743)
Adjustment to increase valuation allowance	3,448	(3,448)	(377)	(377)

As revised	$4,811	$(88,704)	$(782)	$(7,120)

10,000,000 Shares

Nexstar Broadcasting Group, Inc.

Class A Common Stock

Prospectus

                , 2003

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Lehman Brothers

UBS Investment Bank

RBC Capital Markets

Until             , 2003, all dealers that buy, sell or trade the Class A common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Nexstar in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$14,283
NASD filing fee	16,025
Nasdaq National Market listing fee	*
Printing and engraving costs	[	]
Legal fees and expenses	[	]
Accounting fees and expenses	[	]
Blue Sky fees and expenses	[	]
Transfer Agent and Registrar fees	[	]
Miscellaneous expenses	*

Total	[	]

*	To be supplied by amendment.

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article Fifth of our certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Article Fifth of our articles of incorporation also provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Nexstar against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The following is a summary of sales of securities by our subsidiaries during the past three years involving securities that were not registered under the Securities Act of 1933:

•	In November 1999 ABRY Broadcast Partners II, L.P., or ABRY II, purchased approximately $1.46 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., ABRY Broadcasting Partners III, L.P., or ABRY III, purchased approximately $1.46 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook, our President and Chief Executive Officer purchased approximately $77,200 of Series A-2 membership interests and approximately $760 of Series B-2 membership interests in Nexstar Broadcasting Group L.L.C.;

•	In December 1999 members of our management purchased approximately $22,800 of Series C-2 membership interests in Nexstar Broadcasting Group, L.L.C.

•	During 2000, members of our management also purchased approximately $10,100 of Series C-2 membership interests in Nexstar Broadcasting Group, L.L.C.;

•	In January 2001 ABRY II purchased approximately $7.3 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., ABRY III purchased approximately $7.3 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook purchased approximately $386,000 of Series A-2 membership interests and approximately $3,800 of Series B-2 membership interests in Nexstar Broadcasting Group L.L.C. Nexstar Broadcasting Group, L.L.C. also repurchased approximately $3,000 of Series C-2 membership interests from a former member of our management;

•	In May 2001, Nexstar Finance Holdings, L.L.C. issued Units consisting of $36.998 million aggregate principal amount at maturity of 16% Senior Discount Notes and Series B common stock issued by Nexstar Broadcasting Group, Inc. (then known as Nexstar Equity Corp.) to Banc of America Securities LLC, as initial purchaser. As part of the sale of the Units, Nexstar Broadcasting Group, L.L.C. issued Series D-1 membership interests to Nexstar Equity Corp. which in turn issued Series B common stock to purchasers of the Units. Pursuant to the reorganization, the Series B common stock issued in connection of the sale of the Units will be converted into shares of Class A common stock of Nexstar Broadcasting Group, Inc.;

•	In August 2001, BACI purchased $40 million of Series AA preferred membership interests in Nexstar Broadcasting Group, L.L.C. In connection with the purchase of the Series AA preferred membership interests, BACI also received Series D-2 membership interests in Nexstar Broadcasting Group L.L.C. In connection with the recapitalization, Nexstar Broadcasting Group, L.L.C. will be merged into Nexstar Broadcasting Group, Inc. As part of the reorganization, the Series D-2 membership interests owned by BACI will be converted into shares of Class C common stock issued by Nexstar Broadcasting Group, Inc. Part of the proceeds of the offering of the Class A common stock of Nexstar Broadcasting Group, Inc. will be used to redeem BACI’s Series AA preferred membership interests. In addition, ABRY II purchased approximately $7.7 million of Series A-2 interests in Nexstar Broadcasting Group, L.L.C., ABRY III purchased approximately $16.8 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook purchased approximately $645,000 of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C. and approximately $6,300 of Series B-2 membership interests in Nexstar Broadcasting Group, L.L.C.; and

•	In November 2001, ABRY III purchased $15 million of Series BB preferred membership interests issued by Nexstar Broadcasting Group, L.L.C. In May 2003, pursuant to the terms of the limited liability company agreement of Nexstar Broadcasting Group, L.L.C., all of the Series BB preferred membership interests were converted into Class A-2 common interests of Nexstar Broadcasting Group, L.L.C.

From inception to the date of this offering, we have not issued options. Upon completion of this offering, we will issue options to acquire 1,060,000 shares of our Class A common stock to certain employees. These options have exercise prices equal to the initial public offering price per share. The issuance of options will be made pursuant to Rule 701 promulgated under the Act.

Item 16.    Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.		Exhibit Index
1.1	*	Form of Underwriting Agreement

2.1	*	Form of Agreement of Merger among Nexstar Broadcasting Group, L.L.C., Quorum Broadcast Holdings, Inc. and Quorum Broadcasting Company, LLC

2.2	*	Form of Agreement of Merger among Nexstar Broadcasting Group, Inc., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Northeastern Pennsylvania, Inc., Nexstar Broadcasting of Joplin, Inc., Nexstar Broadcasting of Erie, Inc., KBTV Broadcasting Inc., KFDX Broadcasting Inc., Nexstar Broadcasting of Rochester, Inc., KTAB Broadcasting Inc., ERC Holdings, Inc., Nexstar Midwest Holdings, Inc., Nexstar Broadcasting of Champaign, Inc., Nexstar Broadcasting of Peoria, Inc., KMID Broadcasting Inc., KTAL Broadcasting Inc., Nexstar Alabama Holdings, Inc., Nexstar Arkansas Holdings, Inc. and Nexstar Finance Holdings II, L.L.C.
3.1	*	Form of Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc.
3.2	*	Form of Amended and Restated By-Laws of Nexstar Broadcasting Group, Inc.
4.1	*	Specimen Class A Common Stock Certificate
4.2	*	Form of Stockholders Agreement among Nexstar Broadcasting Group, Inc., ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P., Perry A. Sook and the other stockholders named therein.
5.1	**	Form of Opinion of Kirkland & Ellis
10.1		Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.2		Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.3		Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The Bank of New York, as successor to United States Trust Company of New York, dated as of March 16, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.4		Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.5		Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.6		First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Exhibit Index
10.7	Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.8	First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.9	Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Bank of America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.10	Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Financial Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.11	Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc. and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.12	Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.13	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C. and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.14	Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.15	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.16	Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index
10.17	Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.18	Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.19	Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.20**	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.

10.21	Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.22	Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.23*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between G. Robert Thompson and Nexstar Broadcasting Group, Inc.

10.24	Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.25	Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.26	Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.27*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Shirley Green and Nexstar Broadcasting Group, Inc.

10.28	Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.29	Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.30	Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index
10.31	Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G. Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.32	Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.33	Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II, L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.34	Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of Joplin, Inc., GOCOM Broadcasting of Joplin, L.L.C. and GOCOM of Joplin License Sub, L.L.C. (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.35	Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin License Sub, L.L.C. and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.36	Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License, Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.37**	Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America, N.A.

10.38**	Form of Limited Guaranty

10.39	[Intentionally omitted.]

10.40**	Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as Issuer, and BACI, as Purchaser, dated as of August 7, 2001

10.41*	Form of Nexstar Broadcasting Group, Inc. 2003 Long-Term Incentive Plan

10.42**	Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P.

10.43**	Shared Services Agreement, dated as of June 1, 1999, by and between Mission Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

10.44**	Agreement for the Sale of Commercial Time, dated as of June 1, 1999, by and between Mission Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

10.45**	Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting of Northeastern Pennsylvania, L.P.

10.46**	Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P. and Bastet Broadcasting, Inc.

10.47**	Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting Group, LLC.

10.48**	Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and NV Acquisition Co.

Exhibit No.	Exhibit Index
10.49**	Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisition Co.

10.50**	Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C.

10.51**	Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C.

10.52**	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc.

10.53	Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.53 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.54**	Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc., David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C. and Nexstar Broadcasting of Joplin, L.L.C.

10.55**	Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.

10.56	Asset Purchase Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.57	Local Marketing Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.58	Stock Purchase Agreement, dated as of December 30, 2002, by and among Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Little Rock, L.L.C., Nexstar Broadcasting of Dothan, L.L.C., Morris Network, Inc. United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc. (Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.59	Time Brokerage Agreement, dated as of December 30, 2002, by and between KARK-TV, Inc. and Nexstar Broadcasting of Little Rock, L.L.C. (Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.60	Time Brokerage Agreement, dated as of December 30, 2002, by and between Morris Network of Alabama, Inc. and Nexstar Broadcasting of Dothan, L.L.C. (Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.61	Second Amended and Restated Credit Agreement, dated as of February 13, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.	Exhibit Index

10.62	Amended and Restated Credit Agreement, dated as of February 13, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.63**	Shared Services Agreement, dated as of June 13, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of Abilene, L.L.C.

10.64**	Option Agreement, dated as of June 13, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of Abilene, L.L.C.

10.65	Shared Services Agreement, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.66	Agreement for the Sale of Commercial Time, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.67	Option Agreement, dated as of May 9, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.68**	Executive Employment Agreement, dated as of September 11, 2000, by and between Timothy Busch and Nexstar Broadcasting of Rochester, L.L.C.

10.69**	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Timothy Busch and Nexstar Broadcasting Group, Inc.

10.70**	Executive Employment Agreement, dated as of May 1, 2003, by and between Brian Jones and Nexstar Broadcasting Group, L.L.C.

10.71	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Mission Broadcasting, Inc. and The Bank of New York, dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.72	Registration Rights Agreement, by and among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.73*	Reorganization Agreement, dated as of September 12, 2003, between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC

10.74*	Addendum to Employment Agreement, dated as of May 20, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc.

10.75*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc.

10.76*	Addendum to Employment Agreement, dated as of May 12, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc.

10.77*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc.

Exhibit No.	Exhibit Index

10.78*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Brian Jones and Nexstar Broadcasting Group, Inc.

10.79**	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the other Parent Guarantors parties thereto, the several Banks parties thereto and Bank of America, N.A.

10.80**	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, and Mission Broadcasting, Inc., the several Banks parties thereto and Bank of America, N.A.

10.81**	Limited Consent, Waiver and Seventh Amendment to Credit Agreement, dated as of September 5, 2003, among Quorum Broadcasting Company, Inc., Quorum Broadcasting Company, LLC, VHR Broadcasting, Inc., Mission Broadcasting of Amarillo, Inc., Quorum Broadcast Holdings, LLC, Quorum Broadcast Holdings, Inc., the Lenders parties thereto and Bank of America, N.A.

12.1	Ratio of Combined Earnings to Fixed Charges and Preferred Dividends

21.1**	Subsidiaries of Nexstar Broadcasting Group, Inc.

23.1**	Consent of Kirkland & Ellis (included in Exhibit 5.1)

23.2	Consents of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

99.1**	Consent of Geoff Armstrong

99.2**	Consent of Michael Donovan

99.3**	Consent of I. Martin Pompadur

*	To be filed by amendment.
**	Previously filed.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

We hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of November, 2003.

NEXSTAR BROADCASTING GROUP, INC.

By:	/S/ PERRY A. SOOK

Perry A. Sook, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Perry A. Sook	President and Chief Executive Officer, Director (Principal Executive Officer)	November 7, 2003

* G. Robert Thompson	Chief Financial Officer (Principal Financial Officer)	November 7, 2003

* Shirley E. Green	Vice President—Finance and Secretary (Principal Accounting Officer)	November 7, 2003

* Blake Battaglia	Director	November 7, 2003

* Erik Brooks	Director	November 7, 2003

* Jay M. Grossman	Director	November 7, 2003

* Peggy Koenig	Director	November 7, 2003

* Royce Yudkoff	Director	November 7, 2003

* By power of attorney

By: /S/ PERRY A. SOOK Perry A. Sook Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement

2.1	*	Form of Agreement of Merger among Nexstar Broadcasting Group, L.L.C., Quorum Broadcast Holdings, Inc. and Quorum Broadcasting Company, LLC

2.2	*	Form of Agreement of Merger among Nexstar Broadcasting Group, Inc., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Northeastern Pennsylvania, Inc., Nexstar Broadcasting of Joplin, Inc., Nexstar Broadcasting of Erie, Inc., KBTV Broadcasting Inc., KFDX Broadcasting Inc., Nexstar Broadcasting of Rochester, Inc., KTAB Broadcasting Inc., ERC Holdings, Inc., Nexstar Midwest Holdings, Inc., Nexstar Broadcasting of Champaign, Inc., Nexstar Broadcasting of Peoria, Inc., KMID Broadcasting Inc., KTAL Broadcasting Inc., Nexstar Alabama Holdings, Inc., Nexstar Arkansas Holdings, Inc. and Nexstar Finance Holdings II, L.L.C.

3.1	*	Form of Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc.

3.2	*	Form of Amended and Restated By-Laws of Nexstar Broadcasting Group, Inc.

4.1	*	Specimen Class A Common Stock Certificate

4.2	*	Form of Stockholders Agreement among Nexstar Broadcasting Group, Inc., ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P., Perry A. Sook and the other stockholders named therein.

5.1	**	Form of Opinion of Kirkland & Ellis

10.1		Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.2		Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.3		Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The Bank of New York, as successor to United States Trust Company of New York, dated as of March 16, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.4		Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.5		Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.6		First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Description
10.7	Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.8	First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.9	Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Banc of America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.10	Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.11	Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc. and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.12	Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.13	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C. and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.14	Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.15	Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.16	Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.17	Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit No.		Description
10.18		Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.19		Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.20*	*	Addendum to Employment Agreement, dated as of August 25, 2003, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.

10.21		Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.22		Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.23*		Addendum to Employment Agreement, dated as of August 28, 2003, by and between G. Robert Thompson and Nexstar Broadcasting Group, Inc.

10.24		Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.25		Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.26		Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.27	*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Shirley Green and Nexstar Broadcasting Group, Inc.

10.28		Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.29		Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.30		Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.31		Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G. Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit No.	Description
10.32	Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.33	Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II, L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.34	Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of Joplin, Inc., GOCOM Broadcasting of Joplin, L.L.C. and GOCOM of Joplin License Sub, L.L.C. (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.35	Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin License Sub, L.L.C. and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.36	Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License, Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.37**	Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America, N.A.

10.38**	Form of Limited Guaranty

10.39	[Intentionally omitted.]

10.40**	Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as Issuer, and BACI, as Purchaser, dated as of August 7, 2001

10.41*	Form of Nexstar Broadcasting Group, Inc. 2003 Long-Term Incentive Plan

10.42**	Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David Smith and Nexstar Broadcasting of Wichita Falls, L.P.

10.43**	Shared Services Agreement, dated as of June 1, 1999, by and between Mission Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

10.44**	Agreement for the Sale of Commercial Time, dated as of June 1, 1999, by and between Mission Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

10.45**	Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting of Northeastern Pennsylvania, L.P.

10.46**	Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P. and Bastet Broadcasting, Inc.

10.47**	Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting Group, LLC.

10.48**	Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and NV Acquisition Co.

10.49**	Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisition Co.

10.50**	Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C.

Exhibit No.	Description
10.51**	Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and Nexstar Broadcasting of Joplin, L.L.C.

10.52**	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc.

10.53	Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.53 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.54**	Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc., David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C. and Nexstar Broadcasting of Joplin, L.L.C.

10.55**	Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.

10.56	Asset Purchase Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.57	Local Marketing Agreement, dated as of December 13, 2002, by and among LIN Television Corporation, TVL Broadcasting of Abilene, Inc., Abilene Broadcasting, L.L.C. and Mission Broadcasting, Inc. (Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.58	Stock Purchase Agreement, dated as of December 30, 2002, by and among Nexstar Broadcasting Group, L.L.C., Nexstar Broadcasting of Little Rock, L.L.C., Nexstar Broadcasting of Dothan, L.L.C., Morris Network, Inc. United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc. (Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.59	Time Brokerage Agreement, dated as of December 30, 2002, by and between KARK-TV, Inc. and Nexstar Broadcasting of Little Rock, L.L.C. (Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.60	Time Brokerage Agreement, dated as of December 30, 2002, by and between Morris Network of Alabama, Inc. and Nexstar Broadcasting of Dothan, L.L.C. (Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.61	Second Amended and Restated Credit Agreement, dated as of February 13, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.62	Amended and Restated Credit Agreement, dated as of February 13, 2003, among Mission Broadcasting, Inc., the several financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent,

Exhibit No.	Description
and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. (Incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

10.63**	Shared Services Agreement, dated as of June 13, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of Abilene, L.L.C.

10.64**	Option Agreement, dated as of June 13, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of Abilene, L.L.C.

10.65	Shared Services Agreement, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.66	Agreement for the Sale of Commercial Time, dated as of May 9, 2003, by and between Mission Broadcasting, Inc. and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.67	Option Agreement, dated as of May 9, 2003, among Mission Broadcasting, Inc., David Smith and Nexstar Broadcasting of the Midwest, Inc. (Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q (File No. 333-62916-02) filed by Mission Broadcasting, Inc.)

10.68**	Executive Employment Agreement, dated as of September 11, 2000, by and between Timothy Busch and Nexstar Broadcasting of Rochester, L.L.C.

10.69**	Addendum to Employment Agreement, dated as of August 14, 2002, by and between Timothy Busch and Nexstar Broadcasting Group, Inc.

10.70**	Executive Employment Agreement, dated as of May 1, 2003, by and between Brian Jones and Nexstar Broadcasting Group, L.L.C.

10.71	Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Mission Broadcasting, Inc. and The Bank of New York, dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.72	Registration Rights Agreement, by and among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated as of March 27, 2003. (Incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

10.73*	Reorganization Agreement, dated as of September 12, 2003, between Nexstar Broadcasting Group, L.L.C. and Quorum Broadcast Holdings, LLC

10.74*	Addendum to Employment Agreement, dated as of May 20, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc.

10.75*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Duane A. Lammers and Nexstar Broadcasting Group, Inc.

10.76*	Addendum to Employment Agreement, dated as of May 12, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc.

10.77*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Timothy C. Busch and Nexstar Broadcasting Group, Inc.

10.78*	Addendum to Employment Agreement, dated as of August 28, 2003, by and between Brian Jones and Nexstar Broadcasting Group, Inc.

Exhibit No.	Description

10.79**	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the other Parent Guarantors parties thereto, the several Banks parties thereto and Bank of America, N.A.

10.80**	Limited Consent and Limited Waiver to Credit Agreement, dated as of September 5, 2003, and Mission Broadcasting, Inc., the several Banks parties thereto and Bank of America, N.A.

10.81**	Limited Consent, Waiver and Seventh Amendment to Credit Agreement, dated as of September 5, 2003, among Quorum Broadcasting Company, Inc., Quorum Broadcasting Company, LLC, VHR Broadcasting, Inc., Mission Broadcasting of Amarillo, Inc., Quorum Broadcast Holdings, LLC, Quorum Broadcast Holdings, Inc., the Lenders parties thereto and Bank of America, N.A.

12.1	Ratio of Combined Earnings to Fixed Charges and Preferred Dividends

21.1**	Subsidiaries of Nexstar Broadcasting Group, Inc.

23.1**	Consent of Kirkland & Ellis (Included in Exhibit 5.1.)

23.2	Consents of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (Included on signature page.)

99.1**	Consent of Geoff Armstrong

99.2**	Consent of Michael Donovan

99.3**	Consent of I. Martin Pompadur

*	To be filed by amendment.
**	Previously filed.